As filed with the Securities and Exchange Commission on July 7, 2023.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Autozi Internet Technology (Global) Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block A, Building No. 16,

Yonyou Software Park, No. 68 Beiqing Road,

Haidian District, Beijing, China

(86) 13810709967

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yang Ge, Esq. DLA Piper UK LLP 20th Floor, South Tower, Kerry Center No.1 Guanghua Road, Chaoyang District Beijing, China 100020 Tel: 86-10-8520-0616	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 630 Vienna, VA 22182 Tel: 703-919-7285

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated             , 2023

Autozi Internet Technology (Global) Ltd.

             Class A Ordinary Shares

This is an initial public offering of              Class A ordinary shares, par value US$0.0001 per share, by Autozi Internet Technology (Global) Ltd. We currently anticipate the initial public offering price of our Class A ordinary shares to be between US$              and US$              per Class A ordinary share.

Prior to the offering, there is only one class of ordinary shares issued and outstanding. Upon the completion of this offering, we will have a dual-class structure and our issued share capital will consist of Class A ordinary shares and Class B ordinary shares. Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our Class A ordinary shares on the Nasdaq Global Market under the symbol “AZI.” This offering is contingent upon the listing of our Class A ordinary shares on the Nasdaq Global Market. At this time, the Nasdaq Global Market has not yet approved our application to list our Class A ordinary shares. We cannot assure you that our application will be approved; however, if it is not approved, this offering would not be completed.

Upon the completion of this offering, our issued and outstanding share capital will consist of             Class A ordinary shares and             Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one (1) vote on all matters subject to a vote at general meetings of our Company, and each Class B ordinary share shall be entitled to twenty (20) votes on all matters subject to a vote at general meetings of our Company. Each Class B ordinary share shall be convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. For more detailed description of risks related to the dual-class structure, please see “Risk Factors—Risks Relating to Our Class A Ordinary Shares and This Offering—The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.”

Additionally, upon the completion of this offering, we will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market, because our founder and chief executive officer, Dr. Houqi Zhang, will beneficially own all of our then-issued and outstanding Class B ordinary shares and will be able to exercise approximately         % of the total voting power of our issued and outstanding Class B ordinary shares immediately after the consummation of this offering, assuming the underwriters do not exercise its option to purchase additional Class A ordinary shares. Dr. Houqi Zhang will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. We do not currently plan to utilize the exemptions from certain corporate governance rules available for controlled companies after we complete this offering. For further information, see “Principal Shareholders.” For more detailed description of risks related to being a “controlled company,” see “Risk Factors—Risks Relating to Our Business and Industry—We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.”

We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws, and, as such are eligible for certain reduced public company reporting requirements for this prospectus and future filings. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company” and “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

We are not a Chinese operating company but a Cayman Islands holding company with operations conducted by our subsidiaries based in China. Investors in our securities are purchasing equity interest in Autozi Internet Technology (Global) Ltd., a holding company incorporated in the Cayman Islands with business operations in China and therefore, investors may never hold equity interests in our Chinese operating entities. The “Company” or “our Company” refers to Autozi Internet Technology (Global) Ltd., a Cayman Islands exempted company. “We,” “us,” and “our” refer to Autozi Internet Technology (Global) Ltd. and its subsidiaries. We currently conduct our business through Autozi Internet Technology Co., Ltd., an indirect substantially owned subsidiary of the Company, and five first-level operating subsidiaries owned by Autozi Internet Technology Co., Ltd. All of these six operating subsidiaries are established under the laws of the PRC. This operating structure may involve unique risks to investors. Under relevant PRC laws and regulations, foreign investors are permitted to own 100% of the equity interests in a PRC-incorporated company engaged in the business of automotive services. However, the PRC government may implement changes to the existing laws and regulations in the future, which may result in the prohibition or restriction of foreign investors from owning equity interests in our PRC operating subsidiaries. There are significant legal and operational risks associated with being based in or having the majority of operations in China. Any of such risks and uncertainties could result in material changes in our operations and/or the value of our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government has significant authority to exert influence on the ability of a company with operations in China to conduct business. The PRC government has initiated a series of regulatory actions and has made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement and data privacy protection. As of the date of this prospectus, we do not believe that we are subject to: (i) the cybersecurity review with the Cyberspace Administration of China, or CAC, as our products and services are not offered to individual users but to our institutional customers, we do not possess a large amount of personal information in our business operations, and our business does not involve the collection of data that affects or may affect national security, implicates cybersecurity, or involves any type of restricted industry; or (ii) merger control review by China’s anti-monopoly enforcement agency due to the fact that we do not engage in monopolistic behaviors that are subject to these statements or regulatory actions. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, and, if any, the potential impact such modified or new laws and regulations will have on our daily business operation, ability to accept foreign investments and listing of our securities on a U.S. or other foreign exchange. In order to obtain clear instructions from the authority, we are actively communicating with CAC to confirm the conclusion that we are not required to apply for cybersecurity review. As of the date of this prospectus, except for the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) newly promulgated by the China Securities Regulatory Commission, or the CSRC, which became effective on March 31, 2023, no other relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC, or any other PRC governmental authorities for our overseas listing plan, nor have we received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. As of the date of the prospectus, we have been in the process of filing with the CSRC in connection with this offering and our listing on the Nasdaq Global Market. In addition, changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or U.S. regulations may materially and adversely affect our business, financial condition and results of operations. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, and could cause the value of our securities to significantly decline or become worthless. For more details, see “Risk Factors—Risks Relating to Doing Business in China” from pages 54 to 78 of this prospectus.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For additional information, see “Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless” on page 56 of this prospectus.

As of the date of this prospectus, we have one subsidiary in Hong Kong, Autozi Internet Technology (HK) Limited. Hong Kong is currently a separate jurisdiction from mainland China. The Basic Law of the Hong Kong Special Administrative Region, or the Basic Law, is a national law of the PRC and the constitutional document for Hong Kong, national laws and regulations of the PRC shall not apply to Hong Kong except for those listed in Annex III of the Basic Law, which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong. As such, the legal and operational risks associated with our operations in the PRC apply to its operations in Hong Kong only to the extent applicable. We believe, without reliance on the opinion of Hong Kong legal counsel, that any regulatory actions related to data security or anti-monopoly concerns in Hong Kong may have very minimal impact or, if not none, on the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or foreign exchange because we currently do not and do not plan to have any substantive operations, including any data-related operations, in Hong Kong and Autozi Internet Technology (HK) Limited, our only subsidiary in Hong Kong, currently has no substantive operations and is expected to have the sole function of transferring funds within the corporate group in the future without playing any other roles in Hong Kong.

Furthermore, on May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the HFCA Act, requiring a foreign company to certify it is not owned or controlled by a foreign government if the Public Company Accounting Oversight Board (United States), or the PCAOB, is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. On March 28, 2021, the SEC issued interim measures implementing the HFCA Act which became effective on May 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing the submission and disclosure requirements outlined in the HFCA Act, which went into effect on January 10, 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or Accelerating HFCA Act, which, if passed by the U.S. House of Representatives and signed into law, would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three to two, thus reducing the time period before their securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC authorities in those jurisdictions. In August 2022, the PCAOB, the CSRC, and the Ministry of Finance of the PRC signed a Statement of Protocol (the “Statement of Protocol”), which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act, if needed. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and came into effect on March 31, 2023. Given that the Statement of Protocol and the Provisions have just been issued and that official guidance and related implementation rules of the Provisions have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. On December 29, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’ securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, Marcum Asia CPAs LLP, which is based in New York, is currently subject to inspection by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. However, our auditor’s China affiliate is located in, and organized under the laws of the PRC. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction. If the PCAOB is unable to inspect and investigate completely registered public accounting firms located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely in 2023 and beyond, or if we otherwise fail to meet the PCAOB’s requirements, our Class A ordinary shares will be delisted from the Nasdaq Stock Market, and our Class A ordinary shares will not be permitted for trading over the counter in the United States under the HFCA Act and related regulations. Should our Class A ordinary shares become not listed or tradeable in the United States, the value of the Class A ordinary shares could be materially affected. See “Risk Factors—Risks Relating to Doing Business in China” from pages 54 to 78 of this prospectus for a detailed discussion.

Autozi Internet Technology (Global) Ltd. holds all of the equity interests in its PRC subsidiaries through subsidiaries incorporated in BVI and Hong Kong. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure. Within our direct equity ownership structure, funds from foreign investors can be directly transferred to our PRC subsidiaries by way of capital injection or in the form of a shareholder loan from Autozi Internet Technology (Global) Ltd. following this offering. To transfer cash from our Hong Kong subsidiary to our PRC operating subsidiaries, our Hong Kong subsidiary may make capital injection to directly increase its registered capital in the PRC operating subsidiaries in which it holds equity interests, which requires a registration with the local administration for market regulation, a report with the local commerce department (which can be submitted along with the registration with administration for market regulation), and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. Our Hong Kong subsidiary may also provide a shareholder loan to our PRC operating subsidiaries, which requires a foreign loan registration with the SAFE or its local bureau. Aside from the aforesaid reports, filings or registrations to the relevant authorities, there is no other restriction or limitations on such cash transfer from our Hong Kong subsidiary to our PRC operating subsidiaries. If the Company plans to distribute dividends to its shareholders, our PRC operating subsidiaries will transfer the funds to the Company through our subsidiaries incorporated in Hong Kong, and the Company will then distribute dividends to all shareholders in proportion to the shares they hold, regardless of the citizenship or domicile of the shareholders. As entities incorporated in China, our PRC operating subsidiaries are subject to PRC regulations relating to foreign exchange, which may subject PRC resident beneficial owners of our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to the Company, or may otherwise adversely affect us. Current PRC regulations permit a PRC subsidiary to pay dividends to its offshore parent only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a PRC subsidiary is required to set aside at least 10% of its accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. A PRC subsidiary may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if a PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to its offshore parent. Any limitation on the ability of a PRC subsidiary to distribute dividends or to make payments to its offshore parent may restrict our Company’s ability to satisfy our or its liquidity requirements. In addition, to the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of our holding company, or our PRC subsidiaries by the PRC government to transfer cash or assets. As of the date of this prospectus, (1) no cash transfers have occurred between our holding company and its subsidiaries, (2) none of our subsidiaries have made any dividend payment or distribution to the holding company and; (3) neither the Company nor any of its subsidiaries has made any dividends or distributions to the investors. See “Corporate History and Structure” and “Note 22 Condensed company financial statements” of our combined financial statements included in this prospectus for additional details. We and our subsidiaries maintain cash management policies that dictate the purpose, amount, appropriate internal control procedures on the handling, depositing, receiving, transferring, safeguarding, and documentation and recording of cash transfers. Such policies are internal written policies established and adopted by our financial department, following the instructions of our management. Subject to the amounts of cash transfer and the nature of the use of funds, requisite internal approval shall be obtained prior to each cash transfer. Specifically, all transactions require the approval of the financial manager. When the transaction amount is relatively large, the Chief Financial Officer and Chief Executive Officer are required to conduct regular review and approval. See “Prospectus Summary—Holding Company Structure,” “Prospectus Summary—Summary of Risk Factors—Risks Relating to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business,” and “Risk Factors—Risks Relating to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.”

See “Risk Factors” beginning on page 24 to read about factors you should consider before buying our Class A ordinary shares.

	Per Class A Ordinary Shares	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)(2)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	For a description of compensation payable to the underwriters, see “Underwriting.”
(2)

Represents underwriting discounts up to              percent (            %) (or $              per Class A ordinary share), of gross proceeds of this offering. Does not include a non-accountable expense allowance. See “Underwriting” for all compensation to be paid to the underwriters.

The underwriters have a 45-day option to purchase up to an additional              Class A ordinary shares from us at the initial public offering price less the underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A ordinary shares against payment in U.S. dollars in New York, NY on                    , 2023.

US Tiger Securities, Inc.

The date of this prospectus is                     , 2023

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Class A ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A ordinary shares.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A ordinary shares and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until                     , 2023 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary shares discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our Class A ordinary shares. In addition, this prospectus contains information from a report prepared by Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., or Frost & Sullivan, a third-party market research firm. Frost & Sullivan was commissioned by us to provide information on the lifecycle automotive service industry in China.

OUR MISSION

Our mission is to build a nationwide multi-brand service, or MBS, network enabled by an end-to-end, or E2E, automotive supply chain cloud platform equipped with software-as-a-service, or SaaS, management system, and to become the largest new energy vehicle aftermarket service platform for delivering lifecycle automotive services in China.

OVERVIEW

We are one of the leading and fast-growing lifecycle automotive service providers in China. In 2021, we ranked first in terms of the growth rate of revenues among all the lifecycle automotive service providers in China, according to the Frost & Sullivan report. Founded in 2010, we provide high-quality, affordable, and professional one-stop automotive products and services through online and offline channels countrywide. Leveraging our online supply chain cloud platform, SaaS platforms, and the network of MBS stores, we have established an ecosystem of lifecycle automotive services by connecting automotive manufacturers, auto parts manufactures, and insurance companies with MBS stores and various automotive owners. Therefore, we have built an automotive supply and service chain cloud platform utilizing a suppliers-to-business-to-customers, or S2B2C, business model, with automotive manufacturers, auto parts manufactures, and insurance companies acting as the “suppliers,” MBS stores acting as the “business,” automotive owners acting as the “customers,” and us taking the role of “to” to link the industry players and provide the supply and service chain operation services to realize the process synchronization and optimization among the various transaction entities along with the automotive supply and service chain, from merchandise sourcing, ordering and payment, inventory control, and logistics and fulfilment management, to service rendering.

We have significant in-house technology innovation capabilities in the lifecycle automotive service industry in China. Our business model aims at automotive supply chain consolidation and cost savings, process synchronization, digitalization, optimization, and efficiency improvement, as well as the improvement of customer satisfaction of automotive services. The achievement of our objectives is based on the supply and service chain cloud platform which not only requires the technical development including coding outsourcing, but also relies on the test of real business operation and continuous iterative refinement. Through our robust research and development efforts, we have successfully developed an intellectual property portfolio that differentiates us from our competitors. Our self-developed and proprietary online SaaS platforms serve the functions of store management, supply chain management, insurance management, and car sales. Every supply chain within our cloud platform shares the unified master database library, or MDL, and every participant along with a supply chain can register its relative identity information vie web portal or mobile portal.

Our continuously expanding network of independent MBS stores fulfils the lifecycle automotive service needs of passenger vehicle owners in China. Most of the MBS stores carry our brand name, “Autozi,” which has a strong brand awareness in the markets we serve. We digitalize sporadic automotive purchase and service demands for different brands of cars into the MBS store network and address diverse product and service needs of customers in one stop. Since our MBS stores mostly locate in the third- and fourth-tier cities as well as counties and townships in China, we are able to penetrate the vast grassroots market in China. As of March 31, 2023, we had an aggregate of 252 MBS stores, covering five provinces and 17 cities in China. The total number of our MBS stores increased by 147.1% to an aggregate of 252 MBS stores as of March 31, 2023, compared with 102 MBS stores as of March 31, 2022.

We have achieved rapid growth since the upgrades of our business model in 2018. Our revenues increased by 79.0% from US$67.2 million in the fiscal year ended September 30, 2021 to US$120.3 million in the fiscal year ended September 30, 2022. However, our revenues amounted to US$55.9 million and US$44.0 million for the six months ended March 31, 2022 and 2023, respectively, due to the effect of COVID-19 pandemic. In December 2022, the Chinese government announced the overall cancellation of risk control measures of COVID-19 pandemic including quarantines, travel restrictions, and the temporary closure of stores and facilities in China. During the one month prior to the removal of control measures, COVID-19 outbroke and spread severely in many regions of China, as a result, a majority of our employees were required to be home-quarantined and some of our offices were temporarily closed for certain periods. After the removal of control measures of COVID-19 since December 2022, almost all of our staffs gradually got infected with the COVID-19 and suspended their work for several days or weeks. As a result, our business operation and financial results were adversely affected by the COVID-19 for the six months ended March 31, 2023. However, we have experienced an increase in our revenues during the second and third quarter of the fiscal year ended September 30, 2023 compared to the same period in the fiscal year ended September 30, 2022 and we expect such increase to continue. Our business performance and financial results for the fiscal year ended September 30, 2023 are expected to match or even exceed that of the fiscal year ended September 30, 2022. For the fiscal year ended September 30, 2022, our new car sales accounted for 60.6% of our total revenues, our auto parts and auto accessories sales accounted for 32.4% of our total revenues, and our automotive insurance related services accounted for 7.0% of our revenues. For the six months ended March 31, 2023, our new car sales, auto parts and auto accessories sales and automotive insurance related services accounted for 59.2%, 37.0% and 3.8% of our total revenues, respectively. However, we incurred net losses of US$3.0 million and US$2.9 million for the six months ended March 31, 2022 and 2023, respectively. For the six months ended March 31, 2022 and 2023, we incurred negative operating cashflows of US$2.6 million and US$1.6 million, respectively, with negative working capital of US$16.6 million and accumulated deficits of US$169.4 million as of March 31, 2023. The COVID-19 pandemic adversely affected our business as it caused temporary closures of stores in our network and our offices as well as reduced customers’ travel and the demand for automotive sales and services.

In light of the foregoing circumstances, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that our unaudited condensed consolidated financial statements for the six months ended March 31, 2023 were issued. To meet the cash requirements for the next 12 months from the issuance date of this report, we estimate a financing requirement of US$15.6 million. Besides, we are also undertaking a combination of the following remediation plans: (i) we have been actively seeking more equity investments. For example, on March 23, 2023, we entered into a financing agreement with two investors for a total consideration of US$4.4 million (RMB30.0 million) and we have collected all of it by the end of April 2023; (ii) we have been continuously negotiating the extension of liabilities including bank loans, convertible bonds and corresponding interests payable, as well as the conversion of mezzanine equity to permanent equity; (iii) we are focusing on the improvement of operational efficiency. For details, please also see “Risk Factors—Risks Relating to Our Business and Industry—Our business has been and may continue to be adversely affected by the COVID-19 pandemic” and “Risk Factors—Risks Relating to Our Business and Industry—We have not been profitable and have incurred negative cash flows in operating activities, both of which may continue in the future.”

Our business segments include (i) new car sales, (ii) auto parts and auto accessories sales, and (iii) automotive insurance related services.

New Car Sales

We conduct our new car sales business primarily through our cooperating stores and we cooperate with the stores that are dedicated to well-recognized and reliable brands. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the new car sales business were US$13.4 million and US$73.0 million, respectively, representing an increase of 443.7%. Our revenues from new car sales slightly decreased from US$26.2 million for the six months ended March 31, 2022 to US$26.0 million for the six months ended March 31, 2023. For the fiscal years ended September 30, 2021 and 2022, we sold approximately 165 and 829 new cars, respectively, representing an increase of 402.4%. For the six months ended March 31, 2022 and 2023, we sold approximately 263 and 286 new cars, respectively, representing an increase of 8.7%.

Our new car sales business includes parallel import car sales and NEV sales. Parallel import car sales contributed 19.9% and 58.8% of our total revenues during the fiscal years ended September 30, 2021 and 2022, respectively. Parallel import car sales contributed 46.7% and 57.2% of our total revenues for the six months ended March 31, 2022 and 2023. NEV sales contributed 0.1% and 1.8% of our total revenues during the fiscal years ended September 30, 2021 and 2022, respectively. NEV sales contributed 0.2% and 2.0% of our total revenues for the six months ended March 31, 2022 and 2023.

Parallel Import Car Sales

In general, the automotive manufacturers usually do not supply new cars and original equipment supplier, or OES, parts, to stores outside their authorized store network. Therefore, leveraging the parallel import car sales as a breakthrough, we reinforce our efforts in incubating and establishing platforms for our car sales and service supply chain as well as forging our cooperation with OESs to develop differentiated and customized business models in line with our strategic goals. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the parallel import car sales business were US$13.4 million and US$70.8 million, respectively, representing an increase of 428.9%. For the six months ended March 31, 2022 and 2023, our revenues generated by the parallel import car sales business were US$26.1 million and US$25.2 million, respectively.

NEV Sales

For NEV sales, we receive orders from customers through online marketing and promotion in our MBS stores, deliver NEVs from the nearest MBS store, complete the sale and settle the service fees with the MBS stores. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the NEV sales business were US$0.04 million and US$2.2 million, respectively, representing an increase of 6,111.4%. For the six months ended March 31, 2022 and 2023, our revenues generated by the NEV sales business were US$0.1 million and US$0.9 million, respectively, representing an increase of 538.1%.

Auto Parts and Auto Accessories Sales

We conduct our auto parts and auto accessories sales business primarily to our auto part dealers and gradually upgrade to directly connect to local MBS stores, which is complementary to our new car sales business. We source most of our auto parts and auto accessories based on several factors, including but not limited to, product popularity, sales volume and customer satisfaction of product quality. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the auto parts and auto accessories sales business were US$46.1 million and US$39.0 million, respectively, representing a decrease of 15.4%. For the six months ended March 31, 2022 and 2023, our revenues generated by the auto parts and auto accessories sales were US$24.9 million and US$16.2 million, respectively.

Automotive Insurance Related Services

Our automotive insurance related services include value-added maintenance services, claim and repair services and insurance intermediation services. The development of internet technology and the pursuit of efficiency by insurance companies and car owners have accelerated the market trend of disintermediation of automotive insurance sales. Capitalizing on our brand strength and expertise, we collaborate closely with insurance companies as concurrent business insurance value-added service providers to enhance operational efficiency and better meet car owners’ evolving needs. Insurance companies now tend to offer car owners complimentary maintenance services when selling automotive insurances, where we help insurance companies deliver the granted maintenance services. In addition, when car owners encounter car accidents, we will provide a comprehensive portfolio of services, including but not limited to, road rescue services, automotive damage assessment services, and claim and repair services for insurance companies. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the automotive insurance related services business were US$7.7 million and US$8.4 million, respectively, representing an increase of 8.9%. For the six months ended March 31, 2022 and 2023, our revenues generated by the automotive insurance related services business were US$4.7 million and US$1.7 million, respectively.

Value-added Maintenance Services

Our value-added maintenance services cover a wide range of services including automotive cleaning, automotive air conditioner cleaning, minor maintenance, automotive inspection, and scratch repair. When selling automotive insurances, the insurance companies that we collaborate with will offer car owners with coupons to later enjoy complementary value-added maintenance services, where we help deliver automotive value-added maintenance services in collaboration with our MBS stores. For the fiscal years ended September 30, 2021 and 2022, our revenues generated from value-added maintenance services were US$3.3 million and US$6.2 million, respectively, representing an increase of 87.4%. For the six months ended March 31, 2022 and 2023, our revenues generated by the value-added maintenance services were US$3.3 million and US$1.3 million, respectively.

Claim and Repair Services

Our claim and repair services primarily consist of road rescue services, automotive damage assessment services, automotive repair services, and claim settlement services. We work with leading insurance companies in China to promote and distribute automotive insurance products by insurance companies primarily through our insurance service team and our MBS store network.

Our revenues generated from our insurance intermediation services primarily include the fees we receive from insurance companies for collecting insurance premiums, coordinating repair claims and providing other services. For the fiscal years ended September 30, 2021 and 2022, our revenues generated from claim and repair services were US$4.3 million and US$2.1 million, respectively, representing a decrease of 50.8%. For the six months ended March 31, 2022 and 2023, our revenues generated from claim and repair services were US$1.4 million and US$0.4 million, respectively.

Insurance Intermediation Services

We provide insurance intermediation services for insurance companies in China to promote and handle automotive insurance, including but not limited to, compulsory third-party liability vehicle insurance and passenger vehicle insurance. For the fiscal years ended September 30, 2021 and 2022, our revenues generated from the insurance intermediation services were US$0.03 million and US$0.01 million, respectively, representing a decrease of 69.2%. For the six months ended March 31, 2022 and 2023, our revenues generated from the insurance intermediation services were US$5,000 and US$1,000, respectively.

OUR STRENGTHS

We believe the following strengths have contributed to our success and differentiate us from others:

•	Leading and well-established lifecycle automotive service provider;

•	An ecosystem of expansive product and service offerings that drives flywheel effects;

•	Scalable MBS store network with broad coverage and digitalized industry solutions;

•	Strong supply chain management capabilities and relationships with key automobile manufacturers;

•	Trusted brand with superior customer service and great customer loyalty; and

•	Visionary and experienced management team with strong commitment and track record.

OUR STRATEGIES

We intend to further grow our business by pursuing the following strategies:

•	Expand the size and coverage of our MBS store network;

•	Strengthen our supply chain management capabilities and expand our cooperation with manufacturers;

•	Expand service offerings to achieve sustainable growth;

•	Build cooperation with more new energy vehicle manufacturers; and

•	Enhance our research and development capabilities.

RECENT REGULATORY DEVELOPMENTS

Cybersecurity Review

On December 28, 2021, the CAC and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The Cybersecurity Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services, or data processing activities of such company affect or may affect national security. As of the date of this prospectus, based on the facts that (i) we possess personal information of less than one million users in the PRC, and do not qualify as a critical information infrastructure operator or possess any core data or important data of the PRC or any information, which affects or may affect national security of the PRC; and (ii) we have not been informed by any governmental authority of mainland China of any requirement to file for a cybersecurity review, we believe that, as advised by our PRC legal counsel, Han Kun Law Offices, neither us nor any of our PRC subsidiaries is subject to the cybersecurity review with respect to the offering of our securities or the business operations of our PRC subsidiaries.

CSRC Filing Requirements for Overseas Listing

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offering and listing which meet certain conditions, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing.

As of the date of this prospectus, based on the facts that (i) the total assets, net assets, revenues and profits of our PRC operating entities accounts for more than 50% of our corresponding figures in the most recent accounting year; (ii) our major operational activities are carried out in China, we believe that, as advised by our PRC legal counsel, Han Kun Law Offices, we will be required to file with the CSRC in accordance with the Trial Measures with respect to the offering and must complete the filing before the completion of our overseas offering and listing. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. However, as the Trial Measures was newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect this offering and future financing. Our offering will be contingent upon the completion of the filing procedures, and we are actively preparing our filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China jointly revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of the prospectus, we have been in the process of filing with the CSRC in connection with this offering and our listing on the Nasdaq Global Market.

Any failure or perceived failure by the Company or PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Permissions and Approvals for our Business Operation and Securities Offering

As of the date of this prospectus, as advised by our PRC counsel, Han Kun Law Offices, we believe we have obtained all permissions and approvals which we are required to obtain from PRC authorities to operate our business and to offer the securities being registered to foreign investors, namely the PRC business licenses maintained by our PRC subsidiaries, except that, as disclosed in this prospectus, we did not obtain (i) certain fire safety filling for some of our warehouses and offices, (ii) the information filing for our new car sales operation in the national automotive circulation information management system, and (iii) the filing with the CSRC in accordance with the Trial Measures with respect to the offering. There also remain some uncertainties regarding whether we are required to obtain (i) the insurance agency business permits, (ii) those approval or license related to our loan facilitation services and factoring services, and (iii) VATS license. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection by any governmental authorities of any requirement to obtain necessary permissions and approvals for our business operation and securities offering, nor have we been denied of any permissions or approvals. For additional information, see “Risk Factors—Risks Relating to Our Business and Industry—Failure to comply with the fire safety filing requirements for some of our warehouses and offices may subject us to administrative penalties, which could cause our operations and financial conditions to be materially adversely affected.”, “Risk Factors—Risks Relating To Doing Business In China—Our PRC subsidiaries conducting new car sales business may be subject to administrative penalties for failure to file with the competent authorities in a timely manner.”, “Risk Factors—Risks Relating to Our Business and Industry—Failure to obtain insurance agency business permits for our insurance intermediation services may affect our ability to conduct our business, which could cause our operations and financial conditions to be materially adversely affected.”, “Risk Factors—Risks Relating to Our Business and Industry—Quantum Factoring and Quantum Data may be subject to administrative penalties or may be required to obtain approval or license for our loan facilitation services and factoring services.”, “Risk Factors—Risks Relating to Our Business and Industry—If we fail to obtain VATS license for the operation of our online supply chain cloud management systems and SaaS systems in the future, our business, financial condition and results of operations may be adversely affected” and “Risk Factors—Risks Relating to Our Business and Industry—The approval of and the filing with the CSRC will be required in connection with our offshore offerings under PRC laws and our offering will be contingent upon the completion of such filing procedures. If we fail to comply with such filing requirements, our ability to offer securities to investors to become significantly limited or completely hindered, and the securities being offered to substantially decline in value and become worthless.”

However, if we do not receive, complete or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, we may be subject to (i) investigations by competent regulatory authorities, (ii) fines or penalties, (iii) orders to suspend our operations and to rectify any non-compliance, or (iv) prohibitions from engaging in relevant businesses and even securities offerings.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History and Structure

On June 2, 2010, we established Autozi Internet Technology Co., Ltd. under the laws of the PRC and commenced our commercial operations. On July 15, 2021, we incorporated Autozi Internet Technology (Global) Ltd. under the laws of the Cayman Islands as our offshore holding company to facilitate offshore financing. On November 15, 2021, we established Autozi Internet Technology (BVI) Ltd., our wholly owned BVI subsidiary and on June 17, 2022, we established Autozi Internet Technology (HK) Limited, our wholly owned Hong Kong subsidiary. On December 30, 2022, we established Autozi Investment Management (Anhui) Limited, our wholly owned subsidiary in the PRC. On January 5, 2023, Autozi Investment Management (Anhui) Limited acquired 95% of the equity interests of Autozi Internet Technology Co., Ltd. through the subscription of increased registered capital issued by Autozi Internet Technology Co., Ltd. and indirectly holds the equity interests of its PRC subsidiaries. Autozi Internet Technology (Global) Ltd. holds the equity interests in its PRC subsidiaries through the direct equity ownership of the subsidiaries incorporated in BVI and Hong Kong. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure. From July 2021 to January 2023, we underwent a series of corporate reorganizations in anticipation of our initial public offering.

As part of the Company’s reorganization for the purpose of this Offering and listing on Nasdaq, on December 22, 2022, the Company and Qichuang Development Co., Ltd, Qizhi Investment Management Limited, Huachuang (Fujian) Equity Investment Enterprise (Limited Partnership), JiuZhou JY Investment Limited, Regent Capital Asia Ltd., Beijing Yonyou Innovation Investment Center (Limited Partnership), Changsha Qixin Zhongyin Enterprise Consulting Management Center (Limited Partnership), BJGSDX Ltd, BJGLXY Ltd, BJGRGQ Ltd, TTGH Capital Limited., Anrong Investment management Limited, BJGYXC Ltd, Zoyone Limited, Ningbo Meishan Free Trade Port Zone Ignite II Equity Investment Partnership (Limited Partnership), Wuhu Jinghu Zhenye Investment Fund Co. Ltd., Wuhu Venture Capital Fund Co. Ltd., (the “Warrant Holders”, and each, a “Warrant Holder”) entered into certain warrant agreements to purchase Class A Ordinary Shares of the Company (the “Warrants”), respectively. Each Warrant entitles each Warrant Holder to purchase a certain amount of Class A Ordinary Shares from the Company, if the following conditions are met: the Warrant Holder shall (i) have completed and obtained all consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority in PRC as required in connection with the investment of the Warrant Holder (as the case may be) into the Company, including without limitation, the approvals from, and filings and registrations with competent branches of SAFE office, NDRC and MOFCOM as well as other PRC governmental agencies that have competent authorities over outbound direct investment by PRC entities (the “ODI Approvals”) and (ii) have provided to the Company evidences of all such consents, approvals, authorizations, registration forms and other documentations reasonably satisfactory to the Company prior to the exercise of the Warrants by the Warrant Holder. As of June 30, 2023, all of the Warrant Holders have exercised the Warrants and received a total of 541,724 ordinary shares.

The following diagram illustrates our corporate structure and identifies our significant subsidiaries as of the date of this prospectus.

Note:	the English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.
(1)	Dr. Houqi Zhang, six natural persons and 24 entities hold 5% shareholding of Autozi Internet Technology Co., Ltd..
(2)	Beijing Autozi Chifu Management and Consulting Center (Limited Partner) holds 20% shareholding of Autozi Chifu Auto Services (Beijing) Co., Ltd..
(3)

Wuhan Dianliang Venture Capital Fund Partnership (Limited Partner) and Chengdu Dianliang Shuguang Venture Capital Fund Partnership (Limited Partner) hold 5% and 4% shareholding of Quantum Data Technology (Beijing) Co., Ltd., respectively.

(4)	Liming Zhao and Zhengzhou Shunyi Chefu Information Technology Partnership (Limited Partner) holds 44% and 5% shareholding of Baicheng Auto Services (Henan) Co., Ltd., respectively.

Holding Company Structure

The Company is our holding company and has no material operations of its own. We conduct our operations through our operating subsidiaries in China. As a result, the Company’s ability to pay dividends depends largely upon dividends paid by our subsidiaries including our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

None of our PRC subsidiaries has issued any dividends or distributions to respective holding companies or any investors as of the date of this prospectus. Our PRC subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. Historically, Autozi Internet Technology Co., Ltd. had also received equity financing from its shareholders to fund business operations of our PRC subsidiaries. As of the date of this prospectus, we did not have any cash transfers, dividends, or distributions between us, and our subsidiaries, or to investors. See “Note 22 Condensed company financial statements” of our combined financial statements included in this prospectus for additional details. In the future, cash proceeds raised from overseas financing activities, including this offering, may be, and are intended to be, transferred by us through our wholly owned Hong Kong subsidiary to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be. To transfer cash from our Hong Kong subsidiary to our PRC subsidiaries, our Hong Kong subsidiary may make capital injection to directly increase its registered capital in the PRC subsidiaries in which it holds equity interests, which requires a registration with the local administration for market regulation, a report with the local commerce department (which can be submitted along with the registration with administration for market regulation), and registration with a local bank authorized by the SAFE. Our Hong Kong subsidiary may also provide a shareholder loan to our PRC subsidiaries, which requires a foreign loan registration with the SAFE or its local bureau. Aside from the aforesaid reports, filings or registrations to the relevant authorities, there is no other restriction or limitations on such cash transfer from our Hong Kong subsidiary to our PRC subsidiaries. Subsidiaries in China that receives such cash proceeds then will transfer funds to its subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC rules that limit transfer of funds from overseas to our PRC subsidiaries, see “Use of Proceeds” and “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The structure of cash flows within our organization, and the applicable regulations, are as follows. After foreign investors’ funds enter Autozi Internet Technology (Global) Ltd., our holding company, at the close of this offering, subject to the cash demand of our PRC and Hong Kong subsidiary, the funds can be transferred to our wholly owned Hong Kong subsidiary, which will further distribute the funds to our PRC subsidiaries. If we intend to distribute dividends, PRC subsidiaries will transfer the dividends to our Hong Kong subsidiary in accordance with the laws and regulations of the PRC, and then our Hong Kong subsidiary will transfer the dividends all the way up to Autozi Internet Technology (Global) Ltd., and the dividends will be distributed from Autozi Internet Technology (Global) Ltd. to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds within our corporate group under our direct holding structure must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Use of Proceeds” and “Risk Factors—Risks Relating to Conducting Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The following illustrative table shows the funds flow within our direct equity ownership structure.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its controls and our PRC subsidiaries’ dividends and other distributions may be subject to strengthened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Additionally, to the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of our holding company, or our PRC subsidiaries by the PRC government to transfer cash or assets. However, as long as we are compliant with the procedures for approvals and filings from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not currently impose limitations on the amount of funds that we can transfer out of China. We and our subsidiaries maintain cash management policies that dictate the purpose, amount, appropriate internal control procedures on the handling, depositing, receiving, transferring, safeguarding, and documentation and recording of cash transfers. Such policies are internal written policies established and adopted by our financial department, following the instructions of our management. Subject to the amounts of cash transfer and the nature of the use of funds, requisite internal approval shall be obtained prior to each cash transfer. Specifically, all transactions require the approval of the financial manager. When the transaction amount is relatively large, the Chief Financial Officer and Chief Executive Officer are required to conduct regular review and approval. See “Regulations—Regulations Relating to Foreign Exchange” for details of such procedures.

We estimate that the net proceeds to us from this offering will be approximately US$                  million (after deducting underwriting discounts and commissions and estimated offering expenses payable by us), of which approximately US$                  million will be transferred to our PRC subsidiaries for daily operations. See “Use of Proceeds” for more details.

CORPORATE INFORMATION

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands on July 15, 2021. Our registered office is located at offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Our principal executive offices of our operating subsidiaries are located at Block A, Building No. 16, Yonyou Software Park, No. 68 Beiqing Road, Haidian District, Beijing, China. Our telephone number at this address is +86 13810709967.

Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is http://www.autozi.com/. The information contained on our website is not a part of this prospectus.

THE HOLDING FOREIGN COMPANIES ACCOUNTABLE ACT

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCA Act, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On June 22, 2021, United States Senate passed the Accelerating Holding Foreign Companies Accountable Act, or Accelerating HFCA Act, which was signed into law on December 29, 2022, amending the HFCA Act and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

Our auditor, Marcum Asia CPAs LLP, which is based in New York, is currently subject to inspection by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021 as it is not on the list published by the PCAOB. However, our auditor’s China affiliate is located in, and organized under the laws of the PRC. We cannot assure you that we will not be identified by the SEC under the HFCA Act as an issuer that has retained an auditor that has a branch or office located in a foreign jurisdiction that the PCAOB determines it is unable to inspect or investigate completely because of a position taken by an authority in that foreign jurisdiction.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A ordinary shares that are held by nonaffiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are also considered a “foreign private issuer.” Accordingly, upon consummation of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States. In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

IMPLICATION OF BEING A CONTROLLED COMPANY

Upon the completion of this offering, our founder and chief executive officer, Dr. Houqi Zhang will beneficially own          % of our then-issued and outstanding Class B ordinary shares, representing          % of our total voting power, assuming that the underwriters do not exercise their option to purchase additional Class A ordinary shares, or          % of our total issued and outstanding ordinary shares, representing          % of our total voting power, assuming that the option to purchase additional Class A ordinary shares is exercised by the underwriters in full. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Dr. Zhang will hold more than 50% of the voting power for the election of directors. Dr. Houqi Zhang will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders after the offering. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We do not currently plan to utilize the exemptions from certain corporate governance rules available for controlled companies after we complete this offering. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Except otherwise indicated or the context otherwise requires:

•	“CAGR” refers to compound average growth rate;

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“China” or the “PRC”, in each case, refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan. The term “Chinese” has a correlative meaning for the purpose of this prospectus. When used in the case of laws and regulations, of “China” or “the PRC”, it refers to only such laws and regulations of mainland China;

•	“Class A ordinary shares” refer to our class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary shares” refer to our class B ordinary shares, par value US$0.0001 per share;

•	“EIT” refers to enterprise income tax;

•	“Hong Kong” refers to Hong Kong Special Administrative Region in the PRC;

•	“Hong Kong subsidiary” refers to Autozi Internet Technology (HK) Limited;

•	“NEV” refers to new energy vehicle;

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“operating subsidiaries” refers to the Company’s subsidiaries that operate the Company’s business in the PRC, including Autozi Internet Technology Co., Ltd. and five first-level subsidiaries[1] owned by Autozi Internet Technology Co., Ltd.;

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“ordinary shares” or “shares” prior to the completion of this offering refer to our ordinary shares of par value US$0.0001 per share, and upon and after the completion of this offering are to our Class A ordinary shares and Class B ordinary shares;

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“PRC subsidiaries” refers to the Company’s subsidiaries incorporated in the PRC, including Autozi Investment Management (Anhui) Co., Ltd., Autozi Internet Technology Co., Ltd. and 12 first-level subsidiaries[2] owned by Autozi Internet Technology Co., Ltd.;

•	“R&D” refers to research and development;

•	“RMB” and “Renminbi” refer to the legal currency of mainland China;

•	“SEC” refers to the Securities and Exchange Commission;

•	“the Company” or “our Company” refers to Autozi Internet Technology (Global) Ltd., a Cayman Islands exempted company.

•	“US$” and “U.S. dollars” refer to the legal currency of the United States;

•	“U.S. GAAP” refers to generally accepted accounting principles in the United States; and

•	“we,” “us,” “our,” and “the Group” refer to Autozi Internet Technology (Global) Ltd., a Cayman Islands exempted company, together as a group with its subsidiaries.

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares, (b) references in this prospectus to this offering are to our offering of Class A ordinary shares pursuant to this prospectus.

[1]

Our five first-level subsidiaries owned by Autozi Internet Technology Co., Ltd. are Autozi Internet Technology (Hunan) Co., Ltd., Autozi Chifu Auto Services (Beijing) Co., Ltd., Autozi Auto Services Co., Ltd., Hunan Huanlian Information Technology Co., Ltd. and Autozi Chezhigu Internet Technology (Qingdao) Co., Ltd. Autozi E-Commerce (Kunshan) Co., Ltd., Autozi Auto Services (Guangzhou) Co., Ltd., Quantum Data Technology (Beijing) Co., Ltd., Autozi Internet Technology Co., Ltd. Beijing Branch, Tengshi (Shanghai) Investment Management Co., Ltd. and Autozi Internet Technology (Anhui) Co., Ltd., our first-level PRC subsidiaries, ceased to operate as our operating subsidiaries due to the Group’s strategic consolidation and integration of business resources.

[2]

Autozi Auto Services Co., Ltd., Autozi E-Commerce (Kunshan) Co., Ltd., Autozi Auto Services (Guangzhou) Co., Ltd., Autozi Internet Technology (Hunan) Co., Ltd., Autozi Chifu Auto Services (Beijing) Co., Ltd., Quantum Data Technology (Beijing) Co., Ltd., Autozi Internet Technology Co., Ltd. Beijing Branch, Tengshi (Shanghai) Investment Management Co., Ltd. Hunan Huanlian Information Technology Co., Ltd., Autozi Chezhigu Internet Technology (Qingdao) Co., Ltd. and Autozi Internet Technology (Anhui) Co., Ltd..

Our reporting currency is U.S. dollar and our functional currency is Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

The English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and the reports. This prospectus contains statistical data and estimates published by Frost & Sullivan, an independent research firm, for which we paid a fee. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

Industry publications, research, surveys, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors”. These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

OUR CHALLENGES

Investing in our Class A ordinary shares involves a high degree of risk. Investors in the Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. Autozi Internet Technology (Global) Ltd. is a Cayman Islands holding company that conducts substantial business operation in China through its PRC subsidiaries, in particular, Autozi Internet Technology Co., Ltd. and its subsidiaries. Such structure involves unique risks to investors in the Class A ordinary shares. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 24 of this prospectus, including the risks described under the subsections headed “Risks Relating to Our Business and Industry,” “Risks Relating to Doing Business in China” and “Risks Relating to Our Class A Ordinary Shares and This Offering,” and other information contained in this prospectus before you decide whether to purchase the Class A ordinary shares.

In particular, as we are a China-based company incorporated in the Cayman Islands, we face various legal and operational risks and uncertainties related to being based in and having substantive business operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business, accept foreign investments or list on an U.S. or other foreign exchanges. Such risks could result in a material change in our operations and/or the value of our Class A ordinary shares or could significantly limit or completely hinder our ability to offer or continue to offer Class A ordinary shares and/or other securities to investors and cause the value of such securities to significantly decline or be worthless.

The PRC government also has significant oversight and discretion over the conduct of our business and our operations may be affected by evolving regulatory policies as a result. The PRC government has recently published new policies that significantly affected certain industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and other capital markets activities and foreign investment in China-based companies like us. These risks could result in a material change in our operations and the value of our Class A ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. You should pay special attention to the subsection headed “Risks Relating to Doing Business in China” below.

Hong Kong is currently a separate jurisdiction from mainland China. Pursuant to the Basic Law, national laws and regulations of the PRC shall not apply to Hong Kong except for those listed in Annex III of the Basic Law (which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we do not believe there will be material effects on our Hong Kong subsidiaries’ operations and financial results resulting from the legal and operational risks relating to the PRC regulations. As such, the legal and operational risks associated with our operations in the PRC apply to its operations in Hong Kong only to the extent applicable. However, such list of national laws and regulations that are applicable in Hong Kong can be expanded by amendment to the Basic Law. There is no assurance that (1) the Basic Law will not be further amended to apply more PRC laws and regulations in Hong Kong, or (2) the PRC and/or Hong Kong government will not take other actions to promote the integration of Hong Kong legal system into the PRC legal system. Our Hong Kong subsidiaries could be subject to more influence and/or control of the PRC government or even direct oversight or intervention thereof if the Hong Kong legal system becomes more integrated into the PRC legal system. As such, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard, which could result in a material adverse change to our business, prospects, financial condition, and results of operations, and the value of our securities.

We face the following risks and uncertainties in realizing our business objectives and executing our strategies. For details of each of these bulleted risk factors, see “Risk Factors—Risks Relating to Our Business and Industry” under the same subheadings.

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We have a limited operating history under our current platforms and business model, which makes it difficult to evaluate our business and prospects and increases the risks associated with your investment, and any future changes to our business model could materially and adversely affect our business. (Page 24)

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Our business model may be replicated by automotive platforms, internet companies, and traditional offline automotive service companies and manufacturers aiming to engage in online and offline integrated automotive business. (Page 24)

•	We face intense competition and may fail to maintain our market share. (Page 25)

•	A severe or prolonged downturn in Chinese or global economy could materially and adversely affect our business and financial condition. (Page 25)

•	Our business and growth are affected by changes in customer demand and spending for lifecycle automotive service in China. (Page 26)

•	Our new car sales business will be harmed if overall consumer demand suffers from a severe or sustained economic downturn or if there is an oversupply in the Chinese market. (Page 26)

•	Our new car sales, financial condition and results of operations may be materially adversely affected by changes in costs or availability of consumer financing. (Page 26)

•	We have not been profitable and have incurred negative cash flows in operating activities, both of which may continue in the future. (Page 27)

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Disruptions in the production and delivery of new cars due to the lack of availability of auto parts and key components from suppliers, such as semiconductor chips and other component parts and supplies, could have an adverse effect on our business, results of operations, financial condition and cash flows. (Page 27)

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Our new car sales business mainly involves the sale of parallel import cars. Therefore, we may be subject to legal disputes with respect to import, taxation and product quality, which may materially and adversely affect our business, financial condition, results of operations and prospects. (Page 27)

•	Vehicle recalls could have a negative impact on our operation of business, financial condition and growth prospects. (Page 28)

•	Limits on new car purchase imposed by the Chinese government could have an adverse effect on our business and results of operations. (Page 28)

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We are dependent upon our relationships with the manufacturers of NEVs that we sell and are subject to restrictions imposed by, and significant influence from, these NEV manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on our business, financial condition, results of operations and cash flows. (Page 29)

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The unavailability, reduction or elimination of government and economic incentives or government policies that are favorable for NEVs and domestically manufactured cars could adversely affect our profits generated from new car sales and may further harm our business, financial condition and results of operations. (Page 29)

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We primarily conduct our NEV sales business and automotive insurance related services through MBS stores while we primarily conduct auto parts and auto accessories sales to our auto part dealers, and we may not be able to attract or retain partner store operators. (Page 29)

•	Stores in our network may experience difficulty hiring and retaining qualified personnel. (Page 30)

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If our MBS store operators do not comply with MBS store agreements, our business could be harmed and if MBS store agreements are identified as franchising contracts, our business and the results of operations would be adversely affected. (Page 30)

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Accidents, injuries or other harm suffered in MBS stores or our warehousing facilities may adversely affect our reputation, subject us to liability and cause us to incur substantial expenses. (Page 31)

•	MBS store network expansion may not be implemented effectively. (Page 31)

•	MBS stores in our network are subject to certain environmental laws and regulations. (Page 31)

•	Our business may be affected by advances in automotive technology, such as NEVs, autonomous driving and shared mobility. (Page 32)

•	If we are unable to provide high-quality services, our reputation and business may be materially and adversely affected. (Page 32)

•	Any harm to our brands or reputation may materially and adversely affect our business, market share and results of operations. (Page 33)

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Misconducts, including illegal, fraudulent, or collusive activities, by our employees, MBS store operators, suppliers, manufacturers, cooperators and any third-party service providers, may harm our brands and reputation and adversely affect our business and results of operations. (Page 33)

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From time to time, we may evaluate and potentially consummate necessary or desirable strategic alliance, acquisition, or investment, which could require significant management attention, disrupt our business and adversely affect our financial results. (Page 33)

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We may not successfully expand into new car models, auto parts, auto accessories and service categories, or maintain existing car models and upgrade existing auto parts, auto accessories and automotive insurance related services. (Page 34)

•	We may be subject to product defects or other quality issues and product liability exposure. (page 34)

•	The wide variety of payment methods that we adopt may subject us to risks related to third-party payment processing. (Page 35)

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Failure to comply with the fire safety filing requirements for some of our warehouses and offices may subject us to administrative penalties, which could cause our operations and financial conditions to be materially adversely affected. (Page 35)

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Failure to obtain insurance agency business permits for our insurance intermediation services may affect our ability to conduct our business, which could cause our operations and financial conditions to be materially adversely affected. (Page 36)

•	Quantum Factoring and Quantum Data may be subject to administrative penalties or may be required to obtain approval or license for our loan facilitation services and factoring services. (Page 36)

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If we fail to obtain VATS license for the operation of our online supply chain cloud management systems and SaaS systems in the future, our business, financial condition and results of operations may be adversely affected. (Page 38)

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The approval of and the filing with the CSRC will be required in connection with our offshore offerings under PRC laws and our offering will be contingent upon the completion of such filing procedures. If we fail to comply with such filing requirements, our ability to offer securities to investors to become significantly limited or completely hindered, and the securities being offered to substantially decline in value and become worthless. (Page 38)

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Our business is subject to various government regulations and regulatory interference in China. If we do not receive, complete, or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. (Page 39)

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Any disruption to our technology systems and resulting interruptions in the availability of our websites, applications, platforms, or services could adversely affect our business and results of operations. (Page 39)

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If we fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected. (Page 40)

•	Our business has been and may continue to be adversely affected by the COVID-19 pandemic. (Page 40)

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Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks may disrupt our operations, which could materially and adversely affect our business, financial condition, results of operations and prospects. (Page 41)

•	Any failure of any of our key suppliers to deliver new cars, auto parts or auto accessories could negatively influence our ordinary business operations. (Page 41)

•	Supply chain shortages and interruptions, fluctuations in prices and our relationship with suppliers could adversely affect our results of operations. (Page 42)

•	We are subject to risks relating to the warehousing and logistics of our products. (Page 42)

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We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all. (Page 43)

•	Our cash flows, financial conditions and business operations may be negatively affected due to the guarantees we provide to third parties. (Page 43)

•	Our business is subject to a certain level of seasonality. (Page 44)

•	Failure to manage inventory at optimal levels could adversely affect our business, financial condition, and results of operations. (Page 44)

•	Increases in labor costs in the PRC and noncompliance with labor laws and regulations may materially and adversely affect our business and our margin profile. (Page 45)

•	We are subject to risks relating to our leased properties. (Page 46)

•	Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business. (Page 46)

•	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. (Page 47)

We are a China-based company and we may face the following risks and uncertainties in doing business in China. For details of each of these bulleted risk factors, see “Risk Factors—Risks Relating to Doing Business in China” under the same subheadings.

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Change in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations. (Page 54)

•	The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations. (Page 55)

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Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless. (Page 56)

•	The Chinese government has substantial oversight and influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. (Page 57)

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The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies, including companies based in China, upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. (Page 57)

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The approval of and the filing with the CSRC or other Chinese government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing. (Page 59)

•	We may be adversely affected by the complexity, uncertainties and changes in PRC regulations governing automotive services and internet-related services in the PRC. (Page 61)

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We are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations, including improper use or appropriation of personal information provided directly or indirectly by our customers or end customers, could have a material adverse effect on our business, financial condition and results of operations. (Page 62)

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We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. (Page 73)

In addition to the risks described above, we are subject to the following risks relating to the Class A ordinary shares and this offering. For details of each of these bulleted risk factors, see “Risk Factors—Risks Relating to Our Class A Ordinary Shares and This Offering” under the same subheadings.

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Our offering would not be completed if our listing application is not approved by Nasdaq. Further, an active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly. (Page 78)

•	The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors. (Page 79)

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The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control. (Page 80)

•	The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares. (Page 81)

•	Our founder and chief executive officer, Dr. Houqi Zhang, has significant voting power and may take actions that may not be in the best interests of our other shareholders. (Page 81)

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If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline. (Page 82)

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We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the Class A ordinary shares. (Page 82)

•	The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price. (Page 82)

•	Techniques employed by short sellers may drive down the market price of the Class A ordinary shares. (Page 82)

•	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment. (Page 83)

THE OFFERING

Offering price	US$ per Class A ordinary share

Class A ordinary shares offered by us	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise in full their option to purchase additional Class A ordinary shares).

Ordinary shares	Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share will be entitled to one (1) vote on all matters subject to a vote at general meetings of our Company, and each Class B ordinary share shall be entitled to twenty (20) votes on all matters subject to a vote at general meetings of our Company. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances.

The right to convert shall be exercisable by the holder of the Class B ordinary share delivering a written notice to us that such holder elects to convert a specified number of Class B ordinary shares into Class A ordinary shares. Any conversion of Class B ordinary shares into Class A ordinary shares may be affected by means of the redesignation and re-classification of each relevant Class B ordinary share as a Class A ordinary share.

Ordinary shares issued and outstanding immediately after this offering	Class A ordinary shares (or Class A ordinary shares if the underwriters exercise in full their option to purchase additional Class A ordinary shares) and Class B ordinary shares.

Option to Purchase Additional Class A ordinary shares	We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of additional Class A ordinary shares at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

Listing	We have applied to have our Class A ordinary shares listed on the Nasdaq Global Market under the symbol “AZI.” Our Class A ordinary shares and ordinary shares will not be listed on any other stock exchange or quoted for trading on any over-the-counter trading system.

Payment and settlement	The underwriters expect to deliver the Class A ordinary shares on , 2023.

Use of Proceeds	We estimate that we will receive net proceeds of approximately US$ million from this offering, assuming an initial public

offering price of US$             per Class A ordinary share, the mid-point of the estimated range of the initial public offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We intend to use our net proceeds from this offering for the daily operations of onshore and offshore subsidiaries. See “Use of Proceeds” for additional information.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our Class A ordinary shares.

Transfer agent	Transhare Corporation

Lock-up	We and any successors of us, our directors, officers, and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares for a period of three months, with respects to us and any successors of us, and six months, with respect to our directors, officers, and holders of more than 5% of our outstanding shares, from the date of commencement of sales of this offering. See “Underwriting” for more information.

Escrow account	Net proceeds of this offering in the amount of $1,000,000 shall be used to fund an escrow account for a period of 18 months following the closing date of this offering, which account shall be used in the event we would be required to indemnify the underwriters and other indemnified persons pursuant to the terms of an underwriting agreement with the underwriters.

RISK FACTORS

Investing in the Class A ordinary shares involves a high degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our Company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Class A ordinary shares. We may face additional risks and uncertainties aside from the ones mentioned below. There may be risks and uncertainties that we are unaware of, or that we currently do not consider material, that may become important factors that adversely affect our business in the future. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends. In such case, the market prices of the Class A ordinary shares could decline and you may lose part or all of your investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We have a limited operating history under our current platforms and business model, which makes it difficult to evaluate our business and prospects and increases the risks associated with your investment, and any future changes to our business model could materially and adversely affect our business.

Although we started our business in 2010 as an automotive aftermarket service company, we upgraded our business model in 2018 to provide high-quality, affordable and professional one-stop automotive products and services through online and offline channels countrywide. During the past four years, we launched our platforms, which connect us with our manufacturers and MBS store managers and allow us to deliver auto parts, auto accessories and automotive insurance related services seamlessly and cost-efficiently. As a result, we have only limited experience with our current business model, which makes it difficult to evaluate our business and future prospects and to plan for and model future growth. Our historical revenue growth should not be considered indicative of our future performance. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including difficulties in our ability to achieve market acceptance of our platforms, as well as increasing competition and increasing expenses as we continue to grow our business. As a result, we may from time to time decide to make further changes to our business model due to a variety of factors, including changes in the market for our platforms and competitors introducing new services. We may not be successful in addressing these and other challenges we may face in the future and changes to our business model.

Our business model may be replicated by automotive platforms, internet companies, and traditional offline automotive service companies and manufacturers aiming to engage in online and offline integrated automotive business.

Our business model may be replicated by other automotive platforms. Given that cars, auto parts, auto accessories, and automotive insurance related services we offer are relatively transparent, our competitors can copy and launch similar car models, auto parts, auto accessories, and automotive insurance related services, possibly at lower prices than what we offer. If we fail to continue to optimize car selling strategies or upgrade our offerings that meet market demand quickly, we may not be able to keep our edge in the competition, and our business and results of operations will be negatively affected. Moreover, the leading Chinese internet companies have experienced the fastmoving internet development in China in past decades and have demonstrated their strong capacities in client-centric and efficiency driven business development and innovation. Given the large amount of data and strong capacity of technological development the leading Chinese internet companies have, we believe it is possible that these companies have the ability to develop their automotive platforms to compete with us in a short period of time. In addition, we have seen certain traditional offline automotive service companies and manufacturers establish the online platforms in order to take advantage of the soaring opportunities emerged from online and offline integrated ecosystems. Considering these internet companies’

strong abilities in promoting their cars, auto parts, auto accessories and automotive insurance related services through their existing abundant online channels, and the potential of traditional offline automotive service companies and manufacturers to convert their offline resources and clients online, we may face severe competition in the near future from these potential competitors.

We face intense competition and may fail to maintain our market share.

The lifecycle automotive service market in China is highly competitive. Our current or potential competitors primarily include (i) authorized dealership stores, (ii) e-commerce platforms tapping into automotive service market, (iii) traditional automotive manufacturers, and (iv) franchised independent repair shops. New competitors may emerge at any time. Our competitors may be well-established and be able to devote greater resources to the development, promotion and sale of cars, auto parts, auto accessories and automotive insurance related services and offer lower prices than we do, which could adversely affect our results of operations. If we cannot equip ourselves with necessary resources, we may fail to maintain market share as competition increases. Moreover, certain competitors may have greater brand recognition, which may give them competitive advantages.

Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. If we are unable to anticipate or react to these competitive challenges, our competitive position could weaken or fail to improve, and we could experience a decline in growth that could adversely affect our business, financial condition and results of operations.

Further, certain new players in the automotive sector, such as the new energy vehicle manufacturers, may build or further develop their own retailing and service network to gain control of customer touchpoints and to create synergies with their businesses. We may fail to compete effectively with them to provide popular car models, auto parts and auto accessories, or automotive insurance related services to consumers.

Any failure to remain competitive in the lifecycle automotive service market and maintain our market share may adversely affect our business operation, financial condition and results of operations.

A severe or prolonged downturn in Chinese or global economy could materially and adversely affect our business and financial condition.

The global macroeconomic environment has been facing numerous challenges and the growth rate of the Chinese economy had already been slowing since 2010. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies which had been adopted by the central banks and financial authorities of some of the world’s leading economies, including the U.S. and China. The war in Ukraine and the imposition of broad economic sanctions on Russia raised energy prices and disrupted global markets. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the U.S. and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Our business and growth are affected by changes in customer demand and spending for lifecycle automotive service in China.

Our business and growth are dependent on the customer demand and spending for automotive service in China, which could be affected by many factors beyond our control, including:

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The number and age of cars in the car parc, as cars of a certain age (typically older than three years) may no longer be under the original equipment manufacturer’s warranties and tend to need more maintenance and repairs than newer cars.

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Advances and changes in automotive technology and parts design, including, but not limited to, changes in engines and powertrains to hybrid and electric technology, and increased prevalence of autonomous driving cars and shared mobility, may reduce collisions and needs for repairs and maintenance.

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Economic downturns, as declining economic conditions may cause customers to defer car maintenance, repairs, oil changes or other services. In addition, economic weaknesses and uncertainty may cause changes in customer preferences, and if such economic conditions persist for an extended period of time, this may result in customers making long-lasting changes to their spending behaviors in the automotive aftermarket markets.

•	Changes in commute patterns, which may cause customers to rely more heavily on public transportation or to travel by car less frequently.

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Changes in governmental regulations in the automotive sector, including pollution prevention laws, which may affect our automotive value-added maintenance services and claim and repair services and increase our costs in unknown ways.

Any of the factors described above may change the customer demand and spending for our products and services, which, in turn, may have adverse impact on our business, financial condition or results of operations.

Our new car sales business will be harmed if overall consumer demand suffers from a severe or sustained economic downturn or if there is an oversupply in the Chinese market.

Our business is heavily dependent on consumer demand and preferences in China. Our revenues will be materially and adversely affected if there is a severe or sustained downturn in overall levels of consumer spending in China. New car sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions, consumer confidence and governmental incentive programs, as well as the level of disposable personal income and credit availability. In addition, consumers’ demand for automotives is also subject to other factors that are outside of our control. Meanwhile, if the overall capacity of automotive industry outgrows the demand of consumers, the oversupply of automotives may occur, and we may face increased competition and experience increased pricing pressure. As a result, our business and profitability could be materially and adversely affected.

Our new car sales, financial condition and results of operations may be materially adversely affected by changes in costs or availability of consumer financing.

Reductions in available consumer credit or increased costs of that credit may result in a decline in our NEV sales, which would have a material adverse effect on our financial condition and results of operations.

Lenders that have historically provided financing to those buyers who, for various reasons, do not have access to traditional financing, including those buyers who have a poor credit history or lack the down payment necessary to purchase a car, are often referred to as subprime lenders. If market conditions cause subprime lenders to tighten credit standards, or if interest rates increase, the ability to obtain financing from subprime lenders for these consumers to purchase cars could become limited, resulting in a decline in our new car sales, which in turn, could have a material adverse effect on our financial condition and results of operations.

We have not been profitable and have incurred negative cash flows in operating activities, both of which may continue in the future.

We incurred net losses of US$3.0 million and US$2.9 million for the six months ended March 31, 2022 and 2023, respectively and may continue to incur net loss in the foreseeable future. In addition, we incurred negative cash flows in operating activities for the approximate amount of US$2.6 million and US$1.6 million for the six months ended March 31, 2022 and 2023, respectively. Our operating loss were US$2.4 million and US$2.4 million for the same periods and may continue to incur operating losses in the foreseeable future. In light of the foregoing circumstances, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that our unaudited condensed consolidated financial statements for the six months ended March 31, 2023 were issued. We expect to continue the development and expansion of our business, particularly to invest significantly in business acquisition, research and development and the expansion of MBS store network, and these investments may not result in an increase in revenue or positive cash flow on a timely basis, or at all. We anticipate additional costs in connection with legal, accounting and other administrative expenses related to operating as a public company.

We may not generate sufficient revenues or we may incur substantial losses for a number of reasons, including lack of demand for our automotive and automotive services, increasing competition, as well as other risks discussed herein, and we may incur unforeseen expenses, or encounter difficulties, complications and delays in generating revenue or achieving profitability. If we are unable to achieve profitability, we may have to reduce the scale of our operations, which may impact our business growth and adversely affect our financial condition and results of operations.

Disruptions in the production and delivery of new cars due to the lack of availability of auto parts and key components from suppliers, such as semiconductor chips and other component parts and supplies, could have an adverse effect on our business, results of operations, financial condition and cash flows.

Historically, we have generated a significant portion of our revenues through new car sales. Our primary sources for new cars include automotive manufacturers, parallel importers, and automotive dealers. As a result, our profitability is dependent on various aspects of automotive manufacturers’ operations and timely delivery of new cars. Certain car manufacturers have suspended or slowed production of new cars, parts and other supplies due to significant shortages of semiconductors, parts and other key components. These production delays may negatively impact our new car sales, with such shortages in turn adversely impacting our service and collision repair and maintenance business. Any prolonged severe shortages or unavailability of new cars could have a material adverse effect on our business, results of operations, financial condition, and cash flows. In addition, the abatement of the global supply chain issues relating to semiconductor chips, parts and other key components may lead to a decrease in the supply of new cars, which could have a material adverse effect on the levels of profitability on our cars sales business. We cannot predict with any certainty how long the automotive retail industry will continue to be subject to these shortages or when normalized production will resume at these manufacturers.

Our new car sales business mainly involves the sale of parallel import cars. Therefore, we may be subject to legal disputes with respect to import, taxation and product quality, which may materially and adversely affect our business, financial condition, results of operations and prospects.

For the fiscal years ended September 30, 2021 and 2022, our revenues from new car sales amounted to US$13.4 million and US$73.0 million, representing approximately 20.0% and 60.6% of our total revenues for the same periods, respectively. Among our revenues from new car sales, 99.7% and 97.0% were generated from the sales of parallel import cars for the same periods, respectively. Our revenues from new car sales amounted to US$26.2 million and US$26.0 million for the six months ended March 31, 2022 and 2023, respectively. Among our revenues from new car sales, 99.5% and 96.6% were generated from the sales of parallel import cars for the same periods, respectively. China started to pilot the parallel import plan in its Shanghai free trade zone in 2015 and later extended it to other free trade zones, including but not limited to Guangdong, Tianjin and Fujian. Unlike traditional imports, the parallel import scheme allows local auto dealers to directly purchase cars from foreign market, and price for parallel import cars, most of which are premium ones, are usually more than ten percent lower than dealers authorized by automakers. We may be subject to the risk of vehicle recalls and be responsible for guaranteeing the repair, replacement and return, or the Three Warranties, of the parallel import car. See “—Risks Relating to Vehicle recalls could have a negative impact on our operation of business, financial condition and growth prospects.” However, when our customers purchase parallel import cars from us, they may buy commercial insurance in relation to the Three Warranties for automobiles. If any quality problem arises and needs to be repaired, the relevant expense will be borne by the insurance company within the insurance policy scope. In addition, if the parallel import cars we purchased from the importers are imported in violation of laws or fail to comply with the PRC standards for safe and technical and environmental protection emission, or the PRC government imposes limits on the parallel import of cars in the future, our business, financial condition, results of operations and growth prospects may be adversely affected.

Vehicle recalls could have a negative impact on our operation of business, financial condition and growth prospects.

Automotive manufacturers conduct recalls from time to time to remedy defects or other problems with their products. Under PRC laws and regulations, automotive manufacturers shall bear the expenses for elimination of defects and necessary expenses for transporting defective auto products in connection with the recalls. However, motor vehicle recalls could have a material adverse effect on customers’ confidence in the quality and safety of the affected vehicle brands. As a result, recalls may lead to the cancellation of orders placed by our customers and a decline in demand for particular vehicle brands or models that we sell, which in turn may reduce our sales and result in higher level of inventories of their spare parts. We may incur costs associated with holding excess inventories or reduce our selling price. We cannot assure you that there will be no future vehicle recalls will not have a material adverse effect on our business, financial condition, results of operations and growth prospects.

In addition, according to the Provisions on the Liability for Repair, Replacement and Return of Household Automotive Products which were promulgated on July 22, 2021 and became effective on January 1, 2022 (the “3R Provisions”), the sellers are responsible for guaranteeing the Three Warranties, but are entitled to compensations from the automotive manufacturers or other dealers if the liabilities are attributable to the automotive manufacturers or other dealers. As we are entitled to compensation from our automotive manufacturers or other dealers, if the defects in the products subject to the Three Warranties occurred within the valid period of the Three Warranties and are attributable to our automotive manufacturers or other dealers, and our costs for carrying out the Three Warranties as a result of defects in the automotives have historically been reimbursed by the automotive manufacturers or other dealers. To the extent that the 3R Provisions lead to an increase in Three Warranties claims against us by our customers and these claims are not reimbursed by the relevant automotive manufacturers or other dealers in a timely manner or at all, our business, financial condition, results of operations and growth prospects may be affected.

Limits on new car purchase imposed by the Chinese government could have an adverse effect on our business and results of operations.

In order to ease the traffic congestion in the PRC, the Chinese government adopted limit on the new car purchase by way of limiting the number of new license plates to be issued each year. As of March 31, 2023, the Chinese government imposed limits on new car purchase in the Hainan Province and seven cities in the PRC namely, Beijing, Shanghai, Guangzhou, Tianjin, Hangzhou, Shijiazhuang and Shenzhen. As we currently conduct new car sales business in those cities, such limit may affect the demand for passenger cars and it could have an adverse effect on our business and results of operations.

We are dependent upon our relationships with the manufacturers of NEVs that we sell and are subject to restrictions imposed by, and significant influence from, these NEV manufacturers. Any of these restrictions or any changes or deterioration of these relationships could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on our relationships with the manufacturers of the NEVs we sell, which have the ability to exercise a great deal of influence over our day-to-day operations, as a result of the terms of our dealer, framework and related agreements. We may obtain new NEVs from manufacturers, sell new NEVs and display NEV manufacturers’ trademarks only to the extent permitted under these agreements. The terms of these agreements may conflict with our interests and objectives and may impose limitations on key aspects of our operations, including acquisition strategy and capital spending.

In addition, there can be no assurances that we will be able to renew our dealer and framework agreements on a timely basis, on acceptable terms, or at all. Our business, financial condition and results of operations may be materially adversely affected to the extent that our rights become compromised, or our operations are restricted due to the terms of our dealer or framework agreements or failure to renew such agreements.

The unavailability, reduction or elimination of government and economic incentives or government policies that are favorable for NEVs and domestically manufactured cars could adversely affect our profits generated from new car sales and may further harm our business, financial condition and results of operations.

For the fiscal years ended September 30, 2021 and 2022, our revenues from new car sales amounted to US$13.4 million and US$73.0 million, among which 0.3% and 3.0% were generated from the sales of NEVs for the same periods, respectively. Our revenues from new car sales amounted to US$26.2 million and US$26.0 million for the six months ended March 31, 2022 and 2023, respectively. Among our revenues from new car sales, 0.2% and 2.0% were generated from the sales for NEVs for the same periods, respectively. Our business has benefited from government subsidies, economic incentives and government policies that support the growth of NEVs. However, on December 31, 2021, the Ministry of Finance of the PRC, together with several other PRC government departments, issued the Circular on Improving the Fiscal Subsidy Policies for the Promotion and Application of New Energy Vehicles in 2022, pursuant to which certain subsidies on NEV purchases were terminated on December 31, 2022. Even though the purchase subsidies have been terminated, there are other government policies that are favorable to NEVs. For example, in certain cities, quotas that limit the purchase of internal combustion engine vehicles, or “ICE vehicles,” do not apply to NEVs, thereby incentivizing customers to purchase NEVs. On September 18, 2022, the Ministry of Finance of the PRC, together with several other PRC government departments, issued the Announcement on Extending Exemption of Vehicle Purchase Tax for New Energy Vehicle, which extended tax exemptions on NEV purchases to December 31, 2023. China’s central government also provides certain local governments with funds and subsidies to support the roll out of a charging infrastructure. These policies are subject to certain limits as well as changes that are beyond our control, and we cannot assure you that future changes, if any, would be favorable to our business.

We primarily conduct our NEV sales business and automotive insurance related services through MBS stores while we primarily conduct auto parts and auto accessories sales to our auto part dealers, and we may not be able to attract or retain partner store operators.

Our success depends in part on our ability to attract new partner store operators to our platforms and to maintain relationships with existing partner store operators. We must continue to help partner store operators increase sales, and provide them with infrastructure support, traffic, commercial and technology support and operational insights. If we fail to provide support comparable or superior to those of our competitors, we may fail to attract new partner store operators to our MBS store network, or to maintain relationships with existing partner store operators. Partner store operators may also choose our competitors if they charge lower service fees or other fees, or if our competitors provide more types of or more effective empowering services, or the partner store operators may be acquired by or merged into our competitors or form strategic alliance with our competitors.

Further, as we continue to expand into new geographic areas, we also rely on the expansion of our existing partner store operators to lower-tier cities and counties in China. If we fail to satisfy the needs of existing partner store operators, our expansion plan could be adversely affected, and our business and results of operations could be adversely affected.

Stores in our network may experience difficulty hiring and retaining qualified personnel.

The operation of our stores requires skilled service personnel and the trained and experienced automotive field personnel may be in high demand and short supply at competitive compensation levels in some areas, which may result in increases in labor costs. From time to time, MBS stores may experience difficulty in hiring and retaining such qualified personnel. Any such future difficulties could materially and adversely affect our revenues, results of operations, business, and financial condition.

If our MBS store operators do not comply with MBS store agreements, our business could be harmed and if MBS store agreements are identified as franchising contracts, our business and the results of operations would be adversely affected.

MBS store operators are independent third parties who own, operate, and oversee the daily operations of their stores. As a result, the ultimate success and quality of any MBS store rest in part with the store operator. They may provide substandard services or receive through the supply chain defective products, which may adversely impact the goodwill of our brands. In addition, MBS store operators may fail to obtain, renew, or retain licenses, permits or approvals required by laws and regulations, or fulfil any regulatory requirement, which may lead to penalties from the governmental authorities, such as fines and temporary suspension of business. Such penalties may adversely affect the business of MBS stores, which in turn may adversely affect our ability to sell automotives or provide automotive insurance related services to customers through our offline MBS store network. MBS store operators may also breach the standards set forth in their respective MBS store agreements. We may be unable to successfully implement our business model, standard operating procedure, company policies, or brand development strategies if our partner store operators do not actively participate in such implementation. The failure of our MBS store operators to participate in such implementation, even if such failures do not rise to the level of breaching the MBS store agreements, could materially and adversely affect our business and results of operations. Moreover, if MBS store operators do not successfully operate stores for the contractual terms and in a manner consistent with required standards, their profit could be adversely impacted, which in turn could impact payments under the MBS store agreements and affect our revenues, results of operations, business and financial condition.

According to the Administrative Regulations on Commercial Franchising promulgated on February 06, 2007 and effective on May 01, 2007, commercial franchise operation means the business activities where an enterprise that possesses the registered trademarks, enterprise logos, patents, proprietary technology or any other business resources (the “franchisor”) allows such business resources to be used by another business operator ( the “franchisee”) through contract and the franchisee follows the uniform business model to conducts business and pays franchising fees according to the contract. Within 15 days of first franchising contract signing, franchisors shall carry out franchising filing with the competent commerce authority, and where a franchisor failed to do so, it may be ordered to make filing within a specified time, and be imposed a fine of between RMB10,000 and RMB50,000. If filing does not occur before the deadline, a fine of RMB50,000 to RMB100,000 shall be imposed. In addition, a franchisor conducts franchise operations shall own, as a minimum, two self-owned stores that have been operating for more than one year when engaging in franchise operations. Otherwise, it may be ordered to make rectification, be subject to confiscation of the illegal income, and be imposed a fine ranging from RMB100,000 to RMB500,000. Some of our MBS store operators may use our trademarks in their store signboards and pay us relevant fees, but we did not require such MBS store operators to follow our uniform business model to conduct their business. As of the date of this prospectus, we have not made any franchising filing and we believe we are not subject to such requirements as the MBS store operators are not required by us to follow any uniform business model. However, we cannot assure you that relevant PRC governmental authorities would reach the same conclusion as we do. If the MBS store agreements between MBS store operators and us are identified as franchising contracts by Ministry of Commerce or its competent local authority, we may be imposed a fine and be subject to confiscation of the illegal income, which would adversely affect our business and the results of operations.

Accidents, injuries or other harm suffered in MBS stores or our warehousing facilities may adversely affect our reputation, subject us to liability and cause us to incur substantial expenses.

We could be held liable for accidents that occur in MBS stores or our warehousing facilities. In the event of personal injuries, fires or other accidents suffered by anyone working at or visiting our stores or warehouses, our stores or warehouses may be perceived to be unsafe, and people may be discouraged from visiting or working in MBS stores or our warehousing facilities. We could also face claims alleging that we should be liable for accidents or injuries caused by our employees or other service personnel due to negligence in supervision. Any material liability claims against us or any of our employees or other service personnel could adversely affect our reputation, create unfavorable publicity, cause us to incur substantial expenses and divert the time and attention of our management.

MBS store network expansion may not be implemented effectively.

The number of our MBS stores increased from 102 as of March 31, 2022 to 252 as of March 31, 2023. Our MBS store network expansion involves substantial risks, including the selection of suitable locations, the availability of suitable locations and competition for suitable development sites, the selection of appropriate partner store candidates, the ability of partner store operators to fulfil their commitments to build new locations and the time frames specified in their development agreements, the negotiation of acceptable lease terms for new locations, costs of construction, permit issuance and regulatory compliance, the ability to meet construction schedules, the availability of financing and other capabilities of partner store operators. We cannot assure you that partner store operators planning the opening of new MBS stores will have the ability or sufficient access to financial resources necessary to open and operate such stores. The partner store operators’ development and construction of new MBS stores may not be completed in a timely manner or at all. We cannot assure you that present or future development plans will perform in accordance with expectations. It cannot be assured that partner store operators will successfully participate in our strategic initiatives or operate locations in a manner consistent with our standards. Moreover, newly opened MBS stores may not achieve desired revenue or cash flow levels.

MBS stores in our network are subject to certain environmental laws and regulations.

Certain activities of our MBS stores involve the handling, storage, transportation, recycling, or disposing of various new and used products, which may generate solid and hazardous wastes. These business activities are subject to stringent laws and regulations governing the storage and disposal of these products and wastes, the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations upon our MBS stores’ operations, including the acquisition of permits to conduct regulated activities, the imposition of restrictions on where or how to store and handle new products and to manage or dispose of used products and wastes, the incurrence of capital expenditures to limit or prevent release of such material, the imposition of substantial liabilities for pollution resulting from our MBS stores’ operations, and costs associated with health claims from service personnel.

In addition, environmental laws and regulations have generally imposed further restrictions on our operations, which may result in significant additional costs to our business. Failure to comply with these laws, regulations, and permits may result in the assessment of administrative, civil, and criminal penalties, the imposition of remedial and corrective action obligations, and the issuance of orders limiting or preventing operation of our stores. For instance, according to the Law of the PRC on the Prevention and Control of Environmental Pollution by Solid Waste, it is prohibited to provide or entrust hazardous waste to units or other producers and business operators with no licenses for the collection, storage, utilization and disposal of the hazardous wastes. We have cooperated with local operators to dispose of the hazardous wastes, however, we cannot assure you that all such operators can obtain hazardous waste operation permits in a timely manner or at all. If such operators fail to do so, governmental authorities may ask us to make corrections within a specified time, levy fines, confiscate our income, and under serious circumstances, order us to cease operation or suspend our relevant business. Further, MBS stores that engage in car wash business are required to obtain or update the permit of discharging sewage into urban drainage networks. Stores without such permit may be ordered to stop the relevant activities, take rectification measures, and pay a fine of up to RMB500,000 for each instance. Any adverse environmental impact on our MBS stores, including, without limitation, the imposition of a penalty or order, could materially and adversely affect our business and results of operations.

Our business may be affected by advances in automotive technology, such as NEVs, autonomous driving and shared mobility.

The demand for our auto parts, auto accessories and automotive insurance related services may be adversely affected by continuing developments in automotive technology, including NEVs, autonomous driving and shared mobility. Advances in automotive technology may increase the useful life of those parts and therefore reduce the demand for our products and services, adversely affecting our sales. Increased prevalence of sensors and back-up cameras, and increased prevalence of autonomous driving vehicles and shared mobility, may reduce collisions, which may result in reduced needs for repairs and maintenance. NEVs, generally require less repairs and maintenance, and when they do, may require more specialized service. For instance, traditional maintenance services such as oil and filter change, and maintenance of ignition related parts are not required as NEVs are not equipped with internal combustion engine and exhaust system. We are actively exploring opportunities to provide dedicated automotive sales and services addressing the NEV market, such as searching for merger and acquisition opportunities, expanding and optimizing our product and service offerings, expanding and deepening our strategic cooperation with leading NEV brands, and accelerating the transformation and upgrading of our offline stores to be able to service NEVs. However, currently, our new car sales, auto parts and auto accessories sales, and automotive insurance related services are primarily focus on fuel cars. Our NEV new initiatives may not be well accepted by our customers and may not achieve expected results. Some new car models require us to incur additional costs to update diagnostic capabilities and technical training programs or may make providing such training programs more difficult.

If we are unable to provide high-quality services, our reputation and business may be materially and adversely affected.

Our continued success in maintaining and enhancing our brands depends, to a large extent, on our ability to provide consistent and high-quality services. Our ability to provide high-quality services depends on factors such as our ability to provide a reliable and smooth service procedures for our customers, our ability to further improve and streamline our service process, and our ability to continue to offer available cars, auto part, auto accessories and automotive insurance related services at competitively low costs. If our customers are not satisfied with our services, or if our system is severely interrupted or otherwise fails to meet their demand, our reputation could be adversely affected, and we could fail to maintain customer loyalty. Moreover, if the technicians at MBS stores do not follow the recommended operation procedures or provide otherwise defective services to customers, which may subject us to various liabilities and harm our brand image and reputation. In addition, any negative publicity or poor feedback regarding our customer service may harm our brands and reputation and in turn cause us to lose customers and market share.

Furthermore, for our business segment of auto parts and auto accessories sales, we primarily rely on our customer service hotlines and third-party sellers to provide certain shipping and after-sale services to our customers. If our customer service representatives or third-party sellers fail to provide satisfactory services, or if the waiting time is too long due to the high volume of calls from customers, our brands and customer loyalty may be adversely affected. In addition, any negative publicity or poor feedback regarding our customer service may harm our brands and reputation and in turn cause us to lose customers and market share.

Any harm to our brands or reputation may materially and adversely affect our business, market share and results of operations.

We believe that building a strong brand and reputation as a platform offering genuine products, standardized services and reliable after-sale services is critical to our business and competitiveness. The brand recognition and reputation of our “Autozi” brand, and the successful maintenance and enhancement of our brand and reputation have contributed and will continue to contribute significantly to our success and growth. Any negative perception and publicity, whether or not justified, such as complaints and accidents in relation to customer experience, products and services offered through our platform, and our brand awareness and recognition, and actual or perceived deterioration of our product and service quality could tarnish our reputation and reduce the value of our brand, which may result in loss of customers. Further, our competitors may fabricate complaints or negative publicity about us, our employees, our stores, and service personnel at our stores for the purpose of vicious competition. With the increased use of social media, adverse publicity can be disseminated quickly and broadly, making it increasingly difficult for us to respond and mitigate effectively.

In addition, if we are unable to maintain and enhance our brand reputation or fail to execute our brand strategy, not only our sales and services may decline, our new car sales, auto parts and auto accessories sales and automotive insurance related service offerings may not be widely accepted by customers either, which would adversely affect our business and the results of operations.

Misconducts, including illegal, fraudulent, or collusive activities, by our employees, MBS store operators, suppliers, manufacturers, cooperators and any third-party service providers, may harm our brands and reputation and adversely affect our business and results of operations.

Misconducts, including illegal, fraudulent or collusive activities, unauthorized business conducts and behaviors, or misuse of corporate authorization by our employees, MBS store operators, suppliers and manufacturers and other business partners could subject us to liability and negative publicity. They may conduct fraudulent activities, such as accepting payments from or making payments to other third parties in order to bypass our internal system and to complete shadow transactions and/or transactions outside our internal system, disclosing users’ information to competitors or other third parties for personal gains, using or providing counterfeit or inferior products, or applying for fake reimbursement. They may conduct activities in violation of Anti-unfair Competition Law, which may expose us to unfair competition allegations and risks. It is not always possible to identify and deter such misconduct, and the precautions we take to detect and prevent these activities may not be effective. We have historically received certain immaterial administrative penalties for such misconduct. Such misconduct could also damage our brands and reputation, which could adversely affect our business and results of operations.

In the event that we become subject to claims caused by actions taken by our employees, MBS store operators, suppliers, manufacturers and cooperators, we may attempt to seek compensation from the relevant employees, MBS store operators, suppliers, manufacturers and cooperators. However, such compensation may be limited, and we may be required to bear such losses and compensation at our own costs. This could have a material and adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate and potentially consummate necessary or desirable strategic alliance, acquisition, or investment, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may pursue selected strategic alliances and potential strategic acquisitions that are supplemental to our business and operations, including opportunities that can help us further expand our offline MBS store network, optimize our product and service offerings and improve our technology system. See “Business—Our Strategies” for details. However, strategic alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance or default by counterparties, and increased expenses in establishing these new alliances, any of which may materially and adversely affect our business. In addition, we may have limited ability to control or monitor the actions of our strategic partners. To the extent a strategic partner suffers any negative publicity as a result of its business operations, our reputation may be negatively affected by virtue of our association with such party.

The costs of identifying and consummating strategic acquisitions may be significant and subsequent integrations of newly acquired companies, businesses, assets and technologies would require significant managerial and financial resources and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our growth and business operations. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. The acquired businesses or assets may not generate the financial results we expect and may incur losses. The cost and duration of integrating newly acquired businesses could also materially exceed our expectations. In addition, the PRC laws and regulations may make it difficult for us to conduct acquisitions in the future. See “—Risks Relating to Doing Business in China—The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.”

We may not successfully expand into new car models, auto parts, auto accessories and service categories, or maintain existing car models and upgrade existing auto parts, auto accessories and automotive insurance related services.

We may expand into new car models, auto parts, auto accessories and service categories, put efforts to maintain existing car models, and upgrade our existing auto parts, auto accessories and automotive insurance related services to meet our customers’ evolving preferences. It is difficult to predict the preferences of our customers or a specific segment of customers. Changes of car models we sell and upgrades to our existing auto parts, auto accessories and automotive insurance related services may not be well accepted by our customers, and newly introduced car models, auto parts, auto accessories and service categories may not achieve expected results. The efforts to expand into new car models, auto parts, auto accessories and service categories, or the efforts to maintain exiting car models and upgrade existing auto parts, auto accessories and automotive insurance related services may also require substantial investments of additional human capital and financial resources. If we fail to improve our existing car models, auto parts, auto accessories, and automotive insurance related services or fail to introduce new ones in a timely or cost-effective manner, our ability to attract and retain customers may be impaired, and our results of operations and prospects may be adversely affected. For example, we cater to the specific needs of our customers based on our data and business insights. We cannot assure you that the existing car models, auto parts, auto accessories and automotive insurance related services that we offer will cater to the needs of potential or existing customers, sustain their popularity for a period of time that we expect them to, or be welcomed or well accepted by the market as we expect.

We may be subject to product defects or other quality issues and product liability exposure.

We and our MBS stores may receive defective products or products of substandard quality. Defects in products could result in personal injury and property damage and may give rise to claims against us or our MBS stores for losses and expose us and our stores to claims for damages. There can be no assurance that the insurance held by our MBS stores or us will be adequate to cover the associated risks of the sale and use of defective products. In the event that product liability arises, sales of such products could expose us to product liability claims relating to personal injury or property damage and may require product recalls or other actions. Third parties subject to such injury or damage may bring claims or legal proceedings against us as the retailer of the product or a platform service provider. Although we would have legal recourse against the manufacturers of such products under PRC law, attempts to enforce our rights against the manufacturers may be expensive, time-consuming and ultimately futile. In addition, if we fail to provide the real names, addresses and valid contact details of the products provider, the customers may also claim damages from us, or if we know or should have known that MBS store operators on our platform use our platform to infringe upon the legitimate rights and interests of customers but we fail to take necessary measures, we shall bear joint and several liability with the MBS store operators. To the extent such liability is either not covered by our insurance, the MBS store operators’ insurance or exceeds the policy limits, the aggrieved parties may seek to recover their losses from us, whether or not they are legally or contractually entitled to do so, which could increase litigation costs or result in liability for us. Additionally, if we or our MBS stores deliver any defective products, or if there is a perception that our products are of substandard quality, we may incur substantial costs associated with product recall, product returns and replacements, our credibility and market reputation could be harmed, and our results of operations and market share may be adversely affected. As of the date of this prospectus, we have not been subject to any material product defects related litigations, incidents, penalties, or product recall.

The wide variety of payment methods that we adopt may subject us to risks related to third-party payment processing.

We accept a wide variety of payment methods, including bank transfers and online payments through various third-party online payment platforms such as WeChat Pay, UnionPay and Alipay, in order to ensure smooth user experience. For certain payment methods, we pay varying service fees, which may increase over time and raise our operating costs and lower our profit margins. We may also be subject to fraud and other illegal activities in connection with the various payment methods we offer. We may fail to deal effectively with any fictitious transactions or other fraudulent conduct.

We are also subject to various rules, regulations and requirements governing electronic funds transfers, both in China and globally, which could change or be reinterpreted to make it difficult or impossible for us to comply with. In addition, the commercial banks and third-party online payment service providers that we work with are subject to the supervision of the People’s Bank of China, or the PBOC. The PBOC may publish rules, guidelines and interpretations from time to time regulating the operation of financial institutions and payment service providers that may in turn affect the business arrangements between such entities and us. For example, in November 2017, the PBOC published a notice, or the PBOC Notice, on the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. The PBOC Notice intended to prevent unlicensed entities from using licensed payment service providers as a conduit for conducting the unlicensed payment settlement services, so as to safeguard the fund security and information security. As the laws and regulations in this area are still evolving and subject to interpretation, we cannot assure you that the PBOC or other governmental authorities will find our current or planned new settlement mechanisms to be in compliance with the PBOC Notice. As of the date of this prospectus, we have entered into third-party payment service agreements with licensed entities and such business arrangements were confirmed by or filed with PBOC by such licensed entities. The licensed entities are reputable commercial banks. However, if the PBOC or other relevant governmental authorities consider our current or planned new settlement mechanisms not fully compliant with the PRC regulations, we may need to adjust our business and cooperation model with the commercial banks and third-party payment service providers, and be subject to penalties and orders to rectify, which may result in higher payment processing cost, and any of these events may materially and adversely affect our growth potential, business and results of operations.

Failure to comply with the fire safety filing requirements for some of our warehouses and offices may subject us to administrative penalties, which could cause our operations and financial conditions to be materially adversely affected.

PRC laws and rules provide various requirements with respect to fire safety in China. Detailed measures and requirements vary materially among various regions and are still evolving, and the application of such measures is subject to significant uncertainties in various cities. As of the date of this prospectus, some of our warehouses and offices had not completed required fire safety filings. We cannot assure you that we will be able to obtain or complete such filings or to timely respond to changes in the public security or fire safety standards issued by the governmental authorities from time to time. In light of our failure to timely complete all fire safety filings, we may be subject to administrative fines up to RMB5,000 for each self-operated workshop. Even if the premises have completed the fire safety filings, they may be randomly inspected by the relevant governmental authorities and if they fail to pass the random inspections after the fire safety filings, the premises may be closed down, which could materially and adversely affect our financial results. As of the date of this prospectus, none of our warehouses and offices that failed to complete the fire safety filings has been subject to any fines or other penalties due to lack of fire safety filings.

Failure to obtain insurance agency business permits for our insurance intermediation services may affect our ability to conduct our business, which could cause our operations and financial conditions to be materially adversely affected.

For the fiscal years ended September 30, 2021 and 2022, our revenues from insurance intermediation services amounted to US$0.03 million and US$0.01 million, representing 0.0% and 0.0% of our total revenues for the same periods, respectively. For the six months ended March 31, 2022 and 2023, our revenues generated from the insurance intermediation services were US$5,000 and US$1,000, respectively. and such income will continue to decrease. Pursuant to the Regulatory Provisions on Insurance Agents promulgated on November 12, 2020 and became effective on January 1, 2021, engaging in insurance agency business in the PRC shall obtain the relevant insurance agency business permit. Persons who engage in insurance agency business illegally without a permit shall be banned by the insurance authority, and illegal income shall be confiscated and a fine ranging from one to five times the amount of illegal income shall be imposed on them; where there is no illegal income or the amount of illegal income is less than RMB50,000, a fine ranging from RMB50,000 to RMB300,000 shall be imposed on them. As advised by our PRC legal counsel, Han Kun Law Offices, we may be required to obtain insurance agency business permits for insurance intermediation services. As of the date of this prospectus, we have not obtained any insurance agency business permits or other permits for our insurance intermediation services. If any of the relevant insurance authorities determine that our activities of providing insurance intermediation services to insurance companies in exchange for commissions fall within the scope of engaging in insurance agency business, our PRC subsidiaries engaging in such activities may be banned and subject to a fine, and our income from such business may be confiscated, which may materially and adversely affect our business, financial condition and results of operations.

Quantum Factoring and Quantum Data may be subject to administrative penalties or may be required to obtain approval or license for our loan facilitation services and factoring services.

One of our PRC subsidiaries, Quantum Jinfu Commercial Factoring (Shenzhen) Co., Ltd. (“Quantum Factoring”), a factoring company, have been engaged in loan facilitation business ever since 2017, via the service provider “QT Loantech” developed by other PRC Subsidiary Quantum Jinfu Data Technology (Beijing) Co., Ltd. (“Quantum Data”). Notwithstanding the foregoing, services provided by Quantum Data and Quantum Factoring have generated very limited income. Such income will continue to decrease since such services are only provided for existing users and there have been no increments in customers and income ever since 2020.

The promulgation of the Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, issued by the Special Rectification of Internet Financial Risks Working Group and the P2P Credit Risks Rectification Working Group on December 1, 2017, introduces the regulating guidance on cash loan businesses, including online micro-lending companies, P2P platforms and banking financial institutions. On the basis of Circular 141, the Interim Measures for Administration of Internet Loans Issued by Commercial Banks, or the Internet Loans Interim Measures, provides for more comprehensive and specific provisions on the cooperation between a banking financial institution and a loan facilitation operator.

Currently, we believe Quantum Data, as a data service provider, only provides technical services for the banks to source the target borrowers and facilitate the users to apply for loan; Quantum Factoring, as a service provider, has been providing factoring services as a factoring company, and we do not believe that we have provided any services which is in violation of the Circular 141, the Internet Loans Interim Measures, or other related regulations. However, we cannot assure you that the governmental authorities will find our services to be in strict compliance with the Circular 141, the Internet Loans Interim Measures, or other related regulations, and we may be required to cease or rectify any such services to comply with the foregoing laws and regulations.

Furthermore, The State Council promulgated the Regulations on the Supervision and Administration of Financing Guarantee Companies, or Financing Guarantee Rules, on August 2, 2017, which became effective on October 1, 2017. On October 9, 2019, nine government authorities including the China Banking and Insurance Regulatory Commission, or the CBIRC, the National Development and Reform Commission, or the NDRC and the Ministry of Industry and Information Technology, or the MIIT promulgated the Supplementary Provisions on the Supervision and Administration of Financing Guarantee Companies or the Supplementary Financing Guarantee Provisions, which for the first time, explicitly requires that institutions providing services such as borrower recommendation and credit assessment for various lending institutions shall not provide, directly or in a disguised form, financing guarantee services without prior approval. For the companies without the relevant financing guarantee license but actually engaging in financing guarantee business, the regulatory authorities shall cease such operations and cause these companies to properly settle the existing business contracts. As of the date of this prospectus, neither Quantum Data nor Quantum Factoring, has obtained financing guarantee license. Since we neither collected guarantee fees from the bank, nor took providing guarantees as our main operating business through Quantum Data or Quantum Factoring, we do not believe that our loan facilitation services and factoring services will be considered as financing guarantee services. However, we cannot rule out the possibility that government authorities could deem factoring services provided by Quantum Factoring, which involves paying cash deposit to the banks to secure repayment by the borrowers, as financing guarantee services. Given the evolving regulatory environment of the financing guarantee business, we cannot assure you that we will not be subject to any fines, penalties or other liabilities, or be required in the future by the relevant governmental authorities to obtain approval or license for financing guarantee business to continue our factoring business provided by Quantum Factoring. Notwithstanding the foregoing, services provided by Quantum Data and Quantum Factoring have generated very limited income. Such income will continue to decrease since such services are only provided for existing users and there have been no increments in customers and income ever since 2020. While we are closely monitoring the regulatory development, as of the date of this prospectus, we have not been informed by any regulatory authorities to cease or modify any of our current services due to violation of any rules with respect to loan facilitations or financing guarantee business under the Circular 141, the Internet Loans Interim Measures, or other related regulations.

On September 27, 2021, the PBOC promulgated the Administrative Measures for Credit Reporting Services, or the Credit Reporting Measures, which took effect on January 1, 2022. The Credit Reporting Measures define “credit information” to include “basic information, borrowing and lending information and other relevant information collected pursuant to the law to provide services for financial and other activities for identifying and judging the credit standing of businesses and individuals, as well as analysis and evaluation formed based on the aforesaid information.” In our current cooperation with financial institutions, one of our PRC subsidiaries, Quantum Data, although will not obtain or provide lending information of our users, would directly provide financial institutions with the enterprise information or personal information of our users on the “QT Loantech”, including basic user information (such as the name, age, identity information of individuals and the basic information of enterprise users etc.) and loan application related information (such as loan purpose and loan amount, information and data analyzed and evaluated information formed based on the historical transaction and order information in our e-commerce platform of such users, bank account information, etc.) , which may be deemed as credit information under the Credit Reporting Measures. As of the date of this prospectus, Quantum Data has not obtained any permit or filings record for credit information services, and our direct provision of such users’ personal information or enterprise information to financial institutions may not be permitted. Notwithstanding the foregoing, services provided by Quantum Data have generated very limited income and such income will continue to decrease. Meanwhile, as the Credit Reporting Measures is newly issued and there are no specific implementation rules with this regard, we are not sure how it will be interpreted and implemented and whether it will have an adverse impact on our business.

If we fail to obtain VATS license for the operation of our online supply chain cloud management systems and SaaS systems in the future, our business, financial condition and results of operations may be adversely affected.

According to the telecommunications regulations of the PRC, the value-added telecommunications services, or the VATS, refer to telecommunications and information services provided through public network infrastructures and the Classification Catalog of Telecommunication Services (2015 Edition) further divides the VATS into several detailed categories. PRC governments impose sanctions for engaging in the VATS without having obtained the VATS licenses for relevant categories. We believe we are not required to obtain VATS license for the operation of our online supply chain cloud management systems and SaaS systems, based on the facts that (i) our systems are software systems in nature, providing management services such as store managements, supply chain managements and insurance managements to several categories of users including automotive manufacturers, auto parts manufactures, insurance companies and MBS stores; and (ii) our systems do not operate as a platform for multiple sellers and users to match or procure their transactions as deal agent, such as Amazon. Thus, we are not directly involved in the provision of any type of value-added telecommunications services under the Classification Catalog of Telecommunication Services (2015 Edition). However, given that the interpretation of the regulations related to VATS and PRC regulatory authorities’ enforcement of such regulations are evolving and remain uncertain, and our business model is also evolving, it is unclear whether we will be required to obtain VATS licenses in the future. In the case that we are required to obtain any VATS licenses, we cannot assure you that we can obtain them in a timely manner or at all. If we are not able to comply with all applicable legal requirements, we may be subject to fines, confiscation of the gains derived from our non-compliant operations or suspension of our non-compliant operations, any of which may materially and adversely affect our business, financial condition and results of operations.

The approval of and the filing with the CSRC will be required in connection with our offshore offerings under PRC laws and our offering will be contingent upon the completion of such filing procedures. If we fail to comply with such filling requirements, our ability to offer securities to investors will become significantly limited or completely hindered, and the securities being offered will substantially decline in value and become worthless.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offering and listing which meet certain conditions, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing.

Based on the facts that (i) the total assets, net assets, revenues and profits of our PRC operating entities accounts for more than 50% of our corresponding figures in the most recent accounting year; (ii) our major operational activities are carried out in China, we believe that, as advised by our PRC legal counsel, Han Kun Law Offices, we will be required to file with the CSRC in accordance with the Trial Measures with respect to the offering and must complete the filing before the completion of our overseas offering and listing.

As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. Our offering will be contingent upon the completion of the filing procedures, and we are actively preparing our filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities, and the securities being offered to substantially decline in value and become worthless.

Our business is subject to various government regulations and regulatory interference in China. If we do not receive, complete, or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, it may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our business is subject to various government regulations and regulatory interference in China. As of the date of this prospectus, as advised by our PRC counsel, Han Kun Law Offices, except as disclosed in this prospectus and except for the filing with the CSRC in accordance with the Trial Measures with respect to the offering, we have obtained all permissions and approvals which we are required to obtain from PRC authorities to operate our business and to offer the securities being registered to foreign investors.

If we do not receive, complete or maintain necessary approvals or filings, or we inadvertently conclude that such approvals or filings are not required, or there is a change in the applicable laws, regulations, or interpretations such that we need to make filings or obtain approvals in the future, we may be subject to (i) investigations by competent regulatory authorities, (ii) fines or penalties, (iii) orders to suspend our operations and to rectify any non-compliance, or (iv) prohibitions from engaging in relevant businesses and even securities offerings.

However, given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practices by relevant governmental authorities, if the relevant governmental authorities consider that we were operating without proper approvals, licenses or permits, or if the relevant governmental authorities promulgate new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business and we are not able to obtain such approvals, licenses or permits or adjust our business model in a timely manner or at all, they have the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business. Any of these actions by the relevant governmental authorities may have a material adverse effect on our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Any disruption to our technology systems and resulting interruptions in the availability of our websites, applications, platforms, or services could adversely affect our business and results of operations.

The satisfactory performance, reliability and availability of our technology systems are critical to our success. We rely on our scalable technology infrastructure and corresponding online interfaces to connect our network with those of our various platform users. These integrated systems support the smooth performance of certain key functions of our business. However, our technology systems or infrastructure may not function properly at all times. We may be unable to monitor and ensure high-quality maintenance and upgrade of our technology systems and infrastructure, and users may experience service outages and delays in accessing and using our platforms as we seek to source additional capacity. In addition, we may experience surges in online traffic and orders associated with promotional activities and generally as we scale, which can put additional demand on our platform at specific times. As of the date of this prospectus, we have not experienced any material incident on our technology systems. However, any disruption to our technology systems and resulting interruptions in the availability of our website, applications, platform or services could adversely affect our business and results of operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Our technology systems may also experience telecommunications failures, computer viruses, failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, or other attempts to harm our technology systems, which may result in the unavailability or slowdown of our platform or certain functions, delays or errors in transaction processing, loss of data, inability to accept and fulfil orders, reduced order volume and the attractiveness of our platform. Further, hackers, acting individually or in coordinated groups, may also launch distributed denial of service attacks or other coordinated attacks that may cause service outages or other interruptions in our business. Any of such occurrences could cause severe disruption to our daily operations. If we cannot successfully execute system maintenance and repair, our business and results of operations could be adversely affected, and we could be subject to liability claims.

If we fail to keep up with the technological developments and implementation of advanced technologies, our business, results of operations and prospects may be materially and adversely affected.

We apply technology to serve our customers and MBS stores more efficiently and bring them better customer experience. Our success will in part depends on our ability to keep up with the changes in technology and the continued successful implementation of advanced technology, including AI, 5G, cloud computing, distributed architecture and big data analytics. If we fail to adapt our platforms and services to changes in technological development in an effective and timely manner, our business operations may suffer. Changes in technologies may require substantial expenditures in research and development as well as in modification of our services. Technical hurdles in implementing technological advances may result in our services becoming less attractive to customers and corporate clients, which, in turn, may materially and adversely affect our business, results of operations and prospects.

Our business has been and may continue to be adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic adversely affected our business. In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included, among others, extending the Chinese New Year holiday, travel restrictions, quarantines, remote working, cancellation of public events, and recommendations against travel for leisure. COVID-19 caused temporary closures of stores in our network and our offices in early 2020. While such restrictive measures have been largely lifted, our business has been and could continue to be adversely impacted by the effects of the COVID-19 pandemic. Since the beginning of 2021, a few waves of COVID-19 infections emerged in various regions of China, resulting in varying levels of travel restrictions and encouragement of reduced travel. These previous travel restrictions reduced customers’ travel and the demand for automotive sales and services in past a few years. Meanwhile, we have experienced and may continue to experience impacts caused by business disruptions to certain of our suppliers as a result of the COVID-19 pandemic. As we have a nationwide network of suppliers, such disruptions do not have a material adverse impact on our business, financial condition, results of operations and cash flows. The COVID-19 resurgence caused by the Omicron variants since late March 2022 adversely affected our operations in certain cities in China. In particular, in the first half of 2022, our cooperating stores in certain cities also went through temporary closures due to lock-downs caused by COVID-19, among which, 71 cooperating stores in Shandong Province were temporarily closed for approximately three months due to the relevant lock-down policies, and 51 cooperating stores in Beijing also experienced temporary closures for approximately two months due to the city-wide lock-down.

Although the Chinese government optimized its COVID-19 control policies and lifted some restrictions in a ten-point notice released on December 7, 2022, we cannot guarantee that the COVID-19 pandemic will not further escalate or have a material adverse effect on our results of operations, financial position or prospects. Recently, there has been an increasing number of sporadic COVID-19 cases, in multiple cities in China, along with the policy adjustment. There remain significant uncertainties surrounding COVID-19, including the existing and new variants of COVID-19, and its further development as a global pandemic, including the effectiveness of vaccine programs against existing and any new variants of COVID-19. The extent of any possible business disruption and the related impact on our financial results and outlook cannot be reasonably estimated at this time.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks may disrupt our operations, which could materially and adversely affect our business, financial condition, results of operations and prospects.

In recent years, there have been outbreaks of epidemics globally. In addition to the impact of COVID-19 as described above, our business could be materially and adversely affected by natural disasters, such as snowstorms, earthquakes, fires or floods, the outbreak of other widespread health epidemic, such as swine flu, avian influenza, severe acute respiratory syndrome, Ebola, or Zika or other events, such as wars, acts of terrorism, environmental accidents, power shortage or communication interruptions. The occurrence of such a disaster or prolonged outbreak of an epidemic illness or other adverse public health developments in the countries and regions we operate in could materially disrupt our business and operations. Such events could also significantly affect our industry and cause a temporary closure of the facilities we use for our operations, which would severely disrupt our operations and have a material adverse effect on our business, financial condition, results of operations and prospects. Our operations could be disrupted if any of our employees were suspected of having any of the epidemic illnesses, since this could require us to quarantine some or all of such employees or disinfect the facilities used for our operations. In addition, our revenues and profitability could be materially reduced to the extent that a natural disaster, health epidemic or other outbreak harms the Chinese or global economy in general. Our operations could also be severely disrupted if our clients, customers or other participants were affected by such natural disasters, health epidemics or other outbreaks.

We may be subject to social and natural catastrophic events that are beyond our control, such as natural disasters, health epidemics, riots, political and military upheavals and other outbreaks in the country or region where we have our operations or where a portion of our customers are located. Such events could significantly disrupt our operations and negatively impact our business, financial condition, results of operations and prospects.

Any failure of any of our key suppliers to deliver new cars, auto parts or auto accessories could negatively influence our ordinary business operations.

We procure new cars, auto parts and auto accessories from both domestic and global suppliers. For the fiscal years ended September 30, 2021 and 2022, expenses incurred in relation to our five largest suppliers in terms of contract amount accounted for 27.8% and 12.8% of our total expenses for the same periods, respectively. For the six months ended March 31, 2022 and 2023, expenses incurred in relation to our five largest suppliers in terms of contract amount accounted for 20.3% and 14.2% of our total expenses for the same periods, respectively. We attempt to mitigate our supply chain risk by qualifying and obtaining cars, auto parts and auto accessories from multiple sources where practicable and maintaining safety stock for certain key car models, auto parts and auto accessories with lengthy procurement lead times. However, we may still experience shortages or the available auto parts and accessories may not meet our specifications or quality needs. See “—Our business has been and may continue to be adversely affected by the COVID-19 pandemic.” Furthermore, qualifying alternative suppliers may be time consuming and costly. Any disruption in the supply of new cars, auto parts and auto accessories could temporarily disrupt our daily business operations, until an alternative supplier is fully qualified by us or we are able to procure the relevant car models, auto parts or auto accessories in sufficient quantities from other existing suppliers. See “—Supply chain shortages and interruptions, fluctuations in prices and our relationship with suppliers could adversely affect our results of operations.” With the development and expansion of our business, we will need to more accurately forecast, purchase, warehouse and transport new cars, auto parts and auto accessories to customers and MBS stores. If we fail to match the timing and quantities of procurement to our actual needs, we may incur unexpected business disruption, storage and write-off costs, which could have a material adverse effect on our financial and operating results.

Supply chain shortages and interruptions, fluctuations in prices and our relationship with suppliers could adversely affect our results of operations.

We and MBS stores are dependent upon frequent deliveries of automotive parts and accessories that meet our quality specifications. Shortages or interruptions in the supply caused by unanticipated demand, problems in production or distribution, acts of terrorism, financial or other difficulties of suppliers, labor actions, inclement weather, natural disasters such as floods, drought and hurricanes, outbreak of disease, including COVID-19 and other pandemics, or other conditions could adversely affect the availability, quality and cost of supplies for such products, which could lower our revenues, increase operating costs, damage brand reputation or otherwise harm our business. Such shortages or interruptions could also reduce our profit margins which may in turn materially and adversely affect our business and results of operations.

Our business also depends on developing and maintaining close relationships with our suppliers and on our suppliers’ ability or willingness to sell quality products to us at favorable prices and terms. Many factors beyond our control may harm these relationships and the ability or willingness of these suppliers to sell us products on favorable terms. In addition, the consolidation among auto parts and accessories suppliers, distributors, or wholesalers may disrupt or end our relationship with some suppliers and could lead to less competition and result in higher prices.

We are subject to risks relating to the warehousing and logistics of our products.

Some of the inventories kept in our warehouses may involve hazardous chemicals and we may transport those hazardous chemicals by ourselves or through third parties from time to time. The storage and transportation of chemicals involve inherent safety risks. We may face challenges with respect to the storage, transportation, handling, protection and examination of these chemicals by the governmental authorities. We cannot assure you that our risk management system will eliminate all possibilities of hazardous chemical diffusions, combustions, and other types of hazardous chemical accidents. For instance, we might be held liable for hazardous chemical accidents that happen on the premises of our leased properties. In the event that our use of leased properties is determined to be in violation of applicable requirements, such as the requirements for storage of hazardous chemicals, we may be subject to fines and forced to relocate the affected operations. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties.

We transport auto parts and accessories to customers and MBS stores primarily via third-party logistics services. We are not able to control or predict the actions of these service providers. Logistics may be disrupted for a number of reasons that may be beyond our control or the control of our logistics service providers, including, without limitation, epidemics, adverse weather condition, natural disasters, transportation interruptions or labor unrest or shortage. Further, cars and personnel of third-party logistics service providers may be involved in transportation accidents, and the products carried by them may be lost, damaged, destroyed, or may cause safety accidents, and we may be subject to various levels of liabilities associated with personal injuries or property damages if such accidents happen. In addition, we cannot assure you that all such logistics providers have obtained the required permits for dealing with hazardous chemicals. If any of such logistics service providers fails to obtain the required permits in a timely manner or at all, we may be penalized by the governmental authorities for engaging such service providers. Such interruptions to or failures in such third-party logistics service providers’ operations may obstruct the timely or successful delivery of our products. If products are not delivered on time, the normal operation of stores may be adversely affected and our customers may wait longer time to have their cars serviced, which may harm our brand image and reputation. If the products are delivered in a damaged state, our customers may return the products and may claim refund from us and their confidence in us may be impaired. If any of our logistics service providers’ operations or services are disrupted or terminated, we may not be able to find alternative qualified service providers on commercial terms to our satisfaction in a timely and reliable manner, or at all. As a result, our business, reputation, financial condition and results of operations may be materially and adversely affected.

Moreover, natural disasters or other unanticipated catastrophic events, including power interruptions, water shortage, storms, fires, earthquakes, cybersecurity attacks, terrorist attacks and wars, as well as changes in governmental planning for the land underlying the warehousing facilities, may also result in the closure of one or more of our facilities, or may adversely affect our ability to deliver inventory to our stores in a timely manner. Any interruptions or delays in our supply chain service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could affect our ability to timely provide products to our customers, resulting in lost sales or a potential loss of customer loyalty, any of which could significantly impair our business, financial condition and results of operations.

We may need additional capital to pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and financing may not be available on terms acceptable to us, or at all.

Since inception, we raised capital through bank loans, equity financing, and bond issuance to support the growth of our business. As we intend to continue to make investments to support the growth of our business, we may need additional capital to make continued investments in facilities, hardware, software, technological systems and to retain talents to remain competitive. Due to the unpredictable nature of the capital markets and our industry, we cannot assure you that we will be able to raise additional capital on terms acceptable to us, or at all, if and when required, especially if we experience disappointing operating results. Repayment of the indebtedness may divert a substantial portion of cash flow to repay principal and service interest, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and we may suffer default and foreclosure on our assets if our operating cash flow is insufficient to fulfill our obligations, which could in turn result in acceleration of obligations to repay the indebtedness and limit our sources of financing.

Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A ordinary shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition, results of operations and prospects could be adversely affected.

Our cash flows, financial conditions and business operations may be negatively affected due to the guarantees we provide to third parties.

Previously in 2019, we sold auto parts and accessories through our online platform, we used to cooperate with commercial banks to offer credits to large customers, primarily business entities in China. Under such older business model, we, as the main seller on the platform, purchased auto parts and accessories from upstream manufacturers and sold them to downstream customers. Those large customers could use their credits to buy auto parts and accessories on our platform and then paid back to the banks when the bill was due. So, in addition to the proceeds of the sale of auto parts and accessories, we would also be able to take a certain amount of service fees from these funds as revenue. Due to the credit deterioration of some customers, they could not repay on time and thus we had to undertake a certain amount of debt to commercial banks. As a result of negotiations and payment rescheduling, those commercial banks extended these customers’ repayment term and allowed them to repay by installment, but we should be the guarantor for such payments. In recent years, the competent authorities of China have begun to conduct a special campaign against internet financial risks. Due to the Notice on Regulating and Rectifying “Cash Loan” Business, or the Circular 141, we were unable to operate under such a business model. According to Circular 141, activities offering cash loans, which are characterized by the lack of specific consumption scenarios, designated purposes, targeted users or mortgages, are subject to inspections and rectifications to prohibit excessive borrowing and granting credits repeatedly to individual borrowers, collecting interests at abnormally high interest rates and violating privacy. Circular 141 clarifies that no organization or individual shall start a loan business without the required qualifications and approved licenses. Therefore, since

2020, we no longer provide credit lines to our new customers in the auto part and accessories sales business as such services may be defined as loan business, nor hold a large inventory of auto parts and accessories. If any of the third parties benefiting from our guarantees defaults on its payments, the banks may exercise its right under the guarantee to demand repayment from us. As a result, our cash flows, financial conditions and business operations may be negatively affected.

Our business is subject to a certain level of seasonality.

Seasonal changes may impact the demand for our new car sales, automotive insurance related services, and auto parts and auto accessories, which is generally common for our industry. We have historically recorded lower revenues in the first quarter of each year. During the first quarter, stores are temporarily closed as technicians return home for the Chinese New Year holidays and there is relatively low level of road travel activity during the winter and the Chinese New Year holiday period. We have historically recorded higher revenues in the second half of each year. Our car sales are generally higher in the second half of the year, especially in the fourth quarter. Accordingly, more car owners perform maintenance on their cars in the second half of the year given that maintenance schedules are often on an annual basis (if not based on mileage). In addition, we also typically experience a seasonal surge in volume of auto parts and accessories sales during the third and fourth quarters of each year when we launch special promotional campaigns like other major online e-commerce platforms, for example, around China’s new online shopping festivals on June 18 and November 11 each year. We may experience capacity and resource shortages in fulfilling orders during the period of such seasonal surge in our business, which could materially and adversely affect our business and results of operations.

Failure to manage inventory at optimal levels could adversely affect our business, financial condition, and results of operations.

We are required to manage a certain volume of inventory for our business. We depend on demand forecasts for cars, auto parts and auto accessories to make procurement plans and manage our inventory. Our forecast for demands, however, may not accurately reflect the actual market demands, which depends on a number of factors including, without limitation, launches of new products, changes in product lifecycles and pricing, product defects, changes in customer spending patterns, manufacturer backlogs and other suppliers/manufacturers-related issues, as well as the volatile economic environment in China. We cannot assure you that we will be able to maintain proper inventory levels for our business at all times, and any such failure may have a material and adverse effect on our business, financial condition and results of operations.

Inventory levels in excess of demand may result in inventory write-downs, inventory overstock, or a decrease in inventory sales prices and a potential negative effect on our liquidity. If we fail to manage our inventory effectively, we may be subject to heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

Conversely, if we underestimate the demand or if we experience faster-than-expected growth, or if our suppliers fail to provide auto parts and accessories to us in a timely manner, we may experience inventory shortages, which may, in turn, require us to procure auto parts and accessories at higher costs, result in unfulfilled user orders, leading to a negative impact on our financial condition and our relationships with partner store operators.

Additionally, we also rely extensively on our artificial intelligence algorithms to manage inventory levels at a specific warehouse, smart warehouse or smart cabinet, and such inventory levels might not accurately correspond to actual market demands and could lead to under-stocking or over-stocking in the warehouses, smart warehouses or smart cabinets. Therefore, although we try to monitor inventory levels in these warehouses or stores to the extent we can, we cannot assure you that there will not be under-stocking or overstocking in these warehouses, smart warehouses or smart cabinets.

Increases in labor costs in the PRC and noncompliance with labor laws and regulations may materially and adversely affect our business and our margin profile.

China’s overall economy and the average wage have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers who pay for our products and services, our margin profile and results of operations may be materially and adversely affected. Further, pursuant to the PRC Labor Law, as amended, or the Labor Contract law, and its implementation rules, employers are subject to various requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to affect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

In addition, under the PRC Social Insurance Law and the Administrative Measures on Housing Provident Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds, and employers are required, together with their employees or separately, to promptly pay the contributions to social insurance and housing provident funds for their employees in full amount and make timely registration with the relevant social insurance or housing provident fund authorities. As of the date of this prospectus, we have not made social insurance contributions in full or made any housing provident funds contributions for all of our employees, and certain of our PRC subsidiaries have not made timely contribution registration of housing provident fund with the relevant housing provident fund authorities in accordance with the relevant PRC laws and regulations. Under the PRC Social Insurance Law, orders to make full contributions within a prescribed time may be imposed on an employer for not making full social insurance contributions for employees in a timely manner. If any of the relevant social insurance authorities is of the view that the social insurance contributions we made for our employees do not comply with the requirements under the relevant PRC laws and regulations, it may order us to pay the outstanding balance within a prescribed time period plus a late fee of 0.05% of the total outstanding balance per day. If we fail to do so, we may be subject to a fine ranging between one to three times of the total outstanding balance. Under the Administrative Measures on Housing Provident Fund, orders to make full contributions within a prescribed time may be imposed on us for not making housing provident funds contributions for employees in a timely manner. If we fail to do so, the relevant housing provident fund authorities may apply to a PRC court for an order of mandatory payment. Besides, the relevant housing provident fund authorities may order certain of our PRC subsidiaries to make contribution registration of housing provident fund within a prescribed time limit. If we fail to do so, we may be subject to a fine ranging from RMB10,000 to RMB50,000. In addition, certain of our employees engage third-party human resources agencies to make social insurance and housing provident fund contributions for the employees, and we cannot assure you that such third-party agencies make such contributions in full in a timely manner, or at all, and even if they do, regulators may deem such practice to be noncompliant with the relevant labor laws and bring enforcement actions against us. If the relevant PRC authorities determine that we shall make up for social insurance and housing provident fund contributions or that we are subject to fines and legal sanctions in relation to our failure to make social insurance and housing provident fund contributions in full for our employees and make timely contribution registration of housing provident fund with the relevant housing provident fund authorities, our business, financial condition and results of operations may be adversely affected.

However, we cannot assure you that our employment practices will be deemed to be in compliance with labor-related laws and regulations in China due to interpretation and implementation uncertainties related to the evolving labor laws and regulations, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

We are subject to risks relating to our leased properties.

We lease certain real properties in China from third parties primarily as office space and operation facilities. As of the date of this prospectus, for some of our leased office spaces and warehouses, we have not been provided by the lessors with the applicable certificates, approvals or any other documentation proving their right to lease those properties to us or the actual use of such premises is not consistent with the designated use of premises as stated in the relevant ownership certificate. If our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant governmental authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with the owners or other parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us. In addition, in the event that our use of properties is successfully challenged, we may be forced to relocate. Moreover, we may become involved in disputes with the property owners or third parties who otherwise have rights to or interests in our leased properties. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to material liability resulting from third parties’ challenges on our use of such properties. As a result, our business, financial condition and results of operations may be materially and adversely affected. In addition, if our partner store operators were not able to find replacement premises for their stores due to any lease deficiencies, the daily operations of such stores may be negatively affected.

Furthermore, we have not registered any of our leasehold interests with the relevant Chinese governmental authorities as required by PRC law, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant Chinese governmental authorities. Failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, but the real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time, and failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each of such lease agreements. See “—Risks Relating to Doing business in China—We may be subject to penalties for failure to register our lease with the PRC real estate administration department.”

As of the date of this prospectus, we had not been subject to any actions, claims or investigations threatened against us or our lessors with respect to the defects in our leasehold interests which may have a material adverse impact on our business, financial condition and results of operation. However, if any of our leases is terminated as a result of challenges by third parties or governmental authorities for lack of title certificates or proof of authorization to lease, we do not expect to be subject to any fines or penalties, but we may be forced to relocate the affected offices, stores or warehouses and incur additional expenses relating to such relocation. We cannot guarantee that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we fail to relocate our operations in a timely manner, our operations may be interrupted.

Failure to renew our current leases or locate desirable alternatives for our facilities could materially and adversely affect our business.

We lease properties to operate a majority of our warehouses and offices, and some of MBS store owners lease properties to operate their stores. We and our MBS store operators may not be able to successfully extend or renew such leases upon expiration, on commercially reasonable terms or at all, and may be forced to relocate the affected operations. Such relocation may disrupt our operations and result in significant relocation expenses, which could adversely affect our business, financial condition and results of operations. We may not be able to locate desirable alternative sites for our facilities as our business continues to grow and failure in relocating our operations when required could adversely affect our business and operations. In addition, we compete with other businesses for premises at certain locations or of desirable sizes. Even if we or our partner store operators are able to extend or renew the respective leases, rental payments may significantly increase as a result of the high demand for the leased properties.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property (which we have ownership or legal rights to use) as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete arrangements with our employees and others, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that our patent applications will be approved, that any issued patents will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Further, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. We cannot assure you that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations. As of the date of this prospectus, the registration application of two of our trademarks currently used by one of our PRC entities, Quantum Data, has been rejected by the Trademark Office of China National Intellectual Property Administration. Thus, we cannot guarantee that we are able to register and maintain the intellectual property right of such trademark. If our use of such trademark is found to have infringed the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such trademark.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We have been, and from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our solutions or services, the solutions or services provided by third-party merchants on our marketplace, or other aspects of our business. There could also be existing patents of which we are not aware that our solutions or services may inadvertently infringe. We cannot assure you that holders of patents purportedly relating to some aspects of our technology platform or business, if any such holders exist, would not seek to enforce such patents against us in China, the U.S. or any other jurisdictions. Further, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question. Finally, we use open-source software in connection with our solutions and services. Companies that incorporate open-source software into their solutions and services have, from time to time, faced claims challenging the ownership of open-source software and compliance with open-source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open-source software or noncompliance with open-source licensing terms. Some open-source software licenses may require customers who distribute open-source software as part of their software to publicly disclose all or part of the source code to such software and make available any derivative works of the open-source code on unfavorable terms or at no cost. Any requirement to disclose our source code or pay damages for breach of contract could be harmful to our business, results of operations and financial condition.

Regulatory actions, legal proceedings, and customer complaints against us or our constituents could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

We were involved in litigations and other disputes in the ordinary course of our business, which include lawsuits, arbitration, regulatory proceedings, and other disputes relating to our business. Along with the growth and expansion of our business, we or our constituents may be involved in litigations, regulatory proceedings, and other disputes arising outside the ordinary course of our business. Such proceedings, investigations, claims, and complaints could be initiated or asserted under or on the basis of a variety of laws in different jurisdictions, including data protection and privacy laws, labor and employment laws, anti-monopoly or competition laws, transportation laws, advertising laws, intellectual property laws, securities laws, tort laws, contract laws, and property laws. They may also cause a diversion of our management’s attention, result in reputational damage to us and our management, and lead to legal proceedings against our directors, officers, or employees. Given the uncertainty, complexity, and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. If we fail to defend ourselves in these actions, we may be subject to restrictions, freezing of our assets, negative publicity, substantial monetary damages, legal defense costs, injunctive relief, and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. Even if we are successful in our attempt to defend ourselves in legal and regulatory actions or to assert our rights under various laws and regulations, the process of communicating with relevant regulators, defending ourselves, and enforcing our rights against the various parties involved may be expensive and time-consuming.

Our PRC subsidiary, Autozi Internet Technology Co., Ltd. (“Autozi Internet Tech”), historically entered into financing agreements with different investors who are currently its shareholders. Upon certain conditions, if these investors require Autozi Internet Tech to redeem their shares, our cash flows may be influenced and we may face legal proceedings in China, which would materially and negatively affect our reputation, financial conditions and business operations.

Historically, our PRC subsidiary, Autozi Internet Technology Co., Ltd., had entered into several equity financing agreements with investors (the “Historical Equity Financing Agreements”), in order to raise capital for business development. Some of the Historical Equity Financing Agreements provided that, if Autozi Internet Tech failed to complete a qualified public offering as agreed within a certain period of time, the investors, currently the shareholders of Autozi Internet Tech, should have the right to request Autozi Internet Tech, the then shareholders of Autozi Internet Tech, and/or Dr. Houqi Zhang, the founder of Autozi Internet Tech to redeem such shares at an agreed price. As of the date of this prospectus, we are actively negotiating with the investors who own such rights. However, there can be no assurance that we could reach an agreement with them, or even if an agreement can be reached, the terms may not be favorable to us. In case if any disputes arise, we may face lawsuits in China. The potential duties of Autozi Internet Tech to redeem shares as well as potential legal proceedings, may materially and negatively affect our reputation, financial conditions and business operations.

Autozi Internet Tech’s shareholder, Shenzhen Jinfeng Chuangfu Holding Group Co., Ltd. (“Shenzhen Jinfeng”), based on its financing agreement with Auto Internet Tech, once submitted an arbitration application to Beijing Arbitration Commission in January 2019, requesting our founder, Dr. Houqi Zhang, to redeem all of its equity interest in Autozi Internet Tech with a total payment of approximately RMB50.0 million plus interests. In August 2019, Beijing Arbitration Commission issued an arbitration award and held that Dr. Zhang shall bear the repurchase amount of RMB50.0 million, and related expenses such as unpaid interest and liquidated damages (the “Arbitration Award”). Subsequently, Dr. Zhang entered into a settlement agreement in January 2020 with Shenzhen Jinfeng, and entered into a Supplement Agreement I in March 2020 and a Supplement Agreement II in November 2020, respectively (together the “Settlement Agreements”). Based on the Settlement Agreements, in May 2020, Dr. Zhang pledged 5.0% equity interest in Autozi Internet Tech to Shenzhen Jinfeng and there is still approximately RMB17.0 million outstanding as of the date of this prospectus. Moreover, according to Supplement Agreement II, since the mutually agreed deadline for our initial public offering has already lapsed, Shenzhen Jinfeng would have a right to resume enforcement under the Arbitration Award, including applying for direct enforcement of the pledged equity interest of Dr. Zhang, which may impose a negative impact on our corporate structure and Dr. Zhang’s shareholding percentage in Autozi Internet Tech. On February 22, 2023, Dr. Zhang received a demand letter from Shenzhen Jinfeng (the “Demand Letter”), which requested Dr. Zhang to pay back RMB17.0 million and the relevant interests incurred within ten days upon receipt of such Demand Letter. If Dr. Zhang fails to fully pay back Shenzhen Jinfeng on the relevant amounts, Shenzhen Jinfeng reiterated that it may take further actions including but not limited to resuming enforcement under the Arbitration Award, or filing another lawsuit at competent court against Dr. Zhang. In addition, in connection with the financing agreements by and among Dr. Zhang, Auto Internet Tech and its three shareholders, Shenzhen Innovation Investment Group Co. Ltd (the “Shenzhen Innovation”), Jincheng Hongtu Venture Capital Co., Ltd. (the “Jincheng Hongtu”) and Shanxi Hongtu Innovation Venture Capital Co., Ltd. (the “Shanxi Hongtu”), certain arbitration applications were filed by said shareholders with the Beijing Arbitration Commission regarding the redemption of their equity interests in Auto Internet Tech and later in June 2022, relevant parties settled these arbitrations by agreements under which Dr. Zhang shall bear the repurchase amount of approximately RMB81.5 million in total and related expenses such as arbitration fees. As of the date of this prospectus, we are actively negotiating with Shenzhen Jinfeng, Shenzhen Innovation, Jincheng Hongtu and Shanxi Hongtu to wait for Dr. Zhang’s payment of remaining outstanding amounts and cooperate to terminate the equity pledge of Dr. Zhang’s 5.0% equity interest in Autozi Internet Tech.

Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.

We provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, maternity insurance and medical insurance for most of our employees. However, as of the date of this prospectus, we had not made sufficient social insurance and housing provident fund contributions for all of our employees in full in accordance with the relevant PRC laws and regulations. For detailed descriptions of associated risks, see “—Increases in labor costs in the PRC and noncompliance with labor laws and regulations may materially and adversely affect our business and our margin profile.” We do not maintain any commercial insurance in relation to our business operations. We consider our insurance coverage to be sufficient for our business operations in China. However, we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls.

We have direct or indirect interactions with officials and employees of government agencies and state- owned affiliated entities in the ordinary course of business. These interactions subject us to an increased level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants, agents and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.

If we are unable to protect our customers’ personal information, we could be exposed to data loss, litigation, and liability, and our reputation could be significantly harmed.

In the ordinary course of our business, we collect certain personal information provided by our customers, which is stored in our own server. Privacy protection is increasingly demanding, and the use of electronic payment methods and collection of certain personal information expose us to increased risk of privacy and/or security breaches as well as other risks. We may experience or be affected by security breaches in which our customers’ personal information is stolen. Also, security and information systems that we use or rely on may be compromised as a result of data corruption or loss, cyberattack or a network security incident or we may fail to comply with applicable laws and regulations. Although private networks are used to transmit confidential information, third parties may have the technology or know-how to breach the security of the customer information transmitted, and the security measures employed may not effectively prohibit others from obtaining improper access to this information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect for long periods of time, which may cause a breach to go undetected for an extensive period of time. Advances in computer and software capabilities, new tools, and other developments may increase the risk of such a breach. If a person is able to circumvent our security measures or those of third parties, he or she could destroy or steal valuable information or disrupt our operations. We may become subject to claims for purportedly fraudulent transactions arising out of the unlawful access or exfiltration of personal data, and we may also be subject to lawsuits, administrative fines or other proceedings relating to these types of incidents. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our business, financial condition and results of operations. Further, adverse publicity resulting from such claims or proceedings could significantly harm our reputation which, in turn, may have an adverse effect on our business, financial condition and results of operations. See also “—Risks Relating to Doing Business in China—We are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations, including improper use or appropriation of personal information provided directly or indirectly by our customers or end customers, could have a material adverse effect on our business, financial condition and results of operations.”

Changes in laws and regulations related to the internet and fixed telecommunications or changes in the internet infrastructure and fixed telecommunications networks itself may diminish the demand for our products and services, and could have a negative impact on our business.

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication and business solutions. Access to the internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. We rely on this infrastructure to provide data communications primarily through local telecommunication lines and wireless telecommunication networks. In addition, the national networks in China are connected to the internet through international gateways. These international gateways are the only channels through which a domestic customer can connect to the internet and may not sufficiently support the continually growing demand for internet usage. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platforms. We cannot assure you that the internet infrastructure and the fixed telecommunications networks in China can support the demands associated with the continued growth in internet usage. If we cannot increase our capacity to deliver our online services, we may not be able to accommodate the increases in traffic we anticipate from our expanding customer base and the adoption or acceptance of our offerings may be hindered, which could adversely impact our business and profitability. In the event of disruptions, failures or other problems with internet infrastructure, we or our customers may not have access to alternative networks on a timely basis, if at all. Additionally, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be materially and adversely affected. Furthermore, if internet access fees or other charges to internet customers increase, some customers may be prevented from accessing the mobile internet and thus cause the growth of mobile internet customers to decelerate. Such deceleration may adversely affect our ability to continue expanding our customer base.

Our technology infrastructure may encounter disruptions or other outages caused by problems or defects in our technologies and systems, such as malfunctions in software or network overload. Incidents of serious network overload may cause laggings for some of our customers for a period of several hours each time, and may negatively affect our customer experience. Our growing operations will place increasing pressure on our server and bandwidth capacities as we further expand our customer base and develop more features and functions. We may encounter problems when upgrading our systems or services and there may be undetected programing errors, which could adversely affect the performance of our operating systems and customer experience. Furthermore, our infrastructure is also vulnerable to damages from fires, floods, earthquakes, power loss and telecommunication failures.

Government bodies or agencies in jurisdictions where we have operations have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes to these laws or regulations could require us to modify our solutions in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, result in reductions in the demand for internet-based services such as ours.

In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses”, “worms” and other malicious programs and the internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. Any network interruption or inadequacy that causes interruptions to our platforms, or failure to maintain the network and server or solve such problems in a timely manner, could reduce our customer satisfaction, which in turn, could adversely affect our reputation, customer base and our business, financial condition, results of operations and prospects.

Our business depends on the continued efforts of our senior management, particularly our founder, chairman and chief executive officer Dr. Houqi Zhang. If Dr. Zhang, or one or more other of our key executives and employees, were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continuing services of our senior management, particularly Dr. Zhang, our founder, chairman and chief executive officer, and our other executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our key executives of our subsidiaries in China, there is no assurance that any member of our management team will not join our competitors or form a competing business. Moreover, it is possible that our key employees, upon their departure, will join our competitors or start their own competing businesses, and may solicit certain of our current customers, which may adversely affect our business, financial results and daily operations. If any dispute arises between us and our current or former officers, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our founder, Dr. Houqi Zhang, will beneficially own more than 50% of our total voting power immediately after the completion of this offering. Pursuant to our post-offering memorandum and articles of association, an ordinary resolution to be passed at a shareholders’ meeting requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding and issued ordinary shares cast at a meeting. A special resolution will be required for important matters such as making changes to our post-offering memorandum and articles of association. As a result, Dr. Houqi Zhang will have the ability to control or significantly influence the outcome of most (or all, as applicable) matters requiring approval by shareholders. In addition, for so long as we remain a controlled company under that definition, we are permitted to elect to rely on, and may rely on, certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors and the requirements regarding compensation and nominating committees. We do not currently plan to utilize the exemptions available for controlled companies after we complete this offering, but instead, we plan to rely on the exemption available for foreign private issuers to follow our home country governance practices. If we cease to be a foreign private issuer or if we cannot rely on the home country governance practice exemptions for any reason, we may decide to invoke the exemptions available for a controlled company as long as we remain a controlled company. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We have no experience operating as a public company.

We have no experience conducting our operations as a public company. After we become a public company, we may face enhanced administrative and compliance requirements, which may result in substantial costs. The majority of our directors and executive officers have no experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and share price.

We will be subject to changing laws, rules and regulations in the U.S. regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risks associated with non-compliance.

Following this offering, we will be subject to rules and regulations by various governing bodies and self- regulatory organizations, including, for example, the SEC and The Nasdaq Stock Market, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.

We are subject to the reporting requirements of the Exchange Act of 1934, or Exchange Act, the Sarbanes- Oxley Act and the rules and regulations of the Nasdaq Stock Market. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting, as we are not required to provide a report of management’s assessment on our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies. However, in the course of auditing our combined financial statements for the financial statements included elsewhere in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as of March 31, 2023. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to (1) lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements and (2) lack of independent directors and an audit committee.

In response to the material weaknesses identified prior to this offering, we are in the process of implementing a number of measures to address the material weakness identified, including but not limited to, (1) recruitment of more qualified accounting personnel, engaging financial advisor with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework and (2) recruitment of independent directors, establishing an audit committee and strengthening corporate governance.

However, we cannot assure you that we will not identify additional material weaknesses or significant deficiencies in the future. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes- Oxley Act, our Class A ordinary shares may not be able to remain listed on the Nasdaq Global Market.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we are a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes- Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Our results of operations may be adversely impacted in the event of a sustained period of increased inflation.

The global economy has experienced rising inflation since 2021, which may persist in 2023. In particular, China’s overall economy and the average wage have increased in recent years and are expected to continue to grow. If inflation continues to increase or stays above levels seen in recent years, we could face further increases in labor costs and supply costs, which could adversely affect our business and results of operations if we are not able to pass on the increased costs to our customers, or successfully implement other mitigating actions.

Although inflation has not had a material impact on our results of operations, we can provide no assurance that we will not be affected in the future by higher rates of inflation in mainland China. Sustained or rising inflation may result in increased supply costs and labor costs. As a result, our results of operations may be adversely impacted.

RISKS RELATING TO DOING BUSINESS IN CHINA

Change in China’s economic, political or social conditions, laws, regulations or governmental policies could have a material adverse effect on our business, financial conditions and results of operations.

We conduct all of our operations in China and all of our revenues are sourced from China. Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms began in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. The economy of China differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. The Chinese government also has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business.

While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. The Chinese government has implemented measures to encourage economic growth and guide the allocation of the resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.

Although the PRC economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the PRC economy since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on a specific industry including our operating companies in China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China, but also as a result of the war in Ukraine and sanctions on Russia. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on 15 January 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on 14 February 2020.

Although the direct impact of the current international trade tension, and any escalation of such tension, on the industries in which we operate is uncertain, the negative impact on general, economic, political and social conditions may have the effect of restricting our ability to transact or otherwise do business with entities within or outside of China and may cause investors to lose confidence in Chinese companies and counterparties, including us. If we were unable to conduct our business as it is currently conducted as a result of such regulatory changes, our business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the interpretation and enforcement of laws, and sudden or unexpected changes of PRC laws and regulations with little advance notice could adversely affect us and limit the legal protections available to you and us, and the Chinese government may exert more oversight and control over offerings that are conducted overseas, which changes could materially hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

Our operating subsidiaries are incorporated under and governed by the laws of the PRC. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. As a significant part of our business is conducted in China, our operations are principally governed by PRC laws and regulations. However, since the PRC legal system continues to evolve rapidly, rules and regulations in China can change quickly with little advance notice. The interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws and regulations involve uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company like us, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain Chinese government authorities may not be consistently applied by other Chinese government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate or predict the outcome of administrative and court proceedings and the level of legal protection available to you and us than in more developed legal systems.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, including those indirect overseas offering and listing which meet certain conditions, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing. As the Trial Measures was newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect this offering and future financing. Our offering will be contingent upon the completion of the filing procedures, and we are actively preparing our filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could materially and adversely hinder our ability to offer or continue to offer our securities, and cause the value of our securities to significantly decline or become worthless.

The Chinese government has substantial oversight and influence over the manner in which we must conduct our business and may intervene or influence our operations at any time, which actions could impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

The Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time as the government deems appropriate to further regulatory, political and societal goals. For instance, the Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries. The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership, which could materially and adversely impact the results of our operations and future prospects.

Our ability to operate in the PRC may be further harmed by changes in its laws and regulations. The central or local governments of the PRC may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof. We cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition, results of operations and the value of our Class A ordinary shares.

Our business is also subject to various government and regulatory interference. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, which could result in further material changes in our operations and adversely impact the value of our securities.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies, including companies based in China, upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law. On March 28, 2021, the SEC issued interim measures implementing the HFCA Act which became effective on May 5, 2021. On December 2, 2021, the SEC adopted final amendments implementing congressionally mandated submission and disclosure requirements of the HFCA Act, which went into effect on January 10, 2022. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCA Act. The bill, if enacted, would shorten the three-consecutive-year compliance period under the HFCA Act to two consecutive years. On December 29, 2022, the Accelerating HFCA Act was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’ securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. Our auditor, Marcum Asia CPAs LLP, which is based in New York, is currently subject to inspection by the PCAOB on a regular basis. As a result, the time period before our Class A ordinary shares may be prohibited from trading or delisted was reduced.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the PRC Ministry of Finance, which was only the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. Law. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and will come into effect on March 31, 2023. The Provisions provide the following requirements: (a) working papers formed within the territory of China by the securities firms and securities service agencies that provide corresponding services for the overseas issuance and listing of domestic enterprises shall be stored within the territory of China. Those that need to transmit working papers outbound shall go through examination and approval formalities in accordance with the relevant provisions of the State, and (b) the relevant domestic enterprise, securities firms and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation. The Provisions further provide that, where the overseas securities regulator and the relevant competent authorities request to conduct inspection or investigation to collect evidence from a domestic enterprise and the domestic securities firms and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism. Given that the Statement of Protocol and the Provisions have just been issued and that official guidance and related implementation rules of the Provisions have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination.

Our auditor, Marcum Asia CPAs LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this report, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis. Therefore, it is not subject to the determinations announced by the PCAOB on December 16, 2021, as it is not on the list published by the PCAOB. However, in the event the PRC authorities would further strengthen regulations over auditing work of Chinese companies listed on the U.S. stock exchanges, which would prohibit our current auditor to perform work in China, then we would need to change our auditor and the audit workpapers prepared by our new auditor may not be inspected by the PCAOB without the approval of the PRC authorities, in which case the PCAOB may not be able to fully evaluate the audit or the auditors’ quality control procedures. Furthermore, due to the recent developments in connection with the implementation of the HFCA Act, we cannot assure you whether the SEC, Nasdaq or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. The requirement in the Accelerating HFCA Act that the PCAOB be permitted to inspect the issuer’s public accounting firm within two consecutive years, may result in our delisting in the future if the PCAOB is unable to inspect our accounting firm at such future time.

As of April 12, 2022, 23 China-based companies have been identified by SEC and were given 15 business days to submit opinion. The identification occurred after these companies have filed their annual reports to the SEC and subsequently, share prices of them plunged. As such, it is possible that we will be identified by SEC and the value of our Class A ordinary shares may be materially adversely affected.

The approval of and the filing with the CSRC or other Chinese government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing.

Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies on September 8, 2006 and amended on June 22, 2009, require that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. Under the current PRC laws and regulations, and as advised by our PRC counsel, Han Kun Law Offices, based on its understanding of the current PRC laws and regulations, as the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as this offering contemplated by us are subject to the M&A Rules, we do not expect that this offering will trigger MOFCOM pre-notification under the above-mentioned circumstances or any review by other PRC government authorities under the M&A Rules. However, the interpretation and application of the regulations remain unclear. If the CSRC approval under the M&A Rules is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, the approval could be rescinded. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings, or a rescission of such approval if obtained, would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

On July 6, 2021, the relevant Chinese government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited combined financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; and (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements. As advised by our PRC legal counsel, Han Kun Law Offices, we will be required to file with the CSRC in accordance with the Trial Measures with respect to the offering and must complete the filing before the completion of our overseas offering and listing. As of the date of this prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this offering. Our offering will be contingent upon the completion of the filing procedures, and we are actively preparing our filing with the CSRC in accordance with the Trial Measures. However, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities, and the securities being offered to substantially decline in value and become worthless.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations. As we do not plan to leak any state secret and working secret of government agencies, or harm national security or public interest in connection with provision of documents, materials and accounting archives, we believe we may not be required to obtain relevant approval or file with the secrecy administrative department in accordance with the Archives Rules with respect to the offering. However, as the Archives Rules was newly published, there are substantial uncertainties as to the implementation and interpretation, and if we are required to perform additional procedures in connection with the provision of accounting archives or other documents, we cannot assure you that we will be able to fulfill such procedures in a timely manner, or even at all. Any failure by us to comply with the Archives Rules may materially adversely affect our ability to offer securities to investors.

On December 27, 2021, the NDRC and the Ministry of Commerce jointly issued the Special Administrative Measures (Negative List) for Foreign Investment Access (2021 Version), or the 2021 Negative List, which became effective on January 1, 2022. Pursuant to the Special Administrative Measures, if a PRC company engaging in the prohibited business stipulated in the 2021 Negative List seeks an overseas offering and listing, it shall obtain the approval from the competent governmental authorities. Besides, the foreign investors of the issuer shall not be involved in the company’s operation and management, and their shareholding percentages shall be subject, mutatis mutandis, to the relevant regulations on the domestic securities investments by foreign investors. As advised by our PRC counsel, Han Kun Law Offices, to their best knowledge of our operations, we are not involved in the prohibited business as stipulated in the 2021 Negative List. However, we cannot assure you how the scope of prohibited business will be interpreted or implemented in the context of an overseas offering, which is subject to the NDRC and the Ministry of Commerce’s new rules and regulations or detailed implementations and interpretations. As there remain substantial uncertainties as to the interpretation and implementation of these requirements, and it is unclear as to whether and to what extent we will be subject to these requirements. As of the date of the prospectus, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection with respect to this offering. If we are required to comply with these requirements and fail to do so on a timely basis, if at all, our business operation, financial conditions and business prospect may be adversely and materially affected.

In addition, we cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. Any failure to obtain or delay in obtaining such approval or completing such filing procedures for our offshore offerings, or a rescission of any such approval or filing if obtained by us, would subject us to sanctions by the PRC regulatory authorities for failure to seek approval or filing or other government authorization for our offshore offerings. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore offerings into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our listed securities. The PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt our offshore offerings before settlement and delivery of the shares offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. Any uncertainties or negative publicity regarding such requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our listed securities.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulations governing automotive services and internet-related services in the PRC.

Our business is subject to a variety of laws and regulations in the PRC governing the automotive service and internet-related services. The application and interpretation as to certain of these laws and regulations involve uncertainties, and may be interpreted and administered inconsistently among different governmental authorities and local bureaus. As of the date of this prospectus, we have not been subject to any material fines or other penalties due to any material violations of applicable PRC laws or regulations. However, if the Chinese government tightens regulatory framework for the automotive service and internet service in the future, and subject industry participants such as our Company to new or specific requirements, such as licensing requirements, our business, financial condition and prospects would be materially and adversely affected.

The Chinese government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies operating in the internet industry. Moreover, the evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of the State Internet Information Office (with the involvement of the State Council Information Office, MIIT, and the Ministry of Public Security). The primary role of the State Internet Information Office is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones.

We are subject to a variety of laws and regulations regarding cybersecurity and data protection, and any failure to comply with applicable laws and regulations, including improper use or appropriation of personal information provided directly or indirectly by our customers or end customers, could have a material adverse effect on our business, financial condition and results of operations.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other customer data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

The integrity and protection of our customers, employees and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep this personal information strictly confidential and to take adequate security measures to safeguard such information.

PRC regulators, including the CAC, the MIIT, and the Ministry of Public Security, have been increasingly focused on regulation in areas of data security and data protection. The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various PRC regulatory bodies, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, or the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In addition, certain internet platforms in mainland China have reportedly been subject to heightened regulatory scrutiny in relation to cybersecurity matters.

On December 28, 2021, the Chinese government promulgated amended Cybersecurity Review Measures (the “2022 Cybersecurity Review Measures”), which came into effect on February 15, 2022. According to the 2022 Cybersecurity Review Measures, (i) critical information infrastructure operators that purchase network products and services and internet platform operators that conduct data processing activities shall be subject to cybersecurity review in accordance with the 2022 Cybersecurity Review Measures if such activities affect or may affect national security; and (ii) internet platform operators holding personal information of more than one million customers and seeking to have their securities list on a stock exchange in a foreign country shall file for cybersecurity review with the Cybersecurity Review Office. As of the date of this prospectus, neither we nor any of our PRC subsidiaries has been informed by any Chinese governmental authority that we or any of our PRC subsidiaries is a “critical information infrastructure operator.” We believe that neither we nor any of our PRC subsidiaries qualifies as a critical information infrastructure operator. As of the date of this prospectus, as an internet platform operator, we have not conducted any data processing activities that affected or may affect national security, nor do we hold personal information of more than one million customers.

On November 14, 2021, the CAC released the draft Administrative Regulation on Network Data Security for public comments through December 13, 2021 (the “Draft Regulation on Network Data Security”). Under the Draft Regulation on Network Data Security, (i) data processors, i.e., individuals and organizations who can decide on the purpose and method of their data processing activities at their own discretion, that process personal information of more than one million individuals shall apply for cybersecurity review before listing in a foreign country; (ii) foreign-listed data processors shall carry out annual data security evaluation and submit the evaluation report to the municipal cyberspace administration authority; and (iii) where the data processor undergoes merger, reorganization and subdivision that involves important data and personal information of more than one million individuals, the recipient of the data shall report the transaction to the in-charge authority at the municipal level.

As of the date of this prospectus, neither we nor any of our PRC subsidiaries has been required by any Chinese governmental authority to apply for cybersecurity review, nor have we or any of our PRC subsidiaries received any inquiry, notice, warning, sanction in such respect or been denied permission from any PRC regulatory authority to list on U.S. exchanges. As of the date of this prospectus, based on the facts that (i) we possess personal information of less than 1 million users in the PRC, and do not qualify as a critical information infrastructure operator or possess any core data or important data of the PRC or any information, which affects or may affect national security of the PRC; and (ii) we have not been informed by any governmental authority of mainland China of any requirement to file for a cybersecurity review, we believe that, as advised by our PRC legal counsel, Han Kun Law Offices, neither us nor any of our PRC subsidiaries is subject to the cybersecurity review with respect to the offering of our securities or the business operations of our PRC subsidiaries by the CAC under the 2022 Cybersecurity Review Measures. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the 2022 Cybersecurity Review Measures will be interpreted or implemented, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the 2022 Cybersecurity Review Measures and the Draft Regulation on Network Data Security, and our PRC legal counsel cannot exclude the possibility that the Chinese governmental authorities might, from time to time, further clarify or interpret 2022 Cybersecurity Review Measures in writing or orally and require the cybersecurity review for the offering. As Chinese governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we cannot assure you that relevant Chinese governmental authorities would reach the same conclusion as our PRC legal counsel does. Thus, to obtain clear instructions from the governmental authority, we are actively communicating with CAC to confirm the conclusion that we are not required to apply for the cybersecurity review. We cannot assure you that we or any of our PRC subsidiaries will not be deemed to be subject to PRC cybersecurity review requirements under the 2022 Cybersecurity Review Measures or the Draft Regulation on Network Data Security (if enacted) as a critical information infrastructure operator or an internet platform operator that is engaged in data processing activities that affect or may affect national security or holds personal information of more than one million customers, nor can we assure you that we or our PRC subsidiaries would be able to pass such review. Furthermore, if we or any of our PRC subsidiaries fails to receive any requisite permission or approval from the CAC for the business operations of our PRC subsidiaries, or the waiver for such permission or approval, in a timely manner, or at all, or inadvertently concludes that such permission or approval is not required, or if applicable laws, regulations or interpretations change and obligate us to obtain such permission or approvals in the future, we or our PRC subsidiaries may be subject to fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future pursuant to new laws, regulations or policies. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with applicable laws and regulations may result in fines, suspension of business, website closure, revocation of business licenses or other penalties, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations.

On June 10, 2021, the Standing Committee of the National People’s Congress of the PRC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development and the degree of harm it will cause to national security, public interests or the rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law, effective November 1, 2021. The Personal Information Protection Law clarifies the definition of personal information, which excludes information that has been anonymized, and the required procedures for personal information processing, the obligations of personal information processors, and individuals’ personal information rights and interests. The Personal Information Protection Law provides that, among other things, (i) the processing of personal information is only permissible under certain circumstances, such as prior consent from the subject individual, fulfillment of contractual and legal obligations, furtherance of public interests or other circumstances prescribed by laws and regulations; (ii) the collection of personal information should be conducted in a disciplined manner with as little impact on individuals’ rights and interests as possible; and (iii) excessive collection of personal information is prohibited. In particular, the Personal Information Protection Law provides that personal information processors should ensure the transparency and fairness of automated decision-making based on personal information, refrain from offering unreasonably differentiated transaction terms to different individuals and, when sending commercial promotions or information updates to individuals selected through automated decision-making, simultaneously offer such individuals an option not based on such individuals’ specific characteristics or a more convenient way for such individuals to turn off such promotions.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Outbound Data Transfer, or the Data Transfer Measures, which became effective on September 1, 2022, pursuant to which, to provide data abroad under any of the following circumstances, a data processor shall apply to the national cyberspace administration for the security assessment of the outbound data transfer through the local provincial cyberspace administration. As of the date of this prospectus, the data collected and generated in our business does not have a bearing on national security, economic operation, social stability, public health and security, among others, and thus may not be classified as important data by the authorities, and, neither we nor any of our PRC subsidiaries have ever provided any personal information collected and generated in the operations within the territory of the PRC to overseas recipients. Given the abovementioned facts, we do not believe that we or any of our PRC subsidiaries is engaged in any activity that is subject to security assessment as outlined in the Data Transfer Measures. However, as Chinese governmental authorities have significant discretion in interpreting and implementing statutory provisions and there remains significant uncertainty in the interpretation and enforcement of relevant PRC data security laws and regulations if the PRC regulatory authorities take a position contrary to ours, we cannot assure you that the activities we or any of our PRC subsidiaries engaging in will not be deemed to be subject to PRC security assessment as stipulated in the Data Transfer Measures in the future, nor can we assure you that we or our PRC subsidiaries would be able to pass such assessment. The promulgation of the above-mentioned laws and regulations indicates heightened regulatory scrutiny from PRC regulatory authorities in areas such as data security and personal information protection.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we or our PRC subsidiaries will be able to comply with such regulations in all respects, and we or our PRC subsidiaries may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. In addition, while our PRC subsidiaries take various measures to comply with all applicable data privacy and protection laws and regulations, there is no guarantee that our current security measures, operation and those of our third-party service providers may always be adequate for the protection of our customers, employee or company data against security breaches, cyberattacks or other unauthorized access, which could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust and impairment of our technology infrastructure and harm our reputation and business, resulting in fines, penalties and potential lawsuits.

As of the date of this prospectus, our Hong Kong subsidiary has not collected, stored, or managed any personal data and remains as a shareholding vehicle which does not conduct any actual business operation in Hong Kong. Therefore, we concluded that currently we do not expect that laws and regulations in mainland China on data security, data protection, or cybersecurity to be applied to our Hong Kong subsidiary or that the oversight of the CAC will be extended to its operations outside of mainland China. In Hong Kong, the Personal Data (Privacy) Ordinance (Chapter 486, Laws of Hong Kong), or the PDPO, applies to data users who control the collection, holding, processing or use of personal data in Hong Kong. These data users shall not do any act, or engage in a practice, that contravenes any of the data protection principles, or DPP, set out in Schedule 1 to the PDPO. DPP set out that (1) personal data must be collected in a lawful and fair way, for a purpose directly related to a function or activity of the data user. Data subjects must be notified of the purpose for which the data is to be used for and the classes of persons to whom the data may be transferred. Data collected should be adequate but not excessive; (2) personal data must be accurate and should not be kept for a period longer than necessary for the fulfilment of the purpose for which the data is or is to be used; (3) personal data must be used for the purpose for which the data is collected or for a directly related purpose unless voluntary and explicit consent with a new purpose is obtained from the data subject; (4) a data user shall take practicable steps to safeguard any personal data held against unauthorized or accidental access, processing, erasure, loss or use; (5) a data user shall take practicable steps to ensure that its policies and practices in relation to personal data, the kind of personal data it holds and the main purposes for which the personal data is or is to be used for are made known to the public; and (6) a data shall be entitled to request access to personal data and must be allowed to correct the personal data if it is inaccurate. PDPO or DPP have minimal impact, if not none, to us currently given that we do not collect, hold, process or use personal data in Hong Kong. In case our future business operations involve these activities, our Hong Kong subsidiary will be subject to the general requirements under the PDPO including the need to obtain the prescribed consent of the data subject and to take all practicable steps to protect the personal data held by data users against unauthorized or accidental access, loss or use. Breaches of the PDPO may lead to a variety of civil and criminal sanctions including fines. In addition, data subjects have a right to bring proceedings in court to seek compensation for damage. Our Hong Kong subsidiary has not received any notice, warning, sanction, or any regulatory objection for any breach of data security laws and regulations in Hong Kong. However, we cannot guarantee that we are, or will be, in compliance with all applicable international regulations as they are enforced now or as they evolve.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands. However, we conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, most of our management members reside within China for a significant portion of the time and many of them are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or our management named in the prospectus inside mainland China. It may also be difficult for you to enforce in U.S. courts of the judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the U.S. or has substantial assets located in the U.S. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. Furthermore, class action lawsuits, which are available in the U.S. for investors to seek remedies, are generally uncommon in China.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on Hong Kong laws.

We only have one wholly owned subsidiary in Hong Kong, Autozi Internet Technology (HK) Limited, which beneficially owns 100% of the equity interest in Autozi Investment management (Anhui) Co., Ltd. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of the U.S. courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the U.S. generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020 (“Article 177”), no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. In addition, entities or individuals are prohibited from providing documents and information in connection with any securities business activities to any organizations and/or persons aboard without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. Article 26 of the Trial Measures, or the Article 26, which was issued by the CSRC on February 17, 2023 and has come into effect on March 31, 2023, sets out that where an overseas securities regulatory agency intends to conduct investigation and evidence collection regarding overseas offering and listing activities by a domestic company, and request assistance of the CSRC under relevant cross-border securities regulatory cooperation mechanisms, the CSRC may provide necessary assistance in accordance with law. Any domestic entity or individual providing documents and materials requested by an overseas securities regulatory agency out of investigative or evidence collection purposes shall not provide such information without prior approval from the CSRC and competent authorities under the State Council. In addition, Article 11 of the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Article 11, which was jointly issued by the CSRC, the Ministry of Finance, the State Secrecy Administration and the State Archives Bureau on February 24, 2023 and came into effect on March 31, 2023, specifies that, (a) where the overseas securities regulator and the relevant competent authorities request to conduct inspections or investigations to collect evidence from a domestic enterprise and the domestic securities firms and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism, and (b) relevant domestic companies, securities firms and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation. While detailed interpretation of or implementation rules under Article 177, Article 26 and Article 11 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests. See also “—Risks Relating to Our Class A Ordinary Shares and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.”

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within Hong Kong.

The Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organization of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by the U.S. regulators.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. The Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, which was issued by the State Administration of Taxation on April 22, 2009 and further amended on December 29, 2017, or Circular 82, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, subject to any reduction set forth in applicable tax treaties. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realized on the transfer of Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC resident enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country or area of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We may face uncertainties regarding the reporting on and consequences of private equity financing transactions involving the transfer and exchange of shares in our Company by non-resident investors in the future. In February 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017 and was most-recently amended on June 15, 2018. Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax. We face uncertainties on the reporting and consequences of potential future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our Company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such transactions will be increased, which may have an adverse effect on our financial condition and results of operations. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance to them for the investigation of any transactions we were involved in. Heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

If our preferential tax treatments are revoked or become unavailable or if the calculation of our tax liability is successfully challenged by the PRC tax authorities, we may be required to pay tax, interest and penalties in excess of our tax provisions.

The Chinese government has provided various tax incentives to our PRC subsidiaries, primarily in the form of reduced enterprise income tax rates. For example, under the Enterprise Income Tax Law and its implementation rules, the statutory enterprise income tax rate is 25%. However, the income tax of an enterprise that has been determined to be a small low-profit enterprise can be reduced to a preferential rate of 20% on 12.5% of its taxable income with respect to the portion of the annual taxable income that does not exceed RMB1.0 million. In addition, certain of our PRC subsidiaries enjoy preferential tax treatment. Any increase in the enterprise income tax rate applicable to our PRC subsidiaries in China, or any discontinuation, retroactive or future reduction or refund of any of the preferential tax treatments and local government subsidies currently enjoyed by our PRC subsidiaries in China, could adversely affect our business, financial condition and results of operations.

Further, in the ordinary course of our business, we are subject to complex income tax and other tax regulations, and significant judgment is required in the determination of a provision for income taxes. Although we believe our tax provisions are reasonable, if the PRC tax authorities successfully challenge our position and we are required to pay tax, interest and penalties in excess of our tax provisions, our financial condition and results of operations would be materially and adversely affected.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or comply with laws and regulations on other employment practices may subject us to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing provident funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Currently, our PRC subsidiaries are making contributions to the plans based on the minimum standards as required by law for most employees. With respect to the underpaid or unpaid employee benefits, we may be required to complete registrations, make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid or unpaid employee benefits, our financial condition and results of operations may be adversely affected. We may also be subject to regulatory investigations and other penalties if our other employment practices are deemed to be in violation of relevant PRC laws and regulations.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may subject us to penalties or liabilities.

The PRC Labor Contract Law, which was enacted in 2008 and amended in 2012, introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign a non-fixed term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have non-fixed term. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the Chinese governmental authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

These laws and regulations designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our employment practices may not be at all times deemed in compliance with the regulations. As a result, we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress, which became effective in 2008 and was recently amended in June 2022, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Ministry of Commerce before they can be completed. In addition, the Rules on Implementation of Security Review System for the Merger and Acquisitions of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce and became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. The application and interpretations of M&A Rules are still uncertain, and there is possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain approval of the Ministry of Commerce for our completed or ongoing mergers and acquisitions. There is no assurance that we can obtain such approval from the Ministry of Commerce for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to change their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC laws. In addition, any failure to comply with PRC regulations with respect to registration requirements for offshore financing may subject us to legal or administrative sanctions.

In July 2014, the State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 further requires amendment to the SAFE registrations in the event of any changes with respect to the basic information of the offshore special purpose vehicle, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore special purpose vehicle, such as increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies are required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update its previously filed SAFE registration, to reflect any material change involving its round-trip investment. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be restricted from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be restricted from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions, including (i) the requirement by SAFE to return the foreign exchange remitted overseas or into the PRC within a period of time specified by SAFE, with a fine of up to 30% of the total amount of foreign exchange remitted overseas or into PRC and deemed to have been evasive or illegal and (ii) in circumstances involving serious violations, a fine of no less than 30% of and up to the total amount of remitted foreign exchange deemed evasive or illegal.

We are committed to complying with and to ensuring that our shareholders who are subject to these regulations will comply with the SAFE rules and regulations. However, due to the inherent uncertainty in the implementation of the regulatory requirements by the PRC authorities, such registration might not be always practically available in all circumstances as prescribed in those regulations. In addition, we may not always be able to compel them to comply with SAFE Circular 37 or other related regulations. We cannot assure you that SAFE or its local branches will not release explicit requirements or interpret the PRC laws and regulations otherwise. We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements under SAFE Circular 37 or other related rules in a timely manner.

Because there is uncertainty concerning the reconciliation of these foreign exchange regulations with other approval requirements, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the governmental authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In addition, our offshore financing activities, such as the issuance of foreign debt, are also subject to PRC laws and regulations. In accordance with such laws and regulations, we may be required to complete filing and registration with the NDRC, prior to such activities. Failure to comply with the requirements may result in administrative meeting, warning, notification and other regulatory penalties and sanctions.

We may be materially adversely affected if our shareholders and beneficial owners who are PRC entities fail to comply with the PRC overseas investment regulations.

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments by Enterprises, which took effect as of March 1, 2018. According to this regulation, non-sensitive overseas investment projects are subject to record-filing requirements with the local branch of the NDRC. On September 6, 2014, the Ministry of Commerce promulgated the Administrative Measures on Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries are subject to record-filing requirements with a local branch Ministry of Commerce. According to the Circular of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by the State Administration of Foreign Exchange, or SAFE, on July 13, 2009 and took effect on August 1, 2009, and Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, which was promulgated by the SAFE on February 13, 2015 and took effect on June 1, 2015, PRC enterprises must register for overseas direct investment with a local SAFE branch or its authorized banks.

Certain of our current PRC corporate shareholders with a total shareholding of approximately 54.1724% have applied to the NDRC or its branch, and the Ministry of Commerce or its branch for overseas direct investment registration respectively but have not received the Overseas Investment Certificate for Enterprises or the Notification to Record-filing yet. In addition, we may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC entities, and we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC entities will comply with our request to complete the overseas direct investment procedures under the aforementioned regulations or other related rules in a timely manner, or at all. If they fail to complete the filings or registrations required by the overseas direct investment regulations, the authorities may order them to suspend or cease the implementation of such investment and make corrections within a specified time, which may adversely affect our business, financial condition and results of operations.

We may rely on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC and Hong Kong subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC and Hong Kong subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders for services of any debt we may incur. If our PRC and Hong Kong subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Under PRC laws and regulations, our PRC subsidiaries, which are foreign-owned enterprises, may pay dividends only out of its respective accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a foreign-owned enterprise, according to the PRC corporate laws, is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Such reserve funds cannot be distributed to us as dividends.

To the extent cash or assets in our business is in the PRC or Hong Kong or a PRC or Hong Kong entity, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong due to interventions in, or the imposition of restrictions and limitations on, the ability of our holding company, or our PRC subsidiaries by the PRC government to transfer cash or assets.

Our PRC subsidiaries generate essentially all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use their Renminbi revenues to pay dividends to us.

The Chinese government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our Class A ordinary shares.

Under the Enterprise Income Tax Law and its implementation rules, PRC withholding tax at a rate of 10% is generally applicable to dividends from PRC sources paid to investors that are resident enterprises outside of China and that do not have an establishment or place of business in China, or that have an establishment or place of business in China if the income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of shares by such investors is subject to 10% PRC income tax if the gain is regarded as income derived from sources within China. Under the PRC Individual Income Tax Law and its implementation rules, dividends regarded as income derived from sources within China and paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by these investors on the transfer of shares are generally subject to 20% PRC income tax. Any such PRC tax liability may be reduced by the provisions of an applicable tax treaty. Although substantially all of our business operations are in China, it is unclear whether the dividends we pay with respect to our Class A ordinary shares, or the gains realized from the transfer of our Class A ordinary shares, would be treated as income derived from sources within China and as a result be subject to PRC income tax if we are considered a PRC resident enterprise. If PRC income tax is imposed on gains realized through the transfer of our Class A ordinary shares or on dividends paid to our non-resident investors, the value of your investment in our Class A ordinary shares may be materially and adversely affected. Furthermore, our shareholders whose jurisdictions of residence have tax treaties or arrangements with China may not qualify for benefits under these tax treaties or arrangements.

In addition, pursuant to the Double Tax Avoidance Arrangement between the Mainland of China and the Hong Kong and China, if a Hong Kong resident enterprise owns more than 25% of the equity interest of a PRC company at all times during the twelve-month period immediately prior to obtaining a dividend from such company, the 10% withholding tax on the dividend is reduced to 5%, provided that certain other conditions and requirements are satisfied at the discretion of the PRC tax authority. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, issued in 2009 by the State Administration of Taxation, if the PRC tax authorities determine, at their discretion, that a company benefits from the reduced income tax rate due to a structure or arrangement that is primarily tax-driven, the PRC tax authorities may adjust the preferential tax treatment. If our Hong Kong subsidiary were determined by Chinese government authorities as receiving benefits from reduced income tax rates due to a structure or arrangement that is primarily tax-driven, the dividends paid by our PRC subsidiaries to our Hong Kong subsidiary will be taxed at a higher rate, which will have a material adverse effect on our financial performance.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways are subject to PRC regulations and approvals or registration. For example, loans by us to our PRC subsidiaries to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our PRC subsidiaries by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the PRC Ministry of Commerce, or registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective June 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency- denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, the SAFE promulgated the Notice for Further Advancing the Facilitation of Cross- border Trade and Investment, or the SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China’s political and economic conditions and by China’s foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

In addition, our business is conducted in China, and our books and records are maintained in Renminbi. The financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between Renminbi and U.S. dollars affect the value of our assets and the results of our operations, when presented in U.S. dollars. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of Taiwan and the United States. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, revenue, and financial condition. Further, our ordinary shares offered by this prospectus are offered in U.S. dollars, we will need to convert the net proceeds we receive into Renminbi or other currencies in order to use the funds for our business. Changes in the conversion rate among the U.S. dollar, Renminbi and other currencies will affect the amount of proceeds we will have available for our business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to hedge our exposure adequately or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. See “—Governmental control of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment.”

Governmental control of currency conversion may limit our ability to utilize our income effectively and affect the value of your investment.

The Chinese government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our income in Renminbi. Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements payable outside of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our Company without prior approval of SAFE. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries to pay any debts they may incur in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In addition, if any of our shareholders who is subject to SAFE regulations fails to satisfy the applicable overseas direct investment filing or approval requirement, the Chinese government may restrict our access to foreign currencies for current account transactions. If we are prevented from obtaining sufficient foreign currency to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

If the chops of our PRC subsidiaries are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiaries are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so.

Our PRC subsidiaries conducting new car sales business may be subject to administrative penalties for failure to file with the competent authorities in a timely manner.

As of the date of this prospectus, none of our PRC subsidiaries conducting new car sales business have filed its basis information with competent authorities in China through the platform named National Automotive Circulation Information Management System operated by the PRC Ministry of Commerce. According to the Measures on the Administration of Automotive Sales, suppliers and dealers shall, within 90 days of the date of obtaining business licenses, undergo the recordation formalities for the basic information through the National Automotive Circulation Information Management System. A supplier or dealer whose basic information recorded has been changed shall, within 30 days of the date of information change, update the information. Based on the opinion of our PRC counsel, Han Kun Law Office, we are a “dealer” under the Measures for the Administration of Automotive Sales. Therefore, we may be required to take corrective action and the local competent commerce department may give a warning or make a fine up to RMB10,000.

We may be subject to penalties for failure to register our lease with the PRC real estate administration department.

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract and to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000. We have not registered any of our leasehold interests with the relevant Chinese governmental authorities as required by PRC law. With respect to the unregistered lease, we may be required to complete such registration within a prescribed time or subject to a fine ranging from RMB1,000 to RMB10,000.

We may be subject to penalties for some of our PRC subsidiaries’ actual business places inconsistent with their domicile business places.

Pursuant to the Administrative Regulation of the People’s Republic of China on the Registration of Market Entities which took effect on March 1, 2022, where a market entity changes its domicile business place it shall, before relocating to the new domicile business place, apply for registration of change with the registration authority, otherwise, the registration authority may order it to make corrections; if it refuses to do so, it may be subject to a fine of more than RMB10,000 but less than RMB100,000; in case of serious circumstances, its business license shall be revoked. Pursuant to the Interim Measures for the Administration of Enterprises with Abnormal Operation which took effect on October 1, 2014, where the registration authority is unable to contact an enterprise at its domicile business place in the course of performance of duties pursuant to the law, it may decide to include the enterprise into the list of abnormal business operation. As of the date of this prospectus, some of our PRC subsidiaries’ actual business places are inconsistent with their domicile business places and they haven’t applied for registration of change with the relevant registration authorities. With respect to that, such PRC subsidiaries may be ordered to make corrections or may be subject to a fine and they may be included into the list of abnormal business operation if the registration authorities are unable to contact them.

There are some political risks associated with conducting business in Hong Kong.

We have one subsidiary in Hong Kong, Autozi Internet Technology (HK) Limited. Accordingly, its business operations and financial conditions will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect the business operations of our Hong Kong subsidiary. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

The Hong Kong protests that began in 2019 are ongoing and were triggered by the introduction of the Fugitive Offenders amendment bill by the Hong Kong government. If enacted, the bill would have allowed the extradition of criminal fugitives who are wanted in territories with which Hong Kong does not currently have extradition agreements, including mainland China. This led to concerns that the bill would subject Hong Kong residents and visitors to the jurisdiction and legal system of mainland China, thereby undermining the region’s autonomy and people’s civil liberties. Various sectors of the Hong Kong economy have been adversely affected as the protests turned increasingly violent. Most notably, the airline, retail, and real estate sectors have seen their sales decline.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

Our revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect our Hong Kong subsidiary’s business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our Hong Kong subsidiary’s business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.

RISKS RELATING TO OUR CLASS A ORDINARY SHARES AND THIS OFFERING

Our offering would not be completed if our listing application is not approved by Nasdaq. Further, an active trading market for our Class A ordinary shares may not develop and the trading price for our Class A ordinary shares may fluctuate significantly.

We have applied to list our Class A ordinary shares on the Nasdaq. At this time, Nasdaq has not yet approved our application to list our ordinary shares. There is no assurance that such application will be approved, and if our application is not approved by Nasdaq, this offering would not be completed. Prior to the completion of this offering, there has been no public market for our ordinary shares, and we cannot assure you that a liquid public market for our Class A ordinary shares will develop. If an active public market for our Class A ordinary shares does not develop following the completion of this offering, the market price and liquidity of our Class A ordinary shares may be materially and adversely affected. The initial public offering price for our Class A ordinary shares will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our Class A ordinary shares after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their investment.

The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

Moreover, the volatility and fluctuation of the trading price of our Class A ordinary shares may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the U.S. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the U.S. in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

•	variations in our income, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our services or our industry;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our Class A ordinary shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Class A ordinary shares.

In addition, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Class A ordinary shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A ordinary shares. As a result of this volatility, investors may experience losses on their investment in our Class A ordinary shares. A decline in the market price of our Class A ordinary shares also could adversely affect our ability to issue additional Class A ordinary shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A ordinary shares will develop or be sustained. If an active market does not develop, holders of our Class A ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The dual-class structure of our ordinary shares has the effect of concentrating voting power with our existing shareholders prior to the consummation of this offering, which will limit your ability to influence the outcome of important transactions, including a change in control.

Each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of our Company, and each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of our Company. Upon the completion of this offering, our issued and outstanding share capital will consist of              Class A ordinary shares and              Class B ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. Immediately after this offering, our founder and chief executive officer, Dr. Houqi Zhang will beneficially own all of our then issued and outstanding              Class B ordinary shares. Upon the closing of this offering, Dr. Houqi Zhang, will beneficially own more than 50% of the aggregate voting power of our total issued and outstanding shares. See “Principal Shareholders” and “—Risks Relating to Our Business and Industry—We will be a ‘controlled company’ within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.” Upon the closing of this offering, our existing shareholders prior to the consummation of this offering will beneficially own approximately             % of the aggregate voting power of our total issued and outstanding shares, assuming the full exercise of the over-allotment option by the underwriters. As a result of the dual-class share structure and the concentration of ownership, our existing shareholders will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Our existing shareholders prior to the consummation of this offering, including Dr. Houqi Zhang, individually or together, may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the ultimate effect of delaying, preventing or deterring a change in control of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might ultimately materially and adversely affect the market price of our Class A ordinary shares. Future transfers by the holder of Class B ordinary shares may result in those shares converting into Class A ordinary shares. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder, but Class A ordinary shares shall not be convertible into Class B ordinary shares under any circumstances. However, following this offering, as long as at least              Class B ordinary shares remain issued and outstanding, and without giving effect to any future issuances, the holder of our Class B ordinary shares will hold a majority of the issued and outstanding voting power and will continue to control the outcome of matters submitted to shareholders approval. Our post-offering memorandum and articles of association generally does not prohibit us from issuing additional Class B ordinary shares, and any future issuances of Class B ordinary shares may be dilutive to holders of Class A ordinary shares. For more information about our dual-class structure, see “Description of Share Capital.”

In addition, the conversion of Class B ordinary shares might have impact on holders of Class A ordinary shares, including dilution and reduction in the aggregate voting power of holders of Class A ordinary shares, as well as the potential increase in the relative voting power if any holder of Class B ordinary shares retains its shares.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on companies with dual-class or multi-class share structures in their indices. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual-class structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our Class A ordinary shares. These policies are still relatively new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A ordinary shares less attractive to investors and, as a result, the market price of our Class A ordinary shares could be adversely affected.

Our founder and chief executive officer, Dr. Houqi Zhang, has significant voting power and may take actions that may not be in the best interests of our other shareholders.

Upon the completion of this offering, our founder and chief executive officer, Dr. Houqi Zhang will beneficially own all of our then-issued and outstanding Class B ordinary shares, representing             % of our total voting power, assuming that the underwriters do not exercise their option to purchase additional Class A ordinary shares, or             % of our total issued and outstanding ordinary shares, representing             % of our total voting power, assuming that the option to purchase additional Class A ordinary shares is exercised by the underwriters in full. As a result, Dr. Houqi Zhang will be able to control the business and affairs of our Company and will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. The interests of Dr. Zhang may not be the same as or may even conflict with your interests. For example, Dr. Zhang may attempt to delay or prevent a change in control of our Company, even if such change in control would benefit our other shareholders, which could have the effect of depriving our shareholders of an opportunity to receive a premium for their Class A ordinary shares as part of a sale of our Company, and might affect the prevailing market price of our Class A ordinary shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares may view as beneficial.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

We have broad discretion to determine how to use the net proceeds from this offering and may use them in ways that may not enhance our results of operations or the price of the Class A ordinary shares.

Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of proceeds” in this prospectus supplement, our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways the holders of the Class A ordinary shares may not agree with or that do not yield a favorable return. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds from this offering are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be Class A ordinary shares outstanding immediately after this offering, or Class A ordinary shares assuming the full exercise of the over-allotment option by the underwriters. In connection with this offering, we and any successors of us, our directors, officers, and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares for a period of three months, with respects to us and any successors of us, and six months, with respect to our directors, officers, and holders of more than 5% of our outstanding shares, from the date of commencement of sales of this offering. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Techniques employed by short sellers may drive down the market price of the Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity have centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the Class A ordinary shares could be greatly reduced or even rendered worthless.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment in our Class A ordinary shares.

[Because the initial public offering price is [substantially] higher than the [pro forma] net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Class A ordinary shares in this offering, you will pay more for each ordinary share than the corresponding amount paid by existing shareholders for their Class A ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$     per ordinary share. This number represents the difference between (1) our pro forma net tangible book value per ordinary share of US$             as of             , after giving effect to this offering and (2) the assumed initial public offering price of US$ per ordinary share, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus. See “Dilution” for a more complete description of how the value of your investment in our Class A ordinary shares will be diluted upon the completion of this offering.]

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase our ordinary share price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in our Class A ordinary shares to significant adverse U.S. federal income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). We will be treated as owning our proportionate share of the assets and earnings of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Based upon our current and expected income and assets, including goodwill and other unbooked intangibles not reflected on our balance sheet (taking into account the expected proceeds from this offering) and projections as to the market price of our Class A ordinary shares immediately following the offering, we do not expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be classified as a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to be classified as a PFIC for the current or subsequent taxable years. The determination of whether we will be classified as a PFIC will also depend, in part, on the composition of our income and assets. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. It is also possible that the U.S. Internal Revenue Service, or the IRS, could challenge our classification of certain income and assets as non-passive, which could result in our Company being or becoming a PFIC for the current or future taxable years. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations”) may incur significantly increased U.S. income tax on gain recognized on the sale or other disposition of the Class A ordinary shares and on the receipt of distributions on the Class A ordinary shares to the extent such distribution is treated as an “excess distribution” under the U.S. federal income tax rules, and such U.S. Holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our Class A ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our Class A ordinary shares, unless we were to cease to be a PFIC and the U.S. Holder were to make a “deemed sale” election with respect to the Class A ordinary shares. For more information see “Taxation—U.S. Federal Income Tax Considerations— PFIC Rules.”

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares.

We will adopt a post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our Company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our Company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our Company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected.

Our post-offering memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the U.S., regardless of whether such legal suit, action, or proceeding also involves parties other than us. This could limit the ability of holders of our Class A ordinary shares or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, and potentially others.

Our post-offering memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) shall be the exclusive forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the U.S., regardless of whether such legal suit, action, or proceeding also involves parties other than us. However, the enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the U.S., and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the choice of forum provision contained in our post-offering memorandum and articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association may limit a security-holder’s ability to bring a claim against us, our directors and officers, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws than the U.S. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the U. S. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the U.S. and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the U.S. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries and regions other than the U.S., including China and Hong Kong. Substantially all of the assets of these persons are located outside the U.S. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the U.S. in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China and Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, China and Hong Kong, see “Enforcement of Civil Liabilities.”

We will incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. For example, we expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies may make our Class A ordinary shares less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non- convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have provided only two years of audited combined financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our Class A ordinary shares less attractive if we rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and the trading price of our Class A ordinary shares may be reduced or more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Regulations.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the lifecycle automotive service industry in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our bases of customers;

•	our plans to invest in our products and services;

•	competition in our industry; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. China’s lifecycle automotive services industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A ordinary shares. In addition, the highly-fragmented and rapidly changing nature of the lifecycle automotive services industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$                million, or approximately US$                million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$                per Class A ordinary share, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$                per Class A ordinary share would increase (decrease) the net proceeds to us from this offering by US$                 million, assuming the underwriters do not exercise their over-allotment option to purchase additional Class A ordinary shares and the number of Class A ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to finance the daily operations of onshore and offshore subsidiaries. We plan to use the net proceeds from this offering as follows:

•	approximately 50% for enhancing our supply chain management capabilities, expanding and optimizing our warehouse coverage, integrating supply chain resources of automotive and auto parts;

•	approximately 30% for expanding the size and coverage of our MBS stores network, conducting marketing activities to enhance brand awareness and expanding our operating and supporting team;

•	approximately 10% for investment in technology innovations to continue upgrading our proprietary and self-developed online supply chain cloud management platform and SaaS platforms; and

•

approximately 10% for general corporate purposes, which may include strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

Accordingly, our management will have flexibility and discretion in the application of net proceeds from this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund its capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, which may delay or prevent us from providing the proceeds of this offering to our PRC subsidiaries. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay our debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid cash dividends on our shares. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. For example, under PRC laws and regulations, we are permitted to use the net proceeds of this offering to provide funding to our PRC Subsidiaries only through loans or capital contributions. Subject to satisfaction of necessary registrations with government authorities and required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC Subsidiaries. We cannot assure you that we will be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2023 as follows:

•	on an actual basis;

•

on an adjusted basis to reflect the issuance and sale of                  Class A ordinary shares in the form of Class A ordinary shares by us in this offering at an initial public offering price of US$                 per Class A ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this table together with the combined financial statements and related notes, and the sections titled “Selected Combined Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included in this prospectus.

	As of March 31, 2023
	Actual	Pro Forma As adjusted(1)
	US$’000	US$’000
	(in US$ in thousands, except for share and per share data)
Mezzanine Equity
Redeemable principal interests	120,844
Redeemable non-controlling interests	26,459
Total mezzanine equity	147,303
Shareholders’ Deficit:
Ordinary shares (par value of US$0.0001 per share; 5,000,000,000 shares authorized as of March 31, 2023; 458,276 shares issued and outstanding as of March 31, 2023.)(2)	—
Subscription receivable	—
Additional paid in capital	—
Accumulated deficit	(169,364)
Accumulated other comprehensive income	6,281
Total Autozi shareholders’ deficit	(163,083)
Non-controlling interests	(62)
Total shareholders’ deficit	(163,145)
Total capitalization	(15,842)

(1)

Reflects the sale of ordinary shares in this offering at an assumed initial public offering price of US$                per ordinary share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming that the option to purchase additional ordinary shares has not been exercised. The pro forma as adjusted information is for illustrative purposes only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital includes the aggregate amount of issued and paid-in capital of the entities now comprising our corporate group less consideration paid to acquire the relevant interest, if any. We estimate that net proceeds will be approximately US$                , assuming no exercise of the option to purchase additional ordinary shares. The net proceeds of US$                is calculated as follows: US$                gross offering proceeds, less underwriting discounts and commissions of US$                and estimated offering expenses of US$                . The pro forma as adjusted total shareholders’ equity is the sum of the net proceeds of US$                 and the actual equity of US$                .

(2)

Prior to the offering, there is only one class of ordinary shares issued and outstanding. Upon the completion of this offering, we will have a dual-class structure and our issued share capital will consist of Class A ordinary shares and Class B ordinary shares, which will be presented separately after the designation of Class B ordinary shares.

DILUTION

Prior to the offering, there is only one class of ordinary shares issued and outstanding. Upon the completion of this offering, we will have a dual-class structure and our issued share capital will consist of Class A ordinary shares and Class B ordinary shares. If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary share and our net tangible book value per Class A and Class B ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per both Class A and Class B ordinary share attributable to the existing shareholders for our presently issued and outstanding ordinary shares.

Our net tangible book value as of March 31, 2023 was approximately US$                million, or US$                per ordinary share as of that date. Net tangible book value represents the amount of our total combined tangible assets, less the amount of our total combined liabilities. Pro forma dilution is determined by subtracting net tangible book value per both Class A and Class B ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$                per Class A ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after March 31, 2023, other than to give effect to the sale of                Class A ordinary shares offered in this offering at the assumed initial public offering price of US$                per Class A ordinary share, the midpoint of the estimated range of the offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2023 would have been approximately US$                million, or US$                per Class A and Class B ordinary share. This represents an immediate increase in net tangible book value of US$                per Class A and Class B ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$                per Class A ordinary share to investors purchasing Class A ordinary shares in this offering. The following table illustrates such dilution:

Pro Forma As Adjusted (Assuming No Exercise of Over-Allotment Option)
(US$)
Assumed initial public offering price per Class A ordinary share
Net tangible book value as per both Class A and Class B ordinary share of March 31, 2023
Pro forma as adjusted net tangible book value per both Class A and Class B ordinary share after giving effect this offering
Amount of dilution in net tangible book value per both Class A and Class B ordinary share to new investors in this offering

A US$1.00 change in the assumed public offering price of US$                 per Class A ordinary share would increase (decrease), in the case of an increase (decrease), our pro forma as adjusted net tangible book value after giving effect to this offering by approximately US$                 million, the pro forma as adjusted net tangible book value per both Class A and Class B ordinary share after giving effect to this offering by US$                 per Class A ordinary share and Class B ordinary share, and the dilution in pro forma as adjusted net tangible book value per ordinary share to new investors in this offering by US$                 per both Class A and Class B ordinary share, assuming no change to the number of Class A ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2023, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the Class A ordinary shares upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share (in US$)
	Number	Percent	Amount (in US$ thousands)	Percent (%)
Existing shareholders
New investors

Total

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Class A ordinary shares and other terms of this offering determined at pricing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company limited by shares. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Some of our directors and executive officers are nationals or residents of jurisdictions other than the United States and some of their assets are located outside the United States. In particular, Dr. Houqi Zhang, Jun Wang, Hui Zhang and Haifeng Li are PRC residents. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Harney Westwood & Riegels, our legal counsel as to Cayman Islands law, and Han Kun Law Offices, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States; or

•

entertain original actions brought in each respective jurisdiction against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

The Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against us (other than a sum of money payable in respect of taxes or other charges of a like nature, or in respect of a fine or other penalty (which may include a multiple damages judgment in an anti-trust action)). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by applying the law of equity and determining whether the principle of comity requires recognition. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within 12 years of the judgment becoming enforceable, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The Cayman Islands courts are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature, or if such judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Such a determination has not yet been made by the Grand Court of the Cayman Islands, and it is therefore uncertain whether such civil liability judgments from the Foreign Court would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ordinary shares.

In addition, our investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

CORPORATE HISTORY AND STRUCTURE

OUR CORPORATE HISTORY

We are a Cayman Islands holding company and primarily conduct our operations in China through our PRC subsidiaries. On July 15, 2021, we incorporated Autozi Internet Technology (Global) Ltd. under the laws of the Cayman Islands as our offshore holding company to facilitate offshore financing. On June 2, 2010, we established Autozi Internet Technology Co., Ltd. and commenced our commercial operations. Although we started our business in 2010 as an automotive aftermarket company, we upgraded our business model in 2018 to provide high-quality, affordable and professional one-stop automotive products and services through online and offline channels countrywide. Please also see “Business — Our Supply Chain Cloud and SaaS Platforms — Our Business Model Innovation.”

On November 15, 2021, we established Autozi Internet Technology (BVI) Ltd., our wholly owned BVI subsidiary, with no substantial operations in BVI. On June 17, 2022, we established Autozi Internet Technology (HK) Limited, our wholly owned Hong Kong subsidiary, as a holding company with no substantial operations in Hong Kong.

As part of the Company’s reorganization for the purpose of this Offering and listing on Nasdaq, on December 22, 2022, the Company and Qichuang Development Co., Ltd, Qizhi Investment Management Limited, Huachuang (Fujian) Equity Investment Enterprise (Limited Partnership), JiuZhou JY Investment Limited, Regent Capital Asia Ltd., Beijing Yonyou Innovation Investment Center (Limited Partnership), Changsha Qixin Zhongyin Enterprise Consulting Management Center (Limited Partnership), BJGSDX Ltd, BJGLXY Ltd, BJGRGQ Ltd, TTGH Capital Limited., Anrong Investment management Limited, BJGYXC Ltd, Zoyone Limited, Ningbo Meishan Free Trade Port Zone Ignite II Equity Investment Partnership (Limited Partnership), Wuhu Jinghu Zhenye Investment Fund Co. Ltd., Wuhu Venture Capital Fund Co. Ltd., entered into certain warrant agreements to purchase Class A Ordinary Shares of the Company, respectively. Each Warrant entitles each Warrant Holder to purchase a certain amount of Class A Ordinary Shares from the Company, if the following conditions are met: the Warrant Holder shall have (i) completed and obtained all consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority in PRC as required in connection with the investment of the Warrant Holder (as the case may be) into the Company, including without limitation, the ODI Approvals and (ii) have provided to the Company evidences of all such consents, approvals, authorizations, registration forms and other documentations reasonably satisfactory to the Company prior to the exercise of the Warrant by the Warrant Holder.

On December 30, 2022, we established Autozi Investment Management (Anhui) Co., Limited, or the WFOE, as part of our reorganization. On January 5, 2023, Autozi Investment Management (Anhui) Limited acquired 95% of the equity interests of Autozi Internet Technology Co., Ltd. through the subscription of increased registered capital issued by Autozi Internet Technology Co., Ltd. and indirectly holds the equity interests of its PRC subsidiaries. Autozi Internet Technology (Global) Ltd. holds the equity interests in its PRC subsidiaries through the direct equity ownership of the subsidiaries incorporated in BVI and Hong Kong. As we have a direct equity ownership structure, we do not have any agreement or contract between our Company and any of its subsidiaries that are typically seen in a variable interest entity structure.

Under PRC laws and regulations, our PRC subsidiary may pay cash dividends to us of its respective accumulated profits. However, the ability of our PRC subsidiary to make such distribution to us is subject to various PRC laws and regulations, including the requirement to fund certain statutory funds, as well as potential restriction on currency exchange and capital controls imposed by the PRC government. For more details, see “Risk Factors — Risks Relating to Doing Business in China” and “Regulations — Regulations Relating to Dividend Distributions.”

OUR CORPORATE STRUCTURE

From July 2021 to January 2023, in anticipation of the proposed initial public offering, we completed a series of reorganizational steps. The following diagram illustrates our corporate structure and identifies our significant subsidiaries prior to the initial public offering.

Note:	the English names of our PRC business entities are directly translated from Chinese and may be different from their names shown on their respective records filed with relevant PRC authorities.
(1)	Dr. Houqi Zhang, six natural persons and 24 entities hold 5% shareholding of Autozi Internet Technology Co., Ltd..
(2)	Beijing Autozi Chifu Management and Consulting Center (Limited Partner) holds 20% shareholding of Autozi Chifu Auto Services (Beijing) Co., Ltd..
(3)

Wuhan Dianliang Venture Capital Fund Partnership (Limited Partner) and Chengdu Dianliang Shuguang Venture Capital Fund Partnership (Limited Partner) hold 5% and 4% shareholding of Quantum Data Technology (Beijing) Co., Ltd., respectively.

(4)	Liming Zhao and Zhengzhou Shunyi Chefu Information Technology Partnership (Limited Partner) holds 44% and 5% shareholding of Baicheng Auto Services (Henan) Co., Ltd., respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following management discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our combined financial statements and related notes included elsewhere in this prospectus.

Overview

We are one of the leading and fast-growing lifecycle automotive service providers in China. Founded in 2010, we provide high-quality, affordable and professional one-stop automotive products and services through online and offline channels countrywide. We primarily engage in the sales of new cars, auto parts and auto accessories, as well as automotive insurance related services in PRC. As a comprehensive automobile service provider, we have established an ecosystem of lifecycle automotive services covering the full life cycle of automotives by connecting automotive manufacturers, auto parts manufactures, and insurance companies with MBS stores and various automotive owners, forming a complete loop of “new car sales—insurance issuance—reservation maintenance—claim settlement and repair—parts supply.”

We have achieved rapid growth since the upgrades of our business model in 2018. Our revenues increased by 79.0% from US$67.2 million for the fiscal year ended September 30, 2021 to US$120.3 million for the fiscal year ended September 30, 2022. Our revenues amounted to US$55.9 million and US$44.0 million for the six months ended March 31, 2022 and 2023, respectively, due to the effect of COVID-19 pandemic. In December 2022, the Chinese government announced the overall cancellation of risk control measures of COVID-19 pandemic including quarantines, travel restrictions, and the temporary closure of stores and facilities in China. For the one month prior to the removal of control measures, COVID-19 outbroke and spread severely in many regions of China, the majority of our employees were required to be home-quarantined and some of our offices were temporarily closed for certain periods. After the removal of control measures of COVID-19 since December 2022, almost all our staffs gradually got infected with the COVID-19 coronavirus and suspended their work for some days. As a result, our business operation and financial results were adversely affected by the COVID-19 for the six months ended March 31, 2023. Meanwhile, for the fiscal year ended September 30, 2022, our new car sales, auto parts and auto accessories sales and automotive insurance related services accounted for 60.6%, 32.4% and 7.0% of our total revenues, respectively. As for the six months ended March 31, 2023, our new car sales, auto parts and auto accessories sales and automotive insurance related services accounted for 59.2%, 37.0% and 3.8% of our total revenues, respectively.

Key Factors Affecting Our Results

We believe the key general factors affecting our financial performance and results of operations include:

Market demand and supply

Our revenues are significantly affected by the demand for new cars in China. Market demand for automotives is driven by various factors including, among others, the growth of individual and family disposable income, continued urbanization and improvement in China’s road networks and other infrastructure. The rapid growth of China’s economy has led to an increase in living standards and per capita disposable income as well as accelerated urbanization. These factors helped drive the significant growth in automotive retail sales in China in recent years. However, the automotive industry in China has historically been cyclical and is affected by general economic conditions, consumer confidence and other factors such as manufacturers’ respective production capacities. Retail sales could slow down or decrease if growth in the Chinese economy slows or if the expanded production capacity of automotive manufacturers leads to an over-supply of new cars, and our revenues may be negatively affected as a result.

Our ability to stand out from the fierce market competition

We face fierce competition in China and our results of operations may be affected not only by competition among automotive manufacturers in terms of vehicle quality, model variety, price and delivery time, but also by competition from other dealerships in the same region who sell the same brands and models of automotives as we do. Our financial condition and results of operations may be adversely affected if we fail to successfully compete against such dealerships in terms of price, location, quality of customer service and the ability to attract repeat business.

Government policies

Our results of operations may be affected by government policies and regulations relating to the automotive industry in China, such as PRC governmental policies on foreign investment in the automotive retail business as well as any policies or regulations affecting industry practices and market demand. Historically, our importation of parallel import cars had been suspended upon the implementation of Limits and Measurements Methods for Emissions from Light-Duty Vehicles (CHINA 6) in July 2020, and the adverse impact was removed upon the fulfillment of prototype emission test of parallel import cars in May 2021 that reopened the importation of parallel import cars business. Any additional government policies favorable or unfavorable to the automotive retail industry could impact our revenues and results of operations in the future.

Our results of operations in any given period may also be affected by company-specific factors, including:

Our ability to attract and retain customers

The growing number of customers is one of the most important drivers of our business growth. Therefore, our results of operations will depend in large part on our continued ability to attract customers, retain them, and serve them over the long term. We seek to attract new customers and retain existing customers by offering superior customer services through highly-motivated, technically proficient store personnel, competitive pricing, robust SaaS platforms integrated with our proprietary product and services catalog, and online ordering function. We intend to continue to drive customer acquisition by relying on our strong brand recognition, expanding online and offline presence, and implementing effective marketing strategies. Providing outstanding customer services is our highest priority and is the key for us to establish a large and loyal customer base.

Our ability to optimize business mix

Our results of operations, and in particular, our profitability, are also affected by our business mix. We offer a diversified and expanding portfolio of products and services, such as parallel import cars, NEVs, auto parts and auto accessories, and automotive insurance related services. The different categories we offer have different margins and growth outlooks. As we introduce and promote new offerings, our overall profitability may vary from period to period as a result of changes in products and services category mix and their respective margin profiles. Our diversified and expanding offerings of products and services also enable us to provide a one-stop automotive service experience catering to the various needs of car owners, driving customer acquisition and retention and increasing cross-selling activities.

Pricing of our products and services

Our revenues are directly affected by the price of our products and services. The average selling price is calculated by dividing the total revenues generated through new car sales by the total number of new cars sold by us during the relevant fiscal year. We expect the price of new cars to decrease in the long run in China primarily due to the lowering of tariffs on imported cars and increased competition. However, our average selling price of new cars may fluctuate period over period depending on the mix of automotives we sell during a particular period that consists of different models in different price ranges.

Our ability to continue to expand the size and scope of our MBS store network

We have built direct cooperative relationships with our cooperating MBS stores to conduct new car sales business as well as continuously expanded our MBS store network to conduct auto parts and auto accessories sales and provide automotive insurance related services. The number of MBS stores we have opened increased from 71 during the fiscal year ended September 30, 2021 to 121 during the eighteen months ended March 31, 2023. Most of the MBS stores carry our brand names, “Autozi” which have a strong brand awareness in the market we serve. MBS stores are an integral part of conducting new car sales business and auto parts and auto accessories sales business as well as providing comprehensive automotive insurance related services to our customers. Expansion of network of MBS stores fulfills the lifecycle automotive service needs of passenger vehicle owners. Our results of operations will be directly affected by the number and geographic coverage of MBS stores in the future.

Results of Operations

The following table sets forth a summary of our combined and consolidated results of operations, in absolute amount and as a percentage of our revenues for the six months ended March 31, 2022 and 2023 and for the fiscal years ended September 30, 2021 and 2022. This information should be read together with our combined and consolidated financial statements and related notes included elsewhere in this prospectus.

The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	For the fiscal years ended September 30,						For the six months ended March 31,
	2021		2022		Variance		2022		2023		Variance
	US$’000%		US$’000%		US$’000%		US$’000%		US$’000%		US$’000%
Revenues	67,223	100.0	120,348	100.0	53,125	79.0	55,909	100.0	43,951	100.0	(11,958)	(21.4)
Cost of revenues	(65,765)	(97.8)	(119,632)	(99.4)	(53,867)	81.9	(55,466)	(99.2)	(43,660)	(99.3)	11,806	(21.3)

Gross profit	1,458	2.2	716	0.6	(742)	(50.9)	443	0.8	291	0.7	(152)	(34.3)
Operating expenses
Selling and marketing expenses	(2,522)	(3.8)	(1,445)	(1.2)	1,077	(42.7)	(792)	(1.4)	(536)	(1.2)	256	(32.3)
General and administrative expenses	(3,283)	(4.9)	(2,882)	(2.4)	401	(12.2)	(1,465)	(2.6)	(1,585)	(3.6)	(120)	8.2
Research and development expenses	(1,510)	(2.2)	(1,049)	(0.9)	461	(30.5)	(586)	(1.1)	(557)	(1.3)	29	(4.9)

Total operating expenses	(7,315)	(10.9)	(5,376)	(4.5)	1,939	(26.5)	(2,843)	(5.1)	(2,678)	(6.1)	165	(5.8)

Operating loss	(5,857)	(8.7)	(4,660)	(3.9)	1,197	(20.4)	(2,400)	(4.3)	(2,387)	(5.4)	13	(0.5)
								—		—
Other income/(expense)								—		—
Financial expenses, net	(1,714)	(2.5)	(1,657)	(1.4)	57	(3.3)	(846)	(1.5)	(802)	(1.8)	44	(5.2)
Other income, net	627	0.9	142	0.1	(485)	(77.4)	216	0.4	289	0.7	73	33.8
Investment income/(loss)	1,196	1.8	10	—	(1,186)	(99.2)	(9)	—	—	—	9	(100.0)

Total other income/(expenses), net	109	0.2	(1,505)	(1.3)	(1,614)	(1,480.7)	(639)	(1.1)	(513)	(1.1)	126	(19.7)
Loss before income tax expenses	(5,748)	(8.5)	(6,165)	(5.2)	(417)	7.3	(3,039)	(5.4)	(2,900)	(6.5)	139	(4.6)
Income tax expenses	—	—	—	—			—	—	—	—

Net loss	(5,748)	(8.5)	(6,165)	(5.2)	(417)	7.3	(3,039)	(5.4)$	(2,900)	(6.5)	139	(4.6)

Key Components of Results of Operations

Revenues

We generate revenues primarily from (i) new cars sales, (ii) auto parts and auto accessories sales, and (iii) automotive insurance related services. For the six months ended March 31, 2022 and 2023, our revenues amounted to US$55.9 million and US$44.0 million, respectively. For the fiscal years ended September 30, 2021 and 2022, our revenues amounted to US$67.2 million and US$120.3 million, respectively. For our new cars sales, we provide customers with parallel import cars and new energy vehicles. Auto parts and auto accessories sales consist of sales of lubricating oils, tires, accumulators and other accessories. We also provide a variety of automotive insurance related services including value-added maintenance service, claim and repair services, and insurance intermediation service.

Cost of revenues

Cost of revenues primarily consists of (i) cost of new cars, (ii) cost of auto parts and auto accessories, and (iii) cost of automotive insurance related services.

Selling and marketing expenses

Our selling and marketing expenses primarily consist of advertising costs and market promotion expenses, staff cost, rental and depreciation related to selling and marketing functions and other miscellaneous expenses, etc.

General and administrative expenses

Our general and administrative expenses primarily consist of staff cost, rental and depreciation related to general and administrative personnel, professional service fees, bad debt expenses and other corporate expenses.

Research and development expenses

Our research and development expenses primarily consist of staff cost and related expenses for research and development professionals, platform development fees, and others.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

Our subsidiary, Autozi Internet Technology (BVI) Ltd. is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Autozi Internet Technology (BVI) Ltd. is not subject to tax on income or capital gains. In addition, dividend payments are not subject to withholdings tax in the British Virgin Islands.

Hong Kong

Our subsidiary, Autozi Internet Technology (Hongkong) Co., Ltd. is incorporated in Hong Kong and are subject to Hong Kong profits tax rate. Under the two-tiered profits tax rates regime, the first 2,000,000 Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2,000,000 will be taxed at 16.5%. In addition, dividend payments are not subject to withholdings tax in Hong Kong. Our subsidiary Autozi Internet Technology (Hongkong) Co., Ltd. was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, our WFOE and subsidiaries, which are considered PRC resident enterprises under PRC Enterprise Income Tax Law (the “EIT Law”), are subject to enterprise income tax on their worldwide taxable income as determined under EIT Law and accounting standards at a rate of 25%. EIT Law grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”) at a rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Our subsidiaries, Autozi Internet Technology (“Autozi China”) and Quantum Jinfu Data Technology (Beijing) Co., LTD (“Beijing Quantum”) were approved as a HNTE and are entitled to a reduced income tax rate of 15% beginning from 2020 and 2019, respectively. The certificate is valid for three years. Beijing Quantum did not apply for renewal as it did not expect to be profitable in the near future. Therefore, Beijing Quantum is subject to an income tax rate of 25% at the end of 2022.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2018 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year. The additional deduction of 75% of qualified research and development expenses can be directly claimed in the annual EIT filling.

Six Months Ended March 31, 2023 Compared to Six Months Ended March 31, 2022

Revenues

Our revenues decreased by 21.4% or US$12.0 million from US$55.9 million for the six months ended March 31, 2022 to US$44.0 million for the six months ended March 31, 2023. The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated.

	For the six months ended March 31,
	2022		2023		Variance
	USD’000%		USD’000%		USD’000%
Revenues
New Car Sales	26,244	46.9	26,044	59.2	(200)	(0.8)
- Parallel-import cars sales	26,105	46.7	25,157	57.2	(948)	(3.6)
- New energy vehicles sales	139	0.2	887	2.0	748	538.1
Auto Parts and Auto Accessories Sales	24,930	44.7	16,246	37.0	(8,684)	(34.8)
- Lubricating oils	22,675	40.6	14,562	33.1	(8,113)	(35.8)
- Tires	1,208	2.2	685	1.6	(523)	(43.3)
- Accumulators	736	1.3	905	2.1	169	23.0
- Others	311	0.6	94	0.2	(217)	(69.8)
Automotive Insurance Related Services	4,735	8.4	1,661	3.8	(3,074)	(64.9)
- Value-added maintenance services	3,319	5.9	1,271	2.9	(2,048)	(61.7)
- Claim and repair services	1,411	2.5	389	0.9	(1,022)	(72.4)
- Insurance intermediation service	5	0.0	1	0.0	(4)	(80.0)

Total revenues	55,909	100.0	43,951	100.0	(11,958)	(21.4)

Our revenues from new car sales slightly decreased by 0.8% or US$0.2 million from US$26.2 million for the six months ended March 31, 2022 to US$26.0 million for the six months ended March 31, 2023, including (i) a decrease of US$0.9 million from parallel import car sales attributable to the decrease of sales volume affected by the prevention and control measures of COVID-19 pandemic before the overall nationwide preventions were lifted in December 2022 and the unfavorable fluctuations in the exchange rate of the U.S. dollars from the six months ended March 31, 2022 to the six months ended March 31, 2023, and partially offset by parts of the high-priced parallel import cars we sold, and (ii) an increase US$0.7 million from new energy vehicles sales attributable to the increase of sales volume as a result of our continuing expansion in new energy vehicles sales business. The sales volume of parallel import cars decreased by 20 units from 247 units for the six months ended March 31, 2022 to 227 units for the six months ended March 31, 2023. The sales volume of NEVs increased by 43 units from 16 unit for the six months ended March 31, 2022 to 59 units for the six months ended March 31, 2023.

Our revenues from auto parts and auto accessories sales decreased by 34.8% or US$8.7 million from US$24.9 million for the six months ended March 31, 2022 to US$16.2 million for the six months ended March 31, 2023, primary attributable to (i) the decrease of US$8.1 million in lubricating oils sales due to the decrease in sales volume as a result of regional lockdown in the second half of 2022 in Beijing where our subsidiaries mainly operate and conduct the sales of lubricating oils and (ii) the decrease of US$0.5 million in tires sales due to the decrease in sales volume as a result of shrinking of sales teams and strategic adjustment to reduce the sales taking into account upstream supply quality; and partially offset by the increase of US$0.2 million from accumulators.

Our revenues from automotive insurance related services decreased by 64.9% or US$3.1 million from US$4.7 million for the six months ended March 31, 2022 to US$1.7 million for the six months ended March 31, 2023, including (i) the decrease of US$2.0 million from insurance value-added maintenance services, which is attribute to the limited value added tax (“VAT”) invoice quantum from the local tax bureau due to lockdown policy affected by COVID-19 pandemic in the second half year 2022 since VAT invoice is timely required by our customers for their purchase of services, and (ii) the decrease of US$1.0 million from claim and repair services as a result of the regional lockdown of repair shops we cooperated in Henan Province for a few months in second half of 2022 due to the COVID-19 pandemic.

Cost of revenues

Our cost of revenues decreased by 21.3% or US$11.8 million from US$55.5 million for the six months ended March 31, 2022 to US$43.7 million for the six months ended March 31, 2023. The following table sets forth a breakdown of our cost of revenues by revenue streams, expressed as an absolute amount and as a percentage of the total cost of revenues, for the period indicated.

	For the six months ended March 31,
	2022		2023		Variance
	USD’000%		USD’000%		USD’000%
Cost
New Car Sales	26,224	47.3	26,021	59.6	(203)	(0.8)
-Parallel-import cars sales	26,087	47.0	25,145	57.6	(942)	(3.6)
- New energy vehicles sales	137	0.3	876	2.0	739	539.4
Auto Parts and Auto Accessories Sales	24,744	44.6	16,060	36.8	(8,684)	(35.1)
- Lubricating oils	22,623	40.8	14,410	33.0	(8,213)	(36.3)
- Tires	1,096	2.0	674	1.5	(422)	(38.5)
- Accumulators	727	1.3	895	2.1	168	23.1
- Others	298	0.5	81	0.2	(217)	(72.8)
Automotive Insurance Related Services	4,498	8.1	1,579	3.6	(2,919)	(64.9)
-Value-added maintenance services	3,289	5.9	1,259	2.9	(2,030)	(61.7)
- Claim and repair services	1,209	2.2	320	0.7	(889)	(73.5)
- Insurance intermediation service	—	—	—	—	—	—

Total cost of revenues	55,466	100.0	43,660	100.0	(11,806)	(21.3)

Our cost of revenues for new cars sales slightly decreased by 0.8% or US$0.2 million from US$26.2 million for the six months ended March 31, 2022 to US$26.0 million for the six months ended March 31, 2023. Our cost of revenues for auto parts and auto accessories sales decreased by 35.1% or US$8.7 million from US$24.7 million for the six months ended March 31, 2022 to US$16.1 million for the six months ended March 31, 2023. Our cost of revenues for automotive insurance related services decreased by 64.9% or US$2.9 million from US$4.5 million for the six months ended March 31, 2022 to US$1.6 million for the six months ended March 31, 2023. The changes of cost revenues were basically proportionate to the changes in all revenue streams.

Gross profit and margin

The following table sets forth a breakdown of our gross profit, margin by revenue streams, expressed as an absolute amount and as a percentage of the total gross profit for the periods indicated.

	For the six months ended March 31,
	2022			2023			Variance
	USD’000	Margin	%	USD’000	Margin	%	USD’000%
Gross profit and margin
New Car Sales	20	0.1%	4.6	23	0.1%	7.9	3	15.0
-Parallel-import cars sales	18	0.1%	4.1	12	0.1%	4.1	(6)	(33.3)
- New energy vehicles sales	2	1.4%	0.5	11	1.2%	3.8	9	450.0
Auto Parts and Auto Accessories Sales	186	0.7%	41.9	186	1.1%	63.9	—	—
- Lubricating oils	52	0.2%	11.7	152	1.0%	52.2	100	192.3
- Tires	112	9.3%	25.3	11	1.6%	3.8	(101)	(90.2)
- Accumulators	9	1.2%	2.0	10	1.1%	3.4	1	11.1
- Others	13	4.2%	2.9	13	13.8%	4.5	—	—
Automotive Insurance Related Services	237	5.0%	53.5	82	4.9%	28.2	(155)	(65.4)
-Value-added maintenance services	30	0.9%	6.8	12	0.9%	4.1	(18)	(60.0)
- Claim and repair services	202	14.3%	45.6	69	17.7%	23.7	(133)	(65.8)
- Insurance intermediation service	5	100.0%	1.1	1	100.0%	0.4	(4)	(80.0)

Total	443	0.8%	100.0	291	0.7%	100.0	(152)	(34.3)

As a result of the foregoing, we recorded a gross profit of US$0.4 million and US$0.3 million for the six months ended March 31, 2022 and 2023, respectively, representing a gross profit margin of 0.8% and 0.7%. The low gross profit margin was mainly attribute to (i) the slight decrease of US$0.1 million in the margin of auto parts tires attributable to the decrease in sales volume as a result of shrinking of sales teams and strategic adjustment to reduce the sales of tires taking into account upstream supply quality, (ii) the slight decrease of US$0.2 million in the margin of automotive insurance related services as a result of impact of COVID-19 on claim and repair services, and partially offset by (i) the slight growth of new car sales for which we strategically set relatively lower gross margin rates under the adverse impact of COVID-19 to attract more customers and expand market share in order to obtain more bargain power to the upstream and downstream customers and improve the profitability in the long term; and (ii) the slight increase of US$0.1 million in the margin of lubricating oils.

Operating expenses

Our operating expenses slightly decreased by 5.8% or US$0.2 million from US$2.8 million for the six months ended March 31, 2022 to US$2.7 million for the six months ended March 31, 2023, primarily due to slight decrease of selling and marketing expenses, research and development expenses, and slight increase of general and administrative expenses. The details are shown as follows.

Selling and marketing expenses

The following table sets forth a breakdown of our sales and marketing expenses by categories, expressed as an absolute amount and as a percentage of the total selling and marketing expenses, for the period indicated.

	For the six months ended March 31,
	2022		2023		Variance
	USD’000%		USD’000%		USD’000%
Sales and marketing expenses
Market promotion and entertainment expenses	50	6.3	19	3.5	(31)	(62.0)
Staff cost	582	73.5	460	85.8	(122)	(21.0)
Rental expenses	4	0.5	8	1.5	4	100.0
Others	156	19.7	49	9.2	(107)	(68.6)

Total sales and marketing expenses	792	100.0	536	100.0	(256)	(32.3)

Our selling and marketing expenses decreased by 32.3% or US$0.3 million from US$0.8 million for the six months ended March 31, 2022 to US$0.5 million for the six months ended March 31, 2023, primarily due to the decrease of US$0.1 million in staff cost and the decrease of US$0.1 million in other miscellaneous expenses.

General and administrative expenses

The following table sets forth a breakdown of our general and administrative expenses by categories, expressed as an absolute amount and as a percentage of the total general and administrative expenses, for the period indicated.

	For the six months ended March 31,
	2022		2023		Variance
	USD’000%		USD’000%		USD’000%
General and administrative expenses
Staff cost	586	40.0	302	19.1	(284)	(48.5)
Bad debt expenses	85	5.8	171	10.8	86	101.2
Consulting and professional service fees	455	31.1	775	48.9	320	70.3
Rental expenses	120	8.2	109	6.9	(11)	(9.2)
Others	219	14.9	228	14.3	9	4.1

Total general and administrative expenses	1,465	100.0	1,585	100.0	120	8.2

Our general and administrative expenses slightly increased by 8.2% from US$1.5 million for the six months ended March 31, 2022 to US$1.6 million for the six months ended March 31, 2023, primarily due to an increase of US$0.3 million in professional service fees primarily including financial advisory fees for the preliminary assessment and preparation of this initial public offering, which was partially offset by a decrease of US$0.3 million in staff cost due to cost control and compensation for employee layoff in the half year 2022.

Research and development expenses

The following table sets forth a breakdown of our research and development expenses by categories, expressed as an absolute amount and as a percentage of the total research and development expenses, for the period indicated.

	For the six months ended March 31,
	2022		2023		Variance
	USD’000%		USD’000%		USD’000%
Research and development expenses
Staff cost	539	92.0	539	96.8	—	—
Platform development fees	47	8.0	18	3.2	(29)	(61.7)

Total research and development expenses	586	100.0	557	100.0	(29)	(4.9)

Our research and development expenses slightly decreased by 4.9% or US$0.03 million from US$0.59 million for the six months ended March 31, 2022 to US$0.56 million for the six months ended March 31, 2023, primarily due to a decrease of US$0.03 million in platform development fees.

Other expenses, net

Other expenses, net decreased by US$0.1 million from US$0.6 million for the six months ended March 31, 2022 to US$0.5 million for the six months ended March 31, 2023, primarily due to an increase of US$0.2 million in other business income.

Income tax expense

As a result of foregoing, we did not incur income tax expense for the six months ended March 31, 2022 and 2023.

Net loss

As a result of the foregoing, we recorded net loss of US$3.0 million and US$2.9 million for the six months ended March 31, 2022 and 2023, respectively.

Fiscal Year Ended September 30, 2022 Compared to Fiscal Year Ended September 30, 2021

Revenues

Our revenues increased by 79.0% or US$53.1 million from US$67.2 million for the fiscal year ended September 30, 2021 to US$120.3 million for the fiscal year ended September 30, 2022. The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated.

	For the fiscal years ended September 30,
	2021		2022		Variance
	USD’000%		USD’000%		USD’000%
Revenues:
New Car Sales	13,419	20.0	72,963	60.6	59,544	443.7
- Parallel import car sales	13,384	19.9	70,789	58.8	57,405	428.9
- New energy vehicle sales	35	0.1	2,174	1.8	2,139	6,111.4
Auto Parts and Auto Accessories Sales	46,135	68.6	39,031	32.4	(7,104)	(15.4)
- Lubricating oils	33,300	49.5	35,286	29.3	1,986	6.0
- Tires	7,778	11.6	1,185	1.0	(6,593)	(84.8)
- Accumulators	3,356	5.0	2,132	1.8	(1,224)	(36.5)
- Others	1,701	2.5	428	0.3	(1,273)	(74.8)
Automotive Insurance Related Services	7,669	11.4	8,354	7.0	685	8.9
- Value-added maintenance services	3,319	4.9	6,219	5.2	2,900	87.4
- Claim and repair services	4,324	6.5	2,127	1.8	(2,197)	(50.8)
- Insurance intermediation service	26	0.0	8	0.0	(18)	(69.2)

Total revenues	67,223	100.0	120,348	100.0	53,125	79.0

Our revenues from new car sales significantly increased by 443.7% or US$59.5 million from US$13.4 million for the fiscal year ended September 30, 2021 to US$73.0 million for the fiscal year ended September 30, 2022, including the increase of US$57.4 million from parallel import car sales and US$2.1 million from new energy vehicles sales. The increase of new car sales revenue is primarily attributable to the increase of sales volume as a result of (i) the fulfillment of prototype emission test of parallel import cars in May 2021 that reopened the importation of parallel import cars business, which has been suspended since July 2020 upon the implementation of Limits and Measurements Methods for Emissions from Light-Duty Vehicles (CHINA 6); and (ii) our expansion in new car sales business as our ongoing strategic focus. The sales volume of parallel import cars increased by 464 units from 164 units for the fiscal year ended September 30, 2021 to 628 units for the fiscal year ended September 30, 2022. The sales volume of new energy vehicles increased by 200 units from 1 unit for the fiscal year ended September 30, 2021 to 201 units for the fiscal year ended September 30, 2022.

Our revenues from auto parts and auto accessories sales decreased by 15.4% or US$7.1 million from US$46.1 million for the fiscal year ended September 30, 2021 to US$39.0 million for the fiscal year ended September 30, 2022, primary attributable to (i) the decrease of US$6.6 million in tires sales due to the decrease in sales volume as a result of shrinking of sales teams and strategic adjustment to reduce the sales taking into account upstream supply quality and (ii) the decrease of US$1.2 million in accumulator sales as a result of termination of cooperation with some customers; and partially offset by the increase of US$2.0 million from lubricating oils as a result of newly developed cooperation with certain new customers.

Our revenues from automotive insurance related services slightly increased by 8.9% or US$0.7 million from US$7.7 million for the fiscal year ended September 30, 2021 to US$8.4 million for the fiscal year ended September 30, 2022, including the increase of US$2.9 million from insurance value-added maintenance services, which is attribute to the increasing sales volume of washing, interior sterilization and other after-sales service coupons in response to the continuously increased maintenance services demand of our major customer, Ping An

Insurance Company, with high satisfaction with our services; and partially offset by the decrease of US$2.2 million from claim and repair services as a result of the regional lockdown of repair shops we cooperated in Henan Province for a few months in the year ended September 30, 2022 due to the COVID-19 pandemic.

Cost of revenues

Our cost of revenues increased by 81.9% or US$53.9 million from US$65.8 million for the fiscal year ended September 30, 2021 to US$119.6 million for the fiscal year ended September 30, 2022. The following table sets forth a breakdown of our cost of revenues by revenue streams, expressed as an absolute amount and as a percentage of the total cost of revenues, for the period indicated.

	For the fiscal years ended September 30,
	2021		2022		Variance
	US$’000%		US$’000%		US$’000%
Cost
New Car Sales	13,412	20.4	72,878	60.9	59,466	443.4
- Parallel import car sales	13,377	20.3	70,748	59.1	57,371	428.9
- New energy vehicle sales	35	0.1	2,130	1.8	2,095	5,985.7
Auto Parts and Auto Accessories Sales	45,176	68.7	38,790	32.5	(6,386)	(14.1)
- Lubricating oils	33,130	50.4	35,210	29.4	2,080	6.3
- Tires	6,988	10.6	1,069	0.9	(5,919)	(84.7)
- Accumulators	3,307	5.0	2,103	1.8	(1,204)	(36.4)
- Others	1,751	2.7	408	0.4	(1,343)	(76.7)
Automotive Insurance Related Services	7,177	10.9	7,964	6.6	787	11.0
- Value-added maintenance services	3,234	4.9	6,161	5.1	2,927	90.5
- Claim and repair services	3,943	6.0	1,803	1.5	(2,140)	(54.3)

Total cost of revenues	65,765	100.0	119,632	100.0	53,867	81.9

Our cost of revenues for new cars sales increased by 443.4% or US$59.5 million from US$13.4 million for the fiscal year ended September 30, 2021 to US$72.9 million for the fiscal year ended September 30, 2022. Our cost of revenues for auto parts and auto accessories sales decreased by 14.1% or US$6.4 million from US$45.2 million for the fiscal year ended September 30, 2021 to US$38.8 million for the fiscal year ended September 30, 2022. Our cost of revenues for automotive insurance related services increased by 11.0% or US$0.8 million from US$7.2 million for the fiscal year ended September 30, 2021 to US$8.0 million for the fiscal year ended September 30, 2022. The changes of cost revenues were basically proportionate to the changes in all revenue streams.

Gross profit and margin

The following table sets forth a breakdown of our gross profit, margin by revenue streams, expressed as an absolute amount and as a percentage of the total gross profit for the periods indicated.

	For the fiscal years ended September 30,
	2021			2022			Variance
	US$’000	Margin	%	US$’000	Margin	%	US$’000%
Gross profit and margin
New Car Sales	7	0.1%	0.5	85	0.1%	11.9	78	1,114.3
- Parallel import car sales	7	0.1%	0.5	41	0.1%	5.7	34	485.7
- New energy vehicle sales	—	—	—	44	2.0%	6.1	44	—
Auto Parts and Auto Accessories Sales	959	2.1%	65.8	241	0.6%	33.7	(718)	(74.9)
- Lubricating oils	170	0.5%	11.7	76	0.2%	10.6	(94)	(55.3)
- Tires	790	10.2%	54.2	116	9.8%	16.2	(674)	(85.3)
- Accumulators	49	1.5%	3.4	29	1.4%	4.1	(20)	(40.8)
- Others	(50)	-2.9%	(3.5)	20	4.7%	2.8	70	(140.0)
Automotive Insurance Related Services	492	6.4%	33.7	390	4.7%	54.5	(102)	(20.7)
- Value-added maintenance services	85	2.6%	5.8	58	0.9%	8.1	(27)	(31.8)
- Claim and repair services	381	8.8%	26.1	324	15.2%	45.3	(57)	(15.0)
- Insurance intermediation service	26	100.0%	1.8	8	100.0%	1.1	(18)	(69.2)

Total	1,458	2.2%	100.0	716	0.6%	100.0	(742)	(50.9)

As a result of the foregoing, we recorded a gross profit of US$1.5 million and US$0.7 million for the fiscal years ended September 30, 2021 and 2022, respectively, representing a gross profit margin of 2.2% and 0.6%. The low gross profit margin was mainly attribute to (i) the significant decrease of US$0.7 million in the margin of auto parts tires attributable to the decrease in sales volume as a result of shrinking of sales teams and strategic adjustment to reduce the sales of tires taking into account upstream supply quality, (ii) the slight decrease of US$0.1 million in the margin of automotive insurance related services as a result of impact of COVID-19 on claim and repair services and (iii) the rapid growth of new car sales for which we strategically set relatively lower gross margin rates under the adverse impact of COVID-19 to attract more customers and expand market share in order to obtain more bargain power to the upstream and downstream customers, and improve the profitability in the long term.

Operating expenses

Our operating expenses decreased by 26.5% or US$1.9 million from US$7.3 million for the fiscal year ended September 30, 2021 to US$5.4 million for the fiscal year ended September 30, 2022, primarily due to decrease of selling and marketing expenses, general and administrative expenses and research and development expenses. The details are shown as follows.

Selling and marketing expenses

The following table sets forth a breakdown of our sales and marketing expenses by categories, expressed as an absolute amount and as a percentage of the total selling and marketing expenses, for the period indicated.

	For the fiscal years ended September 30,
	2021		2022		Variance
	US$’000%		US$’000%		US$’000%
Sales and marketing expenses
Market promotion and entertainment expenses	1,198	47.5	147	10.2	(1,051)	(87.7)
Staff cost	1,069	42.4	1,106	76.5	37	3.5
Rental expenses	59	2.3	6	0.4	(53)	(89.8)
Others	196	7.8	186	12.9	(10)	(5.1)

Total sales and marketing expenses	2,522	100.0	1,445	100.0	(1,077)	(42.7)

Our selling and marketing expenses decreased by 42.7% or US$1.1 million from US$2.5 million for the fiscal year ended September 30, 2021 to US$1.4 million for the fiscal year ended September 30, 2022, primarily due to the decrease of US$1.1 million in market promotion as a result of the reduction in insurance product introduction fees.

General and administrative expenses

The following table sets forth a breakdown of our general and administrative expenses by categories, expressed as an absolute amount and as a percentage of the total general and administrative expenses, for the period indicated.

	For the fiscal years ended September 30,
	2021		2022		Variance
	USD’000%		USD’000%		USD’000%
General and administrative expenses
Staff cost	1,218	37.1	1,070	37.1	(148)	(12.2)
Bad debt expenses	467	14.2	269	9.3	(198)	(42.4)
Consulting and professional service fees	342	10.4	584	20.3	242	70.8
Rental expenses	396	12.1	231	8.0	(165)	(41.7)
Others	860	26.2	728	25.3	(132)	(15.3)

Total general and administrative expenses	3,283	100.0	2,882	100.0	(401)	(12.2)

Our general and administrative expenses decreased by 12.2% or US$0.4 million from US$3.3 million for the fiscal year ended September 30, 2021 to US$2.9 million for the fiscal year ended September 30, 2022, primarily due to the decrease of bad debt expenses of US$0.2 million, a decrease of US$0.2 million in rental expenses and decrease of US$0.2 million in staff cost due to cost control, which was partially offset by an increase of US$ 0.2 million in consulting and professional service fees primarily including financial advisory fees for the preliminary assessment and preparation of this initial public offering.

Research and development expenses

The following table sets forth a breakdown of our research and development expenses by categories, expressed as an absolute amount and as a percentage of the total research and development expenses, for the period indicated.

	For the fiscal years ended September 30,
	2021		2022		Variance
	US$’000%		US$’000%		US$’000%
Research and development expenses
Staff cost	1,337	88.5	934	89.0	(403)	(30.1)
Platform development fees	106	7.0	114	10.9	8	7.5
Others	67	4.5	1	0.1	(66)	(98.5)

Total research and development expenses	1,510	100.0	1,049	100.0	(461)	(30.5)

Our research and development expenses decreased by 30.5% or US$0.5 million from US$1.5 million for the fiscal year ended September 30, 2021 to US$1.0 million for the fiscal year ended September 30, 2022, primarily due to a decrease of US$0.4 million in staff cost, as a result of the declined number of our research and development personnel.

Other income/(expenses), net

Other income/(expenses), net decreased by US$1.6 million from other income of US$0.1 million for the fiscal year ended September 30, 2021 to other expenses of US$1.5 million for the fiscal year ended September 30, 2022, primarily due to a decrease of US$1.2 million in gains of disposals of subsidiaries and a decrease of US$0.3 million in non-operating income.

Income tax expense

As a result of our operating loss position for the fiscal years ended September 30, 2021 and 2022, we did not incur income tax expense for the fiscal years ended September 30, 2021 and 2022.

Net loss

As a result of the foregoing, we recorded net loss of US$5.7 million and US$6.2 million for the fiscal years ended September 30, 2021 and 2022, respectively.

Going Concern

Our primary sources of liquidity have been through operational sources of cash, financing from third-party investors, related parties and bank borrowings. As of September 30, 2022 and March 31, 2023, we had cash balance of US$2.1 million and US$1.8 million in mainland China, respectively. Financing from third-party investors mainly consisted of redeemable principal interests and redeemable non-controlling interests, which were currently redeemable or probably redeemable at the option of the holders as we have not completed a qualified initial public offering before certain passed specific dates. The redemption price of financing from third-party investors shall be the principal amount, plus interest varying from 8% to 12% per annum corresponding to difference round financings for the period from the date on which the shares were issued by us to the date on which such redeemable equity interests are redeemed with cash settlement. Financing from related parties mainly consisted of insurance of convertible bonds and interest-free borrowings. The interest rates of convertible bonds issued to related parties are ranging from 8% to 12 % per annum, and they are convertible to 1.2% equity interest of Autozi China on a determined base date at the option of the holder (462,852 ordinary shares of Autozi China, which represents an initial conversion price of RMB64.82 per share). Bank borrowings mainly represented short- term borrowings due within one year, with interest rates ranging from 3.950% to 8.075% per annum. As of September 30, 2022 and March 31, 2023, we had current liabilities of short-term borrowings, convertible bond, amount due to related parties and redeemable mezzanine equity of US$147.1 million and US$160.5 million, respectively.

For the six months ended March 31, 2022 and 2023, we incurred negative operating cashflows of US$2.6 million and US$1.6 million, respectively, with negative working capital of US$16.6 million and accumulated deficits of US$169.4 million as of March 31, 2023. As of September 30, 2022 and March 31, 2023, we had redeemable principal interests of US$111.4 million and US$120.8 million, and redeemable non-controlling interests of US$24.7 million and US$26.5 million, respectively. Convertible bonds and amounts owe to the related parties amounted to US$5.0 million and US$7.0 million, short-term borrowings amounted to US$6.1 million and US$6.1 million as of September 30, 2022 and March 31, 2023, respectively.

In light of the foregoing circumstances, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that our consolidated financial statements for the six months ended March 31, 2023 were issued. To meet the cash requirements for the next 12 months from the issuance date of this report, we estimate a financing requirement of US$15.6 million, consisting approximately US$11.1 million to settle inevitable debts and approximately US$4.5 million for ongoing operation expenditures. Besides, we are also undertaking a combination of below remediation plans:

1.

We have been continuously negotiating the extension of liabilities including bank loans, convertible bonds and corresponding interests payable, as well as the conversion of mezzanine equity to permanent equity. The bank loans from Beijing Zhongguancun Bank Co., Ltd. of $3.2 million and $2.7 million are expected to be successfully extended every year or half year. We have also entered into the supplementary agreement with all holders of redeemable principal interests on March 30, 2023 to agree on the forfeiture of redemption right of the redeemable interests on the date of being public and effectively traded. For the convertible bonds, we expect to be able to enter into agreement with holder to convert the bonds into equity when the procedural requirements are determined.

2.

We have been seeking more equity investments. On March 23, 2023, we entered into a financing agreement with two investors for a total consideration of US$4.4 million (RMB30.0 million) and we have collected all of it by the end of April 2023. The investors have a redemption right of the principal with the interest 8% per annum at the option of the investor if i) we have not completed a qualified initial public offering before July 31, 2023; ii) our controlling shareholders change without the investors’ consents; or iii) other redemption events agreed. The obligator to redeem this investment is our founder and chief executive officer, Dr. Houqi Zhang.

3.	We are focusing on the improvement of operational efficiency, implementation of strict cost control and budget and enhancement internal controls to create synergy of the Group’s resources.

There can be no assurance that we will be successful in achieving our strategic plans, that our future capital raises will be sufficient to support our ongoing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. If we are unable to raise sufficient financing or events or circumstances occur such that we do not meet our strategic plans, it would have a material adverse effect on our financial position, results of operations, cash flows, and ability to achieve our intended business objectives.

Impact of Supply Chain Disruption

Outbreak of COVID-19 since the beginning of March 2020 has adverse impact on our supply chain, which led to general shutdown of cities, and weaken the financial conditions of our suppliers. However, it did not lead to server supply chain disruptions, because we have a nationwide network of suppliers, such disruptions do not have a material adverse impact on our business, financial condition, results of operations and cash flows. We continuously pay close attention to the supply chain impacted by COVID-19, performs further assessment and takes relevant measures to minimize the impact. Except for the impact of COVID-19, there is not any other interruptions led to supply chain disruptions would affect our business.

Therefore, as of the date of this prospectus, supply chain disruptions do not materially affect our outlook or business goals, nor have it materially impacted our results of operations or capital resources.

Impact of Guarantees Provide to Third Parties

Previously in 2019, we sold auto parts and accessories through our online platform, we used to cooperate with commercial banks to offer credits to large customers, primarily business entities in China. If any of the third parties benefiting from our guarantee defaults on its payments, the banks may exercise its right under the guarantee to demand repayment from us. In recent years, the competent authorities of China have begun to conduct a special campaign against internet financial risks. Due to the Notice on Regulating and Rectifying “Cash Loan” Business, or the Circular 141, we were unable to operate under such a business model. Therefore, since 2020, we no longer provide credit lines to our new customers in the auto part and accessories sales business as such services may be defined as loan business, nor hold a large inventory of auto parts and accessories. In addition, there was no significant default that negatively affected our business previously and we had estimate expected losses on our financial statements based on historical experience.

As a result, there was no material impact on our cash flows, financial conditions and business operations for the next 12 months from the issuance date of this prospectus. See “Risk factors—Risks relating to our business and industry—Our cash flows, financial conditions and business operations may be negatively affected due to the guarantees we provide to third parties.” for details.

Cash Flows

Comparison of Six Months Ended March 31, 2022 and 2023

The following table sets forth a summary of our cash flows for the periods presented.

	For the six months ended March 31,
	2022	2023	Variance
	US$’000	US$’000	US$’000%
Net cash used in operating activities	(2,616)	(1,572)	1,044	(39.9)
Net cash provided by investing activities	665	166	(499)	(75.0)
Net cash provided by financing activities	2,225	1,046	(1,179)	(53.0)
Effect of exchange rate changes on cash	17	74	57	335.3

Net change in cash and cash equivalents	291	(286)	(577)	(198.3)

Cash and cash equivalents at beginning of the period	749	2,071	1,322	176.5

Cash and cash equivalents at end of the period	1,040	1,785	745	71.6

Operating activities

Net cash used in operating activities was US$1.6 million for the six months ended March 31, 2023, which primarily reflected our net loss of US$2.9 million as mainly adjusted for allowance of doubtful accounts of US$0.2 million and depreciation and amortization of US$0.2 million. Adjustment for changes in operating assets and liabilities primarily consisted of a decrease of US$2.1 million in deferred revenues and an increase of US$1.2 million in inventories; and partially offset by a decrease of US$3.4 million in advance to suppliers.

Net cash used in operating activities was US$2.6 million for the six months ended March 31, 2022, which primarily reflected our net loss of US$3.0 million as mainly adjusted for allowance for depreciation and amortization of US$0.1 million. Adjustment for changes in operating assets and liabilities primarily consisted of an increase of US$1.1 million in inventories; and partially offset by an increase of US$1.1 million in deferred revenues and a decrease of US$1.1 million in advance to suppliers.

We continuously incurred operating loss due to the relative low profit margin and inevitable operating expenses. Compared to the six months ended March 31, 2022, our revenue decreased 21.4% to US$44.0 million mainly due to the COVID-19 pandemic and our operating expenses decreased by 5.8% to US$2.7 million due to the optimization of organizational structure and strict cost control for the six months ended March 31, 2023. However, due to the limited operation gross profit, our operating expenses was uncoverable. Our operating cash flow is generally concurrent with our business to some extent, since we do not have long aging of accounts receivable and payable. Therefore, we also had continuous negative operating cash flow due to the uncoverable payment for operating expenses when we do not have much gross profit. We also need to make some advance payment for procurement of products.

For the next 12 months from the issuance date of this prospectus, we are attempting to negotiating with investor to extending liabilities including bank loans, convertible bonds and corresponding interests payable, as well converting mezzanine equity to permanent equity. Meanwhile, except for the debt optimization, we intend to vigorously develop retail sales of new energy vehicles with higher gross margins and prompt collection of consideration to improve our operating cashflows. We estimate a financing requirement of US$15.6 million, consisting approximately US$11.1 million to settle inevitable debts and approximately US$4.5 million for ongoing operation expenditures in the next 12 months. If we are able to obtain funds as expected, we believe that our operating cash flow will be greatly improved after the development of new retail business of new energy vehicles, and may turn negative to positive in the future.

Investing activities

Net cash provided by investing activities for the six months ended March 31, 2023 was US$0.2 million, primarily attributable to collection from loans to related parties of US$0.2 million.

Net cash provided by investing activities for the six months ended March 31, 2022 was US$0.7 million, primarily attributable to collection from loans to related parties of US$0.9 million and partially offset by loan to related parties of US$0.2 million.

Financing activities

Net cash provided by financing activities for the six months ended March 31, 2023 was US$1.0 million, primarily attributable to proceed from bank borrowings of US$6.1 million, proceeds from borrowings from related parties of US$1.9 million, partially offset by the repayments of borrowings of US$6.2 million.

Net cash provided by financing activities for the six months ended March 31, 2022 was US$2.2 million, primarily attributable to proceed from bank borrowings of US$6.6 million, capital contribution of US$1.6 million from the establishment of certain new subsidiaries and proceeds from loans and borrowings from related parties of US$0.8 million, partially offset by repayments of bank borrowings of US$6.6 million.

Fiscal Year Ended September 30, 2022 Compared to Fiscal Year Ended September 30, 2021

The following table sets forth a summary of our cash flows for the periods presented.

	For the fiscal years ended September 30,
	2021	2022	Variance
	US$’000	US$’000	US$’000%
Net cash used in operating activities	(2,242)	(4,864)	(2,622)	116.9
Net cash provided by investing activities	1,135	1,827	692	61.0
Net cash provided by financing activities	1,440	4,592	3,152	218.9
Effect of exchange rate changes on cash	27	(233)	(260)	(963.0)

Net change in cash and cash equivalents	360	1,322	962	267.2

Cash and cash equivalents at beginning of the year	389	749	360	92.5

Cash and cash equivalents at end of the year	749	2,071	1,322	176.5

Operating activities

Net cash used in operating activities was US$4.9 million for the fiscal year ended September 30, 2022, which primarily reflected our net loss of US$6.2 million as mainly adjusted for depreciation and amortization of US$0.3 million and amortization of right-of-use assets of US$0.1 million. Adjustment for changes in operating assets and liabilities primarily consisted of an increase of US$4.1 million in advance to suppliers for business operation needs, primarily due to the increased purchase demand with prepayments to ensure the supply of cars and auto parts for future sales; and partially offset by an increase of US$1.7 million in deferred revenues and an increase of US$3.3 million in accrued expenses and other current liabilities.

Net cash used in operating activities was US$2.2 million for the fiscal year ended September 30, 2021, which primarily reflected our net loss of US$5.7 million as mainly adjusted for allowance for doubtful accounts of US$0.6 million, depreciation and amortization of US$0.3 million and amortization of right-of-use assets of US$0.3 million. Adjustment for changes in operating assets and liabilities primarily consisted of an increase of US$11.6 million in advance to suppliers for business operation needs, primarily due to the purchase demand with prepayments to ensure the supply of cars and auto parts for future sales; and partially offset by an increase of US$10.0 million in deferred revenues, a decrease of prepaid expenses and other current assets of US$1.9 million and a decrease in inventories of US$1.6 million.

Investing activities

Net cash provided by investing activities for the fiscal years ended September 30, 2022 was US$1.8 million, primarily attributable to collection from loans to related parties of US$2.2 million and partially offset by the purchase of property, equipment and software of US$0.2 million.

Net cash provided by investing activities for the fiscal years ended September 30, 2021 was US$1.1 million, primarily attributable to collection from loans to related parties of US$2.4 million and partially offset by loan to related parties of US$1.0 million.

Financing activities

Net cash provided by financing activities for the fiscal year ended September 30, 2022 was US$4.6 million, primarily attributable to proceed from bank borrowings of US$9.3 million, issuance of mezzanine equity of US$3.8 million and capital contribution of US$1.6 million from the establishment of certain new subsidiaries, partially offset by the repayments of borrowings of US$9.2 million.

Net cash provided by financing activities for the fiscal year ended September 30, 2021 was US$1.4 million, primarily attributable to proceed from bank borrowings of US$10.8 million, and proceeds from loans and borrowings from related parties of US$2.7 million, partially offset by repayments of bank borrowings of US$12.1 million.

Capital Expenditures

We did not have any significant capital expenditures for the fiscal years ended September 30, 2021 and 2022, and for the six months ended March 31, 2023, as we do not heavily rely on property and equipment to operate.

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2023:

	Payment Due by Period-March 31, 2023
	Total	Less than 1 year	More than 1 year
	(Amounts expressed in US$ 000)
Borrowings	$6,108	6,108	—
Lease obligations	479	418	61

Total	$6,587	6,526	61

Operating lease agreements consist of leases in relation to certain offices and buildings.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of March 31, 2023.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our combined and consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us, or engages in leasing, hedging or product development services with us.

Holding Company Structure

The Company is our holding company and has no material operations of its own. We conduct our operations through our operating subsidiaries in China. As a result, the Company’s ability to pay dividends depends largely upon dividends paid by our subsidiaries including our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at its discretion, and may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

None of our PRC subsidiaries has issued any dividends or distributions to respective holding companies or any investors as of the date of this prospectus. Our PRC subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. Historically, Autozi Internet Technology Co., Ltd. had also received equity financing from its shareholders to fund business operations of our PRC subsidiaries. As of the date of this prospectus, we did not have any cash transfers, dividends, or distributions between us, and our subsidiaries, or to investors. See “Note 22 Condensed company financial statements” of our combined and consolidated financial statements included in this prospectus for additional details. In the future, cash proceeds raised from overseas financing activities, including this offering, may be, and are intended to be, transferred by us through our wholly owned Hong Kong subsidiary to our PRC subsidiaries via capital contribution and shareholder loans, as the case may be. To transfer cash from our Hong Kong subsidiary to our PRC subsidiaries, our Hong Kong subsidiary may make capital injection to directly increase its registered capital in the PRC subsidiaries in which it holds equity interests, which requires a registration with the local administration for market regulation, a report with the local commerce department (which can be submitted along with the registration with administration for market regulation), and registration with a local bank authorized by the SAFE. Our Hong Kong subsidiary may also provide a shareholder loan to our PRC subsidiaries, which requires a foreign loan registration with the SAFE or its local bureau. Aside from the aforesaid reports, filings or registrations to the relevant authorities, there is no other restriction or limitations on such cash transfer from our Hong Kong subsidiary to our PRC subsidiaries. Subsidiaries in China that receives such cash proceeds then will transfer funds to its subsidiaries to meet the capital needs of our business operations. For details about the applicable PRC rules that limit transfer of funds from overseas to our PRC subsidiaries, see “Use of Proceeds” and “Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The structure of cash flows within our organization, and the applicable regulations, are as follows. After foreign investors’ funds enter Autozi Internet Technology (Global) Ltd., our holding company, at the close of this offering, subject to the cash demand of our PRC and Hong Kong subsidiary, the funds can be transferred to our wholly owned Hong Kong subsidiary, which will further distribute the funds to our PRC subsidiaries. If we intend to distribute dividends, PRC subsidiaries will transfer the dividends to our Hong Kong subsidiary in accordance with the laws and regulations of the PRC, and then our Hong Kong subsidiary will transfer the dividends all the way up to Autozi Internet Technology (Global) Ltd., and the dividends will be distributed from Autozi Internet Technology (Global) Ltd. to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross- border transfer of funds within our corporate group under our direct holding structure must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Use of Proceeds” and “Risk Factors—Risks Relating to Conducting Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We have, from time to time, transferred cash between our PRC subsidiaries to fund their operations, and we do not anticipate any difficulties or limitations on our ability to transfer cash between such subsidiaries. As of the date of this prospectus, no cash generated from our PRC subsidiaries has been used to fund operations of any of our non-PRC subsidiaries. See “Note 22 Condensed company financial statements” of our combined and consolidated financial statements included in this prospectus for additional details. We may encounter difficulties in our ability to transfer cash between PRC subsidiaries and non-PRC subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange. To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict our ability to pay dividends, distributions or make other payments from us, including our subsidiaries, to the Company and U.S. investors. However, as long as we are compliant with the procedures for approvals and filings from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. We and our subsidiaries maintain cash management policies that dictate the purpose, amount, appropriate internal control procedures on the handling, depositing, receiving, transferring, safeguarding, and documentation and recording of cash transfers. Such policies are internal written policies established and adopted by our financial department, following the instructions of our management. Subject to the amounts of cash transfer and the nature of the use of funds, requisite internal approval shall be obtained prior to each cash transfer. Specifically, all transactions require the approval of the financial manager. When the transaction amount is relatively large, the Chief Financial Officer and Chief Executive Officer are required to conduct regular review and approval. See “Regulations—Regulations relating to Foreign Exchange” for details of such procedures.

Internal Control Over Financial Reporting

Prior to the completion of the offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures over financial reporting. In the course of auditing, our combined financial statements for the fiscal years ended September 30, 2021 and 2022, we identified two material weaknesses in our internal control over financial reporting as of September 30, 2022. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim combined financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (1) lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; and (2) lack of independent directors and an audit committee. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remedy our identified material weaknesses subsequent to September 30, 2022, we have started adopting measures to improve our internal control over financial reporting, including, among others:

1.

hiring more qualified accounting personnel, engaging financial advisor with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework;

2.	hiring independent directors, establishing an audit committee and strengthening corporate governance.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our shares may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenue for its last fiscal year, we will qualify as an “emerging growth company” pursuant to the JOBS Act following the Business Combination. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Policies, Judgments and Estimates

We prepared the combined and consolidated financial statements in accordance with U.S. GAAP. When reviewing our financial statements, you should consider our selection of critical accounting policies, our judgments and other uncertainties affecting our applications of those policies and the sensitivity of reported results to changes of such policies, judgments and uncertainties. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our combined and consolidated financial statements and other disclosures included in this proxy statement/prospectus.

Revenue recognition

Our revenues are mainly generated from 1) new car sales, 2) auto parts and auto accessories sales, and 3) automotive insurance related services. We recognize revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration our expects to be entitled to in exchange for those goods or services, reduced by estimates for return allowances, promotional discounts, rebates and value added tax. A description of the principal revenue generating activities is as follows:

New car sales

We generate revenue from sales of new cars primarily the parallel-import cars and a small portion of new energy vehicles through a contract with customer. For the sales of parallel-import cars, we usually first receive purchase intention from customer and feedbacks dynamic quotation taking the market supply and the customizations of the vehicles such as color and trim into consideration. We collect the full and fixed deposit of the determined vehicle model from the customer and purchases the vehicle from upstream suppliers. The customer usually enters into the definitive contract with us when the vehicle has arrived in port as an industry practice. The contract explicitly states the vehicle model and fixed transaction price that have already been mutually agreed per the purchase intention. The purchase intention is cancellable with refundable deposit but the definitive contract is not cancellable. We deduct a portion of deposit and returns the rest to the customer upon the cancelation of purchase intention due to the customer’s own subjective considerations. We return full deposit if the purchase intention is canceled for the non-customer reasons.

For the sales of new energy vehicles, we principally operate with multiple-brand-service (the “MBS”) stores to sell the new energy vehicles and enters into sales contract with customer directly. We may provide a few vehicles to some high-grade MBS stores for display with deposit requirement usually ranging from ten percent to twenty percent of the vehicle price. MBS stores promote the vehicles through test drive, leaflets and other marketing means and charges us facilitation fees for each sold vehicle. The selling price of vehicles is determined by us. MBS stores shall keep the displayed vehicles in store in good physical condition to be ready for sale and are obliged to compensate for any damage during the display. If the displayed vehicle is not sold within the specified period, the MBS stores return the vehicle to us and get the deposit back.

For new car sales, we identify only one performance obligation in the contract with customer to provide customer the specific car explicitly stated in a sales contract with terms of model, color and configurations if any, at a fixed price and full amount payment is required before or upon customer’s pickup of the cars. We recognize revenue from new car sales at a point of time when the control of the car is transferred to the customer upon the customer’s pickup and acceptance of car.

Auto parts and auto accessories sales

We offer auto parts and auto accessories inclusive of lubricating oils, tires, accumulators and others to customers, including the dealers of auto parts and auto accessories and automotive service stores.

We enter into framework sales contract with customers usually for one year. The framework sales contract provides the general payment and delivery terms, and specific orders shall be placed to us for the purchase a number of specific parts and accessories at fixed unit price. The framework sales contract does not set price range, minimum purchase threshold nor minimum prepayment requirement. For each specific order, we determine the part unit price after taking the market supply situation, purchase volume and our stock level into consideration. Under the specific order, full amount prepayment is required, and our performance obligation is to transfer agreed-upon auto parts and auto accessories. The revenue from auto parts and auto accessories sales is recognized at a point in time upon the customer’s acceptance of products.

Automotive insurance related services

We provide a variety of automotive insurance related services including value-added maintenance service, claim and repair service, and insurance intermediation service.

Value-added maintenance service

We contract with insurance companies to provide washing, interior sterilization and other after-sales services to the insurance companies’ ensured car owners with fixed unit price of each kind of service during the contract period usually one year. We determine each specific service as a contract and we only have one performance obligation to provide such service. Our performance obligation is completed when the insured car owners of insurance companies receive the service. We reconcile the service volume with insurance companies regularly and collects considerations companies monthly. Revenue from insurance value-added service is recognized at a point of time when we complete the service since the customers could benefit from the service at that point of time.

Claim and repair service

We contract with insurance companies to provide assistance in damage assessment and claim settlement, as well as repair when insured vehicles are scratched or in an accident. Under the contract, separate repair order is generated by insurance companies for each car accident. We regard each repair order as a contract and we only have one performance obligation to repair the damaged vehicles to good physical condition. The transaction price is fixed upon the damage assessment and payment is usually required before the completion of repair. Revenue from claim and repair service is recognized at a point of time when the service is provided since the customers could benefit from the service at that point of time.

Insurance intermediation service

We also contract with insurance agencies to assist in promoting insurance products and collection of information of car owners, etc. The revenue is recognized over the contract period every month according to the reconciliation of service volume with the insurance agencies since the customers simultaneously receive and consume the benefits provided by insurance intermediation service.

Principal versus agent considerations

The sales of new cars and auto parts and auto accessories all merchandises are purchased from third parties, and the automotive insurance related services involve third parties in the provision of services. We evaluate the presentation of revenue on a gross versus net basis based on whether it controls the merchandises and services before transfers or provide them to customers.

We consider ourselves a principal and recognizes revenues from the sales of new cars and auto parts and auto accessories and provision of value-added maintenance service and claim and repair service on a gross basis based on i) primary responsibility in the aspect of ensuring products and services qualified as to the agreed-upon requirements, the provision of after-sales service like solving problems, complaints, necessary re-work with no additional service fee, and consequence of downgraded service ranking or the end of cooperation with insurance companies as a result of unacceptable service quality; ii) inventory risk of merchandises due to factors such as physical damage, decline in value, or obsolescence, and cancelation of customers’ purchase intention of parallel-import cars before entering into definitive contract, as well as credit risk of services as we are obliged to pay to suppliers irrespective of whether insurance companies pay the service consideration to us; and iii) discretion in setting up the price, rather than accepting a fixed percentage of transaction amount imposed by the supplier.

We consider ourselves an agent and recognizes revenue from insurance intermediation service on a net basis due to lack of primary responsibility, credit risk of service and pricing discretion.

Convertible bond

We evaluate our convertible bond to determine if the contract or embedded component of the contract qualifies as derivatives to be separately accounted for in accordance with ASC 480, “Distinguish by Liabilities from Equity”, and ASC 815, “Derivatives and Hedging” in relation to the conversion feature, call and put option, beneficial conversion feature (“BCF”) and settlement feature. The result of this accounting treatment is that the fair value of the embedded derivative, if required to be bifurcated, is marked-to-market at each balance sheet date and recorded as a liability with change in fair value recorded in the Combined and Consolidated Statement of Operations. After considering the impact of such features, we conclude that, as of September 30, 2022 and March 31, 2023, the convertible bond did not contain any derivative feature and BCF. Convertible bond was subsequently measured at amortized cost, using the effective interest rate method. The effective interest rates are the actual interest rate stated in the contracts and there was no discount or premium on acquisition and fees or costs.

Redeemable non-controlling interest

Redeemable non-controlling interests represent redeemable equity interests issued by the our subsidiary Autozi Internet Technology to certain investors which is not attributable to us, and have been classified as mezzanine classified noncontrolling interests in the combined and consolidated financial statements as these redeemable interests are contingently redeemable upon the occurrence of certain conditional events, which is not solely within the control of us. We accrete the redeemable equity interests to their redemption value, which is purchase price plus interest per year over the period since issuance to the redemption date. The accretions were recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital had been exhausted, additional charges were recorded by increasing the accumulated deficit.

Mezzanine equity

Where equity interests are determined to be conditionally redeemable upon the occurrence of certain events that are not solely within the control of us, and upon such event, the shares would become redeemable at the option of the holders, they are classified as mezzanine equity (temporary equity). The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash or other assets of the entity in the future. We accrete the redeemable equity interests to their redemption value, which is purchase price plus interest per year over the period since issuance to the redemption date. The accretions were recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital had been exhausted, additional charges were recorded by increasing the accumulated deficit.

Income taxes

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, based upon the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

When we determine and quantify the valuation allowances, we consider such factors as projected future taxable income, the availability of tax planning strategies, the historical taxable income and losses in prior years, and future reversals of existing taxable temporary differences. The assumptions used in determining projected future taxable income require significant judgment. Actual operating results in future years could differ from our current assumptions, judgments and estimates. Changes in these estimates and assumptions may materially affect the tax position measurement and financial statement recognition.

Quantitative and Qualitative Disclosures about Market Risks

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and international economic and political developments that affect supply and demand in the China Foreign Exchange Trading System market of cash.

Inflation

Inflationary factors, such as increases in supply costs as well as personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to March 31, 2023, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest rate risk

We are exposed to interest rate risk on our interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposures on our interest-bearing assets and liabilities. We have not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the fiscal years ended September 30, 2022 and six months ended March 31, 2023.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this prospectus has been derived from an industry report commissioned by us and independently prepared by Frost & Sullivan in connection with this offering. All the information and data presented in this section has been derived from Frost & Sullivan’s industry report unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

OVERVIEW OF CHINA’S AUTOMOTIVE SERVICES MARKET

Automotive services market includes automotive sales market and automotive aftermarket. Automotive sales market specifically includes the market of car sales and auto leasing. Automotive aftermarket mainly refers to the market of car maintenance, car wash and detailing, auto insurance, installation-required accessories, used car sales, petrol fueling and battery charging and others.

The overall market size of China’s automotive services is US$1.2 trillion in 2017 and US$1.7 trillion in 2021 with a CAGR of 8.9%. By 2026, it is estimated that the market size of China’s automotive services will be US$2.3 trillion with a CAGR of 6.6%. The automotive sales market increases slowly from US$0.6 trillion to US$0.7 trillion at a CAGR 3.4% from 2017 to 2021. In the future, with the explosive growth in production and sales of new energy vehicles, the market is expected to grow quickly with a CAGR of 3.9%, by 2026, and it is estimated to be US$0.8 trillion. The automotive aftermarket grew at a CAGR of 13.9% and reached US$1.0 trillion in 2021. As the number of vehicles in operation (“car parc”) and car age continue increasing, by 2026, the automotive aftermarket is expected to reach US$1.5 trillion with a CAGR of 8.4%. The following diagram shows the market size of China’s automotive services market for the periods indicated:

Source: Frost & Sullivan

China’s Automotive Service Industry Value Chain Analysis

The chart below illustrates China’s automotive service industry value chain:

Source: Frost & Sullivan

Upstream players mainly include manufacturers of automotives, auto parts and auto accessories, and other materials related to automotive services. In addition, insurance companies, banks and other financial firms are part of this industry value chain as they provide insurance and loan products to automotive buyers.

Midstream automotive service providers primarily include To-B players and To-b players. To-b players are mainly authorized car brand dealers and other types of players such as independent automotive service stores directly serving automotive owners. To-B players usually provide products and services among original equipment manufacturers, or OEMs, auto parts factories and downstream automotive service stores. With the rise of e-commerce platforms and supply chain platforms, To-B players soundly emerge sales channel and resource channel between upstream OEMs, auto parts factories and other material suppliers and midstream automotive service providers for car owners, playing the role of integrating resources and improving efficiency. With the development and maturity of the automotive service market, industry players have seen business expansion and business evolution of mutual integration.

Downstream players are vehicle users divided into (i) commercial vehicle owners, including government agencies, enterprises and automotive professionals, and (ii) passenger vehicle owners, generally people with cars. Downstream players usually have different use of cars and demand for car services.

China’s Automotive Services Market Drivers

Increase in To-B players. To-B players play an important role in the value chain. To-B players build online platforms to match transactions of automotive parts as well as provide IT solutions to empower business supply chain management, which will benefit the overall market due to their profound understanding in supply chain and cost savings from economies of scale.

Growth in the use of New Energy Vehicles. The increasing penetration of New Energy Vehicles (“NEVs”) is expected to change and transform the overall automotive services market. The sales and after-sales service model of NEVs are somehow different from that for traditional ones. The aftermarket services therefore propose new rising market opportunities for automotive services for NEVs.

Increasing average age of car parc. The increasing average age of China’s car parc will directly drive end-user to spend more on automotive services to ensure normal function of vehicles. Moreover, as the number of off-warranty car parc will continue to increase, owners of off-warranty cars tend to bring their vehicles in Independent After Market players instead of 4S dealers due to higher cost efficiency, and the trend is expected to boost the market opportunity for automotive service providers. At the same time, China has invested steadily in infrastructure and established an extended road network that provides solid ground for the expansion of the country’s automotive consumption and growing potential for automotive services market.

OVERVIEW OF CHINA LIFECYCLE AUTOMOTIVE SERVICES MARKET

In the automotive industry, lifecycle automotive service is the processing service of managing the entire lifecycle of the vehicle including automotive sales, automotive repair & maintenance, car wash and automotive detailing, installation-required accessories, automotive insurance & finance, automotive leasing, refueling/recharging and other services.

New Vehicle Sales

In line with the strong growth of China’s GDP per capita, the per capita consumption of vehicles continues increasing. The market size of the new vehicle sales market for lifecycle service providers in China increases from US$1.2 billion in 2017 to US$1.4 billion in 2021, with a CAGR of 2.8%. It is expected that with the increase of NEVs, the new vehicle sales market size of China’s lifecycle service providers will reach US$1.7 billion in 2026, with a CAGR of 3.9%. The following diagram shows the new vehicle sales by lifecycle service providers in terms of Gross Merchandise Value (“GMV”) for the periods indicated:

Source: Frost & Sullivan

Due to the impact of COVID-19, passenger vehicle sales in China decrease from 25.4 million vehicles in 2017 to 22.0 million vehicles in 2021, with a CAGR of 3.5%. However, as China’s economy gradually recovers, passenger vehicle sales is forecast to grow to 24.5 million vehicles in 2026, with a CAGR of 2.2%. Due to environmental policies, the replacement rate of China’s old type commercial vehicles has increased, China’s commercial vehicles sales keeps increase from 4.2 million vehicles in 2017 to 5.2 million vehicles in 2021, with a CAGR of 5.5%. It is expected to reach 6.4 million vehicles by 2026, with a CAGR of 5.4%. The following diagram shows the new vehicle sales by passenger vehicles and commercial vehicles for the periods indicated:

Source: Frost & Sullivan

China’s Automotive Aftermarket (B2C Service Market)

For To-C service, service providers provide support to auto-owner with “One-stop Service” that integrates a variety of services.

The market size of China’s automotive aftermarket by passenger vehicles increased from US$110.6 billion in 2017 to billion in 2021, with a CAGR of 12.4%, and is expected to reach US$280.0 billion by 2026. Compared from US$110.6 billion in 2017 to US$176.8 billion in 2021 in the automotive aftermarket of PV, the size of China’s automotive aftermarket by commercial vehicles increased from US$44.4 billion in 2017 to US$62.5 billion in 2021, with a CAGR of 9.0%, and is estimated to reach US$92.9 billion by 2026, with a CAGR of 8.3%. The following diagram shows the market size of China’s automotive aftermarket, in terms of GMV, by passenger vehicles and commercial vehicles, for the periods indicated:

Source: Frost & Sullivan

Due to the distribution of China’s car parc, the market size of Internal Combustion Engine Vehicle (“ICE”) is still the biggest part of automotive aftermarket. However, the market size of NEV increases in a significant growth rate because of the rapid development of China’s NEV market. The market size of China’s automotive aftermarket by ICE increased from US$152.5 billion in 2017 to US$229.6 billion in 2021, with a CAGR of 10.8%, and is expected to reach US$324.6 billion by 2026, with a CAGR of 7.2%. The market size of China’s automotive aftermarket by NEV increased from US$2.5 billion in 2017 to US$9.7 billion in 2021, with a CAGR of 40.9%, and is expected to reach US$48.3 billion by 2026, with a CAGR of 37.7%. The following diagram shows the market size of China’s automotive aftermarket, in terms of GMV, by ICE and NEV, for the periods indicated:

Source: Frost & Sullivan

The chart below illustrates the industry value chain of China’s automotive aftermarket:

Source: Frost & Sullivan

For automotive aftermarket, the upstream player is raw material suppliers, which can be divided into automotive manufacturers and auto parts manufacturers. The midstream player is automotive aftermarket players, including automotive service providers and automotive finance and insurance service providers. The downstream player is vehicles and their drivers, including ICEs and NEVs.

China’s Automotive B2B Service Market

For To-B service, service providers provide support to business customers, such as automotive repair shops, with full range of services.

Driven by the rapid development of China’s automotive supply chain industry, China’s automotive B2B service market continues increasing. Market size of China’s automotive B2B service market by PV increased from US$66.4 billion in 2017 to US$113.2 billion in 2021, with a CAGR of 14.3%, and is expected to reach US$193.2 billion by 2026, with CAGR of 11.3%. Market size of China’s automotive B2B service market by CV increased from US$22.2 billion in 2017 to US$32.5 billion in 2021, with a CAGR of 10.0%, and is expected to reach US$49.2 billion by 2026, with a CAGR of 8.7%. The following diagram shows the market size of China’s automotive aftermarket, in terms of GMV, by passenger vehicles and passenger vehicles, for the periods indicated:

Source: Frost & Sullivan

Market size of China’s automotive B2B service market by ICE increased from US$87.7 billion in 2017 to US$141.3 billion in 2021, with a CAGR of 12.7%, and is expected to reach US$230.3 billion by 2026, with a CAGR of 10.6%. Market size of China’s automotive B2B service market by NEV increased from US$0.9 billion in 2017 to US$4.4 billion in 2021, with a CAGR of 48.9%, and is expected to reach US$12.1 billion by 2026, with a CAGR of 22.6%. The following diagram shows the market size of China’s automotive aftermarket, in terms of GMV, by ICE and NEV, for the periods indicated:

Source: Frost & Sullivan

KEY PLAYERS IN CHINA LIFECYCLE AUTOMOTIVE SERVICES MARKET

According to the classification of the scope of services, China’s automotive service players are mainly divided into vertical players and integrated players.

Vertical players generally include traditional vertical players and digital vertical players. Most of the business of traditional vertical players are mainly centered on traditional auto service chain stores (B2C) as well as regional parts dealers (B2B), etc. Traditional vertical B2C automotive service providers are independent automotive service chain stores and mom-and-pop repair stores, whose main role is to provide car maintenance and other car aftermarket services directly to end-users. As for regional parts dealers, they play as intermediaries to provide automotive parts from suppliers of parts to B2C service providers. Digital vertical players are B2B automotive service companies with internet genes, which would rely on their own technological and platform advantages to provide a real-time and comprehensive one-stop online platform. Such players have strong digital capabilities and can provide IT services such as SaaS to support automotive repair shop store management, customer acquisition and management, and supply chain procurement and management.

Integrated players include traditional integrated players and lifecycle automotive service players. Traditional integrated auto service players, such as 4S dealers, are integrated with vehicle sales, parts, after-sales service and information feedback. Lifecycle automotive service players combine both B2B and B2C model, linking multiple car services. Autozi integrates the sales of cars, repair and maintenance, auto insurance, and B2B supply chain services, forming a lifecycle service matrix.

Key Success Factors

Build the upstream and downstream ecology of the industry chain and provide a portfolio of products and services. China’s lifecycle automotive services market mainly focuses on automotive maintenance and automotive detailing, resulting in little variation in the services that each player can provide. If players can integrate upstream and downstream players, they can build a complete supply chain ecology to gain more market share. In addition, players can provide a rich service product matrix to increase user stickiness and improve core competitiveness. Full lifecycle auto service market players can unify the quality through standardized service definition, and then regulate the market.

Be sensible to market demand and have proper inventory management process. To keep up with the changing market, market players should be sensitive to market demand and always introduce new items or variations of a similar product. Market players can get a large amount of purchases by offering new customers with attractive products and those customers who already bought a greater variety of products.

Combine with advanced technologies such as digitalization and provide innovative business services. For lifecycle automotive service players, digitalization is the empowerment of the whole chain of promotion, production, marketing and service, reducing costs and increasing efficiency. Iterations and combinations with other advanced technologies such as autonomous driving, connected platforms, 5G, and AI allow market players to expand more innovative commercial services, such as demand-based service subscriptions based on personalized and customized needs.

Prioritization in the field NEV and CV to be differentiation competitive. With the development of the market, consumers’ awareness of NEV has been deepened, and their demands have become more complex and diversified. As for NEV enterprises, they need to fully consider the business models of lifecycle management. The authorized lifecycle automotive services market players can ensure product quality, keep up with R&D iterations and create a favorable market circulation environment.

Future Trends

Industry centralization, especially for portfolio of commercial vehicles service. Due to the past industry fragmentation, difficult operational risk control and complex service chain, the entry barrier of the lifecycle automotive services market for CV has been relatively high. However, along with the increasing investment in China’s infrastructure and the continuous expansion of the logistics industry, innovative technologies and service models are ushering in a good time for industrialization, and the application of Telematics is accelerating. As the usage habits, operation mode and single vehicle mileage of commercial vehicles are relatively single, data mining can provide more cost-effective after-market centralized services. The future market opportunity for commercial vehicles is expected to be huge.

Service diversification, especially for NEVs’ service expansion. The diversity of the lifecycle automotive service in the future will become the primary demand of users. With the increased growth of car parc, it has gradually replaced the presence of some ICEs. In the context of NEV manufacturers cannot meet all the aftermarket services, the lifecycle service scenario of NEV is an important market competition point. Players with first-mover advantage at present can achieve greater market share in the future.

COMPETITIVE LANDSCAPE OF CHINA’S LIFECYCLE AUTOMOTIVE SERVICES MARKET

According to the Frost & Sullivan, China’s lifecycle automotive services market is relatively fragmented. In 2021, Autozi ranked first in China’s lifecycle automotive services market in terms of the growth rate of revenues. The following tables illustrate the rankings of top five leading players in China’s lifecycle automotive services market 2021 in terms of the growth rate of revenues:

Ranking	Company	Growth Rate of Revenues in 2021
%
1	Our Company	approximately 79.0
2	Company A	42.2
3	Company E	approximately 9.0
4	Company F	approximately 6.0
5	Company G	less than 5.0

Comparison of To-B players and To-C players in Automotive Service Market

In 2021, competition in China’s automotive service market is mainly concentrate on both automotive aftermarket in To-C model, and automotive supply chain service in To-B model.

For To-C service, Company A, a leading integrated online and offline platform for automotive service based in Shanghai, China, keeps its advantage in aftermarket with 179 self-operated stores and 4,114 franchised workshops. While authorized dealers with a large amount of MBS stores, such as our Company, also have strong advantage for To-C service.

For To-B service, Company B, a leading integrated online and offline platform for automotive service based in Zhejiang, China, has the most efficient automotive supply chain service in China’s automotive service market. With the increasing car parc of NEV, MBS dealers are improving their investment in To-B service for NEV manufacturers.

In China’s automotive service market, players with advantage in both To-B service and To-C service are more likely to be leading players with competitive strength over others. With the fast development of multi-brand service, our Company, as the leading player in multi-brand service, will have obvious advantage in the market. B2C players, such as used automotive trading websites, refueling or recharging service providers, and automotive insurance service provider, will enhance their business stability and gain greater technical competence as they increase investment for To-B services. B2B players, such as automotive supply chain service providers and after-sales service providers for commercial vehicles, will increase their business categories and improve corporate awareness as they increase their investment in To-C services.

Leading Players in Automotive Service Market

Our Company

Supported by online cloud platform services, we provide services including new car sales, auto parts and auto accessories sales, and automotive insurance related services.

For NEV sales and after-sales services, we choose the model of contracting with automotive manufacturers for expanding their NEV business. Supported by supply chain cloud platform, we provide new vehicle sales and delivery, automotive insurance, automotive maintenance, auto parts supply, and refueling or recharging as their NEV services. For commercial vehicle sales and after-sales services, we provide new vehicles sales, automotive insurance, auto parts supply, automotive maintenance and refueling or recharging as their commercial vehicle services.

Company A

Started as an online retail platform providing customers with automotive products, Company A evolved over time to build an offline network of well managed stores and technicians to deliver high quality services in store to customers. Since then, it has been continuing developing the online and offline integrated model. It developed innovative online and offline integrated business model with digitalized customer service experience and industry solutions, leading scale of operations and development and application of proprietary automotive service technical support systems in operations.

Anticipating the trend of sustainable development and increasing popularity of new energy vehicles, Company A is actively exploring opportunities to work with new energy vehicle brands in the field of automotive services. It is expanding and optimizing products and services relative to NEVs, building platforms and communities specifically for owners of NEVs.

Company J

As a self-operated B2B player providing integrated automotive aftermarket services based in Jiangsu, China, Company J provides sales of auto parts with front warehouse distribution model. In addition to sales of auto parts, it provides digital platform of supply chain to empower offline automotive services stores by integrating supply chain and marketing resources. Meanwhile, Company J also starts to develop their own business of to-C marketing by providing offline stores of automotive services. It has established cooperation with some mainstream new energy OEMs and has start to build their automotive aftermarket network authorization.

BUSINESS

OUR MISSION

Our mission is to build a nationwide MBS network enabled by an E2E automotive supply chain cloud platform equipped with software-as-a-service, or SaaS, management system, and to become the largest new energy vehicle aftermarket service platform for delivering lifecycle automotive services in China.

OVERVIEW

We are one of the leading and fast-growing lifecycle automotive service providers in China. In 2021, we ranked first in terms of the growth rate of revenues among all the lifecycle automotive service providers in China, according to the Frost & Sullivan report. Founded in 2010, we provide high-quality, affordable and professional one-stop automotive products and services through online and offline channels nationwide. Leveraging our online supply chain cloud platform, SaaS platforms, and the network of MBS stores, we have established an ecosystem of lifecycle automotive services by connecting automotive manufacturers, auto parts manufactures, and insurance companies with MBS stores and various automotive owners. Therefore, we have built an automotive supply and service chain cloud platform utilizing an S2B2C business model, with automotive manufacturers, auto parts manufactures, and insurance companies acting as the “suppliers,” MBS stores acting as the “business,” automotive owners acting as the “customers,” and us taking the role of “to” to link the industry players and provide the supply and service chain operation services to realize the process synchronization and optimization among the various transaction entities along with the automotive supply and service chain, from merchandise sourcing, ordering and payment, inventory control, and logistics and fulfillment management, to service rendering. Instead of charging the SaaS subscribers fees, we only charge the supply chain operation services for the controllable supply chain which consists of the contracted suppliers including automotive manufacturers, auto parts vendors and insurance companies, and MBS stores. Our business segments include (i) new car sales, (ii) auto parts and auto accessories sales, and (iii) automotive insurance related services.

We have significant in-house technology innovation capabilities in the lifecycle automotive service industry in China. Our business model aims at automotive supply chain consolidation and cost savings, process synchronization, digitalization, optimization and efficiency improvement, as well as the improvement of customer satisfaction of automotive services. The achievement of our objectives is based on the supply and service chain cloud platform which not only requires the technical development including coding outsourcing, but also relies on the test of real business operation and continuous iterative refinement. Through our robust research and development efforts, we have successfully developed an intellectual property portfolio that differentiates us from our competitors. Our self-developed and proprietary online SaaS platforms serve the functions of store management, supply chain management, insurance management, and car sales. Every supply chain within our cloud platform shares the unified MDL, and every participant along with a supply chain can register its relative identity information vie web portal or mobile portal. As of March 31, 2023, the participants registered in the cloud platform include 3,409 parts manufacturers, 16,729 parts dealers or resellers, 79,193 garages, and 70 insurance companies. As of March 31, 2023, we had three registered patents, 79 registered trademarks, and 65 registered software copyrights. We also enjoy a skilled talent pool and are committed to enhancing our technology leadership in the ecosystem through our high-caliber research and development team. As of March 31, 2023, our research and development team mainly consisted of 18 product managers with the assistance of contracted coding services and is led by our CTO, Haifeng Li, each of whom has extensive experience of over 10 years in the automotive industry.

Our continuously expanding network of MBS stores fulfills the lifecycle automotive service needs of passenger vehicle owners in China. Most of the MBS stores carry our brand name, “Autozi,” which has a strong brand awareness in the markets we serve. We digitalize sporadic automotive purchase and service demands for different brands of cars into the MBS store network and address diverse product and service needs of customers in one stop. Since our MBS stores mostly locate in the third- and fourth-tier cities as well as counties and townships in China, we are able to penetrate the vast grassroots market in China. As of March 31, 2023, we had an aggregate of 252 MBS stores, covering five provinces and 17 cities in China. The total number of our MBS stores increased by 147.1% to an aggregate of 252 MBS stores as of March 31, 2023, compared with 102 MBS stores as of March 31, 2022.

We have achieved rapid growth since the upgrades of our business model in 2018. Our revenues increased by 79.0% from US$67.2 million in the fiscal year ended September 30, 2021 to US$120.3 million in the fiscal year ended September 30, 2022. However, our revenues amounted to US$55.9 million and US$44.0 million for the six months ended March 31, 2022 and 2023, respectively, due to the effect of COVID-19 pandemic. For the fiscal year ended September 30, 2022, our new car sales accounted for 60.6% of our total revenues, our auto parts and auto accessories sales accounted for 32.4% of our total revenues, and our automotive insurance related services accounted for 7.0% of our revenues. For the six months ended March 31, 2023, our new car sales, auto parts and auto accessories sales and automotive insurance related services accounted for 59.2%, 37.0% and 3.8% of our total revenues, respectively.

OUR STRENGTHS

We believe the following strengths have contributed to our success and differentiate us from others:

Leading and well-established lifecycle automotive service provider

We are one of the leading and fast-growing lifecycle automotive service providers in China. In 2021, we ranked first in terms of the growth rate of revenues among all the lifecycle automotive service providers in China, according to the Frost & Sullivan report. We enjoy an early-mover advantage as a pioneer to capture the unique opportunities in the lifecycle automotive service market. Incorporated in 2010, we have accumulated extensive experiences in the traditional automotive aftermarket industry and are able to innovate and diversify our product and service offerings based on such rich heritage to capitalize on the enormous market opportunity and unleash additional earning opportunities for car dealers. We have a deep understanding of the lifecycle automotive service market and are able to provide products and services tailored to the changing needs of our MBS stores and their end customers. Based on that, we have established a unique business model of a combination of “light assets plus heavy operation” and an extensive MBS store network which distributes automotive products to purchasers and provides services to car owners in lower-tier cities in China. Meanwhile, our self-developed and proprietary online supply chain cloud platform and SaaS platforms allow us to deliver automotive products and services seamlessly and cost-efficiently. We believe our industry-leading position demonstrates our proven ability to execute business strategies, manage MBS stores growth, and out-perform our competitors in China’s rapidly growing lifecycle automotive service business.

An ecosystem of expansive product and service offerings that drives flywheel effects

We have established a broad layout in the lifecycle automotive service industry and offer our customers a comprehensive array of automotive-related products and services, covering a variety of areas from automotive products sales to aftermarket services, complemented by value-added maintenance services, claim and repair services, and insurance intermediation services. Our unique combination of sales and other integrated automotive services allows us to maintain competitiveness in the lifecycle automotive service industry. Our diversified services also allow us to attract customers at a relatively lower price to improve customer stickiness.

Moreover, our three business segments are highly correlated and collectively create a flywheel effect with new car sales serving the channeling function, auto parts and auto accessories sales generating revenues, and automotive insurance related services maintaining the customer stickiness. As the NEV sales lead to an increase in demands for insurance services, we can collaborate closely with insurance companies as insurance value-added service providers through NEV sales and other automotive services to our MBS stores and retain customers with our standardized and high-quality services. At the same time, with more insurance service sales and deeper cooperation with insurance companies, we are able to enlarge our automotive service business with high profits. We believe our one-stop automotive ecosystem creates a seamless experience for our MBS stores and customers throughout the lifecycle of automotives. Furthermore, we build an integrated online and offline SaaS platform utilizing multi-dimensional retail and supply chain data to improve the experience of the MBS store network that goes beyond the single business model of automotive sales.

Scalable MBS store network and digitalized industry solutions

We have built direct cooperative relationships with our cooperating MBS stores to conduct new car sales business as well as continuously expanded our MBS store network to conduct auto parts and auto accessories sales and provide automotive insurance related services. As our scale grows and we further penetrate the market in China, especially in the lower-tier cities, we enjoy a network effect that allows us to efficiently match supply and demand and capture more business opportunities. Through directly working with the MBS stores, we are able to quickly understand and timely address the diversified needs of MBS stores and automotive buyers and owners, thereby strengthening our relationships with them. As of March 31, 2023, we had an aggregate of 252 MBS stores, all of which are managed and operated by our proprietary SaaS platforms for operational standardization and financial and transaction management. As of March 31, 2023, our MBS store network covered 17 cities in China. The expansion of our MBS store network has laid a solid foundation for our business growth and the development of our proprietary and innovative technologies including our cloud-based end-to-end automotive supply and service chain platforms.

Strong supply chain management capabilities and relationships with key automobile manufacturers

Since the establishment of our MBS store network, we have strategically focused on enhancing our upstream and downstream supply chain management capabilities and we currently have strong and established cooperation relationships with leading automotive manufacturers and local dealers and customers. We have founded a joint venture company with a Chinese automotive manufacturer in September 2021 to further expand our brand representation in our MBS store network and our automotive insurance related services. The specific advantages of our strong relationship with these key manufacturers include the reliable supply of popular vehicles and customized vehicle models, advantageous brand mix, and support for further expansion.

Moreover, we maintain and operate an online supply chain management platform and multiple SaaS platforms, which are supported by advanced technologies in cloud computing, distributed architecture and big data analytics. Our capability to accumulate, store and process massive amount of data along the automotive transaction value chain not only allows us to operate our existing business efficiently and effectively, but also provides us with additional cross-selling opportunities as we gain more insights into each participant of our platform.

Visionary and experienced management team with strong commitment and track record

Our senior management team is comprised of highly motivated and technically proficient professionals in the automotive and technology industries. We believe we are able to leverage our accumulated industry insights to bring differentiated one-stop automotive products and services to our customers, with our MBS store network and proprietary SaaS platforms. The key members of our management team have an average of approximately ten years of industry experience. Our founder and chairman, Dr. Houqi Zhang, is a well-recognized leader in the automotive industry. He has been serving as the vice chairman of China Auto Dealers Chamber of Commerce since 2017, the vice president of China Automobile Dealers Association Auto Parts Supply Chain Branch since 2016, and the deputy director of the Automobile Maintenance Parts Working Committee of China Automotive Maintenance and Repair Trade Association since 2015. Dr. Zhang’s proven track record and extensive experience in the automotive and the technology industries provide clear leadership and strong commitment to our Company’s mission. Our Chief Technology Officer, Mr. Haifeng Li, has approximately 12 years’ industry experience in the area of platform and software development gained from working at several leading technological companies in the world. Our Vice President of Supply Chain Management, Mr. Jun Lian, served as the Director of Supply Chain in a top three automotive aftermarket service company in China. With his extensive experience in automotive aftermarket service industry, Mr. Lian has spearheaded our initiatives to optimize business upgrade and promote strategic innovation. Other management members of our Company also have extensive experience in managing public companies, bringing comprehensive know-hows and management skills from their prior roles into our Company.

OUR STRATEGIES

We intend to further grow our business by pursuing the following strategies:

Expand the size and coverage of our MBS store network

We plan to significantly expand the size and coverage of our MBS store network through organic growth and targeted and selective acquisitions. We intend to capitalize on our local know-how, industry experience, and relationships with well-known brand names to establish new MBS stores. We believe we can leverage our strong and established relationships with leading automotive manufacturers in China to obtain additional franchises and further expand our network by opening new MBS stores. Towards that end, we intend to increase our market share in lower-tier cities and further expand to establish presence in the counties of China, expand our brand mix, and enter geographic regions which we do not currently serve. In addition, we plan to identify MBS stores which adhere to our cultural values and demonstrate superior performance and promote those stores to be our first wave of certified MBS stores in the future, allowing them to build a unified business model under our brand name. Specifically, we aim to build a network of over 200 MBS flagship stores and 5,000 MBS authorized stores and equip all of them with new energy vehicle, or NEV, charging stations to capture the new energy vehicle industry trend in the next few years.

Strengthen our supply chain management capabilities and expand our cooperation with manufacturers

As we continue to scale our presence and expand our geographic reach, we seek to strengthen our supply chain management capabilities, especially by enhancing the cooperation with leading automotive manufacturers and auto parts suppliers on different levels. We also plan to enhance cooperation with our partnered original equipment manufacturers, or OEMs, to manufacture our self-designed modularized commercial vehicles based on the tiered needs of our customers, such as establishing direct communication with teams in charge of production decision-making at our suppliers and enhancing our bargaining power. We will selectively explore collaboration opportunities with reputable and reliable auto parts suppliers who have leading technologies and sufficient capacities to enhance the flexibility and operating efficiency of our supply chain. Besides, we plan to integrate automotive manufacturers to build a more comprehensive online supply chain cloud platform by 2025.

Expand service offerings to achieve sustainable growth

Our current MBS store network provides a stable inflow of new customers from new car sales for our other integrated automotive services business such as automotive services and supply chain financing services. We believe by leveraging the customers who purchased automobiles from our MBS store network, we are able to form the customer base for our other integrated automotive services business. It is therefore one of our core strategies to expand our service offerings to increase the stickiness of our customers and to improve the overall profitability of our business as a whole. To achieve this, we plan to provide used car sales services, accident car rescue services, united outsourcing services of sheet metal spray painting for our MBS stores, and expand the sale of new energy vehicle business by mergers and acquisitions with potential targets. We believe this strategy is unique to our Company so that it maintains a one-stop ecosystem to best serve our customers’ diverse automotive needs.

Build cooperation with more new energy vehicle manufacturers

The emerging new energy vehicle market represents an important market to us, and we plan to partner with new energy vehicle brands or key suppliers to provide dedicated services addressing the new energy vehicle market and expand our new energy vehicle service network. We will continue to optimize our product and service offerings and upgrade our existing MBS store network to provide automotive services for new energy vehicles, such as setting up battery swapping stations and providing maintenance and repair services and insurance sales and claim services for new energy vehicles. Specifically, we have set up a joint venture with a Chinese automotive manufacturer as a pilot to explore opportunities in the new energy vehicle industry and we aim to build partnerships with more new energy vehicle manufacturers. In order to capture the opportunities arising from the growth of the new energy vehicle market and further enhance our business flexibility, manufacturing capacity, and operational efficiency, we may also consider acquisitions where our management sees fit.

Enhance our research and development capabilities

Technology drives our business. We will relentlessly focus on technology innovations to continue upgrading our proprietary and self-developed online supply chain cloud management platform and SaaS platforms. We will further strengthen the collaboration between our research and development team and marketing team to accumulate and transform insights gained from practical experience into research and development capabilities. In addition, we will proactively recruit and retain talents to expand our talent pool and help us drive technological innovation. With our determination to strengthen our research and development capabilities, we are confident that we will stay at the forefront in the lifecycle automotive service industry with our online supply chain cloud management platform and SaaS platforms.

OUR SUPPLY CHAIN CLOUD AND SAAS PLATFORMS

Our Business Model Innovation

Although we started our business in 2010 as an automotive aftermarket service company, we upgraded our business model in 2018 to provide high-quality, affordable and professional one-stop automotive products and services through online and offline channels countrywide. Our business model innovation has aimed to reduce the supply chain cost and optimize the supply chain efficiency by leveraging the internet cloud technology. It requires not only the reorganization of the supply chain structure and interactive process reengineering by eliminating the intermediate segments of transaction, but also the transformation of manual transaction to digitalized transaction and furthermore the integration of external online transaction data with internal management system.

The diagram below illustrates our S2B2C business model that demonstrates the industry supply chain digitalization from suppliers directly to the business service providers, which are our MBS stores, and extension to the end customers. It also demonstrates the online business operation merged and integrated with offline delivery and services, which means the reorganization of traditional automotive service industry resources to improve the reallocation efficiency of resources and the integration, upgrading, and digitalization of the traditional automotive service industry.

Our Supply Chain Cloud and SaaS Platforms

We launched our first automotive products supply chain cloud platform in 2013 and MBS store management SaaS platform in 2015. Since then, we have expanded our supply chain cloud to new car sales for MBS stores’ securing their new customers, and insurance services for MBS stores’ obtaining their car maintenance business and collision car repairing business from insurance companies. We launched our car supply chain cloud and insurance supply chain cloud in 2018 and 2019, respectively, which allowed us to scale our business operation and MBS store network through an asset-light business model, and in turn enlarged our ecosystem to serve more customers. Through our online interfaces, our portfolio of high-quality automotive products and services provided by offline stores are available to both online customers to pick and choose their desirable products and services and MBS store owners to increase their customer base and improve the business profitability and customer stickiness.

Leveraging our innovative supply chain cloud platforms and MBS store management SaaS platform, we strive to digitalize and organize upstream and downstream industry participants and empower them to improve the efficiency of supply chain collaboration and promote more business opportunities. The supply chain cloud platforms and MBS store management SaaS platform have the benefits of improving operational efficiency, lowering operational costs, centralizing management of all MBS stores, ensuring standardization and scalability, collecting big data, increasing customer in-store traffic, and improving technical expertise. The unique business model of a combination of “light assets plus heavy operation” we adopted helps us coordinate and organize reliable and efficient supply chain management to generate revenues. At the current stage, our platforms focus on integrating the supply chain to form the foundation of the automotive service ecosystem with the value-added insurance agency services and supply chain financing services being the core of it.

We believe our industry insights and technology capabilities are the key edges to the supply chain cloud platforms and MBS store management SaaS platform. We are committed to using technological innovation, efficient operation management systems and data insights to revolutionize how automotive service is planned, managed and rendered. We have also upgraded our business portfolio management by leveraging new car sales as customer traffic driver, automotive insurance related services as business opportunity driver, and auto parts and auto accessories sales as profitability driver.

The chart and screenshots below illustrate our current supply chain cloud platforms and MBS store management SaaS platform.

Supply Chain Cloud Platform

Every participant of the supply chain cloud platform can register its relative identity information and log in the platform vie the web SaaS portal or the mobile SaaS portal. As of March 31, 2023, the participants registered in our platforms included 3,409 auto parts and auto accessories manufacturers, 16,729 auto parts and auto accessories dealers and resellers, 79,193 service stores and garages owners, and 70 insurance companies.

The supply chain cloud platform optimizes the efficiency and accuracy of inventory management and regional operation through regional distribution centers, or RDCs, to directly procure auto parts and auto accessories from manufacturers. We currently store over 16,000 stock-keeping units, or SKUs in our RDCs, covering high-frequency maintenance parts, such as oil, filter, battery and cooling fluid. All of the MBS stores within our network are front distribution centers, and equipped with smart storage, which we launched in October 2020.

Leveraging our supply chain cloud platform, our smart storage has the following advantages:

(i)	Internet-of-things real-time visibility. We are able to monitor the status of inventory stored in our RDCs based on radio-frequency identification.

(ii)	AI and big data driven. Our smart storage is able to accurately identify different SKUs, based on algorithms to drive automatic replenishment and improve turnover efficiency.

(iii)	High-speed 5G data transmission. Our smart storage utilizes 5G data transmission to ensure the timely report of the status of inventory.

MBS store management SaaS Platform

Our MBS store management SaaS platform strives to digitalize our MBS stores by focusing on internal management of stores, including the management of customers, inventory, orders, online services, online marketing, report analysis and other modules. It integrates our other platforms, enabling the MBS stores to retain and expand their customer base. Through our MBS store management SaaS platform, we may constantly monitor and evaluate the performance of our MBS stores, including factors such as their sales revenue, portfolio of automotive products and services, and number of cars sold.

Our MBS store management SaaS platform has the following functions:

•	Store management, including car entrance, diagnoses, work order and receivable management, employee and client management;

•	Supply chain management, including the parts procurement, inventory, usage and payable management, and data analysis;

•	Insurance management, including insurance issuance and renewal, claim settlement, and damage assessment;

•	Car sales, including digital showroom, test-run reservation, order placement, and model customization; and

•	Financing, including supply chain financing services and management of loans.

OUR AUTOMOTIVE SERVICE ECOSYSTEM

We are one of the leading and fast-growing lifecycle automotive service providers in China. In 2021, we ranked first in terms of the growth rate of revenues among all the lifecycle automotive service providers in China, according to the Frost & Sullivan report. Leveraging our well-established MBS store network, we are dedicated to developing in the lifecycle automotive service industry through our three business segments, new car sales, auto parts and auto accessories sales, and automotive insurance related services. The three business segments are highly correlated and collectively create a flywheel effect with new car sales serving the channeling function, auto parts and auto accessories sales increasing profitability, and automotive insurance related services maintaining the customer stickiness. Combined with our SaaS platforms to efficiently manage and operate our MBS stores, we are well-positioned to provide the integrated and end-to-end S2B2C services. Our unique combination of sales and other integrated automotive services allow us to maintain competitiveness in the lifecycle automotive service industry.

We strive to foster a one-stop automotive ecosystem by integrating a comprehensive array of automotive-related services to increase stickiness of our customers and to improve the overall profitability of our business as a whole. The large customer base we managed to attract through our new car sales business will also be the participants in our automotive service ecosystem, which enables us to offer additional products and services, including automotive insurance related services, and implement new service initiatives, creating a positive-feedback loop. The increased user traffic provides us with the leverage in merchandise sourcing, which enables us to provide attractive prices to customers and further improve customer experience. We believe our one-stop automotive ecosystem creates a seamless experience for our MBS stores and customers throughout the lifecycle of automotives.

New Car Sales

We conduct some of our new car sales business through our cooperating stores and we cooperate with the stores that are dedicated to well-recognized and reliable brands. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the new car sales business were US$13.4 million and US$73.0 million, respectively, representing an increase of 443.7%. Our revenues from new car sales slightly decreased from US$26.2 million for the six months ended March 31, 2022 to US$26.0 million for the six months ended March 31, 2023. For the fiscal years ended September 30, 2021 and 2022, we sold approximately 165 and 829 new cars, respectively, representing an increase of 402.4%. For the six months ended March 31, 2022 and 2023, we sold approximately 263 and 286 new cars, respectively, representing an increase of 8.7%.

Our new car sales business includes parallel import car sales and NEV sales. Parallel import car sales contributed 19.9% and 58.8% of our total revenues during the fiscal years ended September 30, 2021 and 2022, respectively. Parallel import car sales contributed 46.7% and 57.2% of our total revenues for the six months ended March 31, 2022 and 2023. NEV sales contributed 0.1% and 1.8% of our total revenues during the fiscal years ended September 30, 2021 and 2022, respectively. NEV sales contributed 0.2% and 2.0% of our total revenues for the six months ended March 31, 2022 and 2023.

Parallel Import Car Sales

In general, the automotive manufacturers usually do not supply new cars and OES parts, to stores outside their authorized store network. Therefore, leveraging the parallel import car sales as a breakthrough, we reinforce our efforts in incubating and establishing platforms for our car sales and service supply chain as well as forging our cooperation with OESs to develop differentiated and customized business models in line with our strategic goals. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the parallel import car sales business were US$13.4 million and US$70.8 million, respectively, representing an increase of 428.9%. For the six months ended March 31, 2022 and 2023, our revenues generated by the parallel import car sales business were US$26.1 million and US$25.2 million, respectively.

Leveraging the expansive footprint of our new car sales business, we are well-positioned to attract MBS stores to conduct business on our SaaS platforms and become certified MBS stores with the empowerment of our rich service portfolio and loyal customer base. As of March 31, 2023, we cooperated with 238 automotive sales or service stores nationwide to sell parallel import cars.

Most of the current cooperating MBS stores will be our first wave of certified MBS stores when we kick off the NEV car sales business replication in these regions in the future. Therefore, after we built our regional presence, we were able to develop our cooperating store network by regions. For example, we established our local sales team and cooperated with major importers in Tianjin as the volume of parallel import vehicles in Tianjin accounts for most of parallel import vehicles in China. We would display the information of automotives, sales price and sales condition via our offline in-store display as well as promotion by our sales teams, allowing customers to screen through product offerings and place orders conveniently.

After communicating and confirming purchase intention with us, the customer would make full payment to us for the potential order as a deposit. We would then enter into a firm contract with importers, make full payment and obtain the ownership of the vehicle when the vehicle arrives at the Tianjin port. The customer would inspect the vehicle when the vehicle arrives at the port. After the customer accepts the vehicle, we would enter into a formal purchase contract with the customer and deliver the vehicle along with invoice, customs declaration and other documents to the customer to complete the transaction. The customer is able to cancel purchase intention and receive the refund of deposit before entering into a formal purchase contract with us. However, if the customer cancels the potential order due to the customer’s own subjective reasons, we will deduct 10% to 20% of the deposit pursuant to the oral agreement based on industry practice and return the remaining portion to the customer. If the order is canceled due to factors beyond the control of the customer, we will return the full deposit to the customer. The vehicle will then be classified as our inventory, and we will actively look for the next customer order. In the future, we would further integrate offline sales resources into our new car sales platform to facilitate the product selection and negotiation process for our customers.

The chart below summarizes our parallel import car sales business.

NEV Sales

For NEV sales, we receive orders from customers through online marketing and promotion in our MBS stores, deliver NEVs from the nearest MBS store, complete the sale and settle the service fees with the MBS stores. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the NEV sales business were US$0.04 million and US$2.2 million, respectively, representing an increase of 6,111.4%. For the six months ended March 31, 2022 and 2023, our revenues generated by the NEV sales business were US$0.1 million and US$0.9 million, respectively, representing an increase of 538.1%.

With Hunan Province being the pilot area, we cooperated with a Chinese automotive manufacturer by entering into a joint venture agreement on October 26, 2021, to establish the NEV retail business as the focus of our future development. As part of our localization efforts, we chose two NEV models including Jetour X70, which we sell exclusively, and Chery eQ1 because these two models are more fit with the lower-tier market. We will further integrate multi-brand resources within the Chinese automotive manufacturer, establish its multi-brand digital new retail stores, and develop an MBS store network in cooperation with its well-established retail stores.

The pictures below show our MBS store.

The chart below illustrates our NEV sales business.

Sales Process

For those automotive manufacturers which we are currently acting as their authorized platform seller, our Vice President, Yang Zhang, is responsible for assessing the market potential of brands with customized models in which we are interested, and preliminarily assessing the local markets in which we operate. Our key selection criteria of automotive manufacturers and brands include: (i) whether a prospective brand is compatible with our market positioning and business strategies; and (ii) market share and market potentials of the relevant brands.

In the process of sourcing the automotive manufacturers, we usually negotiate with certain automotive manufacturer to select a car model for differentiated customization before distribution, which will be sold by us exclusively in China. We will set the price uniformly and to facilitate the sale, we will release short videos for marketing purposes on the platform of Autohome, set up local warehouses for stocking, and provide local MBS stores with online exposures. Once an order is placed, we will distribute the car to local MBS store and the MBS store will deliver the car to the buyer, with insurance covered by the local insurance company that we cooperate with. We also plan to maintain a flagship store in the capital city of each province we operate, which includes the functions of staff office, online marketing, local display of car models, sales, regional warehousing and unified delivery, and the development of local MBS stores in the cities, counties, and large towns.

The satisfaction of our customers is substantially dependent upon our ability to provide, in a timely fashion, the correct automotive products and services needed to meet their demands. Accordingly, we are dedicated to providing one-day delivery of a broad selection of automotive products designed to cover a wide range of automotive applications, as well as to offer one-stop automotive aftermarket services.

Customers are allowed to return defective products to us under limited circumstances. During the fiscal years ended September 30, 2021 and 2022 and the six months ended March 31, 2022 and 2023, we have not received any return requests for defective cars from our customers.

Our MBS Store Network

Our sustainable and scalable business model is backed by our rapidly expanding MBS store network. We have established an extensive MBS store network across China which allows us to distribute vehicles to customers primarily located in lower-tier cities in the PRC. We primarily engage our MBS stores through entering into MBS store agreements with the store owners. Our MBS stores usually bear our brand name, Autozi, under which we primarily sourced and marketed automotives and auto parts and auto accessories.

MBS stores serve the functions of showrooms, test drives, local online marketing and vehicle delivery, as well as aftersales service delivery. As of March 31, 2023, our MBS store network was comprised of an aggregate of 252 MBS stores, all of which are partner stores, primarily located in lower-tier cities in China.

The diagram and chart below demonstrate the coverage and density of our MBS store network as of March 31, 2023.

Province	Cities	Number of MBS stores
Beijing	Beijing	50
Henan	Zhengzhou	18
Hebei	Baoding	22
Shandong	Jinan	50
Hunan	Changsha	51
Hunan	Changde	8
Hunan	Chenzhou	3
Hunan	Hengyang	12
Hunan	Huaihua	2
Hunan	Loudi	6
Hunan	Shaoyang	12
Hunan	Xiangtan	3
Hunan	Yiyang	2
Hunan	Yongzhou	2
Hunan	Yueyang	4
Hunan	Zhangjiajie	2
Hunan	Zhuzhou	5
Total		252

We build up and contribute to expand our MBS store network through the dedicated marketing and sales teams within our business subsidiaries, and the unified MBS store network management including certification and optimization is supervised by the MBS store development department in Autozi headquarter which has five employees as of March 31, 2023. Our marketing and sales team within each business subsidiary is responsible for the regional MBS store securing, management, and organizing regional marketing campaigns. Our MBS store development team in Autozi headquarter is responsible for the review and approval of new MBS stores, periodic review of existing MBS stores, and management of MBS store database.

We have implemented an incentive scheme for our sales team based on their performance, and we monitor performance data on a monthly/quarterly/annual basis through our business operation SaaS platform. Our marketing and sales team also utilizes the user registration management system to engage new MBS stores and monitor existing MBS stores. The system maintains a comprehensive list of MBS stores across China, and we continually update this list based on information obtained from user registration. Based on the list, we analyze the penetration rate of our MBS store network in each region, screen dealers which are suitable for our MBS store network, and proactively engage these MBS stores.

To ensure the quality of our MBS store network as well as prevent potential transaction risks, we implemented a rigorous procedure to screen dealers based on the dealers’ licensing status, operation history, scale, location, and various other factors. Our screening procedure involves an on-site visit, through which our sales manager interviews the managers or owners of the dealer, examines the dealer’s business licenses, and makes inquiries about its business. Our local marketing and sales team records its findings in our MBS store management system and submits the findings electronically to the MBS store development team, who will make the final decision as to whether the dealer may join our MBS store network.

We usually enter into MBS store agreements with local store owners with qualifications of conducting automotive sales and after-sale automotive services, based on which we provide stable supply of automotives and resources of online and offline marketing.

Material terms that are generally contained in our MBS store agreement are set out below:

•

Obligations. We provide the store owner with stable supply of automotives and resources of online and offline marketing and shall pay service fee to the store owner for the conclusion of automotive sales transactions. The store owner shall transform its store and brand image based on our requirements for authorized MBS store. In addition, the store owner shall provide client resources, follow up the automotive transactions and provide product delivery based on our requirements.

•	Term. The terms for the engagements are generally two years, and store owner has the priority right to renew the agreement with us under the same conditions.

•	Termination. The agreement is generally terminated upon the expiration of term.

•

Breach of contract. Generally, the breaching party shall bear the liability for breach of contract to the non-breaching party and indemnify the non-breaching party for any losses resulted from the breach. In particular, we shall have the right to supervise the store owner’s use of our trademark or logo. If the store owner fails to take any remedial measures after breaching the contract, we shall have the right to hold store owner liable for breach of contract and are entitled to be compensated by store owner for any losses we might suffer.

•	Payment. We usually charge a one-off initial fee on an annual basis and the store owner shall make payment within ten (10) working days after signing this agreement.

New Car Sales Platform

Within our supply chain cloud platform, the new car sales platform offers a broad selection of products at competitive prices and allows our customers to screen through our product offerings and place their orders conveniently. Our online interfaces offer comprehensive product information, informative customer reviews and ratings, and easy-to-use search functions to facilitate the product selection process.

Through the new car sales platform, the platform operator is able to establish localized team by regions to organize upstream and downstream companies, manage automotive models, inventory, orders, payment and settlement, and establish an end-to-end system. Manufacturers could interface with our direct sales system to collect end customer orders and relative information. At the same time, MBS stores could enhance multi-brand sales capabilities, increase customer stickiness, and improve profitability. Car buyers could enjoy one-stop automotive services such as automotive purchasing and maintenance and repair through the platform.

The screen shots below show the interfaces of our new car sales platform from the perspectives of manufacturers, platform operator, MBS stores, and customers, respectively.

Auto Parts and Auto Accessories Sales

We conduct our auto parts and auto accessories sales business primarily to our auto part dealers and gradually upgrade to directly connect local MBS stores, which is complementary to our new car sales business. We source most of our auto parts and auto accessories based on several factors, including but not limited to, product popularity, sales volume and customer satisfaction of product quality. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the auto parts and auto accessories sales business were US$46.1 million and US$39.0 million, respectively, representing a decrease of 15.4%. For the six months ended March 31, 2022 and 2023, our revenues from auto parts and auto accessories sales were US$24.9 million and US$16.2 million, respectively.

The brands of the products we sell include first-tier brands, such as Shell, Mobil and Castrol, second-tier controllable brands, high-end automobile manufacturer brands, and our own brands. Our own brands mainly cover lubricating oil, battery, filter, brake pad, antifreeze, wiper blade, and chemicals.

We deliver accessible products in a timely manner, benefitting from our supply chain management capabilities and the widespread of our MBS store network. Our high-quality services are well recognized among China’s automotive aftermarket service industry, and we received “The Star of the Supply Chain Services 2022” and “The Achievement Award of Automotive Services 2022” from famous automotive web media “AC Automobile” and “The World of Automotive Services,” respectively.

Our customer base generated from the new car sales business and automotive insurance related services business forms the enormous demand for our auto parts and auto accessories sales business and incentivizes suppliers to collaborate closely with us. Our direct cooperation with suppliers ensures product authenticity and low procurement costs for our MBS stores. And our unique and in-depth industry insights and AI-based data analytics capabilities help us optimize supply chain efficiency, enabling us to build the distinguished business model with suppliers and customer-to-manufacturer operation capability. These capabilities allow us to swiftly adjust store positioning and product category to best address customers’ needs while driving profitability for our MBS stores.

Since the establishment of our MBS store network, we have strategically focused on enhancing our upstream supply chain management capabilities and we currently have strong and established cooperation relationships with the leading auto parts and auto accessories manufacturers as above. Moreover, we maintain and operate an online supply chain management platform, which is supported by advanced technologies in cloud computing, distributed architecture and big data analytics. Our capability to accumulate, store and process massive amount of data along the automotive transaction value chain not only allows us to operate our existing business efficiently and effectively, but also provides us with additional cross-selling opportunities as we gain more insights into each participant of our platform. Leveraging our strong brand influence as well as supply chain management capacity, we are well positioned to conduct auto parts and auto accessories sales business primarily to our MBS store network in the future. For details of our MBS store network, please also see “—New Car Sales—Our MBS Store Network.”

Auto Parts and Auto Accessories Supply Chain Cloud Platform

After we commenced our business as an automotive aftermarket company in 2010, we acquired Shandong UAP Auto Parts Commerce Co., Ltd., which was China’s then largest dealer of consumable auto parts and auto accessories, and established our online auto parts and auto accessories sales platform in 2013, which enabled independent automotive repair stores to directly purchase auto parts and auto accessories online from us. Thus, we established an “asset-heavy” products purchase-sale business model. However, due to the fierce competition with a large number of market participants, the gross profit of such business model was not as high as we have previously anticipated, and the slow inventory turnover rate required us to raise more money to achieve fast business growth. Therefore, we innovatively upgraded our business model through the transition from “asset-heavy” products purchase-sale model to the unique business model of a combination of “light assets + heavy operation.”

Starting from 2018, we established a centralized automotive products supply chain cloud platform, enabling us to procure automotive products from manufacturers and deliver those products mainly to our regional auto parts dealers. We would enter into contracts with regional dealers to sell auto parts who would then distribute the auto parts to their downstream dealers or directly sell to end users. Such business model effectively resolved the issue of slow inventory turnover rate. See the automotive products supply chain cloud platform model one in the chart below.

Automotive products supply chain cloud platform model one

Furthermore, we extended our business model one to directly connect local MBS stores, establishing a nationwide manageable MBS store network from 2019, which will be our core business model for ongoing development. See the automotive products supply chain cloud platform model two in the chart below.

Automotive products supply chain cloud platform model two

In this business model, we would first provide supply of auto parts and auto accessories to regional dealers and screen high-quality dealers based on their performance and creditworthiness. In the future, we would strengthen cooperation with banks to relieve our inventory pressure through transactional financial services, and transform our high-quality dealers into outsourcing service providers to provide warehousing management, logistics distribution and MBS store expansion and management services. As a result, we would be able to conduct auto parts and auto accessories sales to MBS stores with those outsourcing service providers providing the above mentioned services. We would also adopt the Internet of Things and big data computing technology to realize the automatic deduction of funds in MBS stores when they pick up products, realizing the digitalization of capital flow and controlling the risk of overdue accounts receivable, as well as optimizing the accuracy of automatic replenishment and the control of inventory. At the same time, we would be able to reduce operational costs and improve operational efficiency through online operations and outsourcing services.

Automotive Insurance Related Services

Our automotive insurance related services include value-added maintenance services, claim and repair services and insurance intermediation services. The development of internet technology and the pursuit of efficiency by insurance companies and car owners have accelerated the market trend of disintermediation of automotive insurance sales. Capitalizing on our brand strength and expertise, we collaborate closely with insurance companies as concurrent business insurance value-added service providers to enhance operational efficiency and better meet car owners’ evolving needs. Insurance companies now tend to offer car owners complimentary maintenance services when selling automotive insurances, where we help insurance companies deliver the granted maintenance services. In addition, when car owners encounter car accidents, we will provide a comprehensive portfolio of services, including but not limited to, road rescue services, automotive damage assessment services, and claim and repair services for insurance companies. For the fiscal years ended September 30, 2021 and 2022, our revenues generated by the automotive insurance related services business were US$7.7 million and US$8.4 million, respectively, representing an increase of 8.9%. For the six months ended March 31, 2022 and 2023, our revenues from the automotive insurance related services business were US$4.7 million and US$1.7 million, respectively.

Value-added Maintenance Services

Our value-added maintenance services cover a wide range of services including automotive cleaning, automotive air conditioner cleaning, minor maintenance, automotive inspection, and scratch repair. When selling automotive insurances, the insurance companies that we collaborate with will offer car owners with coupons to later enjoy complementary value-added maintenance services, where we help deliver automotive value-added maintenance services in collaboration with our MBS stores. For the fiscal years ended September 30, 2021 and 2022, our revenues generated from value-added maintenance services were US$3.3 million and US$6.2 million, respectively, representing an increase of 87.4%. For the six months ended March 31, 2022 and 2023, our revenues generated from value-added maintenance services were US$3.3 million and US$1.3 million, respectively.

Value-added Maintenance Services Platform

We provide value-added maintenance services to car owners through our value-added maintenance services platform, Autozi Car Owner. Through the value-added maintenance services platform, the platform operator is able to establish regional companies to manage services on the platform, car coupons, and platform participants, and an end-to-end operation system. Regional companies could develop relationships with local partners and MBS stores and provide localized value-added maintenance services. At the same time, MBS stores could undertake reservations from car owners and deliver offline services. Car owners could enjoy the benefits of the platform, make online reservations, and receive offline services through the platform.

The chart below illustrates the structure and interactions between the value-added maintenance services platform and other participants.

The screen shots below show the interfaces of our value-added maintenance services platform from the perspectives of platform operator, MBS stores, and car owners, respectively.

Claim and Repair Services

Our claim and repair services primarily consist of road rescue services, automotive damage assessment services, automotive repair services, and claim settlement services. We work with leading insurance companies in China to promote and distribute automotive insurance products by insurance companies primarily through our insurance service team and our MBS store network.

Our revenues generated from our insurance intermediation services primarily include the fees we receive from insurance companies for collecting insurance premiums, coordinating repair claims and providing other services. For the fiscal years ended September 30, 2021 and 2022, our revenues generated from claim and repair services were US$4.3 million and US$2.1 million, respectively, representing a decrease of 50.8%. For the six months ended March 31, 2022 and 2023, our revenues generated from claim and repair services were US$1.4 million and US$0.4 million, respectively.

Claim and Repair Service Platforms

We carry out our claim and repair services through the claim and repair service platforms. With the wide application of internet technology and the trend of disintermediation in automotive insurance sales, insurance companies now tend to give car owners complimentary services when selling automotive insurances. At the same time, the automotive accident insurance becomes more popular and therefore, more insurance companies will bear the costs of automotive aftermarket services. In order to seize this opportunity, we have established claim and repair service platforms to better facilitate the management of insurance claims and automotive repair services. With the claim and repair service platforms, we connect the insurance companies, the insurance agents and MBS stores and assist the insurance companies in providing insurance sales services and claims settlement services as well as value-added services such as maintenance service packages to customers. While the claim and repair service platforms effectively connect parties in the automotive service ecosystem by providing instant and accurate information transmission, we would enter into contracts with insurance companies and MBS stores for the performance of these services.

Through our claim and repair service platforms, platform operators could establish regional companies to manage the cooperation with insurance companies and MBS stores and an end-to-end operation system to deliver insurance products and convey commission policies. Regional companies could at the same time expand local insurance company network and MBS store network and complete localized damage assessment, claim settlement, and other businesses. Through the cooperation with our platform, insurance companies could strengthen regional insurance claim settlement capacity and reduce claim settlement costs. MBS stores could receive claims through the platform according to the contribution of the insurance policy and complete maintenance services, therefore increase the profitability of the stores. Car owners could enjoy high-quality claim settlement and maintenance services through the platform.

The chart below illustrates the structure and interactions among the participants on the claim and repair service platforms.

The screen shots below show the features of our insurance service platforms from the perspectives of insurance companies, platform operators, MBS stores, and car owners, respectively.

Insurance Intermediation Services

We provide insurance intermediation services for insurance companies in China to promote and handle automotive insurance, including but not limited to, compulsory third-party liability vehicle insurance and passenger vehicle insurance. For the fiscal years ended September 30, 2021 and 2022, our revenues generated from the insurance intermediation services were US$0.03 million and US$0.01 million, respectively, representing a decrease of 69.2%. For the six months ended March 31, 2022 and 2023, our revenues generated from the insurance intermediation services were US$5,000 and US$1,000, respectively.

OUR TECHNOLOGY CAPABILITIES

We believe our data insights and technology capabilities are our key edges. We are committed to using technological innovation, efficient operation management system and data insights to revolutionize how automotive service is planned, managed and rendered. Our engineering research and development headquarter is in Beijing, where we had a team of 18 research and development personnel as of March 31, 2023. Based on our strong in-house research and development capabilities and industry insights, we have developed a full suite of proprietary technologies tailored to China’s lifecycle automotive service industry.

Our technology capabilities and fulfillment infrastructure are naturally appealing to ecosystem participants who want to digitalize their operations and improve efficiency. Leveraging the significant scale of our business, data insights accumulated from years of operation, we started offering customized, flexible and fine-grained SaaS solutions to our ecosystem participants, in particular our MBS stores and leading automotive aftermarket suppliers. Equipped with the SaaS solutions, our ecosystem participants enjoy integrated supply chain, boosting traditional store business with upgrade and optimization of retail network, and the end customers are offered a convenient, omni-channel auto maintenance experience.

We have also developed a comprehensive automotive service technical support system along our proprietary online supply chain cloud management system that includes parts-matching big-data platform, warehouse management system, transportation management system, order management system, store management system, and technicians support and management system.

OUR CUSTOMERS

Our customers primarily include MBS stores, passenger car buyers and owners, as well as insurance companies. For the fiscal years ended September 30, 2021 and 2022, we had 1587 and 1660 customers, respectively, and revenues generated in relation to our five largest customers in terms of contract amount accounted for approximately 11.4% and 7.6% of our total revenues, respectively. For the six months ended March 31, 2022 and 2023, we have 1,009 and 866 customers, respectively, and revenues generated in relation to our five largest customers in terms of contract amount accounted for approximately 15.9% and 10.0% of our total revenues, respectively.

We seek to attract new customers and retain existing customers by offering superior customer service through highly-motivated, technically proficient store personnel, competitive pricing, a robust SaaS platform integrated with our proprietary product and services catalog, and online ordering function.

Sales and Marketing

We are engaged by our customers through direct engagements and, to a lesser extent, tendering processes. Our primary strategy for securing new MBS stores is to deliver speeches at seminars and industry forums to promote the value of our platforms for empowering MBS stores in further expanding their business and customer base. Our primary strategies for new car buyer acquisition are cooperating with repair stores to introduce us new customers, marketing campaigns on the short video platform in local areas and providing services for insurance companies to bring customers to our high-quality MBS stores.

OUR SUPPLIERS

We view the suppliers we work with as key partners through our automotive retail and service process. We aim to leverage our suppliers’ industry expertise to ensure that each automotive and auto part we sell meets our strict quality standards. Our suppliers are mostly automotive manufacturers, 4S dealers, parallel import car dealers, auto parts and auto accessary manufacturers, and insurance companies. We expect that as our scale increases, we will be able to take better advantage of economies of scale with respect to pricing.

For the fiscal years ended September 30, 2021 and 2022, we had 230 and 151 suppliers, respectively, and cost of revenues generated in relation to our five largest suppliers in terms of contract amount accounted for approximately 32.2% and 17.7% of our total cost of revenues, respectively. For the six months ended March 31, 2022 and 2023, we have 350 and 297 suppliers, respectively, and revenues generated in relation to our five largest suppliers in terms of contract amount accounted for approximately 20.3% and 14.2% of our total cost of revenues, respectively.

We obtain car models, auto parts, auto accessories, and insurance services from suppliers which we believe to be reputable and reliable. More importantly, based on our understanding of the industry, we prioritize the development of the lower market. Therefore, we source high-end cars from parallel importers and middle- to low-end cars from domestic NEV manufacturers and establish strategic partnerships with certain suppliers to provide customized models. In the auto parts and auto accessories field, we carry out a brand combination according to high, medium, and low price of each category. For insurance services, leveraging our cooperation with local insurance companies, we select two to three suppliers out of tier one insurance companies and two to three suppliers out of tier two insurance companies. We follow our internal process to source suppliers taking into account quality, cost and timing.

Our method for sourcing suppliers depends on the nature of the supplies needed. For general parts which are widely available, we seek proposals from multiple suppliers and choose based on quality and price competitiveness, among other factors. For parts requiring special designs, we solicit design proposals and choose largely based on design-related factors. However, in certain cases, we have limited choices given our scale, such as for automotive manufacturers and insurance companies. Therefore, in such circumstances we typically partner with suppliers that we believe to be well-positioned to meet our needs.

QUALITY CONTROL

We aim to deliver high-quality products and services to our customers in line with our core values and commitments. We believe that our quality assurance systems are the key to ensuring the delivery of high-quality products and services, and to minimize waste and to maximize efficiency. We strongly emphasize quality management across all business functions including supplier quality management, procurement, experience, servicing and logistics. Our quality management teams under each business subsidiaries are responsible for individual business quality control strategy, quality systems and processes, quality culture, and general quality management implementation.

ENVIRONMENT SUSTAINABILITY

We do not operate any production facilities but some of our inventories involves hazardous chemicals, and certain activities of our stores involve the handling, storage, transportation, recycling, or disposing of hazardous wastes. To ensure compliance with applicable laws and regulations, we would seek legal advice as appropriate and consider making adjustments to our internal policies from time to time. We follow our suppliers’ guidelines to store chemicals in designated warehouses and have established a safety protocol in handling such hazardous chemicals. To the extent practicable, we also cooperate with licensed local operators to dispose of the hazardous waste. For a discussion on PRC laws and regulations on environmental protection and work safety, see “Regulations—Regulations Relating to Hazardous Chemicals.”

We have implemented health and safety standard operating procedures and conducted related training for our employees. Our workplace safety committee is responsible for formulating quarter operations safety targets, monitoring and enforcing the compliance of our operations with environment, health and safety regulations and policies, and providing detailed reports and recommendations for improvement. In light of the comprehensive health and safety measures we put in place and our strict enforcement of these measures, we believe we are not subject to significant health, safety or environmental risks. As of the date of this prospectus, we have not been subject to any material fines or other penalties due to non-compliance in relation to health, work safety, social or environmental regulations, and have not had any accident, or claim for personal or property damage made by our employees which had materially and adversely affected our financial condition or business operations.

COMPETITION

We believe our business model is unique and our services empower the lifecycle automotive service industry. However, competition in the lifecycle automotive service industry is intense and evolving. In general, we face competition from players who operation a business overlapping our or similar to one or several components of our business. We believe the primary competitive factors in our market are:

•	Build the upstream and downstream ecology of the industry chain and provide a portfolio of products and services;

•	Be sensible to market demand and have proper inventory management process;

•	Combine with advanced technologies such as digitalization and provide innovative business services; and

•	Prioritization in the fields of NEVs and commercial vehicles to be differentiation competitive.

INTELLECTUAL PROPERTY

We have significant capabilities in the areas of lifecycle automotive service research and development. We have developed a number of proprietary systems and technologies. As a result, our success depends, at least in part, on our ability to protect our core technology and intellectual property. As of March 31, 2023, we had three registered patents, 79 registered trademarks, and 65 registered software copyrights. We intend to continue to file additional patent applications with respect to our technology.

Our continued success depends upon our ability to protect our core technology and intellectual property. We rely on a combination of confidentiality clauses, contractual commitments, trade secret protections, copyrights, trademarks, patents, and other legal rights to protect our intellectual property and know-how. We enter into confidentiality and proprietary rights agreements with our employees, consultants and business partners, and we control access to and distribution of our proprietary information. We intend to protect our intellectual properties vigorously, but there can be no assurance that our efforts will be successful. Even if our efforts are successful, we may incur significant costs in defending our rights. From time to time, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. See “Risk Factors—Risks Relating to Our Business and Industry—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.” and “Risk Factors—Risks Relating to Our Business and Industry—We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.”

EMPLOYEES

As of March 31, 2023, we had 87 full-time employees, permanent and contractors included. The following table sets forth the numbers of our employees categorized by function and region as of March 31, 2023.

Function	As of March 31, 2023
	Number of employees	%
Management	6	6.9
Research & Development	18	20.7
Offline business	35	40.2
Online business	13	14.9
Backoffice	15	17.3

Total	87	100.0

To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good.

We have established procedures to provide our staff with a safe and healthy working environment by setting out a series of work safety rules in the staff manual in case of emergencies. We also provide our employees with occupational safety education and trainings to enhance their awareness of safety issues. In addition, we provide medical checks prior to enrollment to our employees. We are subject to the requirements under the local laws, national standards and industrial standards in the PRC to maintain safe working conditions and to protect the occupational health of employees. See “Regulations—Regulations Relating to Employment.”

As required by regulations in China, we participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund for permanent employees. We are required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of our permanent employees up to a maximum amount specified by the local government from time to time. For risk in relation to our contribution for employee social security plans, see “Risk Factors—Risks Relating to Doing Business in China—Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.”

FACILITIES

Our principal facilities are located in Beijing and Hunan of China. As of March 31, 2023, the approximate gross floor area of our leased properties was 4,735.64 sq.m. in aggregate and we did not have self-held properties. These facilities primarily accommodate our principal executive offices, research and development, marketing, business development, finance, information technology, support and other administrative activities. The following table sets forth the location, approximate size, primary use and lease term of our major leased facilities as of March 31, 2023:

Location	Approximate Gross Floor Area in Square Meters	Primary Use	Lease Expiration Date
Beijing, China	583	Headquarters and office	April 9, 2024
Hunan, China	421.66	Registered office	October 29, 2023
Anhui, China	869.98	office	May 30, 2025
Henan, China	100	office	November 11, 2024
Hunan, China	920	Warehouse	November 16, 2023
Shandong, China	1,470	Warehouse	September 15, 2025

We intend to add new facilities or expand our existing facilities as we add employees and expand our production organization. We believe that suitable additional or alternative space will be available in the future on commercially reasonable terms to accommodate our foreseeable future expansion. For further details regarding the leased facilities, see “Risk Factors—Risks Relating to Doing Business in China—We are subject to risks relating to our leased properties.”

INSURANCE AND SOCIAL SECURITY MATTERS

We participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We currently do not have any business liability or disruption insurance.

Our insurance coverage does not violate any mandatory provisions of PRC laws. We believe that such coverage is in line with industry norms in the PRC and is adequate and sufficient for our current operations. See “Risk Factors—Risks Relating to Our Business and Industry—Our insurance coverage may not be adequate, which could expose us to significant costs and business disruptions.”

LEGAL PROCEEDINGS

We are currently not a party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, including but not limited to the disputes with our employees and investors as disclosed in the prospectus, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention. See “Risk Factors—Risks Relating to Our Business and Industry—Regulatory actions, legal proceedings, and customer complaints against us or our constituents could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.”

REGULATIONS

This section sets forth a summary of the most significant laws, rules and regulations that affect our business activities in the PRC.

REGULATIONS RELATING TO AUTOMOBILES SALES

On April 5, 2017, the Ministry of Commerce of the PRC promulgated the Measures on the Administrations of Automobile Sales, or the Measures on Automobile Sales, which took effect on July 1, 2017 and replaced the original Branded Automobile Sales Measures promulgated in 2005. According to the Measures on Sales of Automobile, the sales of vehicles can be carried out with or without authorized dealership agreements. Where an automobile manufacturer intends to sell vehicles by granting authorization to a dealer, and the authorization term (excluding the shop construction term) shall not be less than 3 years, and the first authorization term shall not be less than 5 years. An independent automobile seller who sells an automobile without authorization from a supplier or an automobile which is not authorized to be sold by an automobile manufacturer outside the country shall provide a reminder and explanation to the consumer in writing and inform the consumer of the relevant responsibility in writing. When a dealer or an independent automobile seller sells the car to the consumer, it shall verify the identification of the registered consumer, sign the sales contract, and issue the sales invoice. A dealer that is not authorized by an automobile manufacturer or that has its authorization terminated may not engage in business activities in the name of sales of vehicles authorized by the automobile manufacturers.

The Measures on Automobile Sales further provides that a supplier shall not require its dealers to have sales, after-sales service and other functions at the same time, shall not restrict its dealers’ operations of goods of other suppliers, and shall not restrict the dealers from providing parts or other after- sales services for automobiles of other suppliers. Except as otherwise agreed by the parties, a supplier shall not sell automobiles directly to consumers in the area where its dealer is authorized to sell. As regards to information recording, the Measures on Automobile Sales requires the suppliers or the dealers and independent automobile sellers to file their basic information at the national automobile circulation information management system operated by the Ministry of Commerce of the PRC within 90 days after obtaining their respective business license. If the basic information of a supplier, a dealer or an independent automobile seller is changed, it shall complete the updated filing within 30 days from the date of the change. The basic information of the supplier, the dealer or the independent automobile seller, if it is established before the Measures, should be filed within 90 days from the date that the Measures took effect. The file of automobile sales, users and other information shall be kept by the dealer and independent automobile seller for no less than 10 years.

REGULATIONS RELATING TO THE RECALL OF DEFECTIVE AUTOMOBILES

On October 22, 2012, the State Council promulgated the Administrative Provisions on Defective Automotive Product Recalls, or the Recall Provision, which became effective on January 1, 2013 and was amended on March 2, 2019. Pursuant to the Recall Provision, recall means the activity in which automobile product manufacturers take measures against the automobile products they have sold to remove defects. Manufacturers of automotive products are required to take measures to eliminate defects in the products they sell and recall all defective automotive products. Failure to recall such products may result in a compulsory order to recall the defective products from the quality supervisory authority of the State Council. If an operator conducting sales, leasing, or repairs of vehicles discovers any defect in any automotive products, it must cease to sell, lease, or use the defective products and must assist manufacturers in the recall of those products. Manufacturers must recall their products through publicly available channels and publicly announce the defects. Manufacturers must take measures to eliminate or cure defects, including rectification, identification, modification, replacement, or return of the products. Manufacturers shall bear the expenses to remove the defect and the necessary costs of transport for the defective automobile product. Manufacturers that attempt to conceal defects or do not recall defective automotive products in accordance with the relevant regulations will be subject to penalties, including fines, forfeiture of any income earned in violation of law, and revocation of licenses. An enterprise that imports automotive products from outside the territory of PRC for sale in PRC is deemed as a manufacturer.

Pursuant to the Implementation Rules on the Administrative Provisions on Defective Automotive Product Recalls, which became effective on January 1, 2016 and were amended on October 23, 2020, if a manufacturer is aware of any potential defect in its automobiles, it must investigate in a timely manner and report the results of such investigation to the State Administration for Market Regulation (“SAMR”). Where any defect is found during the investigation, the manufacturer must cease to manufacture, sell, or import the relevant automotive products and recall such products in accordance with applicable laws and regulations.

REGULATIONS RELATING TO GUARANTEES FOR FAMILY CAR PRODUCTS

On July 22, 2021, the SAMR promulgated the Provisions on the Liability for Repair, Replacement and Return of Household Automotive Products, or the 3R Provisions which were took effective on January 1, 2022. The 3R Provisions provide for the “Three Warranties” services responsibilities of the automobile sellers. After discharging the responsibilities for their “Three Warranties” services, the seller is entitled to claim against and seek compensation from the manufacturers or other dealers of family car products if the liabilities are attributable to the manufacturers or other dealers, as the case may be. The enterprises that import household automotive products from outside the territory of PRC for sale in PRC shall be deemed as the manufacturers. Business operators of household automotive products may enter into a contract to agree on the assumption of the Three Warranties liability, provided that such contract does not infringe upon the legitimate rights and interests of consumers, nor does it exempt or reduce the quality obligation and the Three Warranties liability. According to the 3R Provisions, the Three Warranties period for family car products shall cover no less than two years or a mileage of 50,000 kilometers, whichever is earlier; and the repair period shall cover no less than three years or a mileage of 60,000 kilometers, whichever is earlier.

REGULATIONS RELATING TO PRODUCT LIABILITY

Pursuant to the PRC Product Quality Law, which was promulgated on February 22, 1993 and amended on July 8, 2000, August 27, 2009, and December 29, 2018, a manufacturer is prohibited from producing or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes personal injury or property damage, the aggrieved party may make a claim for compensation from the manufacturer or the seller of the product. A seller may seek reimbursement from the manufacturer in cases where the defect is due to the manufacturer, unless any agreement between the seller and the manufacturer provides otherwise. Manufacturers and sellers of non-compliant products may be ordered to cease the production or sale of the products and could be subject to confiscation of the products and fines. Earnings from sales in violation of such standards or requirements may also be confiscated, and in severe cases, an offender’s business license may be revoked.

REGULATIONS RELATING TO CONSUMER PROTECTION

The Consumer Rights and Interests Protection Law of the PRC, or the Consumers Protection Law was promulgated on October 31, 1993 and further revised on August 27, 2009 and October 25, 2013. According to the Consumers Protection Law, an operator that provides products or services may bear civil liability in accordance with the relevant laws and regulations. When an operator collects or uses the personal information of a consumer, it shall follow the principles of acting in a legal, justifiable and necessary approach and shall expressly indicate the purpose, method and scope of the collection or use of the information and obtains the consent of the consumer, The operator shall take technical and other necessary measures to ensure the safety of such information and prevent the personal information of consumers from being disclosed or stolen. In case the information has been or potentially will be disclosed or lost, remedial measures shall be taken promptly. The Civil Code of the PRC promulgated on May 28, 2020 and effective on January 1, 2021 provides that in the event of damage arising from a defective product, the victim may seek compensation from either the manufacturer or seller of such a product. If the defect is caused by the seller, the manufacturer shall be entitled to seek reimbursement from the seller upon compensation to the victim. lf the defect is caused by the manufacturer, the seller shall be entitled to seek reimbursement from the manufacturer upon compensation to the victim.

REGULATIONS RELATING TO INSURANCE AGENCY

According to the Provisions on the Regulation of Insurance Agents promulgated by the China Banking and Insurance Regulatory Commission on November 12, 2020 and came into effect on January l, 2021, insurance agent refers to an institution or individual, including professional insurance agency, concurrent-business insurance agency and individual insurance agent, who, under the entrustment by an insurance company, collects corresponding commission therefrom, and, within the scope of authorization thereby, handles insurance business on behalf of the insurance company. A professional insurance agency company or a concurrent-business insurance agency corporation engaging in insurance agency business within the territory of the PRC shall meet the conditions prescribed by the insurance regulator under the State Council and obtain the relevant permit for engaging in insurance agency business. Persons who engage in insurance agency business illegally without a permit shall be banned by the insurance authority, illegal income shall be confiscated and a fine ranging from one to five times the amount of illegal income shall be imposed on them; where there is no illegal income or the amount of illegal income is less than RMB50,000, a fine ranging from RMB50,000 to RMB300,000 shall be imposed on them.

REGULATIONS RELATING TO HAZARDOUS CHEMICALS

According to the Work Safety Law of the PRC which was promulgated in 2002 and was latest amended in June 2021, where dangerous goods are to be manufactured, sold, transported, stored, used or to be disposed of or scrapped, business operators shall abide by relevant laws and regulations, as well as the national standards or industrial specifications, establish a special system for safety control, adopt reliable safety measures, and subject themselves to supervision and control by the competent departments in accordance with law. Pursuant to the Regulation on the Safety Administration of Hazardous Chemicals, which was promulgated by the State Council and latest amended in 2013, hazardous chemicals include hyper-toxic chemicals and other chemicals with the nature of toxic hazard, corrosiveness, explosiveness, flammability and combustion-supporting, which are dangerous to human body, facilities and environment and enterprises using hazardous chemicals shall, in accordance with the types and hazard characteristics of the used hazardous chemicals as well as the amount and mode of use, establish and perfect the safety administration regulations and safety operating rules for the use of hazardous chemicals so as to guarantee the safe use of hazardous chemicals, and shall comply with the provisions of laws and regulations regarding the storage hazardous chemicals. Enterprise fails to comply with such regulatory requirements shall be ordered to rectify, to suspend business operations, be imposed fines, or even has its permits or business license be revoked by the relevant government authorities.

Pursuant to the Regulation on the Safety Administration of Hazardous Chemicals, enterprises engaging in road transportation of hazardous chemicals shall, according to the provisions of the laws and administrative regulations concerning road transportation, obtain the permits for road transportation of dangerous goods, and go through the registration formalities with the administration for industry and commerce. The Regulations on Governing the Road Transportation of Dangerous Goods, which was promulgated by the Ministry of Transport in 1993, latest amended in 2019, has further stipulates where a shipper entrusts an entity that has not obtained a permit for road transportation of dangerous goods in accordance with the law to carry dangerous chemicals, it shall be ordered to make corrections by the competent road transport administrative authority at or above the county level and shall be imposed a fine ranging from RMB100,000 to RMB200,000.

REGULATIONS RELATING TO FIRE PREVENTION

According to the Fire Prevention Law of the PRC, which was promulgated on April 29, 1998 and was latest amended on April 29, 2021, fire prevention design or construction of a construction project must conform to the national fire prevention technical standards. For a construction project that needs a fire prevention design under the national fire protection technical standards for project construction, the construction entity must submit the fire prevention design documents to the relevant housing and urban-rural development authority for approval or filing purposes (as the case may be), and when a construction project which is designed in accordance with the national standards of construction technology for fire control is completed, such project must pass the required as-built acceptance check on fire prevention by, or file with, the relevant housing and urban-rural development authority.

On August 12, 2015, the Ministry of Public Security promulgated Eight Measures to Deepen Reform and Serve Economic and Social Development, or the Eight Measures. According to the Eight Measures, construction projects with an investment of less than RMB300,000 or a construction area of less than 300 square meters is not required to obtain the as-built acceptance check on fire prevention or fire safety filing, and competent authorities of housing and urban-rural development at the provincial level may formulate detailed rules of implementation pursuant to these measures. According to the Interim Provisions of Construction Fire Design Review and Acceptance, which took effective on June 1, 2020, fire acceptance should be done for special construction projects which meet certain conditions, fire filing should be done for other types of construction projects. Pursuant to the Fire Prevention Law, the construction project that fails to complete the required as-built acceptance check on fire prevention shall be ordered by the relevant governmental authorities to close down and shall be imposed a fine of RMB30,000 up to RMB300,000. The construction project that fails to complete fire safety filing shall be ordered to rectify and be subject to a fine of up to RMB5,000. Even if the construction project has completed the fire safety filing, it may be randomly inspected by the relevant governmental authorities. If the constriction project failed to pass the random inspection, the construction entity shall stop using such construction project and organize rectification and apply for re-inspection after the rectification is completed, such construction project can only be used after it passed the re-inspection.

REGULATIONS RELATING TO COMMERCIAL FRANCHISE OPERATION

According to the Administrative Regulations on Commercial Franchising promulgated on February 06, 2007 and became effective on May 01, 2007, commercial franchise operation refers to the business activities where an enterprise that possesses the registered trademarks, enterprise logos, patents, proprietary technology or any other business resources (the “franchisor”) allows such business resources to be used by another business operator ( the “franchisee”) through contract and the franchisee follows the uniform business model to conducts business and pays franchising fees according to the contract. Within 15 days of first franchising contract signing, franchisors shall carry out franchising filing with the competent commerce authority, and where a franchisor failed to do so, it may be ordered to make filing within a specified time, and be imposed a file of between RMB10,000 and RMB50,000. If filing does not occur before the deadline, a fine of RMB50,000 to RMB100,000 shall be imposed. In addition, a franchisor conducts franchise operations shall own, as a minimum, two self-own stores that have been operating for more than one year when engaging in franchise operations, otherwise, it may be ordered to make correction, confiscate the illegal income, and be imposed a fine ranging from RMB100,000 to RMB500,000.

REGULATIONS RELATING TO CUSTOMS DECLARATION

Pursuant to the Customs Law of the PRC promulgated by the Standing Committee of the National People’s Congress (“SCNPC”) on January 22, 1987, most recently amended on April 29, 2021, the consignor or consignee of the goods exported or imported as well as a customs declaration enterprise must register themselves for declaration activities at customs in accordance with the law. Anyone who is not registered at the customs shall not conduct declaration activities. Customs brokers or customs declaration persons shall not make customs declaration illegally on behalf of others or conduct customs declaration activities beyond their business scope. Pursuant to the Administrative Provisions of the Customs on Record-filing of Customs Declaration Entities promulgated by the General Administration of Customs (the “GAC”) on November 19, 2021 and became effective on January 1, 2022, a consignor or consignee of imported and exported goods as well as customs declaration enterprise shall go through customs declaration entity record-filing formalities with the competent customs in accordance with the applicable provisions. Customs declaration entities may handle customs declarations business within the customs territory of the PRC.

On April 16, 2018, the GAC circulated the Announcement on Matters relating to the Consolidation of Enterprises’ Qualifications for Customs Declaration and Declaration for Inspection and Quarantine (“Announcement 28”), the record-filing for declaration agencies for inspection and quarantine and the registration for customs declaration enterprises will be combined into the registration for customs declaration enterprises. From April 20, 2018, an enterprise will simultaneously become qualified for the customs declaration and the declaration for inspection and quarantine, once it has registered itself or filed a record with the customs and the customs will approve and issue the Certificate of the Customs of the PRC on Registration of the Customs Declaration Entity and the Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine affixed with its special seal for registration and record-filing to the registered or recorded enterprise simultaneously.

On October 26, 2018, the GAC circulated the Announcement on Matters Related to Promoting the Integration of Customs Inspection and Optimizing the Registration of Customs Declaration Entities, according to which, from October 29, 2018, the Certificate of the Customs of the PRC on Registration of the Customs Declaration Entity issued by the customs to the customs declaration enterprise that has completed the registration automatically reflects the two qualifications for customs declaration and the declaration for inspection and quarantine. The original “Registration Form for Declaration Enterprises for Entry-Exit Inspection and Quarantine” and “Registration Form for Entry-Exit Inspection and Quarantine Reporters” will no longer be issued. Any enterprises engaged in the business of making customs declarations and making the declaration for inspection and quarantine as an agent should obtain relevant certificate and make filings for customs declaration persons as prescribed by the foresaid regulations.

REGULATIONS RELATING TO PARALLEL IMPORT OF AUTOMOBILES

On February 22, 2016, eight authorities including the Ministry of Commerce promulgated the Opinions on Boosting the Development of the Parallel Import of Automobiles or the Opinions on the Parallel Import of Automobiles, which took effect on the same day. According to the Opinions on the Parallel Import of Automobiles, enterprises engaging in the parallel import of automobiles (the “Pilot Enterprises”) are not required to obtain the authorization of the automobile supplier when importing automobiles, but may, considering the actual needs of their business activities, apply for and receive the automatic import license for automobile products. Parallel imported automobiles shall meet the mandatory requirements of the national safety, energy saving, quality standards and technical specifications, and obtain the mandatory product certification stipulated by laws and regulations. Pilot Enterprises shall, in accordance with relevant provisions, announce the technical information on automobiles pollution control, emission inspection and the relevant maintenance and repair for the automobiles they import to the public. It is not allowed to import and sell automobiles that fail to meet the existing emission standards of PRC. Enterprises shall be the responsible subjects for the quality of the parallel imported automobiles, and fulfill the obligations such as product recall, quality guarantee, after-sales service, “Three Warranties” for household automobiles and calculation of average fuel consumption according to the law.

On August 19, 2019, seven authorities including the Ministry of Commerce further promulgated the Opinions on Further Boosting the Development of the Parallel Import of Automobiles or the Further Opinions on the Parallel Import of Automobiles, which took effect on August 19, 2019. According to the Further Opinions on the Parallel Import of Automobiles, automobiles under parallel import shall meet the compulsory requirements of national technical standards for the safety of motor vehicles, quality standards, emission standards, and technical specifications. The automobiles shall be refused to import that fail to meet the national technical standards for the safety of motor vehicles and emission standards, fail to obtain the mandatory product certification according to the law or fail to make public the emission inspection information and pollution control technology information according to laws and regulations on the national platform for environmental information disclosure relating to motor vehicles and non-road moving machinery. The import of used and illegally refitted vehicles shall be forbidden. The registration of vehicles for imported automobile that fail to meet national standards shall be refused. Pilot Enterprises shall be responsible for the quality of the parallel imported automobiles and shall perform the relevant obligations required by law. The Pilot Enterprises shall be forbidden to induce customers to sign liability waiver agreements on “Three Warranties.”

REGULATIONS RELATING TO IMPORT AND EXPORT OF GOODS

Pursuant to the Foreign Trade Law which was promulgated by SCNPC on May 12, 1994 and was most recently amended on December 30, 2022 and the Administrative Regulations for the Import and Export of Goods which were issued by the State Council on December 10, 2001 and became effective on January 1, 2002, certain goods are allowed to be imported into or exported out of China freely while certain goods are prohibited or restricted from being imported into or exported out of China due to their impact on national security, life and health of people, animals or plants, the development of certain domestic industries, or other reasons stipulated in relevant laws and regulations. No one shall import or export goods that are prohibited from being imported into or exported out of China. The import and export of goods that are restricted from being imported into or exported out of China shall be in compliance with relevant restrictive laws and regulations.

Under the Foreign Trade Law, and the Measures for the Record-Filing and Registration of Foreign Trade Operators promulgated by MOC on June 25, 2004, and most recently amended on May 10, 2021, foreign trade operators which engage in the import and export of goods shall go through the record-filing and registration with MOC or an authority authorized by MOC, unless laws, administrative regulations and rules of MOC provide that it is unnecessary to go through such formalities. If foreign trade operators fail to go through the formalities for record-filing and registration in accordance with relevant provisions, the PRC customs authority shall refuse to handle the declaration and clearance formalities of their imports and exports.

According to the Customs Law of the PRC, unless otherwise provided for, the declaration of import or export goods and the payment of customs duties may be made by the consignees or consigners themselves, and such formalities may also be completed by their entrusted customs brokers that have registered with the PRC customs authority. The Regulations on Import and Export Duties, promulgated by the State Council on November 23, 2003 and most recently amended on March 1, 2017, further stipulated that, unless otherwise provided by the relevant laws and regulations, goods permitted to be imported into or exported out of China shall be subject to payment of customs duties. The consignees of imported goods, consigners of exported goods or owners of inward articles shall undertake the obligation of the payment of customs duties. The State Council also promulgated implementation rules and tariff schedules to regulate the items and rates of the customs duties.

According to the Import and Export Commodity Inspection Law promulgated by SCNPC on February 21, 1989 and most recently amended on April 29, 2021 and its implementation rules, the imported and exported goods that are subject to compulsory inspection listed in the catalog compiled by the import and export commodity inspection department established by the State Council shall be inspected by the commodity inspection organizations, and the imported and exported goods that are not subject to statutory inspection shall be subject to random inspection. Consignees and consignors or their entrusted customs brokers may apply for inspection to the goods inspection authorities.

REGULATIONS RELATING TO VALUE-ADDED TELECOMMUNICATIONS SERVICES

Licenses for Value-added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecommunications Regulations, which were promulgated by the State Council on September 25, 2000 and last amended with immediate effect on February 6, 2016, provide the regulatory framework for telecommunications service providers in the PRC. The Telecommunications Regulations classify telecommunications services into basic telecommunications services and value-added telecommunications services. Value-added telecommunications services are defined as telecommunications and information services provided through public network infrastructure. Providers of value-added telecommunications services are required to obtain a license for value-added telecommunications services, or the VATS License. According to the Telecommunications Regulations, an operator providing value-added telecommunications services without VATS License or beyond the specifications listed in its VATS License may be ordered to make correction, subject to confiscation of illegal income, and a fine ranging from three to five times the amount of the illegal income; where there is no illegal income, or the illegal income is less than

RMB50,000, a fine ranging from RMB100,000 to RMB1 million shall be imposed; in serious cases, it may shall be ordered to suspend business operation.

The Catalog of Telecommunications Services, attached to the Telecommunications Regulations and last amended by the Ministry of Industry and Information Technology of the PRC (“MIIT”) on June 6, 2019, divides telecommunications services into different categories, such as B21 online data processing and transaction processing services and B25 information services. Pursuant to the Catalog of Telecommunications Services, B21 online data processing and transaction processing services refer to the online data processing and transaction/affair processing services provided for users through public communication networks or the Internet, using various kinds of data and affair/transaction processing application platforms connected to various kinds of public communication networks or the Internet. Online data processing and transaction processing services include transaction processing services, electronic data interchange services and network/electronic equipment data processing services. B25 information services refer to the information services provided for users via the public communication network or the Internet and by the information collection, development, processing and construction of information platforms. By technical service methods of information organization, transmission, etc., information services are classified into information release platforms and transmission services, information retrieval and inquiry services, information community platform services, instant information interaction services as well as information protection and processing services.

As a subcategory (B25 Information Service) of the value-added telecommunications services, internet information services are regulated by the Administrative Measures on Internet Information Services, or the Internet Measures, which was promulgated by the State Council on September 25, 2000 and last amended with immediate effect on January 8, 2011. Internet information services are defined as services that provide information to online users through the internet. The Internet Measures classify internet information services into non-commercial internet information services and commercial internet information services. Commercial internet information service providers shall obtain a VATS License for internet information service from appropriate telecommunications authorities.

On March 1. 2009. the MIIT issued the Administrative Measures for the Licensing of Telecommunications Business or the Telecom Licensing Measures, which took effect on April 10, 2009 and was last amended on July 3, 2017. The Telecom Licensing Measures sets forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. An approved telecommunications services operator shall conduct its business in accordance with the specifications listed in its VATS License. In addition, the holder of a VATS License is required to obtain approval from the original issuing authority in respect of any change to its shareholders.

Foreign Investment in Value-Added Telecommunications Services

Foreign direct investment in telecommunications companies in China is governed by the Regulations for the Administration of Foreign-Invested Telecommunications Enterprises, which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, February 6, 2016 and March 29, 2022. The Regulations for the Administration of Foreign-Invested Telecommunications Enterprises requires foreign-invested value-added telecommunications enterprises in PRC to be established as sino-foreign equity joint ventures, which the foreign investors may acquire up to 50% of the equity interests of such enterprise. However, the requirement that main foreign investor investing in a value-added telecommunications enterprise in the PRC shall demonstrate a positive track record and experience in operating a value-added telecommunications business has been repealed by the Decision of the State Council on Amending and Abolishing Some Administrative Regulations effective from May 1, 2022. In July 2006, the MIIT released the notice on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business or the MII Notice, pursuant to which, domestic telecommunications enterprises are prohibited to rent, transferor sell a telecommunications business operation license to foreign investors in any form, or provide any resources, premises, facilities and other assistance in any form to foreign investors for their illegal operation of any telecommunications business in PRC. In addition, under the MII Notice, the Internet domain names and registered trademarks used by a foreign-invested value-added telecommunication service operator shall be legally owned by that operator (or its shareholders).

According to the Special Administrative Measures (Negative List) for Access of Foreign Investments (2021 Version), the proportion of foreign investments in an entity engages in value-added telecommunications business (except for e-commerce, domestic multi-party communications, storage-forwarding and call centers) shall not exceed 50%, and the operating business scope may be operated by foreign-invested entities shall be subject to the telecommunication services that China has promised to open up since its accession to the World Trade Organization in December 2001.

REGULATIONS RELATING TO LOAN FACILITATION

The Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, issued by the Special Rectification of Internet Financial Risks Working Group and the P2P Credit Risks Rectification Working Group on December 1, 2017, introduces the regulating guidance on cash loan businesses including online micro-lending companies, P2P platforms and banking financial institutions. According to Circular 141, activities offering cash loans, which are characterized by the lack of specific consumption scenarios, designated purposes, targeted users or mortgages, are subject to inspections and rectifications to prohibit excessive borrowing and granting credits repeatedly to individual borrowers, collecting interests at abnormally high interest rates and violating privacy. Circular 141 clarifies that no organization or individual shall start a loan business without the required qualifications and approved licenses. The synthetic fund cost charged by various institutions on borrowers in the form of interest rates and other fees must comply with the requirements of private lending by the Supreme People’s Court of PRC. The loan shall not be collected through violence, intimidation or insult. Circular 141 also sets out requirements and limitations for various entities involved in internet finance services and banking financial institutions involved in cash loan operations. Circular 141 further requires P2P lending information intermediaries not to outsource their core operations such as borrower information collection, borrower selection, credit evaluation and accounts opening. The banking financial institutions, in addition to observing the requirements set forth in the Interim Measures on Administration of Personal Loans issued by the CBRC in February 2010, shall also comply with the regulations relating to cash loans, including: (i) not extending loan funded by its own capital and funding from unqualified institutions; (ii) not outsourcing credit review and approval, risk management or other core operations in the provision of credit services to third-party collaborators; including not accepting credit enhancement services, loss-bearing commitments or other credit enhancement services provided in a disguised form by any third party that does not have relevant qualifications to provide guarantees; (iii) making sure that the third party with which it cooperates will not charge any interests or fees from borrowers; and (iv) not directly investing or investing in a disguised form in asset-backed securitization products or other products backed by cash loans, campus loans or down payment loans. In addition, according to Circular 141, all the relevant local authorities should submit the regulation plan and monthly working progress to the Special Rectification of Internet Financial Risks Working Group and the P2P Credit Risks Rectification Working Group, which indicates gradual rectification for compliance with Circular 141 is allowed.

The Interim Measures for Administration of Internet Loans Issued by Commercial Banks, or the Internet Loans Interim Measures, promulgated by the CBIRC, came into effect on July 12, 2020 and was amended on June 21, 2021, which apply to the institutions cooperating with commercial banks to develop internet loan businesses and their existing business models. Pursuant to the Internet Loans Interim Measures, commercial banks shall evaluate their cooperating institutions and implement processes to manage these institutions. Commercial banks shall not accept direct and disguised credit enhancement services from unqualified cooperation agencies, nor entrust third-party agencies with records of violent collection or other illegal records to collect loans. The Internet Loans Interim Measures also provide that, except for cooperating institutions that contribute funding to the loans, commercial banks shall not completely delegate the cooperating institutions to perform core operations, such as loan disbursement, principal and interest collection, and stop payment. Pursuant to Internet Loans Interim Measures, commercial banks shall independently carry out risk assessment and credit approval for the loans they fund, and shall bear primary responsibility for post-loan management. Regional banks that carry out Internet lending business shall mainly serve local customers, prudently conduct business across administrative regions of registration, and effectively identify and monitor the development of business across administrative regions of registration.

In accordance with the above measures, the Internet Loans Circular was issued and took effect on February 19, 2021, setting detailed rules on strengthening risk management of the banking financial institutions and strictly controlling cross-regional operations. Furthermore, on July 12, 2022, CBIRC issued the Notice on Strengthening the Management of Commercial Banks’ Internet Loan Business and Improving the Quality and Efficiency of Financial Services, which further requires commercial banks to: (i) effectively conduct security assessments on the cooperating institutions which provide and process personal information; (ii) strengthen loan fund management, take effective measures to monitor loan usage, ensure safety of the loan funds, and prevent cooperating institutions from intercepting, pooling, or misappropriating fund; (iii) standardize the Internet loan cooperation business with third-party institutions, and restrict or refuse to cooperate with those that are in violation of relevant regulations on Internet loans; and (iv) strengthen the protection of consumer rights and interests, strengthen the compliance management of the marketing and publicity behaviors of cooperating institutions, and clearly stipulate relevant prohibited behaviors in the cooperation agreement. The transition period for the stock business of Internet loans of commercial banks will end on June 30, 2023. During the transition period, new Internet loans businesses of commercial banks shall meet the requirements of the Internet Loans Interim Measures, the Internet Loans Circular and this Notice.

REGULATIONS RELATING TO FINANCING GUARANTEE SERVICES

On March 8, 2010, the China Banking and Insurance Regulatory Commission, or the CBIRC, the National Development and Reform Commission, or the NDRC, the MIIT, the Ministry of Foreign Trade and Commerce, or the MOFCOM, PBOC, SAIC and Ministry of Finance of PRC promulgated the Tentative Administrative Measures for Financing Guarantee Companies, or the Tentative Administrative Measure. The Tentative Administrative Measures require an entity or individual to obtain a prior approval from the relevant regulatory body to engage in the financing guarantee business, and defines “financing guarantee” as an activity whereby the guarantor and the creditor, such as a financial institution in the banking sector, agree that the guarantor shall bear the guarantee obligations in the event that the secured party fails to perform its financing debt owed to the creditor.

On August 2, 2017, the State Council issued Regulations on the Supervision and Administration of Financing Guarantee Companies, or the Financing Guarantee Rules, which came into effect on October 1, 2017. The Financing Guarantee Rules defines financing guarantee as activities whereby guarantors provide guarantee for the borrowing of funds, issuance of bonds and other debt financing activities of the guaranteed parties, and financing guarantee companies refer to limited liability companies or companies limited by shares that are duly established and engage in financing guarantee business. Pursuant to the Financing Guarantee Rules, the establishment of a financing guarantee company shall be subject to the approval of the relevant regulatory authority. In the event that a company commences financing guarantee business without first obtaining relevant approval, the company will be ordered by the regulatory authority to cease financing guarantee business, be imposed a fine from RMB500,000 up to RMB1,000,000, have its illegal gains confiscated, and be investigated for criminal liabilities.

On October 9, 2019, nine government authorities including CBIRC, NDRC and MIIT promulgated the Supplementary Provisions on the Supervision and Administration of Financing Guarantee Companies or the Supplementary Financing Guarantee Provisions, which for the first time, explicitly requires that institutions providing services such as borrower recommendation and credit assessment for various lending institutions shall not provide, directly or in a disguised form, financing guarantee services without prior approval. For the companies without the relevant financing guarantee license but actually engaging in financing guarantee business, the regulatory authorities shall cease such operations and cause these companies to properly settle the existing business contracts.

On July 14, 2020, the CBIRC issued the Guidelines for Off-Site Supervision of Financing Guarantee Companies, or the Off-Site Supervision Guidelines, which took effect on September 1, 2020. The Off-Site Supervision Guidelines stipulate the guidelines for the competent regulatory authorities to continually analyze and evaluate the risk of financing guarantee companies and the financing guarantee industry, by way of collecting report data and other internal and external data of the financing guarantee companies and by carrying out corresponding measures. Pursuant to the Off-Site Supervision Guidelines, financing guarantee companies shall establish and implement an off-site supervision information report system and submit related data and non-data information in accordance with the requirements of the competent regulatory authorities. The Off-Site Supervision Guidelines note that the corporate governance, internal control, risk management capabilities, guarantee business, associated guarantee risks, asset quality, liquidity indicators and investment conditions of financing guarantee companies shall be the key areas subject to off-site supervisions.

On December 31, 2021, the PBOC issued the Regulations on Local Financial Supervision and Administration (Draft for Comments), which regulate all types of local financial organizations including financing guarantee companies. Pursuant to the Regulations on Local Financial Supervision and Administration (Draft for Comments), local financial organizations are required to operate business within the area approved by the local financial regulatory authority, and are not allowed to conduct business across provinces in principle. The rules for cross-province business carried out by local financial organizations shall be formulated by the State Council or by the financial regulatory department of the State Council as authorized by the State Council. The financial regulatory department of the State Council will specify a transition period for local financial organizations that have carried out businesses across provincial administrative regions to maintain compliance.

REGULATIONS RELATING TO CREDIT REPORTING BUSINESS

The PRC government has adopted several regulations governing personal and enterprise credit reporting businesses. These regulations include the Regulation for the Administration of Credit Reporting Industry, enacted by the State Council and effective in March 2013, and the Management Rules on Credit Agencies, issued by the PBOC, in the same year.

The Regulation for the Administration of Credit Reporting Industry defines “credit reporting business” and “credit reporting agency” for the first time. According to the Regulation for the Administration of Credit Reporting Industry, “credit reporting business” means the activities of collecting, organizing, storing and processing “credit-related information” of individuals and enterprises, as well as providing such information to others, and a “credit reporting agency” refers to a duly established agency whose primary business is credit reporting. Besides, the Regulation for the Administration of Credit Reporting Industry and the Management Rules on Credit Agencies stipulate that the establishment of a credit reporting agency to engage in individual credit reporting business shall be subject to the approval of the PBOC, and the requirements for such establishment. Such requirements include: (i) the credit reporting agency’s major shareholders shall have a good reputation and do not have any record of major violation of law or non-compliance in the past three years; (ii) the credit reporting agency’s registered capital shall not be less than RMB50 million; (iii) the credit reporting agency shall have facilities, equipment, systems and measures in place for the protection of information security which comply with the provisions of the PBOC; (iv) the candidates for the credit reporting agency’s director, supervisor and senior management positions shall be familiar with laws and regulations relating to credit reporting business, shall possess the work experience and management capabilities in the credit reporting business required for performance of their duties, shall not have any record of major violation or non-compliance during the past three years, and shall have obtained the appointment qualifications approved by the PBOC; (v) the credit reporting agency shall have a proper organizational structure; (vi) the credit reporting agency shall have proper internal control systems for, among others, business operation, information security management and compliance management; (vii) the credit reporting agency’s individual credit information system shall satisfy the standard of National Information System Security Level Protection Level 2 or above; and (viii) the credit reporting agency shall satisfy any other prudential requirements of the PBOC. Establishment of a credit reporting agency to engage in enterprise credit reporting business shall complete filing with the responsible branch of the PBOC. To complete the filing, a company must submit to the PBOC (i) its business license; (ii) an explanation on equity structure and organization structure; (iii) a description of its scope of business, business rules and basic information on business system; and (iv) its information security and risk prevention measures. Entities engaged in individual/enterprise credit reporting business without such approval/completing filing formality may be subject to fine or criminal liabilities.

Given that the PBOC is a subordinate authority under the State Council, the Management Rules on Credit Agencies enacted by the PBOC is based on the Regulation for the Administration of Credit Reporting Industry, and further details the rules with respect to the administration for credit reporting agencies, including rules to establish, change and deregister a credit reporting agency and the rules for the daily operation of a credit reporting agency.

On September 27, 2021, the PBOC issued the Administrative Measures for Credit Reporting Business, or the Credit Reporting Measures, effective on January 1, 2022. The Credit Reporting Measures define “credit information” to include “basic information, borrowing and lending information and other relevant information collected pursuant to the law to provide services for financial and other activities for identifying and judging the credit standing of businesses and individuals, as well as analysis and evaluation formed based on the aforesaid information.” They apply to entities that carry out credit reporting business and “activities relating to credit reporting business” in China. Separately, entities providing “services with credit reporting function” in the name of “credit information service, credit service, credit evaluation, credit rating, credit repair and other services” are also subject to the Credit Reporting Measures. The Credit Reporting Measures require that whoever engages in personal credit reporting business shall obtain permit from the PBOC’s personal credit reporting agency and whoever engages in enterprise credit reporting business shall complete filing formalities pursuant to the law; and whoever engages in credit rating business shall complete filings as a credit rating agency pursuant to the law. The Credit Reporting Measures provide rules on credit reporting business and credit reporting agencies, including that (i) the credit reporting agencies shall collect credit information following the “minimum and necessary” principle and must not collect, compile, store and process credit information by unlawful means, and must not alter original data, (ii) information user shall not abuse credit information, and the credit reporting agencies shall comply with relevant business rules when they provide credit information for credit inquiry, credit evaluation, credit rating and anti-fraud services, (iii) credit reporting agencies shall take measures to ensure the credit information security, and establish an emergency and report system for incidents, and (iv) credit reporting agencies shall comply with related laws and regulations when providing credit information to overseas. Credit Reporting Measures provide an 18-month grace period from its effectiveness date for organizations that engage in credit reporting business to obtain the credit reporting business license and comply with its other provisions.

REGULATIONS RELATING TO INTELLECTUAL PROPERTY

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, SCNPC promulgated the Copyright Law of the PRC, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010, and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

The Regulations on Computer Software Protection, promulgated by the State Council on June 4, 1991 and amended on December 20, 2001, January 8, 2011 and January 30, 2013, respectively further specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the PRC promulgated by SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the State Administration for Market Regulation (“SAMR”) is responsible for the registration and administration of trademarks in China. SAMR under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the PRC, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the PRC, or the Patent Law, promulgated by SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008, and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the PRC, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide. The patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions,” “utility models,” and “designs.” Invention patents are valid for twenty years, while utility model patents are valid for ten years, and design patents are valid for fifteen years, from the date of application. The Chinese patent system adopts a “first-come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness, and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names, under supervision of which China Internet Network Information Center, or the CNNIC, is responsible for the daily administration of CN domain names and PRC domain names. Pursuant to the Domain Name Measures, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. The Domain Name Measures regulate the registration of domain names, such as China’s national top-level domain name “.CN”. The CNNIC issued the Measures for the Resolution of Country Code Top-Level Domain Name Disputes on June 18, 2019, pursuant to which, in the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to initiate the domain name dispute resolution procedure, file a suit to the People’s Court, or initiate an arbitration procedure.

REGULATIONS RELATING TO FOREIGN EXCHANGE

The principal regulations governing foreign currency exchange in PRC are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments, and investments in securities outside of China.

In November 2012, SAFE promulgated the Notice of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special-purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. Under the supervision of SAFE, the qualified banks may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

In January 2017, SAFE promulgated the Notice on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, SAFE issued the Notice of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which allows non-investment foreign-invested enterprises to make domestic equity investment with their capital funds in accordance with the law under the premise that such investment does not violate the existing special administrative measures (Negative List) for foreign investment and the project invested in China is authentic and compliant. Pursuant to SAFE Circular 28, upon receiving the payment of consideration from a foreign investor for the equity transfer under foreign direct investment, the domestic transferor, with relevant registration certificates, can process the formalities for account opening, fund receipt, and foreign exchange settlement and use directly at the bank. The foreign investor’s deposit remitted from overseas or transferred from domestic accounts can be directly used for its lawful domestic capital contribution as well as domestic and overseas payment after the transaction is concluded.

On April 10, 2020, SAFE issued the Notice on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business, or SAFE Circular 8, pursuant to which, eligible enterprises are allowed to use the income under capital account, from such sources as capital funds, foreign debt and overseas listing, for domestic payment without having to provide supporting authentication materials to the banks for every transaction in advance, but the use of funds shall be true and compliant as well as conform to the existing administration regulations regarding use of income under capital account. The concerned bank shall conduct spot checking in accordance with the relevant requirements.

REGULATIONS RELATING TO FOREIGN EXCHANGE REGISTRATION OF OVERSEAS INVESTMENT BY PRC RESIDENTS

SAFE issued Notice Concerning Foreign Exchange Control on on Relevant Issues Relating to Domestic Resident’s Offershore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75, the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities to seek offshore financing or make an offshore investment, using legitimate onshore or offshore assets or interests. An “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, establishing foreign-invested enterprises to obtain ownership, control rights, and management rights. SAFE Circular 37 provides that, before contributing to an SPV, PRC residents or entities must complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

REGULATIONS RELATING TO FOREIGN EXCHANGE REGISTRATION OF OVERSEAS INVESTMENT BY PRC ENTERPRISES

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments by Enterprises, which took effect as of March 1, 2018. According to this regulation, nonsensitive overseas investment projects are subject to record-filing requirements with the local branch of NDRC. On September 6, 2014, MOC promulgated the Administrative Measures on Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve nonsensitive countries and regions and nonsensitive industries are subject to record-filing requirements with a local branch of MOC. According to the Circular Notice of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by the State Administration of Foreign Exchange, or SAFE, on July 13, 2009 and took effect on August 1, 2009, and the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, which was promulgated by SAFE on February 13, 2015 and took effect on June 1, 2015, PRC enterprises must register for overseas direct investment with a local SAFE branch or its authorized banks.

REGULATIONS RELATING TO DIVIDEND DISTRIBUTIONS

Under our current corporate structure, we may rely on dividend payments from our PRC subsidiaries, to fund any cash and financing requirements we may have. The principal regulations governing the distribution of dividends of foreign-invested enterprises include Foreign Investment Law of the PRC and the Company Law of the PRC. Under these laws, wholly foreign-owned enterprises in China may freely make remittance inward and outward in RMB or foreign exchange of capital contribution, profits, capital yield, income from asset disposal, intellectual property licensing fees, indemnity obtained according to law or income from compensation and liquidation.

According to the PRC Company Law and Foreign Investment Law, each of our PRC subsidiaries is required to draw 10% of its after-tax profits each year, if any, to fund certain statutory reserve fund, which may stop drawing its after-tax profits if the aggregate balance of the statutory reserve fund has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. The PRC subsidiaries may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to optional reserve funds. After making up the losses and allocating reserve funds, the remaining after-tax profits of our PRC subsidiaries may be distributed to the shareholders.

REGULATIONS RELATING TO FUNDS TRANSFER TO PRC SUBSIDIARIES

We are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries through loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements.

In the event of subsequent changes in the registered capital of our PRC subsidiary which is a foreign-invested enterprise, or FIE, such as increase in its registered capital, the FIE shall complete registration change formalities with competent administrations for market regulation in accordance with relevant regulations, and registration change formalities shall also be completed with the competent administration of foreign exchange according to the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors. In addition, pursuant to Circular 16, FIEs shall use their registered capital pursuant to the principle of authenticity and self-use within their business scope.

Pursuant to the Provisional Measures on Administration of Foreign Debt (the “Foreign Debt Measures”) issued by the State Development Planning Commission (revised), Ministry of Finance (“MOF”) and SAFE in January 2003 and effective as of March 1, 2003, any loans provided by us to our PRC subsidiaries in foreign currencies shall be classified as foreign debt under the Foreign Debt Measures. According to the Foreign Debt Measures, the sum of cumulative accrued amounts of medium-term to long-term foreign loans and balance amounts of short-term foreign loans taken by a foreign-invested enterprise shall be limited to the difference between the total project investment amount approved by the government and the amount of registered capital. Foreign-invested enterprises may take foreign loans freely within the scope of difference.

On January 12, 2017, the People’s Bank of China (“PBOC”) issued the Notice of People’s Bank of China on Matters Concerning Macro-prudential Management on Full-covered Cross-border Financing (the “No.9 Notice”), which improved the policy framework of the cross-border financing. The No.9 Notice clarifies the new calculation methods of the upper limit of the risk-weighted balance for all types of crossborder financing, in particular, the upper limit for risk-weighted balance for cross-border financing equals to the capital or the net assets multiplied by the leverage rate of cross-border financing and the macro-prudential adjustment parameters. Currently, the implementation of the foregoing methodologies for foreign-invested enterprises in cross-border financing have not been formally determined by PBOC and SAFE.

Moreover, as the debtors of cross-border financing, our PRC subsidiaries are also required to comply with certain registration formalities for execution of foreign debt contracts with the foreign exchange bureau at the locality according to the Notice of State Administration of Foreign Exchange on Promulgation of the Administrative Measures on Registration of Foreign Debt which was promulgated by SAFE in April 2013 and revised in May 2015.

According to the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises which was promulgated by the NDRC on January 5, 2023 and came into effect on February 10, 2023, a foreign debt with a term of or longer than one year must be filed with the NDRC and obtain the enterprise foreign debt pre-issuance registration certificate prior to the offering, and report the relevant information and documents in respect of the issuance of the foreign debt with the NDRC within ten (10) working days after the issue date of the foreign debt.

REGULATIONS RELATING TO OVERSEAS LISTINGS AND M&A RULES

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited combined financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which clarifies that (1) on or prior to the effective date of the Trial Measures, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; and (2) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing within such six-month transition period, they shall file with the CSRC according to the requirements.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations.

On August 8, 2006, six PRC regulatory authorities, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to MOC for approval. The M&A Rules also require that an overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such overseas SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC.

Our PRC legal counsel, Han Kun Law Offices, has advised us that, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the M&A Rules, and, the CSRC’s approval may not be required for the listing and trading of our Class A ordinary shares on the Nasdaq in the context of this offering. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules, and our PRC legal counsel cannot exclude the possibility that the CSRC or other relevant government authorities might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the offering. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Class A ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Class A ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Class A ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

The M&A Rules and other regulations and rules concerning mergers and acquisitions also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011, and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by MOC on August 25, 2011, and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOC, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

REGULATIONS RELATED TO FOREIGN INVESTMENT

The establishment, operation, and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020. They replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Foreign Investment Law and the Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment. “Pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments. “Negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalog of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields, and regions in which foreign investors are encouraged and guided to invest.

Investment activities in the PRC by foreign investors were principally governed by the Catalog for the Guidance of Foreign Investment Industries, or the Catalog, which was promulgated and is amended from time to time by MOC and NDRC. Industries listed in the Catalog were divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog were generally deemed as constituting a fourth “permitted” category. The catalog was replaced by the Special Administrative Measures for Access of Foreign Investment (Negative List) and the Catalog of Industries for Encouraging Foreign Investment in 2018 and 2019, respectively. On December 27, 2021, NDRC and MOC issued the latest Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. The Negative List 2021 sets out the areas where foreign investment is prohibited and the areas where foreign investment is allowed only on certain conditions. Foreign investment in areas not listed in the Negative List 2021 is treated equally with domestic investment and the relevant provisions of the Opinions of the State Council on Implementing Negative List System for Market Access promulgated by the State Council on October 2, 2015 and effective as of December 1, 2015 shall apply to domestic and foreign investors on a unified basis. Moreover, according to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be in compliance with PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the SAMR or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status before the occurrence of the investment described above. The illegal gains, if any, shall be confiscated. In the event that the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. In the event that the foreign investor fails to make corrections within the specified time limit, the provisions above regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by MOC and SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, MOC shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or structure according to applicable laws and go through the applicable registrations, the relevant administration for market regulation shall not handle other registrations for changes and shall publicize the relevant circumstances. However, after the organizational forms or structures have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process matters such as equity interest transfer, income distribution, or surplus assets as agreed in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

REGULATIONS RELATING TO EMPLOYMENT

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. In the event that an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Pursuant to the PRC Social Insurance Law implemented on July 1, 2011 and amended on December 29, 2018 and the Administrative Measures on Housing Provident Fund promulgated in 1999 and amended in 2002 and 2019, enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

REGULATIONS RELATING TO WORK SAFETY

Pursuant to the Work Safety Law of the PRC promulgated by SCNPC in June 2002 and was recently amended in June 2021, transportation entities shall establish a work safety management office or be staffed with full-time work safety management personnel. In March 2015, Work Safety Commission of the Ministry of Transport issued the Notice on Implementing the Work Safe Law, pursuant to which, the relevant enterprise shall establish and improve safety production responsibility system covering all aspects of production and operation, clear standards and responsibility to the post, solidly promote the standardization of production safety and strengthen safety production management.

REGULATIONS RELATING TO LEASING

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000.

REGULATIONS RELATING TO THE EXEMPTION OF NEV PURCHASE TAX

On December 26, 2017, the Ministry of Finance together with several other PRC government departments, jointly issued the Announcement on Exemption of Vehicle Purchase Tax for New Energy Vehicle (“NEV”), pursuant to which, from January 1, 2018 to December 31, 2020, the vehicle purchase tax applicable to ICE vehicles is not imposed on purchases of qualified NEVs listed in the Catalog of New Energy Vehicle Models Exempt from Vehicle Purchase Tax, including NEVs listed before December 31, 2017.

On April 16, 2020, the Ministry of Finance together with several other PRC government departments, jointly issued the Announcement on Exemption Policy of Vehicle Purchase Tax for New Energy Vehicle, pursuant to which the exemption of vehicle purchase tax for the NEVs will be extended to 2022.

On September 18, 2022, the Ministry of Finance together with several other PRC government departments, jointly issued the Announcement on Extending Exemption of Vehicle Purchase Tax for New Energy Vehicle, pursuant to which the exemption of vehicle purchase tax for the NEVs will be extended to December 31, 2023.

REGULATIONS RELATING TO TAXATION

Income Tax

According to the Enterprise Income Tax Law of the PRC, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008, and amended on February 24, 2017, and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the PRC, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or SAT Bulletin 7, which was most recently amended on December 29, 2017. SAT Bulletin 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in SAT Circular 698. SAT Bulletin 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, SAT Bulletin 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. SAT Bulletin 7 lists several factors to be considered by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under SAT Bulletin 7 will not be subject to PRC tax under SAT Bulletin 7. The safe harbors include qualified group restructurings, public market trades, and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or SAT Bulletin 37, which took effect on December 1, 2017 and was most recently amended on June 15, 2018. According to SAT Bulletin 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc., of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under SAT Bulletin 7 and the Law of the PRC on the Administration of Tax Collection promulgated by SCNPC on September 4, 1992 and most recently amended on April 24, 2015 (the “Tax Collection Law”), in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. According to SAT Circular 7, where the transferee fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. SAT Bulletin 37 further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with SAT Bulletin 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove their status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

On October 14, 2019, the State Administration of Taxation issued the Notice on the Administrative Measures for Non-resident Enterprises to Enjoy Contractual Benefits, or the Circular 35, which was implemented from January 1, 2020. According to Circular 35, non-resident enterprises may enjoy the benefits by way of “self-judgment, declaration and enjoyment, and retention of relevant information for future reference”. If a non-resident enterprise judges that it meets the conditions for enjoying the contractual benefits, it may enjoy the contractual benefits at the time of tax declaration or through the withholding agent. At the same time, it shall collect and retain relevant information for reference in accordance with Circular 35, and accept the follow-up management of the tax authorities.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the PRC, which was promulgated by the State Council on December 13, 1993, and amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the PRC, which MOF promulgated on December 25, 1993, and amended on December 15, 2008, and October 28, 2011, entities or individuals engaging in the sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, MOF and SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by MOF and SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, December 25,2017 and March 20, 2019, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Urban Maintenance and Construction Tax

Pursuant to the Urban Maintenance and Construction Tax Law of the PRC as promulgated in August 2020 and became effective on September 1, 2021, any taxpayer, whether an entity or individual, of consumption tax or value-added tax shall be required to pay urban maintenance and construction tax based on the total amount of consumption tax or value-added tax paid by such taxpayer. The tax rate shall be 7% for a taxpayer whose domicile is in an urban area, 5% for a taxpayer whose domicile is in a county or a town, and 1% for a taxpayer whose domicile is not in any urban area or county or town.

Education Surcharge

Pursuant to the Provisional Provisions on Imposition of Education Surcharge as most recently amended in January 2011, a taxpayer, whether an entity or individual, of consumption tax or value-added tax shall pay an education surcharge at a rate of 3% on the total amount of consumption tax or value-added tax paid by such entity, unless such obliged taxpayer is instead required to pay a rural area education surcharge as stipulated under the Notice of the State Council on Raising Funds for Schools in Rural Areas that promulgated by State Council in December 1984.

Tax Collection and Payment

The Tax Collection Law prescribes a regulatory framework of tax collection and payment in the PRC and the Implementation Regulations for the Tax Collection Law as amended in February 2016 has made further provisions on the basis of the Tax Collection Law. Pursuant to the Tax Collection Law, a taxpayer or withholding agent shall pay or deliver tax payments in compliance within the time limit specified by laws or administrative regulations, or as determined by taxation authorities in accordance with laws or administrative regulations. Where a taxpayer or a withholding agent fails to pay or underpays the amount of tax that should be paid or remitted within the specified time, the tax authorities shall order the taxpayer or withholding agent to pay or remit the tax within the specified time limit, and impose a penalty for late payment on a daily basis at the rate of 0.05% of the amount of tax in arrears from the date the tax payment is defaulted. If the taxpayer or withholding agent still fails to do so on the expiration of the time limit, the tax authorities may recover such unpaid taxes by adopting compulsory enforcement measures, and impose a fine of not less than 50% but not more than five times the amount of tax the taxpayer or withholding agent fails to pay or underpays or fails to remit. As prescribed by the Tax Collection Law, such compulsory enforcement measures adopted by the tax authorities may include (i) to notify in writing the bank or any other financial institution with which the taxpayer, withholding agent or tax payment guarantor has opened an account to withhold and remit the taxes from its deposits; (ii) to attach, seal up or, in accordance with law, auction or dispose of the commodities, goods or other property of the taxpayer, withholding agent or tax payment guarantor, valued equivalent to the taxes payable, and to use the proceeds therefrom to offset the taxes payable. Furthermore, the taxation authorities shall also announce the tax payments defaulted by taxpayers regularly.

REGULATIONS RELATING TO ANTI-MONOPOLY ENFORCEMENT

The PRC Anti-Monopoly enforcement agencies have in recent years strengthened enforcement under the PRC Anti-Monopoly Law. In March 2018, SAMR was formed as a new governmental agency to take over, among other things, the Anti-Monopoly enforcement functions from the relevant departments under MOC, NDRC and the pre-existing State Administration for Industry and Commerce, respectively. Since its inception, SAMR has continued to strengthen Anti-Monopoly enforcement. In December 2018, SAMR issued the Notice on Anti-Monopoly Enforcement Authorization, which grants authorities to its province-level branches to conduct Anti-Monopoly enforcement within their respective jurisdictions. In September 2020, SAMR issued Anti-Monopoly Compliance Guideline for Operators, which requires, under the PRC Anti-Monopoly Law, operators to establish Anti-Monopoly compliance management systems to prevent Anti-Monopoly compliance risks. On February 7, 2021, the Anti-Monopoly Commission of the State Council officially promulgated the

Anti-Monopoly Guidelines for Internet Platforms. Pursuant to an official interpretation from the Anti-Monopoly Commission of the State Council, the Anti-Monopoly Guidelines for Internet Platforms mainly covers five aspects, including general provisions, monopoly agreements, abusing market dominance, concentration of undertakings, and abusing of administrative powers eliminating or restricting competition. On June 24, 2022, the SCNPC passed the Amendments to Anti-Monopoly Law (the “Amendments to the AML”) which became effective on August 1, 2022. The Amendments to the AML set out new substantive rules including safe harbor for monopoly agreements, introduced “stop-the-clock” mechanism and enhanced personal liability and monetary penalties for substantive violations.

As the Amendments to the AML are newly effective, we are unable to estimate its specific impact on our business, financial condition, results of operations and prospects and future acquisition of any PRC subsidiaries. We cannot assure you that our business operations will comply with such regulations and authorities’ requirements in all respects. Any failure or perceived failure by us to comply such regulations and authorities’ requirements may result in governmental investigations or enforcement actions, lawsuits or claims against us and could have an adverse effect on our business, financial condition and results of operations upon our future acquisition of PRC subsidiaries.

REGULATION RELATING TO INFORMATION PROTECTION ON NETWORKS

On December 28, 2012, SCNPC issued Decision of the Standing Committee of the National People’s Congress on Strengthening Information Protection on Networks, pursuant to which network service providers and other enterprises and institutions shall, when gathering and using electronic personal information of citizens in business activities, publish their collection and use rules and adhere to the principles of legality, rationality and necessarily, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected, and shall not collect and use information in violation of laws and regulations and the agreement between both sides; and the network service providers and other enterprises and institutions and their personnel must strictly keep such information confidential and may not divulge, alter, damage, sell, or illegally provide others with such information.

On July 16, 2013, MIIT issued the Provisions on the Protection of Personal Information of Telecommunication and Internet User, which was effective as of September 1, 2013. The requirements under this order are stricter and wider compared to the above decision issued by SCNPC. According to the provisions, if a network service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Furthermore, it must disclose to its users the purpose, method and scope of any such collection or usage, and must obtain consent from the users whose information is being collected or used. Network service providers are also required to establish and publish their protocols relating to personal information collection or usage, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Network service providers are required to cease any collection or usage of the relevant personal information, and provide services for the users to de-register the relevant user account, when a user stops using the relevant Internet service. Network service providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such personal information unlawfully to other parties. In addition, if a network service provider appoints an agent to undertake any marketing or technical services that involve the collection or usage of personal information, the network service provider is required to supervise and manage the protection of the information. The provisions state, in broad terms, that violators may face warnings, fines, public exposure and, criminal liability whereas the case constitutes a crime.

On June 1, 2017, the Cybersecurity Law of the PRC promulgated in November, 2016 by SCNPC became effective. This law also absorbed and restated the principles and requirements mentioned in the aforesaid decision and order, and further provides that, where an individual finds any network operator collects or uses his or her personal information in violation of the provisions of any law, regulation or the agreement of both parties, the individual shall be entitled to request the network operator to delete his or her personal information; if the individual finds that his or her personal information collected or stored by the network operator has any error, he or she shall be entitled to request the network operator to make corrections, and the network operator shall take measures to do so. Pursuant to this law, the violators may be subject to: (i) warning; (ii) confiscation of illegal gains and fines equal to one to ten times of the illegal gains; or if without illegal gains, fines up to RMB1,000,000; or (iii) an order to shut down the website, suspend the business operation for rectification, or revoke business license. Besides, responsible persons may be subject to fines between RMB10,000 and RMB100,000.

On June 10, 2021, SCNPC promulgated the PRC Data Security Law, which has been taken effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 20, 2021, SCNPC promulgated the PRC Personal Information Protection Law, or the PIPL, which has taken effect in November 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. Article 38 of the PIPL provides that where a personal information processor needs to provide personal information outside the territory of the PRC due to business or other needs, it shall meet any of the following conditions: (i) it shall pass the security evaluation organized by the CAC; (ii) it shall have been certified by a specialized agency for protection of personal information in accordance with the provisions of the CAC; (iii) it shall enter into a contract with the overseas recipient under the standard contract formulated by the CAC, specifying the rights and obligations of both parties; and (iv) it shall meet other conditions prescribed by laws, administrative regulations or the CAC. The CAC published Notice of the CAC on Seeking Public Comments on the Provisions on Standard Contracts for Cross-border Transfers of Personal Information (Exposure Draft) on June 30, 2022, providing requirements and guidelines for personal information processor to enter into a contract regarding providing personal information abroad.

On December 28, 2021, the CAC published the Cybersecurity Review Measures (2021), which came into effect on February 15, 2022 and has replaced current Cybersecurity Review Measures promulgated on April 13, 2020. The Cybersecurity Review Measures (2021) provides that the operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. In addition, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Cybersecurity Review Measures (2021), an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Cybersecurity Review Measures (2021), there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas.

On July 7, 2022, the CAC passed the Security Assessment Measures for Outbound Data Transfers which became effective on September 1, 2022. The Security Assessment Measures provide circumstances in which a data processor is required to declare security assessment for its outbound data transfer to the CAC through the provincial cyberspace administration, and specified requirement for self-assessment and the administrative procedure for declaration of security assessment with cyberspace department at the provincial level. Given the recency of the issuance and effectiveness of the Security Assessment Measures, substantial uncertainties exist with respect to their implementation.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at Block A, Building No. 16, Yonyou Software Park, No. 68 Beiqing Road, Haidian District, Beijing, China.

Directors and Executive Officers	Age	Position
Houqi Zhang	56	Chairman of the Board of Directors and Chief Executive Officer
Jun Wang	38	Director Nominee
Kevin Vassily	56	Independent Director Nominee
Weston Twigg	49	Independent Director Nominee
Jing Lu	58	Independent Director Nominee
Jinming Dong	44	Chief Financial Officer Nominee
Haifeng Li	40	Chief Technology Officer Nominee
Hui Zhang	36	Chief Operating Officer Nominee

Dr. Houqi Zhang has been our director since July 2021. He is also our chairman of the board of directors and chief executive officer. Dr. Zhang is the founder of “Autozi” brand and has over ten years of experience in the automotive service industry. Dr. Zhang has been serving as the chairman of the board of directors and chief executive officer of Autozi Internet Technology Co., Ltd. (“Autozi Internet Tech”) since June 2010. Prior to founding “Autozi” brand, Dr. Zhang previously served as the vice president of Lenovo Group Limited (HK:00992), a global technology company, where he was primarily responsible for strategy and corporate operations, business transition and transformation, dual business model design and implementation. From September 1997 to February 2002, he established and operated Han Consulting (China) Co., a leading business consulting company in China focused on strategies, processes as well as the organization and implementation of enterprise applications, which was acquired by Lenovo in 2002. Dr. Zhang received a Doctor of Philosophy degree in economics from the Chinese Academy of Fiscal Sciences, formerly known as the Research Institute for Fiscal Science of the MOF, in 1994 and a Doctor of Philosophy degree in automation from Tsinghua University in China in 1992. From 1992 to 1997, during his studies at the Chinese Academy of Fiscal Sciences, Dr. Zhang worked for the MOF as the deputy head of the computing center of the MOF and the general manager of Zhonghua Financing Accountant Consulting Co., Ltd., during which he was responsible for the design and development of the national financial budget management system, as well as the overall design and implementation of the World Bank and Asian Development Bank’s Soft Loan Project in China.

He has been serving as the vice chairman of the China Auto Dealers Chamber of Commerce since 2016, the vice president of the China Automobile Dealers Association Auto Parts Supply Chain Branch since 2017, and the deputy director of the Automobile Maintenance Parts Working Committee of China Automotive Maintenance and Repair Trade Association since 2015. Dr. Zhang was awarded as an Outstanding Entrepreneur of Beijing in 2018 by Beijing Enterprise Association and Beijing Entrepreneur Association. From 2016 to 2018, Dr. Zhang was interviewed by CCTV’s “Dialogue” program many times as a guest. He served as a torchbearer in the 2008 Summer Olympics in Beijing.

Ms. Jun Wang will serve as our director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Ms. Wang joined us in June 2010 and has been serving as the vice president of Autozi Internet Tech since June 2017. From June 2010 to June 2017, she previously served as the manager, director and assistant president at Autozi Internet Tech. She also serves as the legal representative of Autozi Supply Chain Management (Beijing) Co., Ltd. and Autozi Auto Services (Changsha) Co., Ltd., as well as the director of Autozi Internet Technology (Changsha) Co., Ltd. Before joining us, Ms. Wang spent her time helping family businesses set up internal information systems. Ms. Wang received a master’s degree in information system e-commerce technology from Alliance Manchester Business School, The University of Manchester in 2008 and a bachelor’s degree in Communication Engineering from Anhui Agriculture University in China in 2007.

Mr. Kevin D. Vassily will serve as our independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Vassily has extensive working experience as a senior management team member serving private and public companies. Mr. Vassily is a director nominee of Fortune Joy International Acquisition Corporation and of Inkstone Feibo Acquisition Corporation, two special purpose acquisition companies, or “SPACs,” seeking Nasdaq listing. He has been serving as a member of the board of directors of Denali Capital Acquisition Corp. since April 2022, and Feutune Light Acquisition Corporation since June 2022, both are SPACs currently listed on Nasdaq. In January 2021, he was appointed chief financial officer, and in March 2021, became a member of the board of directors of iPower Inc. (Nasdaq: IPW), a leading online hydroponic equipment retailer and supplier. Prior to joining iPower, from 2019 to January 2021, Mr. Vassily served as vice president of Market Development for Facteus, a financial analytics company focused on the Asset Management industry. He also served as an advisor at Woodseer from March 2019 through 2020, and as an advisor at Go Capture from 2018 through its acquisition in 2020. Since November 2019, Mr. Vassily has served as a director of Zhongchao Inc. (Nasdaq: ZCMD), a provider of healthcare information, education and training services to healthcare professionals and the public in China. Since July 2018, Mr. Vassily has also served as an advisor at Prometheus Fund, a Shanghai-based merchant bank/PE firm focused on the “green” economy. From 2015 through 2018, Mr. Vassily served as an associate director of research at Keybanc Capital Markets, and from 2010 to 2014, he served as the director of research at Pacific Epoch. From 2007 to 2010, he served as the Asia Technology business development representative and as a senior analyst at Pacific Crest Securities. From 2003 to 2006, he served as a senior research analyst in the semiconductor technology group at Susquehanna International Group. From 2001 to 2003, Mr. Vassily served as the vice president and senior research analyst for semiconductor capital equipment at Thomas Weisel Partners. Mr. Vassily began his career on Wall Street in 1998, as a research associate covering the semiconductor industry at Lehman Brothers. Mr. Vassily received a Master of Business Administration degree from the Tuck School of Business at Dartmouth College in 1995 and a bachelor’s degree in liberal arts from Denison University in 1989.

Mr. Weston Twigg will serve as our independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Twigg served as the managing director and equity research analyst leading the Industry 4.0 Software and Systems research practice at Piper Sandler, from July 2021 to September 2022. Before joining Piper Sandler, he was the managing director and equity research analyst leading the semiconductor equity research group at KeyBanc Capital Markets from 2014 to 2021. Before joining KeyBanc Capital Markets, Mr. Twigg was the associate equity analyst from 2005 to 2007, Senior Equity Analyst from 2007 to 2012, and Principal from 2012 to 2014 at Pacific Crest Securities until Pacific Crest Securities was acquired by KeyBanc Capital Markets in September 2014. Prior to joining Pacific Crest Securities, Mr. Twigg worked in the semiconductor industry as the senior engineer at Intel from 2000 to 2005, and before that, as the process engineer at Samsung from 1998 to 2000. Mr. Twigg received a Master of Business Administration degree from the Michael G. Foster School of Business, University of Washington in 1998, a Master of Science degree in chemical engineering from Michigan State University in 1996, and a bachelor’s degree in Chemistry from Albion College in 1995. Mr. Twigg was recognized as one of the Top Ten Stock Pickers in the U.S. by Financial Times in 2011.

Dr. Jing Lu will serve as our independent director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Dr. Lu has served as a Managing Director and then Chief Operating Officer of China Bridge Capital USA, a PE/VC investment advisory company specialized in innovative technologies from 2017 to 2019 and since March 2021. She also served as Chief Investment Officer for the New Hope Fertility Center (NHFC) from 2019 to 2021, sourcing and managing PE investments, bank loans and government PPP loans. Prior to China Bridge Capital, Dr. Lu was President of ACE AV Consulting Inc. from 2005 to 2017. Dr. Lu was an Executive Director at CIBC World Markets in 2001 working on corporate securities. Between 1998 and 2001, Dr. Lu worked at the Federal Reserve Bank of New York as a bank regulator and supervisor, working on Basel Capital Accords as well as examining banks’ implementation of the Basel Accords. Before moving to New York, Dr. Lu was a professor of economics at York University in Canada for four years, specializing her teaching and research in Macroeconomics, Institutional Economics, and Econometrics. Dr. Lu received a Doctor of Philosophy degree and Master of Arts degree in economics from Western University in London in 1993 and 1989, respectively. She received a bachelor’s degree in world economy from Fudan University in China in 1986.

Mr. Jinming Dong will serve as our chief financial officer upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Dong has been serving as the chief financial officer of Autozi Internet Tech since May 2020. Prior to this, he was the chief financial officer at Qidian international Co., Ltd. from March 2020 to May 2020 and the chief financial officer at Vimicro International Corporation from April 2013 to January 2016. He also has prior experience as a senior auditor at Ernst & Young Beijing Branch from August 2005 to April 2007 and at Deloitte Beijing Branch from April 2007 to December 2008. Mr. Dong received a bachelor’s degree in corporate finance management from Capital University of Economics and Business in 2001 and a Master of Business Administration from National School of Development at Peking University in 2019.

Mr. Haifeng Li will serve as our chief technology officer upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Li joined Autozi Internet Tech in April 2011 and has been serving as the chief technology officer of Autozi Internet Tech since January 2018. Before joining Autozi Internet Tech, he served as Java software engineer of Beijing Systech Technology Co. from March 2007 to May 2009. He served as senior Java software engineer of Beijing Boschool Wenda Technology Co. from June 2009 to June 2010. He served as senior Java software engineer of Linkage Advantage Technology Co. from July 2010 to April 2011. Mr. Li received a bachelor’s degree in Computer Science and Technology from Yanshan University in 2007.

Mr. Hui Zhang will serve as our chief operating officer upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Mr. Zhang has been serving as chief operating officer of Autozi Internet Tech since January 2022 and the deputy general director of Autozi Auto New Retail (Anhui) Co., Ltd. since October 2021. Mr. Zhang served as the financial director of Autozi Internet Tech from January 2020 to January 2022 and the financial manager of the accounting department at Autozi Internet Tech from November 2016 to January 2020. Before joining Autozi, he served as the financial director of Beijing Kaihua Network Union New Energy Co., Ltd. from June 2012 to November 2016. Mr. Zhang received a bachelor’s degree in financial management from Peking University in China in 2019.

EMPLOYMENT AGREEMENTS AND INDEMNIFICATION AGREEMENTS

[We have entered into employment agreements with each of our executive officers.] Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with an advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being our director or officer.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors will consist of five directors, including two executive directors and three independent directors. The directors may from time to time at their discretion exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest in regard to any contract so made or transaction so consummated. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

Prior to the completion of this offering, we intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We intend to adopt a charter for each of the three committees prior to the completion of this offering. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Kevin Vassily, Mr. Weston Twigg and Dr. Jing Lu, and will be chaired by Mr. Kevin Vassily. Mr. Kevin Vassily, Mr. Weston Twigg and Dr. Jing Lu satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Mr. Kevin Vassily qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

•	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•	discussing the annual audited financial statements with management and the independent registered public accounting firm;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately and periodically with management and the independent registered public accounting firm; and

•	reporting regularly to the board of directors.

Compensation Committee. Our compensation committee will consist of Mr. Kevin Vassily, Mr. Weston Twigg and Dr. Jing Lu, and will be chaired by Mr. Weston Twigg. Mr. Kevin Vassily, Mr. Weston Twigg and Dr. Jing Lu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•	reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

•	approving and overseeing the total compensation package for our executives other than the three most senior executives;

•	reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

•	periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of Mr. Kevin Vassily, Mr. Weston Twigg and Dr. Jing Lu, and will be chaired by Dr. Jing Lu. Mr. Kevin Vassily, Mr. Weston Twigg and Dr. Jing Lu satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

•

reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

•

selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, including the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached.

Terms of Directors and Officers

Pursuant to our post-offering memorandum and articles of association, our board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board (subject to the maximum size limit). Our directors are not subject to a term of office and will hold their offices until such time as their earlier death, resignation or removal. Our officers are elected by and serve at the discretion of the board of directors.

Compensation of Directors and Executive Officers

For the fiscal year ended September 30, 2022, we paid an aggregate of approximately RMB0.86 million (US$0.12 million) in cash to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We did not grant any stock options or restricted stock units to our named executive officers or directors in 2021. Our PRC subsidiary is required by the PRC law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our outstanding Class A Ordinary Shares or Class B Ordinary Shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person. The percentage of beneficial ownership of our ordinary shares immediately after the completion of this offering is based on ordinary shares that will be issued and outstanding which includes (i) 1,000,000 ordinary shares outstanding as of the date of this prospectus; and (ii)              Class A ordinary shares issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares. Unless otherwise indicated, the business address for each of our directors and executive officers is Block A, Building No. 16, Yonyou Software Park, No. 68 Beiqing Road, Haidian District, Beijing, China.

	Ordinary shares beneficially owned prior to this offering**		Ordinary shares beneficially owned after this offering**
	Ordinary shares	Percentage of beneficial ownership (of total ordinary shares)	Class A ordinary shares	Class B ordinary shares	Percentage of beneficial ownership (of total Class A and Class B ordinary shares)	Percentage of total voting power after this offering†
Directors and Executive Officers*
Houqi Zhang(1)	347,559	34.76%
Jun Wang	—	—
Kevin Vassily	—	—
Weston Twigg	—	—
Jing Lu	—	—
Jinming Dong	—	—
Haifeng Li	—	—
Hui Zhang	—	—
All Directors and Executive Officers as a Group	347,559	34.76%
Principal Shareholders:
Qirun Investment Co., Ltd.(1)	347,559	34.76%
Qizhi Investment Management Limited(2)	80,372	9.04%
Qichuang Development Co., Ltd(3)	78,329	7.83%
Huachuang (Fujian) Equity Investment Enterprise (Limited Partnership)(4)	77,548	7.75%
JiuZhou JY Investment Limited(5)	50,234	5.02%

Notes:

*

Except as otherwise indicated below, the business address of our directors and executive officers is Block A, Building No. 16, Yonyou Software Park, No. 68 Beiqing Road, Haidian District, Beijing, China.

**

Beneficial ownership information disclosed herein represents direct and indirect holdings of entities owned, controlled or otherwise affiliated with the applicable holder as determined in accordance with the rules and regulations of the SEC.

†

For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to twenty (20) votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)

Represents 347,559 ordinary shares held of record by Qirun Investment Co., Ltd., a British Virgin Islands company wholly owned by Dr. Houqi Zhang. The registered address of Qirun Investment Co., Ltd. is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

(2)

Represents 80,372 ordinary shares held of record by Qizhi Investment Management Limited, a British Virgin Islands company controlled by Dr. Houqi Zhang. The registered address of Qizhi Investment Management Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town Tortola, British Virgin Islands.

(3)

Represents 78,329 ordinary shares held of record by Qichuang Development Co., Ltd, a British Virgin Islands company controlled by Weixi Zhang. The registered address of Qichuang Development Co., Ltd. is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

(4)

Represents 77,548 ordinary shares held of record by Huachuang (Fujian) Equity Investment Enterprise (Limited Partnership), a limited partnership controlled by China Development Financial Holding Corporation, a public company listed in Taiwan Stock Exchange (Stock code: 2883). The registered address of Huachuang (Fujian) Equity Investment Enterprise (Limited Partnership) is Station A32, No. 13 Second Floor Industrial Service Incubation Base, Taiwan Entrepreneurship Park, Jinjingwan District, Pingtan Comprehensive Experimental Zone, Fujian Province.

(5)

Represents 50,234 ordinary shares held of record by JiuZhou JY Investment Limited, a British Virgin Islands company with a registered address at Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town Tortola, British Virgin Islands and is wholly owned by JiuZhou JY Investment Management (Shanghai) Center (Limited Partnership) (“JiuZhou Shanghai”). JiuZhou Shanghai is controlled by Shenzhen HD Equity Investment Fund Partnership (Limited Partnership) (“Shenzhen HD”). Shenzhen HD is a limited partnership incorporated under the laws of the PRC with a registered address at Room 201, Building A, No.1 Qianwan Road 1, Qianhai Hong Kong-Shenzhen Cooperation Zone, Shenzhen, PRC. Shenzhen HD is controlled by its investment committee consisting of three individuals, Ms. Qingmei Sun, Mr. Peng Bo and Mr. Lubin Bi. JiuZhou Shanghai was established pursuant to the decision made by the investment committee of Shenzhen HD on December 22, 2013. The investment decisions made by Shenzhen HD are under the sole discretion of its investment committee and not influenced by the shareholders of Shenzhen HD. Funde Sino Life Insurance Co., Ltd. (“Funde Sino”) holds 89.5% of the equity interests of Shenzhen HD. Funde Sino is a limited company incorporated under the laws of the PRC with a registered address at 27/F, Life Insurance Building, 1001 1st Fuzhong Road, Futian District, Shenzhen, PRC.

As of the date of this prospectus, none of our ordinary shares is held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for historical changes in our major shareholders.

RELATED PARTY TRANSACTIONS

Before the completion of this offering, we intend to adopt an audit committee charter, which will require the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee. Set forth below are material related-party transactions in the fiscal years ended September 30, 2020, 2021 and 2022.

TRANSACTIONS WITH RELATED PARTIES

The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of Form 20-F. Please see “Note 19 Related Party Transactions” from pages F-31 to F-33 for more details.

		For the fiscal years ended September 30,
Related Parties	Nature	2020	2021	2022	Subsequent Period*
		US$	US$	US$	US$
Collection of loan to related parties
Beijing Qichuang Zhongteng Investment Management Center (limited partnership)	Shareholder of the Group, a company significantly influenced by Dr. Houqi Zhang	1,228,000	2,431,000	3,524,000	114,000
Beijing Qizhi Zhongchi Investment Management Center (limited partnership)	Shareholder of the Group, a company controlled by Dr. Houqi Zhang	1,104,000	—	—	—
Others		50,000	—	23,000	—

Total		2,382,000	2,431,000	3,547,000	114,000

Loan from related parties
Houqi Zhang	Principal shareholder of the Group	—	1,482,000	—	1,834,000
Changsha Qixin Zhongying Enterprise Consulting and Management Center (limited partnership)	Shareholder of the Group	—	595,000	—	—
Huashui Yixing (Beijing) Tax Agents Co., Ltd	A company under common controlled with a shareholder	—	461,000	—	—
Jun Wang	Senior management of the Group	—	161,000	—	—
Jun Lian	Senior management of the Group	—	—	—	215,000
Others		2,000	5,000	—	—

Total		2,000	2,704,000	—	2,049,000

Repayment of loan to related parties
Houqi Zhang	Principal shareholder of the Group	—	—	1,565,000	24,000
Changsha Qixin Zhongying Enterprise Consulting and Management Center (limited partnership)	Shareholder of the Group	—	—	591,000	—
Jun Wang	Senior management of the Group	—	—	0	46,000
Others		11,000	—	31,000	11,000

Total		11,000	—	2,187,000	81,000

		For the fiscal years ended September 30,
Related Parties	Nature	2020	2021	2022	Subsequent Period*
		US$	US$	US$	US$
Loan to related parties
Beijing Qichuang Zhongteng Investment Management Center (limited partnership)	Shareholder of the Group, a company significantly influenced by Dr. Houqi Zhang	7,049,000	—	—	—
Beijing Qizhi Zhongchi Investment Management Center (limited partnership)	Shareholder of the Group, a company controlled by Dr. Houqi Zhang	3,490,000	—	—	—
Changsha Tongjie Technology Co., Ltd	A company significantly influenced by the Group	75,000	1,006,000	49,000	5,000
Others		47,000	16,000	87,000	11,000

Total		10,661,000	1,022,000	136,000	16,000

*	For the period from October 1, 2022 to April 30, 2023

Private Placement

See “Description of Share Capital—History of Securities Issuances.”

EMPLOYMENT AGREEMENTS AND INDEMNIFICATION AGREEMENTS

See “Management—Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company limited by shares and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$500,000 divided into 5,000,000,000 ordinary shares with par value of US$0.0001 each. As of the date of this prospectus, there are 1,000,000 ordinary shares issued and outstanding. The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 22 to the condensed financial statements for additional information on the nominal share issuance.

Immediately prior to the completion of this offering, we will conditionally adopt a second amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association, and which will become effective immediately upon completion of this offering and replace the current memorandum and articles of association in its entirety and our authorized share capital will be changed into US$500,000 divided into 5,000,000,000 ordinary shares comprising of 4,800,000,000 Class A ordinary shares with par value of US$0.0001 each and 200,000,000 Class B ordinary shares with par value of US$0.0001 each. Following completion of this offering,             Class A ordinary shares and            Class B ordinary shares will be issued and outstanding, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares. The following are summaries of material provisions of our proposed post-offering memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the completion of this offering.

ORDINARY SHARES

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

General. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and our post-offering memorandum and articles of association.

Conversion. Each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B ordinary share delivering a written notice to the Company that such holder elects to convert a specified number of Class B ordinary share into Class A ordinary share. In no event shall Class A ordinary share be convertible into Class B ordinary share. Any conversion of Class B ordinary shares into Class A ordinary shares pursuant to our post-offering memorandum and articles of association shall be effected by means of the re-designation and re-classification of each relevant Class B ordinary share as a Class A ordinary share. Any future issuances of Class B ordinary shares may be dilutive to holders of Class A ordinary shares. The conversion of Class B ordinary shares might have impact on holders of Class A ordinary shares, including dilution and reduction in the aggregate voting power of holders of Class A ordinary shares, as well as the potential increase in the relative voting power if any holder of Class B ordinary shares retains its shares.

Voting Rights. Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled the holder thereof to one (1) vote on all matters subject to vote at general meetings of our company, and each Class B ordinary share shall be entitled the holder thereof to twenty (20) votes on all matters subject to a vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

A quorum required for a meeting of shareholders consists of at least one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company and entitled to vote at such general meeting. An annual general meeting may (but shall not be obliged to) hold in each year. The chairman or the directors (acting by a resolution of the board) may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to an extraordinary general meeting. Advance notice of at least seven calendar days is required for the convening of any general meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative votes of a simple majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting, while a special resolution requires the affirmative votes of no less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution is required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Holders of the ordinary shares may effect certain changes by ordinary resolution, including increasing our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amount than our existing shares, and canceling any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

Transfer of Shares. Subject to the restrictions of our post-offering memorandum and articles of association set out below, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is in respect of only one class of shares; (c) the instrument of transfer is properly stamped, if required; (d) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and (e) a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged with our company, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with any notice required of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

Liquidation. If our company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares, and each shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to us at the time or times so specified the amount called on such shares. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the provisions of the Companies Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors, before the issue of such shares, or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following the date on which the payment is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands. See “Where You Can Find Additional Information.”

Changes in Capital. Our shareholders may from time to time by ordinary resolution:

•	increase our share capital by new shares of such amount as we think expedient;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•

sub-divide our existing shares, or any of them into shares of an amount smaller than that fixed by our memorandum of association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•

cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Subject to the Companies Act and our post-offering memorandum and articles of association with respect to matters to be dealt with by ordinary resolution, we may, by special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

Our post-offering memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of convertible redeemable preferred shares and to determine, with respect to any series of convertible redeemable preferred shares, the terms and rights of that series, including:

•	designation of the series;

•	the number of shares of the series;

•	the dividend rights, conversion rights and voting rights; and

•	the rights and terms of redemption and liquidation preferences.

The issuance of convertible redeemable preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members. Under the Companies Act, we must keep a register of members and there should be entered therein:

•

the names and addresses of our members, a statement of the shares held by each member, of the amount paid or agreed to be considered as paid, on the shares of each member, and of whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issue of shares by us to the depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

DIFFERENCES IN CORPORATE LAW

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Reconstructions and amalgamations may be approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting member has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that (i) the company is not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with, (ii) the members have been fairly represented at the meeting in question, (iii) the transaction is such as a businessman would reasonable approve and (iv) the transaction is not one that would more properly be sanctioned under some other provisions of the Companies Act or that would amount to a “fraud on the minority”.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but it is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our post-offering memorandum and articles of association permit indemnification of directors and officers for all actions, proceedings, losses, costs, charges, expenses, damages or liabilities incurred in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions as such unless such losses or damages arise from dishonesty, fraud or willful default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director needs not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company to requisition an extraordinary meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

As an exempted Cayman company, we are not obliged by law to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provides that we may (but shall not be obliged to) in each year to hold a general meeting as our annual general meeting, and shall specify the meeting as such in the notice calling it.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed from office by the affirmative vote of two-thirds (2/3) of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors), or by an ordinary resolution (except with regard to the removal of the chairman, who may be removed from office by a special resolution).

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our post-offering memorandum and articles of association, our company may be dissolved, liquidated or wound up voluntarily by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our post-offering memorandum and articles of association may only be amended by a special resolution.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of the securities issuances by our company since its inception.

Ordinary Shares to update

After our incorporation in the Cayman Islands on July 15, 2021 and in connection with our offshore restructuring, we issued and allotted the following ordinary shares for a consideration at par value of US$0.0001 per share on January 9, 2023:

Name of shareholders	Number of ordinary shares
Qirun Investment Co., Ltd	346,759
Ruida Development Co., Ltd.	42,483
Newlight Management Limited	34,014
JSY LIMITED	21,241
Jing Ben Mao Yuan Development Co., Ltd	8,721
Sunny-you Investment Co., Ltd	4,258

In addition, we issued and allotted the following warrants on December 22, 2022 and all of the warrants have been exercised and converted to ordinary shares as of June 30, 2023:

Name of shareholders	Number of ordinary shares
Qichuang Development Co., Ltd.	78,329
Qizhi Investment Management Limited	80,372
Huachuang (Fujian) Equity Investment Enterprise (Limited Partnership)	77,548
JiuZhou JY Investment Limited	50,234
Regent Capital Asia Ltd.	35,917
Beijing Ufida Innovation Investment Center (Limited Partnership)	29,197
Changsha Qixin Zhongyin Enterprise Consulting Management Center (Limited Partnership)	27,496
BJGSDX Ltd.	27,127
BJGLXY Ltd.	27,127
BJGRGQ Ltd.	24,084
TTGH Capital Limited	23,568
Anrong Investment Management Limited	15,983
BJGYXC Ltd.	13,563
Zoyone Limited	12,557
Ningbo Meishan Free Trade Port Zone Ignite II Equity Investment Partnership (Limited Partnership)	8,721
Wuhu Jinghu Zhenye Investment Fund Co. Ltd.	6,931
Wuhu Venture Capital Fund Co. Ltd.	2,970

The above issuances were exempt from registration under Section 4(a)(2) of the Securities Act since they were transactions by an issuer not involving any public offering.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have            issued and outstanding ordinary shares, including (i)            Class A ordinary shares offered in this offering, or approximately        % of our issued and outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares; and (ii)              Class B ordinary shares. All of the Class A ordinary shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could adversely affect prevailing market prices of our Class A ordinary shares. Prior to this offering, there has been no public market for our ordinary shares and we cannot assure you that a regular trading market will develop even if our Class A ordinary shares are approved for listing on the Nasdaq Global Market.

LOCK-UP AGREEMENTS

We and any successors of us, our directors, officers, and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares for a period of three months, with respects to us and any successors of us, and six months, with respect to our directors, officers, and holders of more than 5% of our outstanding shares, from the date of commencement of sales of this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “Underwriting.”

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ordinary shares may dispose of significant numbers of our ordinary shares in the future. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our Class A ordinary shares from time to time. Sales of substantial amounts of our Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares.

REGULATION S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

RULE 144

All of our ordinary shares outstanding prior to this offering upon the completion of this offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning              days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three months period a number of restricted shares that does not exceed the greater of the following:

•

            % of our then total issued and outstanding ordinary shares, in the form of Class A ordinary shares or otherwise, which will equal              Class A ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional Class A ordinary shares (or approximately              Class A ordinary shares if the underwriters in full their option to purchase additional Class A ordinary shares); or

•

the average weekly trading volume of our ordinary shares in the form of the same class on Nasdaq or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 must be made through unsolicited transactions. They are also subject to other manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares              days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

REGISTRATION RIGHTS

As of the date of this prospectus, we do not have registration rights arrangements with the holders of our ordinary shares or their transferees, but we may enter into registration rights agreements with certain holders of our ordinary shares or their transferees in the future, under which they will be entitled to request that we register their ordinary shares for resale under the Securities Act upon completion of this offering and following the expiration of the lock-up agreements described above.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Harney Westwood & Riegels, our Cayman Islands legal counsel; to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices, our PRC counsel.

PEOPLE’S REPUBLIC OF CHINA TAXATION

Under the EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued SAT Bulletin 45 (revised in 2018) to provide more guidance on the implementation of SAT Circular 82. On January 29, 2014, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Determination of Resident Enterprises on the Basis of Their Actual Management Bodies that provides more guidance on the implementation of Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

We believe that we do not meet all of the criteria described above. We believe that neither we nor our subsidiaries outside of China are PRC tax resident enterprises, because neither we nor they are controlled by a PRC enterprise or PRC enterprise group, and because our records and their records (including the resolutions of the respective boards of directors and the resolutions of shareholders) are maintained outside the PRC. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” when applied to our offshore entities, we may be considered as a resident enterprise and therefore may be subject to PRC enterprise income tax at 25% on our worldwide income. In addition, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, dividends we pay to non-PRC holders may be subject to PRC withholding tax, and gains realized on the sale or other disposition of ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the Class A ordinary shares.

If we are considered a “non-resident enterprise” by the PRC tax authorities, the dividends we receive from our PRC subsidiaries will be subject to a 10% withholding tax. The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the Arrangement Between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, the dividend withholding tax rate may be reduced to 5%, if a Hong Kong resident enterprise that receives a dividend is considered a non-PRC tax resident enterprise and holds at least 25% of the equity interests in the PRC enterprise distributing the dividends, subject to approval of the PRC local tax authority. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. Accordingly, Autozi Internet Technology (HK) Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries if it satisfies the relevant conditions under tax rules and regulations, and obtains the approvals as required.

CAYMAN ISLANDS TAXATION

The Cayman Islands currently levies no taxes on individuals or corporations based on profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. Federal income tax considerations relevant to the acquisition, ownership, and disposition of our Class A ordinary shares by U.S. Holders (as defined below) that will hold our Class A ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”). This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the U.S. Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax and/or reporting rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); holders who are not U.S. Holders (as defined below); holders who own (directly, indirectly, or constructively) 10% or more of the voting power or value of our stock; investors that will hold their Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; investors that have a functional currency other than the U.S. dollar), or holders that acquire ordinary shares through the exercise of options or other convertible instruments or in connection with the provision of services, all of whom may be subject to tax rules that differ significantly from those discussed below.

In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, the one-percent excise tax on stock repurchases, estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in Class A ordinary shares.

The discussion below of U.S. federal income tax consequences applies to you if you are a “U.S. Holder.” You are a U.S. Holder if you are a beneficial owner of our Class A ordinary shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of any state of the United States, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. federal or state court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If you are a partner in a partnership (including any entity or arrangement treated or elects to be treated as a partnership for U.S. federal income tax purposes) that holds our Class A ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes). Partners in a partnership (or any such entity or arrangement treated as or elects to be treated as a partnership for U.S. federal income tax purposes) holding our Class A ordinary shares should consult their tax advisors regarding the tax consequences of an investment in the Class A ordinary shares.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC or other tax withheld) paid on our Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes by us. Dividends received by corporations on our Class A ordinary shares may be eligible for the dividends received deduction allowed to U.S. corporations under the Code.

A non-corporate U.S. Holder generally may be subject to tax at preferential tax rates applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our stock is readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC tax resident enterprise under the PRC tax law, we are eligible for the benefit of the comprehensive United States-PRC income tax treaty, or the “Treaty”, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. U.S. holders are urged to consult their own tax advisors regarding the availability of the preferential rate for any dividends paid with respect to our Class A ordinary shares.

In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our Class A ordinary shares, as described under “Taxation—People’s Republic of China Taxation”. If we are deemed to be a PRC tax resident enterprise, you may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares may be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute “passive” category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our Class A ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of Class A Ordinary Shares

Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our Class A ordinary shares or ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such Class A ordinary shares or ordinary shares. Any capital gain or loss will be long-term capital gain or loss if you have held the Class A ordinary shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, gain from the disposition of the Class A ordinary shares may be subject to tax in the PRC, as described under “Taxation—People’s Republic of China Taxation”. If such income were treated as U.S.-source income for foreign tax credit purposes, you might not be able to use the foreign tax credit arising from any tax imposed on the sale, exchange, or other taxable disposition of our Class A ordinary shares unless such credit could be applied (subject to applicable limitations) against tax due on other income derived from foreign sources. However, if PRC tax were to be imposed on any gain from the disposition of our Class A ordinary shares, if you are eligible for the benefits of the Treaty, you generally may be able to treat such gain as foreign-source income. The deductibility of a capital loss may be subject to limitations. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company’s goodwill associated with active business activity is taken into account as an active asset. We will be treated as owning our proportionate share of the assets and income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on the projected composition of our assets and income, we do not anticipate being classified as a PFIC for our taxable year ending September 30, 2023. While we do not anticipate being classified as a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our Class A ordinary shares, fluctuations in the market price of our Class A ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be classified as a PFIC for our taxable year ending September 30, 2023 or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our Class A ordinary shares even if we cease to qualify as a PFIC under the rules set forth above.

If we are a PFIC for any taxable year during which you hold our Class A ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our Class A ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Class A ordinary shares;

•

amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

•

amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are classified as a PFIC for any taxable year during which you hold our Class A ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the Class A ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A ordinary shares as of the close of your taxable year over your adjusted basis in such Class A ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Class A ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

The mark-to-market election is available only for “marketable stock” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the Class A ordinary shares will be listed on the Nasdaq Global Market, which is a qualified exchange for these purposes. If the Class A ordinary shares are regularly traded, and the Class A ordinary shares qualify as “marketable stock” for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If you own our Class A ordinary shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the Class A ordinary shares held. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our Class A ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

You may be required to submit to the IRS certain information with respect to your beneficial ownership of our Class A ordinary shares, if such Class A ordinary shares are not held on your behalf by certain financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Dividend payments with respect to Class A ordinary shares and proceeds from the sale, exchange or redemption of Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of our ordinary shares and warrants, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

We and the underwriters named below plan to enter into an underwriting agreement with respect to the Class A ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A ordinary shares indicated in the following table. U.S. Tiger Securities, Inc. acts as representative for the underwriters named below.

Underwriter	Number of Class A ordinary shares

Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the Class A ordinary shares subject to their acceptance of the Class A ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Class A ordinary shares included in this offering are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated, severally and not jointly, to purchase all the Class A ordinary shares if any such Class A ordinary shares are taken. However, the underwriters are not required to take or pay for the Class A ordinary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the Class A ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$            per Class A ordinary share under the initial public offering price. After the initial offering of the Class A ordinary shares, the offering price and other selling terms may from time to time be varied by the representative.

Option to Purchase Additional Class A ordinary shares

We have granted to the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an aggregate of             additional Class A ordinary shares from us at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional Class A ordinary shares approximately proportionate to each underwriter’s initial amount reflected in the table above.

Commissions and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A ordinary shares.

Total
	Per Class A ordinary shares	No exercise	Full exercise
(US$)
Public offering price
Underwriting discounts and commissions paid by us Proceeds, before expenses, to us

We have agreed to pay a non-accountable expense allowance to the underwriters of 1% of the gross proceeds of the offering, including proceeds from the sale of over-allotment shares. We have also agreed to reimburse the representative up to a maximum of US$450,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements). We paid an expense deposit of US$150,000 to the representative, within days of the execution of the letter of intent between us and the representative for the representative’s anticipated out-of-pocket expenses; any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately US$            . We have also agreed to reimburse the underwriters for certain fees and expenses up to US$             in connection with this offering. Such reimbursements are deemed underwriter compensation by the Financial Industry Regulatory Authority, or FINRA.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. We will apply for the listing of our Class A ordinary shares on the Nasdaq under the trading symbol “AZI.”

Escrow Account

We have agreed to maintain an SEC compliant offering deposit or escrow account with the financial institution as designated by the parties, and will deposit an amount of US$1,000,000 to provide source of funding for certain indemnification obligations to the underwriters and other indemnified persons as described in the registration statement and the Underwriting Agreement.

Lock-Up Agreements

We and any successors of us, our directors, officers, and holders of more than 5% of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters, subject to certain exceptions, not to (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares for a period of three months, with respects to us and any successors of us, and six months, with respect to our directors, officers, and holders of more than 5% of our outstanding shares, from the date of commencement of sales of this offering.

In connection with the offering, the underwriters may purchase and sell Class A ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A ordinary shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Class A ordinary shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A ordinary shares or purchasing Class A ordinary shares in the open market. In determining the source of Class A ordinary shares to cover the covered short position, the underwriters will consider, among other things, the price of Class A ordinary shares available for purchase in the open market as compared as compared to the price at which they may purchase additional Class A ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Class A ordinary shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Class A ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the Class A ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, NASDAQ or relevant exchange, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A ordinary shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Pricing of the Offering

Class A ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any Class A ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to US$             per Class A ordinary share from the initial public offering price. After the initial offering of the Class A ordinary shares, the representatives may change the offering price and the other selling terms. The offering of the Class A ordinary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Prior to the offering, there has been no public market for the ordinary shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the Class A ordinary shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and earnings prospects of us, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Class A ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Class A ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Class A ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Canada

The Class A ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute a public offer of the Class A ordinary shares or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The underwriters have not offered or sell, directly or indirectly, any Class A ordinary shares in the Cayman Islands.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom, or each a Relevant State, no Class A ordinary shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Class A ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A ordinary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any Class A ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any Class A ordinary shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A ordinary shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representative of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of Class A ordinary shares to the public” in relation to any Class A ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

The Class A ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Class A ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Class A ordinary shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A ordinary shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A ordinary shares. The Class A ordinary shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A ordinary shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A ordinary shares. The Class A ordinary shares may only be transferred en bloc without subdivision to a single investor.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and our Class A ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A ordinary shares may not be circulated or distributed, nor may the Class A ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Class A ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SPA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Class A ordinary shares under Section 275 of the SPA except: (1) to an institutional investor under Section 274 of the SPA or to a relevant person (as defined in Section 275(2) of the SPA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SPA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SPA, or (6) as specified in Regulation 32 of the Securities and Putures (Offers of Investments) (Class A ordinary shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Class A ordinary shares are subscribed or purchased under Section 275 of the SPA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SPA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Class A ordinary shares under Section 275 of the SPA except: (1) to an institutional investor under Section 274 of the SPA or to a relevant person (as defined in Section 275(2) of the SPA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SPA, or (6) as specified in Regulation 32.

United Kingdom

The Class A ordinary shares may not be made in the United Kingdom, except that an offer to the public of any Class A ordinary shares may be made in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”).

provided that no such offer of Class A ordinary shares shall result in the requirement for the publication by us of a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the any Class A ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the Class A ordinary shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (ed) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Class A ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Class A ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the Class A ordinary shares by us. With the exception of the SEC registration fee, Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$
Nasdaq listing fee
Financial Industry Regulatory Authority Inc. filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent expenses
Miscellaneous

Total	US$

We will bear these expenses and the underwriting discounts and commissions incurred in connection with the offer and sale of the Class A ordinary shares by us.

LEGAL MATTERS

We are being represented by DLA Piper UK LLP with respect to certain legal matters as to United States federal securities and New York State law. The representative is being represented by VCL Law LLP with respect to certain legal matters as to United States federal securities laws. The validity of the ordinary shares and certain legal matters relating to the offering as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices, and by AllBright Law Offices for the underwriters. DLA Piper UK LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. VCL Law LLP may rely upon AllBright Law Offices with respect to matters governed by PRC law.

EXPERTS

The combined financial statements of Autozi Internet Technology (Global) Ltd., as of September 30, 2021 and 2022, and for each of the two years in the two-year period ended September 30, 2022, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The registered business address of Marcum Asia CPAs LLP is Unit 2419-2422, Kerry Center South Tower, 1 Guang Hua Road, Chaoyang District, Beijing, China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying Class A ordinary shares to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the Class A ordinary shares. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statements on Form F-1 and Form F-6 and their exhibits and schedules for further information with respect to us and our Class A ordinary shares.

Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Autozi Internet Technology (Global) Ltd.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Autozi Internet Technology (Global) Ltd. (the “Company”) as of September 30, 2022 and 2021, the related combined statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the two years in the period ended September 30, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022

Beijing, China

January 18, 2023

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

COMBINED BALANCE SHEETS

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	As of September 30,
	2021	2022
ASSETS
Current assets
Cash and cash equivalents	$749	$2,071
Accounts receivable, net	1,194	553
Advance to suppliers	14,611	17,049
Inventories, net	348	760
Prepayments, receivables and other assets, net	2,939	2,612
Amounts due from related parties	5,034	1,438

Total current assets	24,875	24,483

Non-current assets
Property, equipment and software, net	876	681
Operating lease right-of-use asset, net	353	186

Total non-current assets	1,229	867

TOTAL ASSETS	$26,104	$25,350

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Short-term borrowings	$6,503	$6,052
Convertible bond	4,734	4,288
Accounts payable	2,898	2,493
Deferred revenues	12,829	13,188
Accrued expenses and other current liabilities	8,561	10,753
Lease liabilities, current	224	291
Amounts due to related parties	2,932	730

Total current liabilities	38,681	37,795

Non-current liabilities
Long-term borrowings	155	—
Lease liabilities, non current	189	57

Total non-current assets	344	57

TOTAL LIABILITIES	39,025	37,852

Commitments and contingencies (Note 21)

Mezzanine equity
Redeemable principal interests	108,302	111,368
Redeemable non-controlling interests	30,809	24,709

Total mezzanine equity	$139,111	$136,077

Shareholders’ deficit
Ordinary shares (US$0.0001 par value; 5,000,000,000 and 5,000,000,000 shares authorized as of September 30, 2021 and 2022; 458,276 and 458,276 shares issued and outstanding as of September 30, 2021 and 2022, respectively)	—	—
Shareholder subscription	—	—
Additional paid-in capital	—	—
Accumulated deficit	(147,332)	(160,098)
Accumulated other comprehensive (loss)/income	(3,589)	11,613

Total AUTOZI shareholders’ deficit	(150,921)	(148,485)
Non-controlling interests	(1,111)	(94)

Total shareholders’ deficit	(152,032)	(148,579)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	$26,104	$25,350

*	The shares and per share information are presented on a retroactive basis to reflect the Reorganization.

The accompanying notes are an integral part of these combined financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	For the years ended September 30,
	2021	2022
Revenues	$67,223	$120,348
Cost of revenues	(65,765)	(119,632)

Gross profit	1,458	716

Operating expenses
Selling and marketing expenses	(2,522)	(1,445)
General and administrative expenses	(3,283)	(2,882)
Research and development expenses	(1,510)	(1,049)

Total operating expenses	(7,315)	(5,376)

Operating loss	(5,857)	(4,660)

Other income/(expense)
Financial expenses, net	(1,714)	(1,657)
Other income, net	627	142
Investment income	1,196	10

Total other income/(expenses), net	109	(1,505)

Loss before income tax expenses	(5,748)	(6,165)
Income tax expenses	—	—

Net loss	$(5,748)	$(6,165)

Less: net loss attributable to non-controlling interests	(912)	(540)
Less: net loss attributable to mezzanine equity	(102)	(109)
Less: accretion of mezzanine equity to redemption value	11,933	12,882

Net loss attributable to the Company’s ordinary shareholders	$(16,667)	$(18,398)

Net loss	(5,748)	(6,165)
Other comprehensive (loss)/income, net of tax of nil:
Foreign currency translation difference, net of tax of nil	(7,010)	15,202

Total comprehensive (loss)/income	$(12,758)	$9,037

Less: total comprehensive (loss)/income attributable to non-controlling interests	(12)	7

Comprehensive (loss)/income attributable to the Company	$(12,746)	$9,030

Net loss per share - Basic and diluted	(0.04)	(0.04)

Weighted average shares outstanding used in calculating basic and diluted loss per share	458,276	458,276

*	The shares and per share information are presented on a retroactive basis to reflect the Reorganization.

The accompanying notes are an integral part of these combined financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	Ordinary Shares		Shareholder subscription	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss)/income	Total AUTOZI shareholders’ deficit	Non- controlling interests	Total shareholders’ deficit
	Share	Amount
Balance as of September 30, 2020	458,276	$—	$—	$9,668	$(140,139)	$3,421	$(127,050)	$(397)	$(127,447)
Net loss	—	—	—	—	(4,836)	—	(4,836)	(912)	(5,748)
Non-controlling interest capital contribution	—	—	—	—	—	—	—	16	16
Acquisition of non-controlling interests in a subsidiary	—	—	—	(194)	—	—	(194)	194	—
Net loss attributable to mezzanine equity	—	—	—	—	102	—	102	—	102
Accretion to redemption value of mezzanine equity	—	—	—	(9,474)	(2,459)	—	(11,933)	—	(11,933)
Foreign currency translation	—	—	—	—	—	(7,010)	(7,010)	(12)	(7,022)

Balance as of September 30, 2021	458,276	$—	$—	$—	$(147,332)	$(3,589)	$(150,921)	$(1,111)	$(152,032)

Net loss	—	—	—	—	(5,625)	—	(5,625)	(540)	(6,165)
Non-controlling interest capital contribution	—	—	—	—	—	—	—	1,568	1,568
Acquisition of non-controlling interests in subsidiaries	—	—	—	(25)	—	—	(25)	25	—
Changes in non-controlling interests results in disposal of subsidiaries	—	—	—	—	—	—	—	(43)	(43)
Net loss attributable to mezzanine equity	—	—	—	—	109	—	109	—	109
Accretion to redemption value of mezzanine equity	—	—	—	(5,632)	(7,250)	—	(12,882)	—	(12,882)
Reclassification of mezzanine equity to permanent equity	—	—	—	5,657	—	—	5,657	—	5,657
Foreign currency translation	—	—	—	—	—	15,202	15,202	7	15,209

Balance as of September 30, 2022	458,276	$—	$—	$—	$(160,098)	$11,613	$(148,485)	$(94)	$(148,579)

*	The shares and per share information are presented on a retroactive basis to reflect the Reorganization.

The accompanying notes are an integral part of these combined financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

COMBINED STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	For the years ended September 30,
	2021	2022
Cash flows from operating activities:
Net loss	$(5,748)	$(6,165)
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for doubtful accounts	556	37
Depreciation and amortization	311	300
Amortization of operating lease right-of-use asset	320	145
Losses from disposal of property, equipment and software	39	30
Investment income	(1,196)	(10)
Changes in operating assets and liabilities:
Accounts receivable, net	421	625
Advance to suppliers	(11,607)	(4,141)
Inventories, net	1,612	(483)
Prepaid expenses and other current asset, net	1,878	(163)
Operating lease right-of-use asset, net	12	—
Accounts payable	303	(122)
Deferred revenues	9,982	1,853
Accrued expenses and other current liabilities	1,990	3,256
Lease liabilities, current	(1,132)	95
Amounts due to related parties	1	3
Lease liabilities, non current	16	(124)

Net cash used in operating activities	$(2,242)	$(4,864)

Cash flows from investing activities:
Purchase of property, equipment and software	(274)	(211)
Loans to related parties	(1,022)	(136)
Collection from loans to related parties	2,431	2,174

Net cash provided by used in investing activities	$1,135	$1,827

Cash flows from financing activities:
Proceeds from borrowings	10,803	9,255
Repayments of borrowings	(12,083)	(9,232)
Proceeds from borrowings from related parties	2,704	—
Repayment of borrowings to related parties	—	(814)
Proceeds from capital contribution	16	1,568
Proceeds from issuance of mezzanine equity	—	3,815

Net cash provided by financing activities	$1,440	$4,592

Effect of exchange rate changes on cash and cash equivalents	$27	$(233)

Net increase in cash and cash equivalents:	360	1,322
Cash and cash equivalents at the beginning of year	389	749

Cash and cash equivalents at the end of year	$749	$2,071

Supplemental disclosure of cash flow information:
Income tax paid	$1	$—
Interest paid	$822	$581
Supplemental schedule of non-cash financing activities:
Attribution of net loss to mezzanine equity	$(102)	$(109)
Accretion of mezzanine equity to redemption value	11,933	12,882
Debt offset between related parties (Note 19)	$—	$1,373

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

1.	Organization and principal activities

(a)	Principal activities

Autozi Internet Technology (Global) Ltd. (“AUTOZI”, or the “Company”) was incorporated under the laws of the Cayman Islands on July 27, 2021 as an exempted company with limited liability. The Company primarily engages in the sales of new cars, auto parts and auto accessories, as well as automotive insurance related services through its direct or indirectly owned subsidiaries (collectively, the “Group”) in the People’s Republic of China (“PRC” or “China”). As a comprehensive automobile service provider, AUTOZI has established an ecosystem of lifecycle automotive services covering the full life cycle of automotives by connecting automotive manufacturers, auto parts manufactures, and insurance companies with certified MBS stores and various vehicles owners, forming a complete-loop from “new car purchase - insurance issuance - reservation maintenance - claim settlement and repair - parts supply”.

(b)	Organization

AUTOZI was incorporated as an ultimate holding company in the Cayman Islands on July 27, 2021, who owns 100% equity interest of Autozi Internet Technology (BVI) Ltd. (“Autozi BVI”). Autozi Internet Technology (Hongkong) Co., Ltd. (“Autozi HK”) is a 100% wholly-owned subsidiary of Autozi BVI in Hongkong, who established a wholly-owned subsidiary, Autozi Investment Management (Anhui) Co., Ltd. (“Autozi Investment Management”), a wholly-owned foreign enterprise (“WFOE”) incorporated in PRC.

Autozi Internet Technology Co., Ltd. (“Autozi Internet Technology”) was established under the laws of the PRC on June 2, 2010 along with its subsidiaries are the Group’s main operating entities in China.

(c)	Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Group undertook the following steps to effect a reorganization (the “Reorganization”):

•	Formation of AUTOZI, Autozi BVI, Autozi HK, Autozi Investment Management (WFOE).

•	WFOE obtained 95.00% of the equity interests of Autozi Internet Technology by increasing in the registered capital of Autozi Internet Technology (the “Capital Increase”)

Immediately before and after the Reorganization as described above, AUTOZI together with its subsidiaries were effectively controlled by the same controlling shareholders; therefore, the Reorganization was accounted for as a recapitalization, and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended September 30, 2021 and 2022, the results of these subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

1.	Organization and principal activities – Continued

As of January 18, 2023, the issuance date of the financial statements, the details of the Company’s major subsidiaries are as follows.

Name	Date of Incorporation	Place of incorporation	Percentage of ownership	Principal Activities
Autozi BVI	November 15, 2021	British Virgin Islands	100.00%	Investment holding

Autozi HK	June 17, 2022	Hong Kong, PRC	100.00%	Investment holding

Autozi Investment Management (WFOE)	December 30, 2022	PRC	100.00%	Investment holding

Autozi Internet Technology (“Autozi China”)	June 2, 2010	PRC	95.00%	Auto parts and auto accessories sales platform

Autozi Chifu Auto Services (Beijing) Co., Ltd	July 16, 2015	PRC	76.00%	Auto parts and auto accessories sales

Autozi Huaxun Auto Services (Shandong) Co., Ltd	May 18, 2020	PRC	57.00%	Auto parts and auto accessories sales

Autozi E-commerce (Kunshan) Co., Ltd.	July 16, 2013	PRC	95.00%	Auto parts and auto accessories sales

Autozi Supply Chain Management (Beijing) Co., Ltd	June 30, 2016	PRC	95.00%	Auto parts and auto accessories sales

Quantum Data Technology (Beijing) Co., Ltd (“Beijing Quantum”)	May 17, 2016	PRC	86.45%	Auto parts and auto accessories sales platform

Quantum Commercial Factoring (Shenzhen) Co., Ltd (“Shenzhen Quantum”)	June 8, 2016	PRC	86.45%	Auto parts and auto accessories sales platform

Autozi Internet Technology (Hunan) Co., Ltd. (“Autozi Hunan”)	October 30, 2019	PRC	95.00%	New car sales and related services

Autozi Internet Technology (Changsha) Co., Ltd. (“Autozi Changsha”)	December 10, 2019	PRC	95.00%	Automotive insurance related services

Autozi Auto Services Co. Ltd.	March 17, 2020	PRC	95.00%	Automotive insurance related services

Autozi Baofu Automobile Service Co. Ltd. (“Autozi Baofu”)	March 17, 2020	PRC	95.00%	Automotive insurance related services

Baicheng Auto Services (Henan) Co., Ltd.	November 23, 2018	PRC	48.45%	Automotive insurance related services

Autozi Baofu Auto Services (Beijing) Co, Ltd.	February 2, 2018	PRC	95.00%	Automotive insurance related services

Autozi Internet Technology (Anhui) Co., Ltd (“Autozi Anhui”)	September 10, 2021	PRC	46.55%	New car sales and related services

Autozi Auto New Retail (Anhui) Co., Ltd	October 20, 2021	PRC	25.60%	New car sales and related services

Autozi Auto Services (Changsha) Co Ltd.	March 19, 2020	PRC	95.00%	Auto parts and auto accessories sales

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

2.	Going concern

The Group has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the Combined Financial Statements were available to be issued.

For the years ended September 30, 2021 and 2022, the Group incurred net loss of $5.7 million and $6.2 million, with negative operating flows of $2.2 million and $4.9 million for the year ended September 30, 2021 and 2022. As of September 30, 2022, the Group had an accumulated deficit of $160.1 million, negative working capital of $13.3 million and mezzanine equity of $136.1 million. The Group has funded its operations and capital needs primarily through the net proceeds received from capital contributions and bank borrowings. As of the date the combined financial statements for the year ended September 30, 2022 available to be issued, the Group has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these combined financial statements are issued.

To meet the cash requirements for the next 12 months from the issuance date of this report, the Group is undertaking a combination of the remediation plans:

1.	The Group is in the progress of negotiation of extension of liabilities including bank loans, convertible bonds and corresponding interests payable.

2.	The Group has been seeking more equity investments.

3.	The Group is focusing on the improvement of operation efficiency, implementation of strict cost control and budget and enhancement internal controls to create synergy of the Group’s resources.

The management plan cannot alleviate the substantial doubt of the Group’s ability to continue as a going concern. There can be no assurance that the Group will be successful in achieving its strategic plans, that the Group’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. If the Group is unable to raise sufficient financing or events or circumstances occur such that the Group does not meet its strategic plans, it would have a material adverse effect on the Group’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

The accompanying combined financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the combined financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

3.	Summary of significant accounting policies

(a)	Basis of presentation and principles of consolidation

The combined financial statements include the financial statements of the Group. The accompanying combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Group.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon combination.

The Group deconsolidates its subsidiaries in accordance with ASC 810-10-40-4 as of the date the Group ceased to have a controlling financial interest in the subsidiaries. The Group accounts for the deconsolidation of its subsidiaries by recognizing a gain or loss in net income/(loss) attributable to the Group in accordance with ASC 810-10-40-5. This gain or loss is measured at the date the subsidiaries are deconsolidated as the difference between (a) the aggregate of the fair value of any consideration received, the fair value of any retained non-controlling interest in the subsidiaries being deconsolidated, and the carrying amount of any noncontrolling interest in the subsidiaries being deconsolidated, including any accumulated other comprehensive income/(loss) attributable to the non-controlling interest, and (b) the carrying amount of the assets and liabilities of the subsidiaries being deconsolidated.

(b)	Use of estimates

The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the combined financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for doubtful accounts receivable, the realization of deferred income tax assets, mezzanine equity, and the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the convertible bond. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the combined financial statements.

(c)	Cash and cash equivalents

Cash and cash equivalents consist of the Group’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

(d)	Accounts receivable, net

Accounts receivable represent the amounts that the Group has an unconditional right to consideration. Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The group considers many factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

(e)	Inventories, net

Inventories, primarily consisting of new cars and auto parts and auto accessories sales available for sale, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

prices in the ordinary course of business, less reasonably predictable costs of transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. As of September 30, 2021 and 2022, the balance of inventory write-down are US$105 and US$93, respectively.

(f)	Property, equipment and software, net

Property, equipment and software are purchased from third parties and carried at acquisition cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated.

(g)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows.

(h)	Long-term investments

Beginning on January 1, 2018, the Group’s equity investments without readily determinable fair values, which do not qualify for the existing practical expedient in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), to estimate fair value using the net asset value per share (or its equivalent) of the investment (“NAV practical expedient”), and over which the Group does not have the ability to exercise significant influence through the investments in common stock or in substance common stock, are accounted for under the measurement alternative upon the adoption of ASU 2016-01 (the “Measurement Alternative”). Under the Measurement Alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. All gains and losses on these investments, realized and unrealized, are recognized in the combined statements of operations and comprehensive loss. The Group makes assessment of whether an investment is impaired based on performance and financial position of the investee as well as other evidence of market value at each reporting date. Such assessment includes, but is not limited to, reviewing the investee’s cash position, recent financing, as well as the financial and business performance. The Group recognizes an impairment loss equal to the difference between the carrying value and fair value in the combined statements of operations and comprehensive loss if any.

(i)	Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash, accounts receivable, amounts due from related parties, other receivables included in prepayments and other current assets, long-term investment, short-term loan, convertible bond, accounts payable, amounts due to related parties, other payables included in accrued expenses and other current liabilities. As of September 30, 2021 and 2022, the carrying amounts of other financial instruments approximated to their fair values due to the short-term maturity of these instruments.

(j)	Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including capital commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(k)	Convertible bond

The Group evaluates its convertible bond to determine if the contract or embedded component of the contract qualifies as derivatives to be separately accounted for in accordance with ASC 480, “Distinguish by Liabilities from Equity”, and ASC 815, “Derivatives and Hedging” in relation to the conversion feature, call and put option, beneficial conversion feature (“BCF”) and settlement feature. The result of this accounting treatment is that the fair value of the embedded derivative, if required to be bifurcated, is marked-to-market at each balance sheet date and recorded as a liability with change in fair value recorded in the Combined Statement of Operations. After considering the impact of such features, the Group concludes that, as of September 30, 2021 and 2022, the convertible bond did not contain any derivative feature and BCF. Convertible bond was subsequently measured at amortized cost, using the effective interest rate method. The effective interest rates are the actual interest rate stated in the contracts and there was no discount or premium on acquisition and fees or costs.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

(l)	Revenue recognition

The Group’s revenues are mainly generated from 1) new car sales, 2) auto parts and auto accessories sales, and 3) automotive insurance related services.

The Group recognizes revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services net of business tax and value added tax. A description of the principal revenue generating activities of Group is as follows:

New car sales

The Group generates revenue from sales of new cars primarily the parallel-import cars and a small portion of new energy vehicles through a contract with customer.

For the sales of parallel-import cars, the Group usually first receives purchase intention from customer and feedbacks dynamic quotation taking the market supply and the customizations of the vehicles such as color and trim into consideration. The Group collects the full and fixed deposit of the determined vehicle model from the customer and purchases the vehicle from upstream suppliers. The customer usually enters into the definitive contract with the Group when the vehicle has arrived in port as an industry practice. The contract explicitly states the vehicle model and fixed transaction price that have already been mutually agreed per the purchase intention. The purchase intention is cancellable with refundable deposit but the definitive contract is not cancellable. The Group deducts a portion of deposit and returns the rest to the customer upon the cancellation of purchase intention due to the customer’s own subjective considerations. The Group returns full deposit if the purchase intention is cancelled for the non-customer reasons.

For the sales of new energy vehicles, the Group principally operates with multiple-brand-service (the “MBS”) stores to sell the new energy vehicles and enters into sales contract with customer directly. The Group may provide a few vehicles to some high-grade MBS stores for display with deposit requirement usually ranging from ten percent to twenty percent of the vehicle price. MBS stores promote the vehicles through test drive, leaflets and other marketing means and charges the Group facilitation fees for each sold vehicle. The selling price of vehicles is determined by the Group. MBS stores shall keep the displayed vehicles in store in good physical condition to be ready for sale and are obliged to compensate for any damage during the display. If the displayed vehicle is not sold within the specified period, the MBS stores return the vehicle to the Group and get the deposit back.

For new car sales, the Group identifies only one performance obligation in the contract with customer to provide customer the specific car explicitly stated in a sales contract with terms of model, color and configurations if any, at a fixed price and full amount payment is required before or upon customer’s pickup of the cars. The Group recognizes revenue from new car sales at a point of time when the control of the car is transferred to the customer upon the customer’s pickup and acceptance of car.

Auto parts and auto accessories sales

The Group offers auto parts and auto accessories inclusive of lubricating oils, tires, accumulators and others to customers, including the dealers of auto parts and auto accessories and automotive service stores.

The Group enters into framework sales contract with customers usually for one year. The framework sales contract provides the general payment and delivery terms, and specific orders shall be placed to the Group

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

for the purchase a number of specific parts and accessories at fixed unit price. The framework sales contract does not set price range, minimum purchase threshold nor minimum prepayment requirement. For each specific order, the Group determines the part unit price after taking the market supply situation, purchase volume and the Group’s stock level into consideration. Under the specific order, full amount prepayment is required, and the Group’s performance obligation is to transfer agreed-upon auto parts and auto accessories. The revenue from auto parts and auto accessories sales is recognized at a point in time upon the customer’s acceptance of products.

Automotive insurance related services

The Group provides a variety of insurance related services including value-added maintenance service, claim and repair service, and insurance intermediation service.

Value-added maintenance service

The Group contracts with insurance companies to provide washing, interior sterilization and other after-sales services to the insurance companies’ ensured car owners with fixed unit price of each kind of service during the contract period usually one year. The Group determine each specific service as a contract and the Group only has one performance obligation to provide such service. The Group’s performance obligation is completed when the insured car owners of insurance companies receive the service. The Group reconciles the service volume with insurance companies regularly and collects considerations companies monthly. Revenue from insurance value-added service is recognized at a point of time when the Group completes the service since the customers could benefit from the service at that point of time.

Claim and repair service

The Group contracts with insurance companies to provide assistance in damage assessment and claim settlement, as well as repair when insured cars are damaged in a covered incident. Under the contract, separate repair order is generated by insurance companies for each car accident. The Group regards each repair order as a contract and the Group only has one performance obligation to repair the damaged cars to good physical condition. The transaction price is fixed usually including cost of repair service and required parts and accessories upon the damage assessment with certain mark-up and payment is usually required before the completion of repair. Revenue from claim and repair service is recognized at a point of time when the service is provided since the customers could benefit from the service at that point of time.

Insurance intermediation service

The Group also contracts with insurance agencies to assist in promoting insurance products and collection of information of car owners, etc. The revenue is recognized over the contract period every month according to the reconciliation of service volume with the insurance agencies since the customers simultaneously receive and consume the benefits provided by insurance intermediation service.

Principal versus agent considerations

The sales of new cars and auto parts and auto accessories are purchased from third parties, and the automotive insurance related services involve third parties in the provision of services. The Group evaluates the presentation of revenue on a gross versus net basis based on whether it controls the merchandises and services before transfers or provide them to customers.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

The Group considers itself a principal and recognizes revenues from the sales of new cars and auto parts and auto accessories and provision of value-added maintenance service and claim and repair service on a gross basis as it controls the products or services based on the following consideration:

i)

primary responsibility in the aspect of ensuring products and services qualified as to the agreed-upon requirements, the provision of after-sales service like solving problems, complaints, necessary re-work with no additional service fee, and consequence of downgraded service ranking or the end of cooperation with insurance companies as a result of unacceptable service quality;

ii)

inventory risk of merchandises due to factors such as physical damage, decline in value, or obsolescence, and cancellation of customers’ purchase intention of parallel-import cars before entering into definitive contract, as well as credit risk of services as the Group is obliged to pay to suppliers irrespective of whether insurance companies pay the service consideration to the Group; and

iii)	discretion in setting up the price, rather than accepting a fixed percentage of transaction amount imposed by the supplier.

The Group considers itself an agent and recognizes revenue from insurance intermediation service on a net basis due to lack of primary responsibility, credit risk of service and pricing discretion.

The following table disaggregates the Group’s revenues for the year ended September 30, 2021 and 2022:

	For the years ended September 30,
	2021	2022
By revenue type:
New car sales	$13,419	$72,963
Auto parts and auto accessories sales	46,135	39,031
Automotive insurance related services	7,669	8,354

Total	$67,223	$120,348

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets as of September 30, 2021 and 2022.

The contract liabilities consist of deferred revenues, which represent the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group’s deferred revenues amounted to US$12,829 and US$13,188 as of September 30, 2021 and 2022, respectively. The Group expects to recognize this balance as revenue over the next 12 months.

(n)	Cost of revenues

Cost of revenues consists primarily of (i) cost of new car sales, (ii) cost of auto parts and auto accessories sales, (iii) cost of automotive insurance related services and other costs related to the business operation.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

(o)	Research and development expenses

Research and development expenses consist primarily of payroll and related expenses for research and development professionals, platform development fees, and others. Research and development expenses are expensed as incurred.

(p)	Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) advertising costs and market promotion expenses, and (ii) staff cost, rental and depreciation related to selling and marketing functions. Advertising costs, which consist primarily of online advertisements, are expensed as incurred. The advertising costs were US$1,198 and US$147 for the years ended September 30, 2021 and 2022, respectively.

(q)	General and administrative expenses

General and administrative expenses mainly consist of (i) staff cost, rental and depreciation related to general and administrative personnel, (ii) professional service fees; (iii) bad debt expenses; and (iv) other corporate expenses.

(r)	Employee benefits

The Company’s subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying combined statements of comprehensive loss amounted to US$727 and US$344 for the years ended September 30, 2021 and 2022, respectively.

(s)	Leases

The Group enters into lease agreements to have leasing for office spaces.

Before October 1, 2021, the Group adopted ASC Topic 840 (“ASC 840”), Leases, and each lease is classified at the inception date as either a capital lease or an operating lease. The Group did not enter into any leases whereby it is the lessor for any of the periods presented.

The Group early adopted the new lease accounting standard, ASC Topic 842, Leases (“ASC 842”), from October 1, 2021 using the modified retrospective transition approach through a cumulative-effect adjustment in the period of adoption rather than retrospectively adjusting prior periods and the package of practical expedients. The Group categorizes leases with contractual terms longer than twelve months as either operating or finance lease. However, the Group did not enter into finance leases for any of the periods presented.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

Right-of-use (“ROU”) assets represent the Group’s rights to use underlying assets for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Operating lease ROU assets

The right-of-use assets are initially measured at cost, which comprise the initial amounts of the lease liabilities adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities

Lease liabilities are initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the discount rate for the leases. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. Lease payments included in the measurement of the lease liabilities comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise. The Group’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option.

Lease liabilities are measured at amortized cost using the effective interest rate method. They are re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

(t)	Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the combined financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for combined financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its combined statements of income for the years ended September 30, 2021 and 2022, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(u)	Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from sales of products, facilitation services and platform services. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the combined balance sheets.

The VAT rate is 13% for taxpayers selling consumer products, and 16% prior to April 1, 2019. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general taxpayer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

(v)	Foreign currency transactions and translations

The Group’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Group’s financial statements are reported using U.S. Dollars (“$”). The results of operations and the combined statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the combined statements of cash flows will not necessarily agree with changes in the corresponding balances on the combined balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in combined statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

The value of RMB against $ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Group’s financial condition in terms of $ reporting. The following table outlines the currency exchange rates that were used in creating the combined financial statements:

	As of September 30,
	2021	2022
Balance sheet items, except for equity accounts	6.4434	7.1135

	For the Years Ended September 30,
	2021	2022
Items in the statements of income and comprehensive income, and statements of cash flows	6.5072	6.5532

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(w)	Non-controlling interest

For the Group’s majority-owned subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Combined net loss on the combined statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Group’s combined balance sheets.

(x)	Mezzanine equity

Where equity interests are determined to be conditionally redeemable upon the occurrence of certain events that are not solely within the control of the Group, and upon such event, the shares would become redeemable at the option of the holders, they are classified as mezzanine equity (temporary equity). The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash or other assets of the entity in the future. The Group accretes the redeemable equity interests to their redemption value, which is purchase price plus interest per year over the period since issuance to the redemption date. The accretions were recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital had been exhausted, additional charges were recorded by increasing the accumulated deficit.

(y)	Statutory reserves

In accordance with the PRC Company Laws, the Group’s PRC subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

For the years ended September 30, 2021 and 2022, no appropriation was made to the statutory surplus fund and discretionary surplus fund by the Group’s PRC subsidiaries as these PRC companies did not earn any after-tax profits as determined under PRC GAAP.

(z)	Earnings per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Shares issuable for little to no consideration upon the satisfaction of certain conditions are considered as outstanding shares and included in the computation of basic earnings (loss) per share as of the date that all necessary conditions have been satisfied. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses.

The Group’s redeemable equity interests are participating securities, as they have contractual nonforfeitable right to participate in distributions of earnings. The redeemable equity interests have no contractual obligation to fund or otherwise absorb the Group’s losses. Accordingly, any undistributed net income is allocated on a pro rata basis to ordinary shares and redeemable equity interests whereas any undistributed net loss is allocated to ordinary shares only.

Diluted earnings (loss) per share is calculated by dividing net earnings (loss) attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted earnings (loss) per share calculation when inclusion of such share would be anti-dilutive.

(aa)	Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the combined results of operations as a whole when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(bb)	Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The ASU is currently not expected to have a material impact on the Group’s financial results or financial position.

In November 2021, the FASB issued ASU No. 2021-10, Government Assistance (Topic 832). This ASU requires business entities to disclose information about government assistance they receive if the transactions were accounted for by analogy to either a grant or a contribution accounting model. The disclosure requirements include the nature of the transaction and the related accounting policy used, the line items on the balance sheets and statements of operations that are affected and the amounts applicable to each financial statement line item and the significant terms and conditions of the transactions. The ASU is effective for annual periods beginning after December 15, 2021. The disclosure requirements can be applied either retrospectively or prospectively to all transactions in the scope of the amendments that are reflected in the financial statements at the date of initial application and new transactions that are entered into after the date of initial application. The ASU is currently not expected to have a material impact on the Group’s financial results or financial position.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the combined financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its combined financial condition, results of operations, cash flows or disclosures.

4.	Deconsolidation of subsidiaries

On February 18, 2021, the Group deregistered Zhongchi Jifu E-commerce (Shanghai) Co., LTD (“Shanghai E-commerce”). On August 11, 2021, the Group transferred Zhongzhixinfu (Beijing) Technology Co., LTD (“Beijing E-commerce”) to third party individuals with zero consideration. On May 23, 2022, the Group deregistered Kaifeng Youzhitu Automobile Service Co., LTD (“Kaifeng Youzhitu”). On June 6, 2022, the Group deregistered Zhongchi Chefu E-commerce (Tianjin) Co., LTD (“Tianjin E-commerce”).

Therefore, the Group was no longer able to operate and exert control over these subsidiaries, which were deconsolidated accordingly since deregistration date or disposal date. These subsidiaries had assets, liabilities and the noncontrolling interest on each deregistration date or disposal date as the following:

	For the years ended September 30,
	2021	2022
Total assets as of each deconsolidated date	$4	$208
Total liabilities as of each deconsolidated date	(1,200)	(175)
Noncontrolling interest as of each deconsolidated date	—	(42)

Total gain from deconsolidation of subsidiaries	$(1,196)	$(10)

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

4.	Deconsolidation of subsidiaries – Continued

Upon the deconsolidation, the Group was no longer entitled to the assets and also legally released from the liabilities previously held by the deconsolidated subsidiaries, derived a gain from the deconsolidation, which amounted to US$1,196 and US$10 recorded in the investment income in the combined statements of operations and comprehensive loss for the years ended September 30, 2021 and 2022. The deregistration or disposal of subsidiaries did not represent a strategic shift and did not have a major effect on the Group’s operation. The cash outflow for the disposal of Beijing E-commerce was RMB453 (balance of cash and cash equivalents before deconsolidation, translated as nil in US$ in thousands in the cash flows) for the year ended September 30, 2021.

5.	Accounts receivable, net

Accounts receivable, net consisted of the following:

	As of September 30,
	2021	2022
Accounts receivables	$2,964	$2,110
Less: allowance of doubtful accounts	(1,770)	(1,557)

	$1,194	$553

The movement of allowance of doubtful accounts is as follows:

	For the years ended September 30,
	2021	2022
Balance at beginning of the year	$1,610	$1,770
Addition in bad debt allowance	90	150
Write-offs	(18)	(201)
Foreign currency translation adjustment	88	(162)

Balance at end of the year	$1,770	$1,557

6.	Advance to suppliers

Advance to suppliers consisted of the following:

	As of September 30,
	2021	2022
Advance payment for cars	$7,314	$8,498
Advance payment for parts and accessories	6,772	7,844
Others	525	707

	$14,611	$17,049

The Group recorded no allowance for advance to suppliers for the years ended September 30, 2021 and 2022, respectively.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

7.	Inventories, net

Inventories consisted of the following:

	As of September 30,
	2021	2022
New cars	$—	$443
Auto parts and auto accessories	453	410
Less: provision for inventories	(105)	(93)

	$348	$760

The Group recorded inventory impairment provision of US$104 and nil for the years ended September 30, 2021 and 2022, respectively.

8.	Prepayments and other current assets, net

Prepayments and other current assets, net consist of the following:

	As of September 30,
	2021	2022
Deductible input value-added tax	$1,326	$749
Prepaid expenses, net	779	1,247
Advance to employees, net	444	329
Deposit, net	349	243
Others, net	41	44

Prepaid expenses and other current asset, net	$2,939	$2,612

The Group recorded bad debt expenses of US$377 and US$47 for the years ended September 30, 2021 and 2022, respectively.

9.	Long-term investment

Long-term investments consist of equity investments accounted for using equity investments without readily determinable fair values. The following table sets forth the changes in the Group’s Long-term investments:

(1)	Changsha Tongjie Technology Co. Ltd (“Changsha Tongjie”)

In July 2020, the Group acquired 15% equity interests in Changsha Tongjie, a company established in the PRC that was mainly engaged providing technology service. The Group recognized fully impairment of the investment in Changsha Tongjie, as a result, the carrying amount of investment was nil and nil as of September 30, 2021 and 2022.

(2)	Gansu Zhongchi

In January 2021, the Group established Gansu Zhongchi in the PRC, a Company that was mainly engaged providing automotive insurance related services. Gansu Zhongchi was consolidated in the Group as the Group owned 51% equity interest in it. In January 2022, Gansu Zhongchi was deconsolidated as the Group

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

9.	Long-term investment – Continued

lost its control of Gansu Zhongchi in the aspect of voting power and right of reviewing financial statements. The Group recognized fully impairment of the investment in Gansu Zhongchi, which amounted to US$54 recorded in the investment income in the combined statements of operations and comprehensive loss. As a result, the carrying amount of investment was nil as of September 30, 2022.

10.	Property, equipment and software, net

Property and equipment, net, consists of the following:

	As of September 30,
	2021	2022
Vending machine	$731	$799
Electronic equipment	591	531
Leasehold improvement	470	448
Copyright licenses	404	366
Software	291	263
Office furniture	32	22

Total	$2,519	$2,429
Less: Accumulated depreciation and amortization	(1,643)	(1,748)

Property and equipment and software, net	$876	$681

Depreciation and amortization expenses was US$311 and US$300 for the years ended September 30, 2021 and 2022, respectively. During the years ended September 30, 2021 and 2022, the Group did not record any impairment loss.

11.	Borrowings

As of September 30, 2021 and 2022, the bank borrowings were for working capital and capital expenditure purposes.

	As of September 30,
	2021	2022
Short-term borrowings
Beijing Zhongguancun Bank Co., Ltd.	$6,270	$5,679
Nantuo branch of Changsha Rural Commercial Bank Co., Ltd.	233	323
Zhengzhou East Branch of China Construction Bank Co., Ltd	—	50

Subtotal	$6,503	$6,052

Long-term borrowings
Nantuo branch of Changsha Rural Commercial Bank Co., Ltd.	$155	$—

Total	$6,658	$6,052

The loans as of September 30, 2022 were primarily obtained from two banks with interest rates ranging from 3.950% to 8.075% per annum.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

11.	Borrowings – Continued

The interest expenses were US$566 and US$527 for the years ended September 30, 2021 and 2022, respectively. The weighted average interest rates of short-term loans outstanding were 7.67% and 7.97% per annum as of September 30, 2021 and 2022, respectively.

The Company’s controlling shareholder, Mr. Houqi Zhang, provided his personal guarantees for certain bank loans in the amount of US$6,270 and US$5,679 from Beijing Zhongguancun Bank Co., Ltd. as of September 30, 2021 and 2022, respectively, and US$232 and US$43 from Nantuo branch of Changsha Rural Commercial Bank Co., Ltd. as of September 30, 2021 and 2022.

12.	Convertible bond

In September 2019 and January 2020, the Group issued two convertible bonds of US$78 (RMB0.5 million) and US$4,656 (RMB30 million) (the “Convertible Bonds”) in aggregate with interest rates ranging from 8% to 12% per annum. The net proceeds to the Company from the issuance of the Convertible Bonds were US$4,734 (RMB30.5 million) in aggregate, net of issuance costs of nil. The maturity dates of the Convertible Bonds were September 23, 2020 and June 30, 2020 (collectively, “Maturity Date”).

The Convertible Bonds without accrued interest may be converted in full into 462,852 ordinary shares of Autozi China (which represents an initial conversion price of RMB64.82 per share) at each holder’s option upon the whichever occurrence of the specific events stated in the agreements. The number of shares was fixed as 1.2% equity interest of Autozi China on a determined base date. As Autozi China failed to repay the principal and interest to holder before the Maturity Date, the Convertible Bonds became convertible. Besides, holder of Convertible Bonds may require the payment of the accrued interests no matter it exercises the conversion right or not.

As of September 30, 2021 and 2022, the principal amount of the Convertible Bonds was US$4,734 and US$4,288, the unpaid interest of Convertible Bonds was US$ 1,308 and US$ 2,230, respectively.

13.	Accrued expenses and other liabilities

Accrued expenses and other liabilities consist of the following:

	As of September 30,
	2021	2022
Borrowings from third parties (1)	$784	$3,004
Interest payables	1,333	2,231
Payroll payables	2,103	1,841
Accrued expenses (2)	1,468	1,363
Deposit payables	1,285	1,107
Amounts due to third-parties	737	462
Others	851	745

	$8,561	$10,753

(1)	Borrowings from third parties are to supplement working capital for large-amount procurements which are usually settled within 60 days.
(2)	Accrued expenses mainly consisted of unsettled rental fees, advertising fees and logistics fees.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

14.	Lease

The balances for the operating leases where the Group is the lessee are presented as follows:

	As of September 30,
	2021	2022
Operating lease right-of-use assets	$353	$186
Lease liabilities – current	224	291
Lease liabilities – non-current	189	57

Total operating lease liabilities	$413	$348

The components of operating lease expense are as follows:

	For the years ended September 30,
	2021	2022
Operating lease expense	$338	$154
Short-term lease expense	12	4

Total lease expense	$350	$158

Short-term leases include office leases with a term of 12 months or less.

Both operating lease expense and short-term lease expense are recognized in general and administrative expenses and selling expenses.

Remaining lease term and discount rate:

	For the years ended September 30,
	2021	2022
Weighted average remaining lease term (years)	2.38	1.46
Weighted average discount rate	3.88%	3.87%

The following is a schedule of future minimum payments under the Company’s operating leases as of September 30, 2022:

For the fiscal year ended September 30, 2022	Amount
2023	292
2024	59
Thereafter	—

Total lease payments	351
Less: imputed interest	(3)

Present value of lease liabilities	348

Cash paid for operating leases for the years ended September 30, 2021 and 2022 were US$55 and US$42, respectively.

15.	Mezzanine equity

From July 2015 to May 2022, Autozi Internet Technology, the Company’s subsidiary in PRC, entered into several share purchase agreements with third-party investors to issue ordinary shares of Autozi Internet

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

15.	Mezzanine equity – Continued

Technology in legal form but with redemption right upon the triggering of certain events and received investment consideration of RMB614.2 million (US$92.6 million) in aggregate. Those redeemable ordinary shareholders of Autozi Internet Technology have identical common shareholder’s rights inclusive of voting right, dividend right and right to access of financial statements, etc. with non-redeemable ordinary shareholders of Autozi Internet Technology.

Regarding the redemption right, the redeemable ordinary shareholders of Autozi Internet Technology have the right to require Autozi Internet Technology and Mr. Houqi Zhang, the founder and main shareholder of Autozi Internet Technology to repurchase all their shares in the event that (i) a qualified initial public offering has not occurred before specific dates (varying from December 31, 2018 to June 30, 2022 corresponding to difference round financings); or (ii) any material breach of ordinary share purchase agreements that causes material adverse effect on any redeemable ordinary shareholders. The redemption price shall be the principal amount, plus interest varying from 8% to 12% per annum corresponding to difference round financings for the period from the date on which the shares were issued by Autozi Internet Technology to the date on which such redeemable equity interests are redeemed with cash settlement.

The Group classified the redeemable equity interests of Autozi Internet Technology as mezzanine equity in the combined balance sheets since they are redeemable upon the occurrence of an event that is not solely within the control of the Group. As of September 30, 2021 and 2022, given the redeemable equity interests had been currently redeemable or had already became probably redeemable at the option of holders due to the failure of qualified initial public offering as stated in the share purchase agreements, the Group recorded redeemable equity interests as redemption value and the accretion of redemption value are charged against additional paid-in capital as the Group is in the absence of retained earnings.

Besides, Autozi Internet Technology entered into another share purchase agreement with a third-party investor to issue redeemable equity interest and received RMB20 million (US$2.9 million) in 2015 and the redemption event would be triggered if Autozi Internet Technology fails to consummate a qualified initial public offering within five years from the date of this capital injection. The redemption price shall be the principal amount, plus interest of 12% per annum. In September 2022, Autozi Internet Technology entered into a supplementary agreement with the investor and modified that the redemption obligation is only borne by Mr. Houqi Zhang, not relevant to the Group. Upon this modification, the Group determines that mezzanine classification is no longer appropriate given such put option to the Group lapsed. The Group reclassified such mezzanine equity to non-controlling interest in permanent equity on the date of event that caused the reclassification. Prior financial statements should not be adjusted and any adjustments to the carrying amount of the equity instrument should not be reversed.

As a part of the Reorganization, WOFE, the wholly-owned subsidiary of AUTOZI, obtained the majority of Autozi Internet Technology’s equity interests by increasing in the registered capital of Autozi Internet Technology. Among the redeemable equity interests of Autozi Internet Technology, certain shareholders (the “Redeemable Principal Interest Shareholders”) attended in the Reorganization and subscribed ordinary shares of AUTOZI, the remaining shareholders (the “Redeemable Non-controlling Interest Shareholders”) maintained their status quo and did not subscribe subscribed ordinary shares of AUTOZI. The equity interests held by the Redeemable Non-controlling Interest Shareholders after the Reorganization are not attributable, directly or indirectly, to the Company. Therefore, the equity interests held by the Redeemable Principal Interest Shareholders and Redeemable Non-controlling Interest Shareholders are presented as redeemable principal interests and redeemable non-controlling interest in mezzanine equity, respectively.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

15.	Mezzanine equity – Continued

The Group’s mezzanine activities for the years ended September 30, 2021 and 2022 are summarized as follows:

	Redeemable principal interests	Redeemable non-controlling interests
Balance as of September 30, 2020	$93,550	$27,129
Attribution of net loss	(82)	(20)
Accretion of mezzanine equity	9,712	2,221
Foreign exchange impact	5,122	1,479

Balance as of September 30, 2021	108,302	30,809
Issuance of mezzanine equity	3,815	—
Attribution of net loss	(87)	(22)
Accretion of mezzanine equity	10,675	2,207
Reclassification of mezzanine equity to permanent equity	—	(5,657)
Foreign exchange impact	(11,337)	(2,628)

Balance as of September 30, 2022	$111,368	$24,709

16.	Ordinary shares

As of January 9, 2023, the Company had issued 458,276 ordinary shares, par value $0.0001 per share to certain original shareholders of Autozi Internet Technology as a part of the Reorganization. As a result of the recapitalization, all share and per share data in the combined financial statements have been retrospectively adjusted to all periods presented.

The share subscription receivable presents the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retroactive basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual. The amount of subscription receivable as of September 30, 2021 and 2022 were insignificant.

17.	Restricted net assets

The Group’s operations are conducted through its PRC subsidiaries, and the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid-in capital and additional paid-in capital of its subsidiaries included in the Group’s combined net assets are also non-distributable for dividend purposes.

In accordance with the Company Law of the PRC and the PRC regulations on enterprises with foreign investment, whether a domestic enterprise or a wholly owned foreign enterprise (“WFOE”) established in the PRC are both required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. Both a domestic enterprise and a WFOE are required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

17.	Restricted net assets – Continued

can only be used for specific purposes and are not distributable as cash dividends. All of the Company’s PRC combined subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group. As of September 30, 2021 and 2022, net assets restricted in the aggregate included in the Group’s combined net assets were approximately US$0.78 million and US$0.92 million, respectively.

18.	Taxation

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

The Group’s subsidiary, Autozi Internet Technology (BVI) Ltd. is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Autozi Internet Technology (BVI) Ltd. is not subject to tax on income or capital gains. In addition, dividend payments are not subject to withholdings tax in the British Virgin Islands.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, form April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. Autozi HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Group’s WFOE and subsidiaries, which are considered PRC resident enterprises under PRC Enterprise Income Tax Law (the “EIT Law”), are subject to enterprise income tax on their worldwide taxable income as determined under EIT Law and accounting standards at a rate of 25%. EIT Law grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”) at a rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. The Group’s subsidiaries, Autozi China and Beijing Quantum were approved as a HNTE and are entitled to a reduced income tax rate of 15% beginning from 2020 and 2019, respectively. The certificate is valid for three years. Beijing Quantum did not apply for renewal as it did not expect to be profitable in the near future. Therefore, Beijing Quantum is subject to an income tax rate of 25% at the end of 2022.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2018 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year. The additional deduction of 75% of qualified research and development expenses can be directly claimed in the annual EIT filling.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

18.	Taxation – Continued

The income tax provision consists of the following components:

For the years ended September 30,
	2021	2022
Current income tax expense	$—	$—
Deferred income tax benefit	—	—

Total	$—	$—

A reconciliation of the Group’s PRC statutory tax rate to the effective income tax rate during the periods is as follows:

	For the years ended September 30,
	2021	2022
Expected tax benefit at PRC statutory tax rate	25%	25%
Impact of preferential tax rates	(13%)	(6%)
Research and development superdeduction	3%	2%
Change in valuation allowance	(15%)	(21%)

Income tax expenses	—	—

The significant components of deferred tax assets were as follows:

	As of September 30,
	2021	2022
Deferred tax assets:
Net operating loss carryforward	$18,626	$17,914
Allowance of doubtful accounts	454	472
Less: Valuation allowance	(19,080)	(18,386)

Total deferred tax assets, net	$—	$—

Changes in valuation allowance are as follows:

	As of September 30,
	2021	2022
Balance at beginning of the year	$17,508	$19,080
Additions	1,893	1,308
Decreases	(1,057)	(30)
Decrease in disposal of subsidiaries	(212)	(80)
Foreign exchange impact	948	(1,892)

Balance at end of the year	$19,080	$18,386

For entities incorporated in PRC mainland, net loss can be carried forward for five years, for entities qualified as HTNEs, net loss can be carried forward for ten years. As of September 30, 2021 and 2022, the Group had deferred tax assets of net operating loss carryforwards of approximately of US$18,626 and US$17,914, respectively.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

18.	Taxation – Continued

As of September 30, 2022, the net operating loss carryforwards from PRC will expire, if unused, as follows:

Net operating loss carryforwards expiration by year

2023	$20,912
2024	13,814
2025	3,847
2026	1,680
2027	1,976
2028	282
2029	497
2030	3,343
2031	5,363
2032	4,133

Total	$55,847

19.	Related party transactions

Related parties

The following is a list of related parties which the Group has transactions with:

No.	Names of related parties	Relationship
1	Zhongchi Chezhigu Internet Technology (Qingdao) Co. Ltd (“Zhongchi Chezhigu”)	A company significantly influenced by the Group

2	Beijing Zhongchi Chi Fu Management Consulting Center (limited partnership) (“Zhongchi Chi Fu Management”)	A non-controlling shareholder of a subsidiary

3	Beijing Qichuang Zhongteng Investment Management Center (limited partnership) (“Beijing Qichuang”)	Shareholder of the Group A company significantly influenced by Mr. Houqi Zhang

4	Beijing Yonyou Innovation Investment Center (limited partnership) (“Yonyou Innovation”)	Shareholder of the Group

5	Mr. Houqi Zhang	Principal shareholder of the Group

6	Mr. Hui Zhang	Senior management of the Group

7	Shenzhen Innovation Investment Group Co. Ltd (“Shenzhen Innovation”)	Shareholder of the Group

8	Ms. Jun Wang	Senior management of the Group

9	Changsha Qixin Zhongying Enterprise Consulting and Management Center (limited partnership) (“Changsha Qixin”)	Shareholder of the Group

10	Beijing Qizhi Zhongchi Investment Management Center (limited partnership) (“Beijing Qizhi”)	Shareholder of the Group A company controlled by Mr. Houqi Zhang

11	Beijing Anrong Innovation Management Technology Center (limited partnership) (“Beijing Anrong”)	Shareholder of the Group

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

19.	Related party transactions – Continued

No.	Names of related parties	Relationship
12	Changsha Tongjie	A company significantly influenced by the Group

13	Mr. Jun Lian	Senior management of the Group

14	Huashui Yixing (Beijing) Tax Agents Co., Ltd (“Huashui Yixing”)	A company under common controlled with a shareholder

15	Mr. Yufeng Bai	Senior management of a subsidiary

16	Henan Zhongqi Alliance Automobile Service Co., Ltd (“Henan Zhongqi”)	A company significantly influenced by Mr. Yufeng Bai

Related party transactions

The Group had the following significant related party transactions for the years ended September 30, 2021 and 2022:

	For the years ended September 30,
	2021	2022
Collection of loan to related parties
Beijing Qichuang (1)	$2,431	$3,524
Others	—	23

Total	2,431	3,547

Loan from related parties
Mr. Houqi Zhang (1) (2)	1,482	—
Changsha Qixin	595	—
Huashui Yixing	461	—
Ms. Jun Wang	161	—
Others	5	—

Total	2,704	—

Repayment of loan to related parties
Mr. Houqi Zhang	—	1,565
Changsha Qixin	—	591
Others	—	31

Total	—	2,187

Loan to related parties
Changsha Tongjie	1,006	49
Others	16	87

Total	$1,022	$136

(1)

In June 2022, amounts due from Beijing Qichuang (a company significantly influenced by Mr. Houqi Zhang) of US$1,373 and amounts due to Mr. Houqi Zhang of US$1,373 was net off as Mr. Houqi Zhang assign his amounts due from the Group to Beijing Qichuang.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

19.	Related party transactions – Continued

(2)

Mr. Houqi Zhang provided his personal guarantees for certain bank loans to the Group, see Note 11 Borrowing for details. Mr. Houqi Zhang was also the redemption co-obligor of all mezzanine equity and sole obligator of certain permanent equity in the total amount of RMB247.5 million (US$35.4 million).

Amounts due from related parties

Amounts due from related parties consisted of the following for the periods indicated:

		As of September 30,
	Nature	2021	2022
Changsha Tongjie	Loan to related party	$1,097	$1,039
Beijing Qichuang	Loan to related party	3,875	264
Mr. Yufeng Bai	Loan to related party	248	291
Mr. Houqi Zhang	Loan to related party	—	86
Others	Others	115	98

Total		$5,335	$1,778
Less: allowance of doubtful accounts		(301)	(340)

Amounts due from related parties, net		$5,034	$1,438

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

		As of September 30,
	Nature	2021	2022
Huashui Yixing	Loan from related party	$466	$422
Ms. Jun Wang	Loan from related party	163	148
Zhongchi Chi Fu Management	Loan from related party	147	105
Changsha Qixin	Loan from related party	601	—
Mr. Houqi Zhang	Loan from related party	1,497	—
Others	Others	58	55

Total		$2,932	$730

20.	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

20.	Concentration of credit risk – Continued

For the years ended September 30, 2021 and 2022, no single customer nor supplier represent 10% or more of the Group’s total revenue and purchase.

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total accounts receivable:

	As of September 30,
	2021	2022
Percentage of the Group’s accounts receivables
Customer A	17%	56%
Customer B	17%	*
Customer C	13%	*

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total accounts payable:

	As of September 30,
	2021	2022
Percentage of the Group’s accounts payable
Supplier A	*	19%
Supplier B	*	13%
Supplier C	25%	11%
Supplier D	12%	*

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total deferred revenues:

	As of September 30,
	2021	2022
Percentage of the Group’s deferred revenues
Customer D	*	11%
Customer E	12%	*

*represent percentage less than 10%

21.	Commitments and contingencies

(a)	Capital commitments

As of September 30, 2021 and 2022, the Group had no capital commitment.

(b)	Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no significant pending or threatened claims and litigation as of September 30, 2022 and through the issuance date of these combined financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

22.	Condensed company financial statements

The Company performed a test on the restricted net assets of combined subsidiary in accordance with U.S. Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

Basis of presentation

The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in the Group’s combined financial statements.

Investments in subsidiaries

The Parent Company and its subsidiaries were included in the combined financial statements where inter-company balances and transactions were eliminated upon combination.

Condensed Balance Sheets

	As of September 30,
	2021	2022
LIABILITIES
Investment deficit in subsidiaries	$150,921	$148,485

Total liabilities	150,921	148,485

Shareholders’ deficit
Ordinary shares (US$0.0001 par value; 5,000,000,000 and 5,000,000,000 shares authorized as of September 30, 2021 and 2022; 458,276 and 458,276 shares issued and outstanding as of September 30, 2021 and 2022, respectively)	—	—
Shareholder subscription	—	—
Additional paid-in capital	—	—
Accumulated deficit	(147,332)	(160,098)
Accumulated other comprehensive (loss)/income	(3,589)	11,613

Total shareholders’ deficit	(150,921)	(148,485)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$—	$—

Condensed Statements of operations

	For the years ended September 30,
	2021	2022
Operating loss:
Equity in loss of subsidiaries	$(16,667)	$(18,398)

Loss before income tax expense	(16,667)	(18,398)
Income tax expense	—	—

Net loss	$(16,667)	$(18,398)

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE YEARS ENDED SEPTEMBER 30, 2021 AND 2022

(In U.S. dollars in thousands, except share and per share data)

22.	Condensed company financial statements – Continued

Condensed Statements of Cash Flows

There were no cash activities of the parent company for the years ended September 30, 2021 and 2022.

23.	Subsequent events

On December 22, 2022, the Group issued 541,724 warrants to entitle certain original shareholders of Autozi Internet Technology at any time and from time to time to purchase the Company shares at the par value of $0.0001 per share and the ratio of 1:1 subject to the satisfaction of conditions including 1) maintain their investment in domestic subsidiary Autozi Internet Technology and 2) their completion of ODI Approvals (see definition below). As a part of the Reorganization, this group of shareholders shall subscribe the ordinary shares of the Company but had not complete and obtain all consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority in PRC in connection with overseas direct investment (“ODI Approvals”).

On December 30 2022, the Group established Autozi Investment Management (Anhui) Limited, a wholly owned subsidiary in the PRC.

The Company has evaluated subsequent events through January 18, 2023, the date of issuance of the combined financial statements and noted that there are no other subsequent events.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

UNAUDITED COMBINED AND CONSOLIDATED BALANCE SHEETS

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,071	$1,785
Accounts receivable, net	553	371
Advance to suppliers	17,049	14,236
Inventories, net	760	1,952
Prepayments, receivables and other assets, net	2,612	2,125
Deferred offering cost	—	787
Amounts due from related parties, net	1,438	1,324

Total current assets	24,483	22,580

Non-current assets
Property, equipment and software, net	681	533
Operating lease right-of-use asset, net	186	265

Total non-current assets	867	798

TOTAL ASSETS	$25,350	$23,378

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Short-term borrowings	$6,052	$6,108
Convertible bond	4,288	4,441
Accounts payable	2,493	2,079
Deferred revenues	13,188	11,529
Accrued expenses and other current liabilities	10,753	11,977
Lease liabilities, current	291	418
Amounts due to related parties	730	2,607

Total current liabilities	37,795	39,159

Non-current liabilities
Lease liabilities, non current	57	61

Total non-current assets	57	61

TOTAL LIABILITIES	37,852	39,220

Commitments and contingencies (Note 20)
Mezzanine equity
Redeemable principal interests	111,368	120,844
Redeemable non-controlling interests	24,709	26,459

Total mezzanine equity	$136,077	$147,303

Shareholders’ deficit
Ordinary shares (US$0.0001 par value; 5,000,000,000 and 5,000,000,000 shares authorized as of September 30, 2022 and March 31, 2023; 458,276 and 458,276 shares issued and outstanding as of September 30, 2022 and March 31, 2023, respectively)	—	—
Shareholder subscription	—	—
Additional paid-in capital	—	—
Accumulated deficit	(160,098)	(169,364)
Accumulated other comprehensive income	11,613	6,281

Total AUTOZI shareholders’ deficit	(148,485)	(163,083)
Non-controlling interests	(94)	(62)

Total shareholders’ deficit	(148,579)	(163,145)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	$25,350	$23,378

*	The shares and per share information are presented on a retroactive basis to reflect the Reorganization.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	For the six months ended March 31,
	2022	2023
Revenues	$55,909	$43,951
Cost of revenues	(55,466)	(43,660)

Gross profit	443	291

Operating expenses
Selling and marketing expenses	(792)	(536)
General and administrative expenses	(1,465)	(1,585)
Research and development expenses	(586)	(557)

Total operating expenses	(2,843)	(2,678)

Operating loss	(2,400)	(2,387)

Other income/(expense)
Financial expenses, net	(846)	(802)
Other income, net	216	289
Investment income	(9)	—

Total other expenses, net	(639)	(513)

Loss before income tax expenses	(3,039)	(2,900)
Income tax expenses	—	—

Net loss	$(3,039)	$(2,900)

Less: net loss attributable to non-controlling interests	(385)	(3)
Less: net loss attributable to mezzanine equity	(54)	(51)
Less: accretion of mezzanine equity to redemption value	6,429	6,420

Net loss attributable to the Company’s ordinary shareholders	$(9,029)	$(9,266)

Net loss	(3,039)	(2,900)
Other comprehensive loss, net of tax of nil:
Foreign currency translation difference, net of tax of nil	(2,533)	(5,297)

Total comprehensive loss	$(5,572)	$(8,197)

Less: total comprehensive (loss)/income attributable to non-controlling interests	(20)	35

Comprehensive loss attributable to the Company	$(5,552)	$(8,232)

Net loss per share - Basic and diluted	(0.02)	(0.02)
Weighted average shares outstanding used in calculating basic and diluted loss per share	458,276	458,276

*	The shares and per share information are presented on a retroactive basis to reflect the Reorganization.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

UNAUDITED COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	Ordinary Shares		Shareholder subscription	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive (loss)/income	Total AUTOZI shareholders’ deficit	Non- controlling interests	Total shareholders’ deficit
	Share	Amount
Balance as of September 30, 2021	458,276	$—	$—	$—	$(147,332)	$(3,589)	$(150,921)	$(1,111)	$(152,032)
Net loss	—	—	—	—	(2,654)	—	(2,654)	(385)	(3,039)
Non-controlling interest capital contribution	—	—	—	—	—	—	—	1,568	1,568
Changes in non-controlling interests results in deconsolidation of subsidiaries	—	—	—	—	—	—	—	(27)	(27)
Net loss attributable to mezzanine equity	—	—	—	—	54	—	54	—	54
Accretion to redemption value of mezzanine equity	—	—	—	—	(6,429)	—	(6,429)	—	(6,429)
Foreign currency translation	—	—	—	—	—	(2,513)	(2,513)	(20)	(2,533)

Balance as of March 31, 2022 (Unaudited)	458,276	$—	$—	$—	$(156,361)	$(6,102)	$(162,463)	$25	$(162,438)

Balance as of September 30, 2022	458,276	$—	$—	$—	$(160,098)	$11,613	$(148,485)	$(94)	$(148,579)
Net loss	—	—	—	—	(2,897)	—	(2,897)	(3)	(2,900)
Net loss attributable to mezzanine equity	—	—	—	—	51	—	51	—	51
Accretion to redemption value of mezzanine equity	—	—	—		(6,420)	—	(6,420)	—	(6,420)
Foreign currency translation	—	—	—	—	—	(5,332)	(5,332)	35	(5,297)

Balance as of March 31, 2023 (Unaudited)	458,276	$—	$—	$—	$(169,364)	$6,281	$(163,083)	$(62)	$(163,145)

*	The shares and per share information are presented on a retroactive basis to reflect the Reorganization.

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

UNAUDITED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands, except for share and per share data, or otherwise noted)

	For the six months ended March 31,
	2022	2023
Cash flows from operating activities:
Net loss	(3,039)	(2,900)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	84	171
Depreciation and amortization	148	174
Amortization of operating lease right-of-use asset	74	91
Losses from disposal of property, equipment and software	24	—
Investment income	56	—
Gain on disposal of a subsidiary	(47)	—
Changes in operating assets and liabilities:
Accounts receivable, net	471	138
Advance to suppliers	1,162	3,432
Inventories, net	(1,146)	(1,168)
Prepaid expenses and other current asset, net	(858)	471
Accounts payable	(879)	(504)
Deferred revenues	1,072	(2,135)
Accrued expenses and other current liabilities	277	706
Lease liabilities	(14)	(45)
Amounts due to related parties	(1)	(3)

Net cash used in operating activities	$(2,616)	$(1,572)

Cash flows from investing activities:
Purchase of property, equipment and software	(63)	—
Loans to related parties	(155)	(32)
Collection from loans to related parties	883	198
Cash loss of disposal of subsidiaries	—	—

Net cash provided by investing activities	$665	$166

Cash flows from financing activities:
Proceeds from borrowings	6,578	6,072
Repayments of borrowings	(6,610)	(6,232)
Proceeds from borrowings from related parties	838	1,865
Repayment of borrowings to related parties	(149)	(7)
Proceeds from capital contribution	1,568	—
Payment for deferred offering cost	—	(652)

Net cash provided by financing activities	$2,225	$1,046

Effect of exchange rate changes on cash and cash equivalents	$17	$74

Net increase/(decrease) in cash and cash equivalents:	291	(286)
Cash and cash equivalents at the beginning of the period	749	2,071

Cash and cash equivalents at the end of the period	$1,040	$1,785

Supplemental disclosure of cash flow information:
Income tax paid	$—	$—
Interest paid	$(291)	$(215)
Supplemental schedule of non-cash financing activities:
Attribution of net loss to mezzanine equity	$54	$51
Accretion of mezzanine equity to redemption value	$(6,429)	$(6,420)

The accompanying notes are an integral part of these unaudited condensed combined and consolidated financial statements.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

1.	Organization and principal activities

(a)	Principal activities

Autozi Internet Technology (Global) Ltd. (“AUTOZI”, or the “Company”) was incorporated under the laws of the Cayman Islands on July 27, 2021 as an exempted company with limited liability. The Company primarily engages in the sales of new cars, auto parts and auto accessories, as well as automotive insurance related services through its direct or indirectly owned subsidiaries (collectively, the “Group”) in the People’s Republic of China (“PRC” or “China”). As a comprehensive automobile service provider, AUTOZI has established an ecosystem of lifecycle automotive services covering the full life cycle of automotives by connecting automotive manufacturers, auto parts manufactures, and insurance companies with certified MBS stores and various vehicles owners, forming a complete-loop from “new car purchase - insurance issuance - reservation maintenance - claim settlement and repair - parts supply”.

(b)	Organization

AUTOZI was incorporated as an ultimate holding company in the Cayman Islands on July 27, 2021, who owns 100% equity interest of Autozi Internet Technology (BVI) Ltd. (“Autozi BVI”). Autozi Internet Technology (Hongkong) Co., Ltd. (“Autozi HK”) is a 100% wholly-owned subsidiary of Autozi BVI in Hongkong, who established a wholly-owned subsidiary, Autozi Investment Management (Anhui) Co., Ltd. (“Autozi Investment Management”), a wholly-owned foreign enterprise (“WFOE”) incorporated in PRC.

Autozi Internet Technology Co., Ltd. (“Autozi Internet Technology”) was established under the laws of the PRC on June 2, 2010 along with its subsidiaries are the Group’s main operating entities in China.

(c)	Reorganization

In anticipation of an initial public offering (“IPO”) of its equity securities, the Group undertook the following steps to effect a reorganization (the “Reorganization”):

•	Formation of AUTOZI, Autozi BVI, Autozi HK, Autozi Investment Management (WFOE).

•	WFOE obtained 95.05% of the equity interests of Autozi Internet Technology by increasing in the registered capital of Autozi Internet Technology (the “Capital Increase”)

Immediately before and after the Reorganization as described above, AUTOZI together with its subsidiaries were effectively controlled by the same controlling shareholders; therefore, the Reorganization was accounted for as a recapitalization, and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. Since all of the subsidiaries were under common control for the entirety of the years ended September 30, 2021 and 2022, the results of these subsidiaries are included in the financial statements for both periods, and the equity has been restated to reflect the change as well.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

1.	Organization and principal activities – Continued

As of July 7, 2023, the issuance date of the financial statements, the details of the Company’s major subsidiaries are as follows.

Name	Date of Incorporation	Place of incorporation	Percentage of ownership	Principal Activities
Autozi BVI	November 15, 2021	British Virgin Islands	100.00%	Investment holding

Autozi HK	June 17, 2022	Hong Kong, PRC	100.00%	Investment holding

Autozi Investment Management (WFOE)	December 30, 2022	PRC	100.00%	Investment holding

Autozi Internet Technology (“Autozi China”)	June 2, 2010	PRC	95.05%	Auto parts and auto accessories sales platform

Autozi Chifu Auto Services (Beijing) Co., Ltd	July 16, 2015	PRC	76.04%	Auto parts and auto accessories sales platform

Autozi Supply Chain Management (Beijing) Co., Ltd	June 30, 2016	PRC	95.05%	Auto parts and auto accessories sales platform

Autozi E-commerce (Kunshan) Co., Ltd.	July 16, 2013	PRC	95.05%	Auto parts and auto accessories sales

Quantum Data Technology (Beijing) Co., Ltd (“Beijing Quantum”)	May 17, 2016	PRC	86.50%	Auto parts and auto accessories sales platform

Quantum Commercial Factoring (Shenzhen) Co., Ltd (“Shenzhen Quantum”)	June 8, 2016	PRC	86.50%	Auto parts and auto accessories sales platform

Autozi Internet Technology (Hunan) Co., Ltd. (“Autozi Hunan”)	October 30, 2019	PRC	95.05%	New car sales and related services

Autozi Internet Technology (Changsha) Co., Ltd. (“Autozi Changsha”)	December 10, 2019	PRC	95.05%	Automotive insurance related service

Autozi Auto Services Co. Ltd	March 17, 2020	PRC	95.05%	Automotive insurance related services

Baicheng Auto Services (Henan) Co., Ltd.	November 23, 2018	PRC	48.48%	Automotive insurance related services

Autozi Baofu Auto Services (Beijing) Co, Ltd	February 2, 2018	PRC	95.05%	Automotive insurance related services

Autozi Baofu Automobile Service Co. Ltd. (“Autozi Baofu”)	March 17, 2020	PRC	95.05%	Automotive insurance related services

2.	Going concern

The Group has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the Unaudited Condensed Combined and Consolidated Financial Statements were available to be issued.

For the six months ended March 31, 2023, the Group incurred net loss of $2.9 million, with negative operating flows of $1.6 million. As of March 31, 2023, the Group had an accumulated deficit of

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

2.	Going concern – Continued

$169.4 million, negative working capital of $16.6 million and mezzanine equity of $147.3 million. The Group has funded its operations and capital needs primarily through the net proceeds received from capital contributions and bank borrowings. As of the date the unaudited condensed consolidated financial statements for the six months ended March 31, 2023 available to be issued, the Group has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these unaudited condensed combined and consolidated financial statements are issued.

To meet the cash requirements for the next 12 months from the issuance date of this report, the Group is undertaking a combination of the remediation plans:

1.	The Group is in the progress of negotiation of extension of liabilities including bank loans, convertible bonds and corresponding interests payable.

2.	The Group has been seeking more equity investments.

3.	The Group is focusing on the improvement of operation efficiency, implementation of strict cost control and budget and enhancement internal controls to create synergy of the Group’s resources.

The management plan cannot alleviate the substantial doubt of the Group’s ability to continue as a going concern. There can be no assurance that the Group will be successful in achieving its strategic plans, that the Group’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or with acceptable terms, if at all. If the Group is unable to raise sufficient financing or events or circumstances occur such that the Group does not meet its strategic plans, it would have a material adverse effect on the Group’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

The accompanying unaudited condensed combined and consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed combined and consolidated financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

3.	Summary of significant accounting policies

(a)	Basis of presentation and principles of consolidation

The unaudited condensed combined and consolidated financial statements include the financial statements of the Group. The accompanying unaudited condensed combined and consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the Group’s audited combined financial statements for the years ended September 30, 2021 and 2022.

In the opinion of the management, the accompanying unaudited condensed combined and consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed combined and

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Company’s consolidated financial statements for the year ended September 30, 2022. The results of operations for the six months ended March 31, 2023 are not necessarily indicative of the results for the full year.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon combination.

The Group deconsolidates its subsidiaries in accordance with ASC 810-10-40-4 as of the date the Group ceased to have a controlling financial interest in the subsidiaries. The Group accounts for the deconsolidation of its subsidiaries by recognizing a gain or loss in net loss attributable to the Group in accordance with ASC 810-10-40-5. This gain or loss is measured at the date the subsidiaries are deconsolidated as the difference between (a) the aggregate of the fair value of any consideration received, the fair value of any retained non-controlling interest in the subsidiaries being deconsolidated, and the carrying amount of any noncontrolling interest in the subsidiaries being deconsolidated, including any accumulated other comprehensive income/(loss) attributable to the non-controlling interest, and (b) the carrying amount of the assets and liabilities of the subsidiaries being deconsolidated.

(b)	Use of estimates

The preparation of the unaudited condensed combined and consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the unaudited condensed combined and consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for doubtful accounts receivable, the realization of deferred income tax assets, mezzanine equity, and the fair value of the ordinary shares to determine the existence of beneficial conversion feature of the convertible bond. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed combined and consolidated financial statements.

(c)	Cash and cash equivalents

Cash and cash equivalents consist of the Group’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

(d)	Accounts receivable, net

Accounts receivable represent the amounts that the Group has an unconditional right to consideration. Accounts receivable, net are stated at the original amount less an allowance for doubtful receivables. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The group considers many factors in assessing

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

(e)	Inventories, net

Inventories, primarily consisting of new cars and auto parts and auto accessories sales available for sale, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of transportation. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. As of September 30, 2022 and March 31, 2023, the balance of inventory write-down are US$93 and US$96, respectively.

(f)	Property, equipment and software, net

Property, equipment and software are purchased from third parties and carried at acquisition cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated.

(g)	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows.

(h)	Long-term investments

Beginning on January 1, 2018, the Group’s equity investments without readily determinable fair values, which do not qualify for the existing practical expedient in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), to estimate fair value using the net asset value per share (or its equivalent) of the investment (“NAV practical expedient”), and over which the Group does not have the ability to exercise significant influence through the investments in common stock or in substance common stock, are accounted for under the measurement alternative upon the adoption of ASU 2016-01 (the “Measurement Alternative”). Under the Measurement Alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. All gains and losses on these investments, realized and unrealized, are recognized in the combined statements of operations and comprehensive loss. The Group makes an assessment of whether an investment is impaired based on performance and financial position of

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

the investee as well as other evidence of market value at each reporting date. Such assessment includes, but is not limited to, reviewing the investee’s cash position, recent financing, as well as the financial and business performance. The Group recognizes an impairment loss equal to the difference between the carrying value and fair value in the combined statements of operations and comprehensive loss if any.

(i)	Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

•	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

•	Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash, accounts receivable, amounts due from related parties, other receivables included in prepayments and other current assets, long-term investment, short-term loan, convertible bond, accounts payable, amounts due to related parties, other payables included in accrued expenses and other current liabilities. As of September 30, 2022 and March 31, 2023, the carrying amounts of other financial instruments approximated to their fair values due to the short-term maturity of these instruments.

(j)	Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including capital commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

(k)	Convertible bond

The Group evaluates its convertible bond to determine if the contract or embedded component of the contract qualifies as derivatives to be separately accounted for in accordance with ASC 480, “Distinguish by Liabilities from Equity”, and ASC 815, “Derivatives and Hedging” in relation to the conversion feature, call and put option, beneficial conversion feature (“BCF”) and settlement feature. The result of this accounting treatment is that the fair value of the embedded derivative, if required to be bifurcated, is marked-to-market at each balance sheet date and recorded as a liability with change in fair value recorded in the Combined and Consolidated Statement of Operations. After considering the impact of such features, the Group concludes that, as of September 30, 2022 and March 31, 2023, the convertible bond did not contain any derivative feature and BCF. Convertible bond was subsequently measured at amortized cost, using the effective interest rate method. The effective interest rates are the actual interest rate stated in the contracts and there was no discount or premium on acquisition fees or costs.

(l)	Revenue recognition

The Group’s revenues are mainly generated from 1) new car sales, 2) auto parts and auto accessories sales, and 3) automotive insurance related services.

The Group recognizes revenues pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to the Group’s customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services net of business tax and value added tax. A description of the principal revenue generating activities of Group is as follows:

New car sales

The Group generates revenue from sales of new cars primarily the parallel-import cars and a small portion of new energy vehicles through a contract with customer. For the sales of parallel-import cars, the Group usually first receives purchase intention from customer and feedbacks dynamic quotation taking the market supply and the customizations of the vehicles such as color and trim into consideration. The Group collects the full and fixed deposit of the determined vehicle model from the customer and purchases the vehicle from upstream suppliers. The customer usually enters into the definitive contract with the Group when the vehicle has arrived in port as an industry practice. The contract explicitly states the vehicle model and fixed transaction price that have already been mutually agreed per the purchase intention. The purchase intention is cancellable with refundable deposit but the definitive contract is not cancellable. The Group deducts a portion of deposit and returns the rest to the customer upon the cancellation of purchase intention due to the customer’s own subjective considerations. The Group returns full deposit if the purchase intention is cancelled for the non-customer reasons.

For the sales of new energy vehicles, the Group principally operates with multiple-brand-service (the “MBS”) stores to sell the new energy vehicles and enters into sales contract with customer directly. The Group may provide a few vehicles to some high-grade MBS stores for display with deposit requirement usually ranging from ten percent to twenty percent of the vehicle price. MBS stores promote the vehicles through test drive, leaflets and other marketing means and charges the Group facilitation fees for each sold vehicle. The selling price of vehicles is determined by the Group. MBS stores shall keep the displayed

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

vehicles in store in good physical condition to be ready for sale and are obliged to compensate for any damage during the display. If the displayed vehicle is not sold within the specified period, the MBS stores return the vehicle to the Group and get the deposit back.

For new car sales, the Group identifies only one performance obligation in the contract with customer to provide customer the specific car explicitly stated in a sales contract with terms of model, color and configurations if any, at a fixed price and full amount payment is required before or upon customer’s pickup of the cars. The Group recognizes revenue from new car sales at a point of time when the control of the car is transferred to the customer upon the customer’s pickup and acceptance of car.

Auto parts and auto accessories sales

The Group offers auto parts and auto accessories inclusive of lubricating oils, tires, accumulators and others to customers, including the dealers of auto parts and auto accessories and automotive service stores.

The Group enters into framework sales contract with customers usually for one year. The framework sales contract provides the general payment and delivery terms, and specific orders shall be placed to the Group for the purchase a number of specific parts and accessories at fixed unit price. The framework sales contract does not set price range, minimum purchase threshold nor minimum prepayment requirement. For each specific order, the Group determines the part unit price after taking the market supply situation, purchase volume and the Group’s stock level into consideration. Under the specific order, full amount prepayment is required, and the Group’s performance obligation is to transfer agreed-upon auto parts and auto accessories. The revenue from auto parts and auto accessories sales is recognized at a point in time upon the customer’s acceptance of products.

Automotive insurance related services

The Group provides a variety of insurance related services including value-added maintenance service, claim and repair service, and insurance intermediation service.

Value-added maintenance service

The Group contracts with insurance companies to provide washing, interior sterilization and other after- sales services to the insurance companies’ ensured car owners with fixed unit price of each kind of service during the contract period usually one year. The Group determines each specific service as a contract and the Group only has one performance obligation to provide such service. The Group’s performance obligation is completed when the insured car owners of insurance companies receive the service. The Group reconciles the service volume with insurance companies regularly and collects considerations from companies monthly. Revenue from insurance value-added service is recognized at a point of time when the Group completes the service since the customers could benefit from the service at that point in time.

Claim and repair service

The Group contracts with insurance companies to provide assistance in damage assessment and claim settlement, as well as repair when insured cars are damaged in a covered incident. Under the contract, separate repair orders are generated by insurance companies for each car accident. The Group regards each

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

repair order as a contract and the Group only has one performance obligation to repair the damaged cars to good physical condition. The transaction price is fixed usually including cost of repair service and required parts and accessories upon the damage assessment with certain mark-up and payment is usually required before the completion of repair. Revenue from claim and repair service is recognized at a point of time when the service is provided since the customers could benefit from the service at that point of time.

Insurance intermediation service

The Group also contracts with insurance agencies to assist in promoting insurance products and collection of information of car owners, etc. The revenue is recognized over the contract period every month according to the reconciliation of service volume with the insurance agencies since the customers simultaneously receive and consume the benefits provided by insurance intermediation service.

Principal versus agent considerations

The sales of new cars and auto parts and auto accessories are purchased from third parties, and the automotive insurance related services involve third parties in the provision of services. The Group evaluates the presentation of revenue on a gross versus net basis based on whether it controls the merchandises and services before transfers or provides them to customers.

The Group considers itself a principal and recognizes revenues from the sales of new cars and auto parts and auto accessories and provision of value-added maintenance service and claim and repair service on a gross basis as it controls the products or services based on the following consideration:

i)

primary responsibility in the aspect of ensuring products and services qualified as to the agreed-upon requirements, the provision of after-sales service like solving problems, complaints, necessary re-work with no additional service fee, and consequence of downgraded service ranking or the end of cooperation with insurance companies as a result of unacceptable service quality;

ii)

inventory risk of merchandises due to factors such as physical damage, decline in value, or obsolescence, and cancellation of customers’ purchase intention of parallel-import cars before entering into definitive contract, as well as credit risk of services as the Group is obliged to pay to suppliers irrespective of whether insurance companies pay the service consideration to the Group; and

iii)	discretion in setting up the price, rather than accepting a fixed percentage of transaction amount imposed by the supplier.

The Group considers itself an agent and recognizes revenue from insurance intermediation services on a net basis due to lack of primary responsibility, credit risk of service and pricing discretion.

The following table disaggregates the Group’s revenues for the six months ended March 31, 2022 and 2023:

	For the six months ended March 31,
	2022	2023
	(Unaudited)	(Unaudited)
By revenue type:
New car sales	$26,244	$26,044
Auto parts and auto accessories sales	24,930	16,246
Automotive insurance related services	4,735	1,661

Total	$55,909	$43,951

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets as of September 30, 2022 and March 31, 2023.

The contract liabilities consist of deferred revenues, which represent the billings or cash received for services in advance of revenue recognition and are recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group’s deferred revenues amounted to US$13,188 and US$11,529 as of September 30, 2022 and March 31, 2023, respectively. The Group expects to recognize this balance as revenue over the next 12 months.

(m)	Cost of revenues

Cost of revenues consists primarily of (i) cost of new car sales, (ii) cost of auto parts and auto accessories sales, (iii) cost of automotive insurance related services and other costs related to the business operation.

(n)	Research and development expenses

Research and development expenses consist primarily of payroll and related expenses for research and development professionals, platform development fees, and others. Research and development expenses are expensed as incurred.

(o)	Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) advertising costs and market promotion expenses, and (ii) staff cost, rental and depreciation related to selling and marketing functions. Advertising costs, which consist primarily of online advertisements, are expensed as incurred. The advertising costs were US$0.05 million and US$0.02 million for the six months ended March 31, 2022 and 2023, respectively.

(p)	General and administrative expenses

General and administrative expenses mainly consist of (i) staff cost, rental and depreciation related to general and administrative personnel, (ii) professional service fees; (iii) bad debt expenses; and (iv) other corporate expenses.

(q)	Employee benefits

The Company’s subsidiaries in PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included as expenses in the accompanying unaudited condensed combined and consolidated statements of comprehensive loss amounted to US$182 and US$139 for the six months ended March 31, 2022 and 2023, respectively.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

(r)	Leases

The Group enters into lease agreements to have leasing for office spaces, warehouse and car stores.

Before October 1, 2021, the Group adopted ASC Topic 840 (“ASC 840”), Leases, and each lease is classified at the inception date as either a capital lease or an operating lease. The Group did not enter into any leases whereby it is the lessor for any of the periods presented.

The Group early adopted the new lease accounting standard, ASC Topic 842, Leases (“ASC 842”), from October 1, 2021 using the modified retrospective transition approach through a cumulative-effect adjustment in the period of adoption rather than retrospectively adjusting prior periods and the package of practical expedients. The Group categorizes leases with contractual terms longer than twelve months as either operating or finance lease. However, the Group did not enter into finance leases for any of the periods presented.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

Right-of-use (“ROU”) assets represent the Group’s rights to use underlying assets for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Operating lease ROU assets

The right-of-use assets are initially measured at cost, which comprise the initial amounts of the lease liabilities adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities

Lease liabilities are initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the discount rate for the leases. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. Lease payments included in the measurement of the lease liabilities comprise fixed lease payments, variable lease payments that depend on an index or a rate, amounts expected to be payable under a residual value guarantee and any exercise price under a purchase option that the Group is reasonably certain to exercise. The Group’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option.

Lease liabilities are measured at amortized cost using the effective interest rate method. They are re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

(s)	Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the combined and consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely- than-not threshold for combined and consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures. The Group’s operating subsidiaries in PRC are subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 ($14,537). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its combined and consolidated statements of income for the six months ended March 31, 2022 and 2023, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(t)	Value added tax (“VAT”)

The Group is subject to VAT and related surcharges on revenue generated from sales of products, facilitation services and platform services. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the combined and consolidated balance sheets.

The VAT rate is 13% for taxpayers selling consumer products, and 16% prior to April 1, 2019. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general taxpayer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

(u)	Foreign currency transactions and translations

The Group’s principal country of operations is the PRC. The financial position and results of its operations are determined using RMB, the local currency, as the functional currency. The Group’s financial statements are reported using U.S. Dollars (“$”). The results of operations and the combined and consolidated

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the combined and consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the combined and consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in combined and consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the results of operations.

The value of RMB against $ and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of RMB may materially affect the Group’s financial condition in terms of $ reporting. The following table outlines the currency exchange rates that were used in creating the combined and consolidated financial statements:

	As of
	September 30, 2022	March 31, 2023
Balance sheet items, except for equity accounts	7.1135	6.8676

	For the six months ended March 31,
	2022	2023
Items in the statements of income and comprehensive income, and statements of cash flows	6.3694	6.8516

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(v)	Non-controlling interest

For the Group’s majority-owned subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Combined and consolidated net loss on the combined and consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Group’s combined and consolidated balance sheets.

(w)	Mezzanine equity

Where equity interests are determined to be conditionally redeemable upon the occurrence of certain events that are not solely within the control of the Group, and upon such event, the shares would become redeemable at the option of the holders, they are classified as mezzanine equity (temporary equity). The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash or other assets of the entity in the future. The Group accretes the redeemable equity interests to their redemption value, which is purchase price plus interest per year over the period since issuance to the redemption date. The accretions were recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital had been exhausted, additional charges were recorded by increasing the accumulated deficit.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

(x)	Statutory reserves

In accordance with the PRC Company Laws, the Group’s PRC subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

For the six months ended March 31, 2022 and 2023, no appropriation was made to the statutory surplus fund and discretionary surplus fund by the Group’s PRC subsidiaries as these PRC companies did not earn any after-tax profits as determined under PRC GAAP.

(y)	Earnings per share

Basic earnings (loss) per share is computed by dividing net income (loss) attributable to ordinary shareholders, taking into consideration the deemed dividends to preferred shareholders (if any), by the weighted average number of ordinary shares outstanding during the year using the two-class method. Under the two-class method, net income is allocated between ordinary shares and other participating securities based on their participating rights. Shares issuable for little to no consideration upon the satisfaction of certain conditions are considered as outstanding shares and included in the computation of basic earnings (loss) per share as of the date that all necessary conditions have been satisfied. Net losses are not allocated to other participating securities if based on their contractual terms they are not obligated to share the losses.

The Group’s redeemable equity interests are participating securities, as they have contractual nonforfeitable right to participate in distributions of earnings. The redeemable equity interests have no contractual obligation to fund or otherwise absorb the Group’s losses. Accordingly, any undistributed net income is allocated on a pro rata basis to ordinary shares and redeemable equity interests whereas any undistributed net loss is allocated to ordinary shares only.

Diluted earnings (loss) per share is calculated by dividing net earnings (loss) attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the year. Ordinary equivalent shares consist of ordinary shares issuable upon the conversion of the preferred shares, using the if-converted method, and shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted earnings (loss) per share calculation when inclusion of such share would be anti-dilutive.

(z)	Segment reporting

The Group uses the management approach in determining its operating segments. The Group’s chief operating decision maker (“CODM”) identified as the Group’s Chief Executive Officer, relies upon the combined and consolidated results of operations as a whole when making decisions about allocating

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

3.	Summary of significant accounting policies – Continued

resources and assessing the performance of the Group. As a result of the assessment made by CODM, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s long-lived assets are substantially located in the PRC, no geographical segments are presented.

(aa)	Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The amendments in this update provide optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The ASU is currently not expected to have a material impact on the Group’s financial results or financial position.

In November 2021, the FASB issued ASU No. 2021-10, Government Assistance (Topic 832). This ASU requires business entities to disclose information about government assistance they receive if the transactions were accounted for by analogy to either a grant or a contribution accounting model. The disclosure requirements include the nature of the transaction and the related accounting policy used, the line items on the balance sheets and statements of operations that are affected and the amounts applicable to each financial statement line item and the significant terms and conditions of the transactions. The ASU is effective for annual periods beginning after December 15, 2021. The disclosure requirements can be applied either retrospectively or prospectively to all transactions in the scope of the amendments that are reflected in the financial statements at the date of initial application and new transactions that are entered into after the date of initial application. The ASU is currently not expected to have a material impact on the Group’s financial results or financial position.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the combined and consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its combined and consolidated financial condition, results of operations, cash flows or disclosures.

4.	Accounts receivable, net

Accounts receivable, net consisted of the following:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Accounts receivables	$2,110	$2,040
Less: allowance of doubtful accounts	(1,557)	(1,669)

	$553	$371

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

4.	Accounts receivable, net – Continued

The movement of allowance of doubtful accounts is as follows:

	For the six months ended March 31,
	2022	2023
	(Unaudited)	(Unaudited)
Balance at beginning of the period	$1,770	$1,557
Addition in bad debt allowance	27	64
Write-offs	(207)	(8)
Foreign currency translation adjustment	29	56

Balance at end of the period	$1,619	$1,669

5.	Advance to suppliers

Advance to suppliers consisted of the following:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Advance payment for cars	$8,498	$7,584
Advance payment for parts and accessories	7,844	6,336
Others	707	316

	$17,049	$14,236

The Group recorded no allowance for advance to suppliers for the six months ended March 31, 2022 and 2023, respectively.

6.	Inventories, net

Inventories consisted of the following:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
New cars	$443	$491
Auto parts and auto accessories	410	1,557
Less: provision for inventories	(93)	(96)

	$760	$1,952

The Group recorded no inventory impairment provision for the six months ended March 31, 2022 and 2023, respectively.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

7.	Prepayments and other current assets, net

Prepayments and other current assets, net consist of the following:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Deductible input value-added tax	$749	$754
Prepaid expenses, net	1,247	931
Advance to employees, net	329	322
Deposit, net	243	86
Others, net	44	32

Prepaid expenses and other current asset, net	$2,612	$2,125

The Group recorded bad debt expenses of US$57 and US$107 for the six months ended March 31, 2022 and 2023, respectively.

8.	Long-term investment

Long-term investments consist of equity investments accounted for using equity investments without readily determinable fair values.

(a)	Changsha Tongjie Technology Co. Ltd (“Changsha Tongjie”)

In July 2020, the Group acquired 15% equity interests in Changsha Tongjie, a company established in the PRC that was mainly engaged providing technology service. The Group recognized fully impairment of the investment in Changsha Tongjie, as a result, the carrying amount of investment was nil and nil as of September 30, 2022 and March 31, 2023.

(b)	Gansu Zhongchi

In January 2021, the Group established Gansu Zhongchi in the PRC, a company that was mainly engaged providing automotive insurance related services. Gansu Zhongchi was consolidated in the Group as the Group owned 51% equity interest in it. In January 2022, Gansu Zhongchi was deconsolidated as the Group lost its control of Gansu Zhongchi in the aspect of voting power and right of reviewing financial statements. The Group recognized full impairment of the investment in Gansu Zhongchi in January 2022, which amounted to US$54 recorded in the investment income in the unaudited combined statements of operations and comprehensive loss. As a result, the carrying amount of investment was nil as of September 30, 2022 and March 31, 2023.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

9.	Property, equipment and software, net

Property and equipment, net, consists of the following:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Vending machine	$799	$827
Electronic equipment	531	550
Leasehold improvement	448	464
Copyright licenses	366	379
Software	263	273
Office furniture	22	22

Total	$2,429	$2,515
Less: Accumulated depreciation and amortization	(1,748)	(1,982)

Property and equipment and software, net	$681	$533

Depreciation and amortization expenses was US$148 and US$174 for the six months ended March 31, 2022 and 2023, respectively. During the six months ended March 31, 2022 and 2023, the Group did not record any impairment loss.

10.	Borrowings

As of September 30, 2022 and March 31, 2023, the bank borrowings were for working capital and capital expenditure purposes.

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Short-term borrowings
Beijing Zhongguancun Bank Co., Ltd.	$5,679	$5,868
Nantuo branch of Changsha Rural Commercial Bank Co., Ltd.	323	189
Zhengzhou East Branch of China Construction Bank Co., Ltd	50	51

Total	$6,052	$6,108

As of March 31, 2023, the bank borrowings were primarily obtained from three banks with interest rates ranging from 3.950% to 8.075% per annum.

The interest expenses were US$267 and US$253 for the six months ended March 31, 2022 and 2023, respectively. The weighted average interest rates of short-term loans outstanding were 7.97% and 8.02% per annum as of September 30, 2022 and March 31, 2023, respectively.

The Company’s controlling shareholder, Mr. Houqi Zhang, provided his personal guarantees for certain bank loans in the amount of US$5,679 and US$5,868 from Beijing Zhongguancun Bank Co., Ltd. as of September 30, 2022 and March 31, 2023, respectively, and US$43 and US$189 from Nantuo branch of Changsha Rural Commercial Bank Co., Ltd. as of September 30, 2022 and March 31, 2023.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

11.	Convertible bond

In September 2019 and January 2020, the Group issued two convertible bonds of US$78 (RMB0.5 million) and US$4,656 (RMB30 million) (the “Convertible Bonds”) in aggregate with interest rates ranging from 8% to 12% per annum. The net proceeds to the Company from the issuance of the Convertible Bonds were US$4,734 (RMB30.5 million) in aggregate, net of issuance costs of nil. The maturity dates of the Convertible Bonds were September 23, 2020 and June 30, 2020 (collectively, “Maturity Date”).

The Convertible Bonds without accrued interest may be converted in full into 462,852 ordinary shares of Autozi China (which represents an initial conversion price of RMB64.82 per share) at each holder’s option upon the whichever occurrence of the specific events stated in the agreements. The number of shares was fixed as 1.2% equity interest of Autozi China on a determined base date. As Autozi China failed to repay the principal and interest to holder before the Maturity Date, the Convertible Bonds became convertible. The two holders of Convertible Bonds may require the payment of the accrued interests no matter whether it exercises the conversion right or not.

As of September 30, 2022 and March 31, 2023, the principal amount of the Convertible Bonds was US$4,288 and US$4,441, the unpaid interest of Convertible Bonds was US$2,230 and US$2,859, respectively.

12.	Accrued expenses and other liabilities

Accrued expenses and other liabilities consist of the following:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Borrowing from third parties (1)	$3,004	$2,232
Interest payables (2)	2,231	2,862
Payroll payables	1,841	2,131
Accrued expenses (3)	1,363	1,561
Deposit payables	1,107	1,135
Amounts due to third-parties	462	679
Advance from an investor (4)	—	728
Others	745	649

	$10,753	$11,977

(1)	Borrowings from third parties are to supplement working capital for large-amount procurements which are usually settled within 60 days.
(2)

Interest payables consisted of interest payables of Convertible Bonds in the amount US$2,230 and US$2,859 and interest payables of bank borrowings in the amount of US$1 and US$3 as of March 31, 2022 and 2023, respectively.

(3)	Accrued expenses mainly consisted of unsettled rental fees, advertising fees and logistics fees.
(4)

On March 23, 2023, the Group entered into an investment agreement with two investors to raise total consideration of US$4.4 million (RMB30.0 million) as permanent equity of Autozi China at US$7.1 (RMB48.4) per share with US$0.7 million collected in March 2023 which was recognized as advanced proceeds from financing as of March 31, 2023, as the Group was still in the progress of collection full investments and the completion of necessary registration procedures with the administrative

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

12.	Accrued expenses and other liabilities – Continued

department for industry and commerce as the closing condition of this financing in Autozi China. Up to the date of this report, the Group has received the total consideration of US$4.4 million but is still in the process of completion the necessary registration procedures. Moreover, pursuant to the investment agreement, these two investors would then become entitled to subscribe the ordinary shares of AUTOZI by exchanging the shares obtained in Autozi China upon the completion of the Oversea Direct Investment (“ODI”) process, which is a common administrative process for institutional investors in China to swap their shares from the operating entity (typically in China) to the listing entity, a result of the IPO reorganization.

13.	Lease

The balances for the operating leases where the Group is the lessee are presented as follows:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Operating lease right-of-use assets	$186	$265
Lease liabilities – current	291	418
Lease liabilities – non-current	57	61

Total operating lease liabilities	$348	$479

The components of operating lease expense are as follows:

	For the six months ended March 31,
	2022	2023
	(Unaudited)	(Unaudited)
Operating lease expense	$79	$96
Short-term lease expense	4	1

Total lease expense	$83	$97

Short-term leases include office leases with a term of 12 months or less.

Both operating lease expense and short-term lease expense are recognized in general and administrative expenses and selling expenses.

Remaining lease term and discount rate:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Weighted average remaining lease term (years)	1.46	1.54
Weighted average discount rate	3.87%	3.85%

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

13.	Lease – Continued

The following is a schedule of future minimum payments under the Company’s operating leases as of March 31, 2023:

For the fiscal years ended September 30,	Amount
Remainder of 2023	$334
2024	111
2025	24
Thereafter	17

Total lease payments	486
Less: imputed interest	(7)

Present value of lease liabilities	$479

Cash paid for operating leases for the six months ended March 31, 2022 and 2023 were US$14 and US$45, respectively.

14.	Mezzanine equity

From July 2015 to May 2022, Autozi Internet Technology, the Company’s subsidiary in PRC, entered into several share purchase agreements with third-party investors to issue ordinary shares of Autozi Internet Technology in legal form but with redemption right upon the triggering of certain events and received investment consideration of RMB614.2 million (US$92.6 million) in aggregate. Those redeemable ordinary shareholders of Autozi Internet Technology have identical common shareholder’s rights inclusive of voting right, dividend right and right to access of financial statements, etc. with non-redeemable ordinary shareholders of Autozi Internet Technology.

Regarding the redemption right, the redeemable ordinary shareholders of Autozi Internet Technology have the right to require Autozi Internet Technology and Mr. Houqi Zhang, the founder and main shareholder of Autozi Internet Technology to repurchase all their shares in the event that (i) a qualified initial public offering has not occurred before specific dates (varying from December 31, 2018 to June 30, 2022 corresponding to difference round financings); or (ii) any material breach of ordinary share purchase agreements that causes material adverse effect on any redeemable ordinary shareholders. The redemption price shall be the principal amount, plus interest varying from 8% to 12% per annum corresponding to difference round financings for the period from the date on which the shares were issued by Autozi Internet Technology to the date on which such redeemable equity interests are redeemed with cash settlement.

The Group also entered into a supplementary agreement with all Redeemable Principal Interest Shareholders (see below definition) on March 30. 2023 to agree on the forfeiture of redemption right of the redeemable interests on the date of being public and effectively traded.

The Group classified the redeemable equity interests of Autozi Internet Technology as mezzanine equity in the combined and consolidated balance sheets since they are redeemable upon the occurrence of an event that is not solely within the control of the Group. As of September 30, 2022 and March 31, 2023, given the redeemable equity interests had been currently redeemable or had already became probably redeemable at the option of holders due to the failure of qualified initial public offering as stated in the share purchase agreements, the Group recorded redeemable equity interests as redemption value and the accretion of redemption value are charged against additional paid-in capital as the Group is in the absence of retained earnings.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

14.	Mezzanine equity – Continued

Autozi Internet Technology entered into another share purchase agreement with a third-party investor to issue redeemable equity interest and received RMB20 million (US$2.9 million) in 2015 and the redemption event would be triggered if Autozi Internet Technology fails to consummate a qualified initial public offering within five years from the date of this capital injection. The redemption price shall be the principal amount, plus interest of 12% per annum. In September 2022, Autozi Internet Technology entered into a supplementary agreement with the investor and modified that the redemption obligation is only borne by Mr. Houqi Zhang, not relevant to the Group. Upon this modification, the Group determines that mezzanine classification is no longer appropriate given such put option to the Group lapsed. The Group reclassified such mezzanine equity to non-controlling interest in permanent equity on the date of event that caused the reclassification. Prior financial statements should not be adjusted and any adjustments to the carrying amount of the equity instrument should not be reversed. After the reclassification, the received investment consideration from those redeemable ordinary shareholders was RMB594.2 million (US$86.5 million) in aggregate as of March 31, 2023.

As a part of the Reorganization, WOFE, the wholly-owned subsidiary of AUTOZI, obtained the majority of Autozi Internet Technology’s equity interests by increasing in the registered capital of Autozi Internet Technology. Among the redeemable equity interests of Autozi Internet Technology, certain shareholders (the “Redeemable Principal Interest Shareholders”) attended in the Reorganization and subscribed ordinary shares of AUTOZI, the remaining shareholders (the “Redeemable Non-controlling Interest Shareholders”) maintained their status quo and did not subscribe subscribed ordinary shares of AUTOZI. The equity interests held by the Redeemable Non-controlling Interest Shareholders after the Reorganization are not attributable, directly or indirectly, to the Company. Therefore, the equity interests held by the Redeemable Principal Interest Shareholders and Redeemable Non-controlling Interest Shareholders are presented as redeemable principal interests and redeemable non-controlling interest in mezzanine equity, respectively.

The Group’s mezzanine activities for the six months ended March 31, 2022 and 2023 are summarized as follows:

	Redeemable principal interests	Redeemable non-controlling interests
Balance as of September 30, 2021	$108,302	$30,809
Attribution of net loss	(43)	(11)
Accretion of mezzanine equity	5,297	1,132
Foreign exchange impact	1,804	512

Balance as of March 31, 2022 (Unaudited)	$115,360	$32,442

Balance as of September 30, 2022	$111,368	$24,709
Attribution of net loss	(41)	(10)
Accretion of mezzanine equity	5,542	878
Foreign exchange impact	3,975	882

Balance as of March 31, 2023 (Unaudited)	$120,844	$26,459

15.	Ordinary shares

As of January 9, 2023, the Company had issued 458,276 ordinary shares, par value $0.0001 per share to certain original shareholders of Autozi Internet Technology as a part of the Reorganization. As a result of

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

15.	Ordinary shares – Continued

the recapitalization, all share and per share data in the combined and consolidated financial statements have been retrospectively adjusted to all periods presented.

The share subscription receivable presents the receivable for the issuance of ordinary shares of the Company and is reported as a deduction of equity and presented on a retroactive basis before the incorporation of the Company. Subscription receivable has no payment terms nor any interest receivable accrual. The amount of subscription receivable as of September 30, 2022 and March 31, 2023 were insignificant.

16.	Restricted net assets

The Group’s operations are conducted through its PRC subsidiaries, and the Group’s ability to pay dividends is primarily dependent on receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid-in capital and additional paid-in capital of its subsidiaries included in the Group’s combined and consolidated net assets are also non-distributable for dividend purposes.

In accordance with the Company Law of the PRC and the PRC regulations on enterprises with foreign investment, whether a domestic enterprise or a wholly owned foreign enterprise (“WFOE”) established in the PRC are both required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. Both a domestic enterprise and a WFOE are required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Company’s PRC combined subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Group. As of September 30, 2022 and March 31, 2023, net assets restricted in the aggregate included in the Group’s combined and consolidated net assets were approximately US$0.9 million and US$1.5 million, respectively.

17.	Taxation

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

British Virgin Islands

The Group’s subsidiary, Autozi Internet Technology (BVI) Ltd. is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Autozi Internet Technology (BVI) Ltd. is not subject to tax on income or capital gains. In addition, dividend payments are not subject to withholdings tax in the British Virgin Islands.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

17.	Taxation – Continued

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations. Autozi HK was not subject to Hong Kong profit tax for any period presented as it did not have assessable profit during the periods presented.

PRC

Generally, the Group’s WFOE and subsidiaries, which are considered PRC resident enterprises under PRC Enterprise Income Tax Law (the “EIT Law”), are subject to enterprise income tax on their worldwide taxable income as determined under EIT Law and accounting standards at a rate of 25%. EIT Law grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”) at a rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. The Group’s subsidiaries, Autozi China and Beijing Quantum were approved as a HNTE and are entitled to a reduced income tax rate of 15% beginning from 2020 and 2019, respectively. The certificate is valid for three years. Beijing Quantum did not apply for renewal as it did not expect to be profitable in the near future. Therefore, Beijing Quantum is subject to an income tax rate of 25% as of September 30, 2022 and March 31, 2023.

According to relevant laws and regulations promulgated by the State Administration of Tax of the PRC effective from 2018 onwards, enterprises engaging in research and development activities are entitled to claim 175% of their qualified research and development expenses so incurred as tax deductible expenses when determining their assessable profits for the year. The additional deduction of 75% of qualified research and development expenses can be directly claimed in the annual EIT filling.

The income tax provision consists of the following components:

For the six months ended March 31,
	2022	2023
	(Unaudited)	(Unaudited)
Current income tax expense	$—	$—
Deferred income tax benefit	—	—

Total	$—	$—

A reconciliation of the Group’s PRC statutory tax rate to the effective income tax rate during the periods is as follows:

	For the six months ended March 31,
	2022	2023
	(Unaudited)	(Unaudited)
Expected tax benefit at PRC statutory tax rate	25%	25%
Impact of preferential tax rates	(7%)	(11%)
Research and development superdeduction	3%	4%
Change in valuation allowance	(21%)	(18%)

Income tax expenses	—	—

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

17.	Taxation – Continued

The significant components of deferred tax assets were as follows:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Deferred tax assets:
Net operating loss carryforward	$17,914	$19,018
Allowance of doubtful accounts	472	548
Less: Valuation allowance	(18,386)	(19,566)

Total deferred tax assets, net	$—	$—

Changes in valuation allowance are as follows:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Balance at beginning of the period	$19,080	$18,386
Additions	1,308	642
Decreases	(30)	(120)
Decrease in disposal of a subsidiary	(80)	—
Foreign exchange impact	(1,892)	658

Balance at end of the period	$18,386	$19,566

For entities incorporated in PRC mainland, net loss can be carried forward for five years, for entities qualified as HTNEs, net loss can be carried forward for ten years. As of September 30, 2022 and March 31, 2023, the Group had deferred tax assets of net operating loss carryforwards of approximately of US$17,914 and US$19,018, respectively.

18.	Related party transactions

Related parties

The following is a list of related parties which the Group has transactions with:

No.	Names of related parties	Relationship
1	Zhongchi Chezhigu Internet Technology (Qingdao) Co. Ltd (“Zhongchi Chezhigu”)	A company significantly influenced by the Group

2	Beijing Zhongchi Chi Fu Management Consulting Center (limited partnership) (“Zhongchi Chi Fu Management”)	A non-controlling shareholder of a subsidiary

3	Beijing Qichuang Zhongteng Investment Management Center (limited partnership) (“Beijing Qichuang”)	Shareholder of the Group; A company significantly influenced by Mr. Houqi Zhang

4	Beijing Yonyou Innovation Investment Center (limited partnership) (“Yonyou Innovation”)	Shareholder of the Group

5	Mr. Houqi Zhang	Principal shareholder of the Group

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

18.	Related party transactions – Continued

No.	Names of related parties	Relationship

6	Mr. Hui Zhang	Senior management of the Group

7	Shenzhen Innovation Investment Group Co. Ltd (“Shenzhen Innovation”)	Shareholder of the Group

8	Ms. Jun Wang	Senior management of the Group

9	Changsha Qixin Zhongying Enterprise Consulting and Management Center (limited partnership) (“Changsha Qixin”)	Shareholder of the Group

10	Beijing Qizhi Zhongchi Investment Management Center (limited partnership) (“Beijing Qizhi”)	Shareholder of the Group; A company controlled by Mr. Houqi Zhang

11	Beijing Anrong Innovation Management Technology Center (limited partnership) (“Beijing Anrong”)	Shareholder of the Group

12	Changsha Tongjie Technology Co. Ltd (“Changsha Tongjie”)	A company significantly influenced by the Group

13	Mr. Jun Lian	Senior management of the Group

14	Huashui Yixing (Beijing) Tax Agents Co., Ltd (“Huashui Yixing”)	A company under common controlled with a shareholder

15	Mr. Yufeng Bai	Senior management of a subsidiary

16	Henan Zhongqi Alliance Automobile Service Co., Ltd (“Henan Zhongqi”)	A company significantly influenced by Mr. Yufeng Bai

Related party transactions

The Group had the following significant related party transactions for the six months ended March 31, 2022 and 2023:

	For the six months ended March 31,
	2022	2023
	(Unaudited)	(Unaudited)
Collection of loan to related parties
Beijing Qichuang	$883	$110
Mr. Houqi Zhang	—	73
Mr. Jun Lian	—	15

Total	883	198

Loan from related parties
Mr. Houqi Zhang (1)	—	1,674
Mr. Jun Lian	192	191
Changsha Qixin	31	—
Beijing Qichuang	607	—
Ms. Jun Wang	8	—

Total	838	1,865

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

18.	Related party transactions – Continued

	For the six months ended March 31,
	2022	2023
	(Unaudited)	(Unaudited)
Repayment of loan to related parties
Mr. Jun Lian	—	7
Mr. Houqi Zhang	8	—
Beijing Qichuang	141	—

Total	149	7

Loan to related parties
Mr. Houqi Zhang	—	16
Mr. Hui Zhang	—	11
Changsha Tongjie	51	5
Beijing Qichuang	104	—

Total	$155	$32

(1)

Mr. Houqi Zhang provided his personal guarantees for certain bank loans to the Group, see Note 10 Borrowing for details. As of March 31, 2023, Mr. Houqi Zhang was also the redemption co-obligor of all mezzanine equity and sole obligator of certain permanent equity in the total amount of RMB267.5 million (US$41.8 million).

Amounts due from related parties

Amounts due from related parties consisted of the following for the periods indicated:

		As of
		September 30, 2022	March 31, 2023
Related parties	Nature		(Unaudited)
Changsha Tongjie	Loan to related party	$1,039	$1,081
Beijing Qichuang	Loan to related party	264	164
Mr. Yufeng Bai	Loan to related party	291	301
Mr. Houqi Zhang	Loan to related party	86	31
Others	Others	98	97

Total		$1,778	$1,674
Less: allowance of doubtful accounts		(340)	(350)

Amounts due from related parties, net		$1,438	$1,324

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

18.	Related party transactions – Continued

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

		As of
		September 30, 2022	March 31, 2023
Related parties	Nature		(Unaudited)
Mr. Houqi Zhang	Loan from related party	$—	$1,670
Huashui Yixing	Loan from related party	422	437
Mr. Jun Lian	Loan from related party	—	184
Ms. Jun Wang	Loan from related party	148	153
Zhongchi Chi Fu Management	Loan from related party	105	109
Others	Others	55	54

Total		$730	$2,607

19.	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Company conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

For the six months ended March 31, 2022 and 2023, no single customer nor supplier represent 10% or more of the Group’s total revenue and purchase.

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total accounts receivable:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Percentage of the Group’s accounts receivables
Customer A	56%	20%
Customer E	*	17%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total accounts payable:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Percentage of the Group’s accounts payable
Supplier A	19%	*
Supplier B	13%	*
Supplier C	11%	14%

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

NOTES TO UNAUDITED CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2022 AND 2023

(In U.S. dollars in thousands, except share and per share data)

19.	Concentration of credit risk – Continued

The following table sets forth a summary of single customers who represent 10% or more of the Group’s total deferred revenues:

	As of
	September 30, 2022	March 31, 2023
		(Unaudited)
Percentage of the Group’s deferred revenues
Customer D	12%	15%

*represent percentage less than 10%

20.	Commitments and contingencies

(a)	Capital commitments

As of September 30, 2022 and March 31, 2023, the Group had no capital commitment.

(b)	Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In February 2023, an insurance company filed a lawsuit against Autozi Hunan and other four parties to exercise subrogation with a total amount of RMB1.2 million (US$0.2 million). The lawsuit is at the stage of jurisdiction objection trial and has not yet had a substantive hearing. The Group considered the possibility of the Group bearing the obligation of this payments requested is less likely than not. In the opinion of management, except for the above, there were no significant pending or threatened claims and litigation as of March 31, 2023 and through the issuance date of these unaudited condensed combined and consolidated financial statements.

21.	Subsequent events

Subsequently on June 14, 2023, the Company completed the issuance of 541,724 ordinary shares to all original shareholders of Autozi Internet Technology participating in the Reorganization, converted from the warrant right issued on December 22, 2022 as a tool to entitle them at any time and from time to time to purchase the Company shares at the par value of $0.0001 per share and the ratio of 1:1 after the fulfillment of certain procedural requirements in connection with overseas direct investment.

The Company has evaluated subsequent events through July 7, 2023, the date of issuance of the unaudited condensed combined and consolidated financial statements and noted that there are no other subsequent events.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The post-offering memorandum and articles of association that we expect to adopt to become effective immediately prior to the completion of this offering provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreements filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. We believe that our issuances of options to our employees, directors, officers and consultants were exempt from registration under the Securities Act in reliance on Rule 701 under the Securities Act.

Purchaser	Date of Issuance	Number of Securities	Consideration (in US$)	Underwriting Discount and Commission
Qirun Investment Co., Ltd	January 9, 2023	346,759 ordinary shares	US$34.6759	n/a

Qichuang Development Co., Ltd.	June 14, 2023	78,329 ordinary shares	US$7.8329	n/a

Qizhi Investment management Limited	June 14, 2023	80,372 ordinary shares	US$8.0372	n/a

Huachuang (Fujian) Equity Investment Enterprise (Limited Partnership)	June 14, 2023	77,548 ordinary shares	US$7.7548	n/a
JiuZhou JY Investment Limited	June 14, 2023	50,234 ordinary shares	US$5.0234	n/a

Purchaser	Date of Issuance	Number of Securities	Consideration (in US$)	Underwriting Discount and Commission

Ruida Development Co., Ltd.	January 9, 2023	42,483 ordinary shares	US$4.2483	n/a

Regent Capital Asia Ltd.	June 14, 2023	35,917 ordinary shares	US$3.5917	n/a

Newlight Management Limited	January 9, 2023	34,014 ordinary shares	US$3.4014	n/a

Beijing Yonyou Innovation Investment Center (Limited Partnership)	June 14, 2023	29,197 ordinary shares	US$2.9197	n/a

Changsha Qixin Zhongyin Enterprise Consulting Management Center (Limited Partnership)	June 14, 2023	27,496 ordinary shares	US$2.7496	n/a

BJGSDX Ltd.	June 14, 2023	27,127 ordinary shares	US$2.7127	n/a

BJGLXY Ltd.	June 14, 2023	27,127 ordinary shares	US$2.7127	n/a

BJGRGQ Ltd.	June 14, 2023	24,084 ordinary shares	US$2.4084	n/a

TTGH Capital Limited	June 14, 2023	23,568 ordinary shares	US$2.3568	n/a

JSY LIMITED	January 9, 2023	21,241 ordinary shares	US$2.1241	n/a

Anrong Investment Management Limited	June 14, 2023	15,983 ordinary shares	US$1.5983	n/a

BJGYXC Ltd.	June 14, 2023	13,563 ordinary shares	US$1.3563	n/a

Zoyone Limited	June 14, 2023	12,557 ordinary shares	US$1.2557	n/a

Ningbo Meishan Free Trade Port Zone Ignite II Equity Investment Partnership (Limited Partnership)	June 14, 2023	8,721 ordinary shares	US$0.8721	n/a

Jing Ben Mao Yuan Development Co., Ltd	January 9, 2023	8,721 ordinary shares	US$0.8721	n/a

Wuhu Jinghu Zhenye Investment Fund Co. Ltd.	June 14, 2023	6,931 ordinary shares	US$0.6931	n/a

Sunny-you Investment Co., Ltd	January 9, 2023	4,258 ordinary shares	US$0.4258	n/a

Wuhu Venture Capital Fund Co. Ltd.	June 14, 2023	2,970 ordinary shares	US$0.297	n/a

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

AUTOZI INTERNET TECHNOLOGY (GLOBAL) LTD.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately upon completion of this offering

4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares

5.1	Opinion of Harney Westwood & Riegels regarding the validity of the Class A ordinary shares being registered and certain other legal matters

8.1	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2*	Opinion of Han Kun Law Offices regarding certain PRC tax matters

10.1	Form of Employment Agreement between the Registrant and each of its executive officers

10.2	Form of Director Agreement between the Registrant and each of its directors

10.3	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.4	Form of Director Offer Letter between the Registrant and each of its independent directors

10.5	English translation of form of MBS store cooperative agreement in Hunan

10.6	English translation of form of MBS store cooperative agreement in Henan

10.7	English translation of form of MBS store cooperative agreement in Beijing

10.8	Form of Warrant Agreement between the Registrant and the Warrant Holder

10.9	English translation of Performance Commitment Agreement dated February 3, 2016

10.10	English translation of Investment Agreement dated May 3, 2022

10.11	English translation of Convertible Bond Financing Agreement dated September 23, 2019

10.12	English translation of Convertible Bond Financing Agreement dated January 12, 2020

10.13	English translation of form of loan agreement with related parties

10.14	English translation of Supplementary Agreement on Repurchase Rights and Performance Contingent Agreement dated March 30, 2023

10.15	English translation of Capital Increase and Share Expansion Agreement dated March 23, 2023

10.16	English translation of Loan Agreement dated November 25, 2021

10.17	English translation of Loan Agreement dated November 25, 2022

21.1	List of Significant Subsidiaries of the Registrant

23.1	Consent of Marcum Asia CPAs LLP

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.3	Consent of Han Kun Law Offices

24.1	Powers of Attorney (included on signature page in Part II of the registration statement)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2*	Opinion of Han Kun Law Offices regarding certain PRC law matters

99.3	Consent of Frost & Sullivan

99.4	Consent of Jun Wang

99.5	Consent of Kevin Vassily

99.6	Consent of Weston Twigg

99.7	Consent of Jing Lu

107	Filing Fee Table

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on July 7, 2023.

Autozi Internet Technology (Global) Ltd.

By:	/s/ Houqi Zhang
Name: Houqi Zhang
Title: Chief Executive Officer, Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dr. Houqi Zhang and Mr. Jinming Dong as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such ordinary shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Houqi Zhang	Chief Executive Officer, Chairman of the Board of Directors (principal executive officer)	July 7, 2023
Name: Houqi Zhang

/s/ Jinming Dong	Chief Financial Officer (principal financial and accounting officer)	July 7, 2023
Name: Jinming Dong

*	Chief Technology Officer	July 7, 2023
Name: Haifeng Li

*	Chief Operating Officer	July 7, 2023
Name: Hui Zhang

*	Director	July 7, 2023
Name: Jun Wang

*	Director	July 7, 2023
Name: Kevin Vassily

*	Director	July 7, 2023
Name: Weston Twigg

*	Director	July 7, 2023
Name: Jing Lu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Autozi Internet Technology (Global) Ltd., has signed this Registration Statement or amendment thereto in New York on July 7, 2023.

Authorized U.S. Representative-Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.